Filed Pursuant to Rule 424(b)(4)
Registration No. 333-173063

PROSPECTUS

73,484,164 Class A Shares

Arcos Dorados Holdings Inc.

(incorporated in the British Virgin Islands)

We are offering a total of 9,529,412 class A shares, no par value, of Arcos Dorados Holdings Inc., and the selling shareholders named in this prospectus are offering 63,954,752 class A shares.

The underwriters may also purchase up to 11,022,624 class A shares from the selling shareholders within 30 days to cover over-allotments, if any.

The public offering price is $17.00 per class A common share. Our class A shares have been approved for listing on the New York Stock Exchange under the symbol “ARCO.”

Mr. Woods Staton, our Chairman, Chief Executive Officer and controlling shareholder, intends to purchase 2,000,000 class A shares in this offering at the public offering price.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our class A shares involves risks. See “Risk Factors” beginning on page 18 of this prospectus.

	Per Share	Total
Public offering price	$17.00	$1,249,230,788.00
Underwriting discounts and commissions*	$0.646	$46,178,769.94
Proceeds, before expenses, to us*	$16.490	$157,136,003.85
Proceeds, before expenses, to selling shareholders	$16.354	$1,045,916,014.21

* The underwriters will not receive any discounts or commissions in connection with the sale of class A shares to Mr. Woods Staton. See “Underwriting” beginning on page 161 of this prospectus.

Our class A shares will be ready for delivery on or about April 19, 2011.

BofA Merrill Lynch	J.P. Morgan	Morgan Stanley	Itau BBA	Citi

The date of this prospectus is April 13, 2011.

This is an offering by Arcos Dorados Holdings Inc. and not by McDonald’s Corporation or any of its affiliates.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Arcos Dorados” or the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to Arcos Dorados Holdings Inc., together with its subsidiaries. All references to the “selling shareholders” refer to DLJ South American Partners L.P., DLJSAP Restco Co-Investments LLC, Capital International Private Equity Fund V, L.P., CGPE V, L.P. and Gavea Investment AD, L.P. All references in this prospectus to “systemwide” refer only to the system of McDonald’s-branded restaurants operated by us or our franchisees in the Territories and do not refer to the system of McDonald’s-branded restaurants operated by McDonald’s Corporation, its affiliates or its franchisees (other than us).

This is an offering by Arcos Dorados Holdings Inc. and not by McDonald’s Corporation or any of its affiliates. McDonald’s Corporation and its affiliates make no representation or warranty, express or implied, for or in respect of the information contained herein.

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We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters have not authorized any other person to provide you with different or additional information. Neither we nor the underwriters are making an offer to sell the class A shares in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the class A shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our consolidated financial statements and notes to those statements, included elsewhere in this prospectus, before deciding to invest in our class A shares.

Our Business

Overview

We are the world’s largest McDonald’s franchisee in terms of systemwide sales and number of restaurants, according to McDonald’s, representing 5.1% of McDonald’s global sales in 2010, and we are the largest quick service restaurant, or QSR, chain in Latin America and the Caribbean in terms of systemwide sales, according to Euromonitor, with a regional market share in terms of sales of 12.4% in 2009, according to Euromonitor. We have the exclusive right to own, operate and grant franchises of McDonald’s restaurants in 19 countries and territories in Latin America and the Caribbean, including Argentina, Aruba, Brazil, Chile, Colombia, Costa Rica, Curaçao, Ecuador, French Guiana, Guadeloupe, Martinique, Mexico, Panama, Peru, Puerto Rico, Uruguay, the U.S. Virgin Islands of St. Croix and St. Thomas, and Venezuela, which we refer to as the Territories. As of December 31, 2010, we operated or franchised 1,755 McDonald’s-branded restaurants, which represented 6.7% of McDonald’s total franchised restaurants worldwide. In 2009 and 2010, we paid $121.9 million and $141.0 million, respectively, in royalties to McDonald’s (not including royalties paid on behalf of our franchisees).

We commenced operations on August 3, 2007, as a result of our purchase of McDonald’s operations and real estate in the Territories, which we refer to collectively as the McDonald’s LatAm business, and the acquisition of McDonald’s franchise rights pursuant to the MFAs, as described below, which, together with the purchase of the McDonald’s LatAm business, we refer to as the Acquisition. We operate McDonald’s-branded restaurants under two different operating formats, those directly operated by us, or Company-operated restaurants, and those operated by franchisees, or franchised restaurants. As of December 31, 2010, of our 1,755 McDonald’s-branded restaurants in the Territories, 1,292 (or 74%) were Company-operated restaurants and 463 (or 26%) were franchised restaurants. We generate revenues primarily from two sources: sales by Company-operated restaurants and revenues from franchised restaurants that primarily consist of rental income, which is generally based on the greater of a flat fee or a percentage of sales reported by franchised restaurants. We own the land for 510 of our restaurants (totaling approximately 1.2 million square meters) and the buildings for all but 12 of our restaurants.

Our business has grown significantly since the Acquisition. We have increased our presence in existing and new markets in the Territories by opening 232 restaurants (168 Company-operated and 64 franchised), 124 McCafé locations, where we sell a variety of customizable beverages, and 430 Dessert Centers, where we sell desserts, since the Acquisition. The McDonald’s brand’s market share of the fast food industry in Latin America and the Caribbean in terms of sales has increased from 11.7% in 2007 to 12.4% in 2009 according to Euromonitor. We have increased our total revenues by 15.8% from 2008 to 2010. More recently, our consolidated net revenues, net income and Adjusted EBITDA (as defined under “Presentation of Financial and Other Information—Other Financial Measures”) increased 13.2%, 32.5% and 12.3%, respectively, in 2010 as compared to 2009, to $3,018.1 million, $106.0 million and $299.1 million, respectively.

We divide our operations into four geographical divisions: Brazil; the Caribbean division, consisting of Aruba, Curaçao, French Guiana, Guadeloupe, Martinique, Puerto Rico and the U.S. Virgin Islands of St. Croix

and St. Thomas; the North Latin America division, or NOLAD, consisting of Costa Rica, Mexico and Panama; and the South Latin America division, or SLAD, consisting of Argentina, Chile, Colombia, Ecuador, Peru, Uruguay and Venezuela. As of December 31, 2010, 35.1% of our restaurants were located in Brazil, 29.7% in SLAD, 27.1% in NOLAD and 8.1% in the Caribbean division. We focus on our customers by managing operations at the local level, including marketing campaigns and promotions, menu management and monitoring customer satisfaction, while leveraging our size by conducting administrative and strategic functions at the divisional or corporate level, as appropriate.

The following table presents certain operating results and data by operating segment:

	As of and for the Years Ended December 31,
	2010	2009	2008	2007(1)
	(in thousands of U.S. dollars, except percentages)
Total Revenues
Brazil	$1,595,571	$1,200,742	$1,237,208	$461,868
Caribbean division	260,617	244,774	231,734	90,796
NOLAD	305,017	240,333	232,083	91,932
SLAD(2)	856,913	979,627	905,817	296,743

Total	3,018,118	2,665,476	2,606,842	941,339

Adjusted EBITDA(3)
Brazil	$250,606	$160,037	$144,965	$39,800
Caribbean division	23,556	21,167	22,013	13,099
NOLAD	15,400	3,918	15,961	10,655
SLAD(2)	83,998	129,889	138,683	36,530
Corporate and others	(74,446)	(48,628)	(33,648)	(9,187)

Total	299,114	266,383	287,974	90,897

Adjusted EBITDA Margin(4)
Brazil	15.7%	13.3%	11.7%	8.6%
Caribbean division	9.0	8.6	9.5	14.4
NOLAD	5.0	1.6	6.9	11.6
SLAD(2)	9.8	13.3	15.3	12.3

Total	9.9	10.0	11.0	9.7

Systemwide comparable sales growth(5)(6)	14.9%	5.5%	—	—

Brazil	17.5	2.7	—	—
Caribbean division	4.7	4.2	—	—
NOLAD	9.1	(1.7)	—	—
SLAD	16.1	12.2	—	—

Systemwide Restaurants by Division	Company-operated and Franchised Restaurants

(1)	Data for the year ended December 31, 2007 includes only five months of operations, beginning August 3, 2007, the date on which we commenced operations in the Territories.

(2)	Currency controls in Venezuela and related accounting changes have a significant effect on our results of operations and impact the comparability of our results of operations in 2010 compared to 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability of Results—Impact of Venezuelan Currency Controls and Related Accounting Changes on Our Results of Operations” for information regarding the translation of the results of our Venezuelan operations.

(3)	Adjusted EBITDA is a measure of our performance that is reviewed by our management. Adjusted EBITDA does not have a standardized meaning and, accordingly, our definition of Adjusted EBITDA may not be comparable to Adjusted EBITDA as used by other companies. For our definition of Adjusted EBITDA and a reconciliation thereof, see “Presentation of Financial and Other Information—Other Financial Measures” and “Selected Financial and Other Information.”

(4)	Adjusted EBITDA margin is Adjusted EBITDA divided by total revenues, expressed as a percentage.

(5)	Systemwide comparable sales growth refers to the change in our restaurant sales in one period from a comparable period for restaurants that have been open for thirteen months or longer. Systemwide comparable sales growth is provided and analyzed on a constant currency basis, which means it is calculated using the same exchange rate over the periods under comparison to remove the effects of currency fluctuations from this trend analysis. We believe this constant currency measure provides a more meaningful analysis of our business by identifying the underlying business trend, without distortion from the effect of foreign currency movements.

(6)	Systemwide comparable sales growth is presented on a systemwide basis, which means it includes sales by our Company-operated restaurants and our franchised restaurants. While sales by our franchisees are not recorded as revenues by us, we believe the information is important in understanding our financial performance because these sales are the basis on which we calculate and record franchised revenues and are indicative of the financial health of our franchisee base.

Our Industry

We operate in the QSR sub-segment of the fast food segment of the Latin American and Caribbean food service industry. In Latin America and the Caribbean, the fast food segment has benefited from the region’s increasing modernization, as people in more densely populated areas adopt lifestyles that increasingly seek convenience, speed and value. According to Euromonitor, fast food segment sales in Latin America and the Caribbean totaled an estimated $34.9 billion (nominal value) in 2010. Euromonitor estimates that the fast food segment in Latin America and the Caribbean grew 97% in the period from 2004 to 2009, which is 27 percentage points higher than the growth of the Latin American and Caribbean food service industry as a whole, representing a compound annual growth rate of 14.5%, which in turn is significantly higher than the 3.0% compound annual growth rate of the U.S. fast food segment.

Euromonitor estimates that QSRs have captured 61.4% of market share within the fast food segment in Latin America and the Caribbean due to the popularity of standardized menus, the consistency of products and services, cost efficient operating systems, the development of products targeted to meet consumer demands, economies of scale, convenience, speed and value. Euromonitor estimates that the growth of QSRs in Latin America and the Caribbean will outpace the growth of the fast food segment generally in the near future, as QSRs tend to be better capitalized and are therefore able to expand through additional restaurant openings and innovation, and as consumers increasingly prefer the convenience and reliability associated with a well-established brand. Euromonitor estimates that the QSR sub-segment in Latin America and the Caribbean grew 84.2% during the period from 2004 to 2009.

McDonald’s, Burger King, Subway and KFC have positioned themselves as market leaders within the QSR segment. According to Euromonitor, the McDonald’s brand is the largest in Latin America and the Caribbean with almost three times the sales of Burger King, our closest competitor, in Latin America and the Caribbean and with more sales than our next four competitors combined. In addition to these international brands, strong local brands, such as Habib’s, Bob’s, Servicompras and Giraffa’s, exist in certain key markets.

The chart below indicates the percentage market share held by certain major brands in the fast food segment in Latin America and the Caribbean for 2009:

Source: Euromonitor, Top Fast Food Brands 2009, Latin America, Published August 2010.

Our Strengths

We believe the following competitive strengths position us well to achieve future growth:

Superior Brand and Image. The McDonald’s brand is one of the top ten most widely recognized consumer brands in the world, according to Millward Brown Optimor, and it is one of the most widely recognized consumer brands in Latin America and the Caribbean, according to Euromonitor. In addition, we believe that in Latin America and the Caribbean the McDonald’s brand benefits from an aspirational cachet as a “destination” restaurant with a reputation for safe, fresh and good-tasting food in an attractive setting. With the exclusive right to own, operate and grant franchises of McDonald’s restaurants in 19 countries and territories in Latin America and the Caribbean, we believe we represent an important part of the McDonald’s system. As of December 31, 2010, our 1,755 restaurants represented 6.7% of McDonald’s total franchised restaurants.

Leading Position in a Region with Favorable Demographics and Economic Conditions. We are the leading QSR chain in Latin America and the Caribbean, according to Euromonitor, with a 12.4% market share of the fast food segment, which was more than three times that of our closest competitor, based on systemwide sales in 2009. As a business focused on young adults in the 14 to 35 age range and families with children, our operations have benefited, and we expect to continue to benefit, from our Territories’ population size, younger age profile when compared to more developed markets and improving socio-economic conditions. Based on data from the United Nations Economic Commission for Latin America and the Caribbean, the Territories represented a market of approximately 575.9 million people in 2010, of which approximately 28% are under 14 years old and 46% are under 25 years old. In addition, improvements in macroeconomic conditions in the Territories are leading to a modernization of consumption patterns and increased affordability of our products across socio-economic segments, and we believe we are well placed to capitalize on these trends. For example, according to the Brazilian Ministry of Finance, 29 million Brazilians joined the middle class between 2003 and 2009 and the percentage of the Brazilian population living in poverty decreased by 45.6% during the same period. Moreover, according to Euromonitor, the percentage of households in Brazil with annual disposable incomes of $5,000 or more was greater than that in China and India in 2010.

Pan-regional Market Leader with Geographical Diversification. As the largest QSR chain in Latin America and the Caribbean, according to Euromonitor, our operations include some of the region’s largest markets such as Brazil, Mexico, Argentina, Puerto Rico and Colombia. We believe our diversified market presence reduces our dependence on any one market and helps stabilize the impact of individual countries’ economic cycles on our revenues. Our leading market position and in-depth market knowledge across the Territories also allow us to capitalize on demand for new quick service restaurants in an efficient manner. Furthermore, our long-standing presence in the region has allowed us to build a significant property portfolio with hard-to-replicate locations in key markets across the region that enhance our customers’ experience and ultimately support our brand and market position.

Operational Excellence Translated into Solid Financial Performance. We employ many of the operating procedures used by McDonald’s prior to the Acquisition. We support our McDonald’s-based training programs with an extensive set of quality controls throughout production, processing and distribution and also in our restaurants, where we monitor restaurant managers’ performance and use ongoing external customer satisfaction opportunity reports that analyze key operating indicators. In addition, we develop long-term relationships with reliable suppliers who comply with McDonald’s rigorous quality standards. These procedures allow us to consistently provide our customers with a high-quality experience in both Company-operated and franchised restaurants across the Territories, thereby allowing us to increase the average check on a constant currency basis as well as the number of transactions per restaurant since the Acquisition.

Experienced Management Team and Lead Shareholder. Our senior management team is led by Mr. Staton, our Chairman, Chief Executive Officer, or CEO, and controlling shareholder. Prior to the Acquisition, Mr. Staton was the joint venture partner of McDonald’s Corporation in Argentina for over 20 years and was president of McDonald’s South Latin America division from 2004 until the Acquisition. Mr. Staton will not be selling any shares in this offering. Our senior management team is comprised of committed, experienced restaurant industry executives, almost all of whom have worked for McDonald’s and/or with Mr. Staton in non-McDonald’s businesses for over 10 years. Moreover, none of our divisional presidents, vice presidents, chief financial officer, chief operating officer or CEO have left the Company since the Acquisition. The experience of our management team has been a critical component in enhancing operational performance after the Acquisition.

Our Strategy

We believe there are significant opportunities to further enhance our profitability, grow our business and expand our leadership in the Latin American and Caribbean QSR market by executing the following strategies:

Accelerate Growth in Selected Countries. We believe we have significant opportunities to increase our presence and market share in those countries that we believe offer the best growth prospects and those that are most economically and financially stable, such as Brazil, Chile, Colombia, Mexico and Peru. For example, in many of the Territories, including Argentina, Brazil, Chile, Colombia, Ecuador, Mexico and Peru, we believe there are opportunities for growth as the ratio of gross domestic product purchase power parity, or GDP PPP, per McDonald’s-branded restaurant, a measure we use to determine penetration, is at least 2.5 times greater than in the United States. As the macroeconomic conditions of the countries in the Territories continue to improve, we believe we will have significant opportunities to expand our business as consumers benefit from expanding purchasing power and higher levels of disposable income, which in turn increase consumer demand for our safe, fresh and good-tasting food, comfortable settings and affordable prices as aspects of food convenience. We expect to continue to open new restaurants opportunistically as we identify attractive markets throughout the Territories. In addition, we have committed to open at least 250 new restaurants throughout the Territories from 2011 to 2013 under our agreement with McDonald’s, and in the first three years since the Acquisition (from August 3, 2007 to December 31, 2010), we exceeded our restaurant opening commitments under our agreement with McDonald’s by 45.0%. We estimate that the cost to comply with our restaurant opening commitments under our MFAs with McDonald’s, as described below, from 2011 to 2013 will be between $100 million and $250 million, depending on, among other factors, the type and location of restaurants we open. Our expansion strategy seeks to continue capitalizing on the positive economic developments in these markets and the untapped demand to fuel our growth, and we intend to use the proceeds of this offering primarily for capital expenditures, including restaurant openings and reimagings in addition to our commitments with McDonald’s.

Continue Our Restaurant Reimaging and Brand Extension Program. We are undertaking an extensive restaurant reimaging and brand extension program throughout the Territories. Our efforts focus on remodeling existing restaurants, creating an inviting, contemporary and highly aspirational environment. We seek to obtain compelling returns on investment, and our restaurants that have undergone reimaging have experienced an additional estimated 4.8% increase in sales per restaurant in the last three years over the comparable sales growth experienced by restaurants which have not been reimaged in the same period. As of December 31, 2010, 540, or 30.8%, of our restaurants had been opened or reimaged since the Acquisition. Our brand extension efforts focus on the development of additional McCafé locations and Dessert Centers. The McCafé concept differentiates the McDonald’s brand and attracts new customers from different market segments to our existing restaurants, particularly during breakfast and after lunch. With an average return on investment from McCafé locations of 46.5% in 2010, the McCafé concept is well-suited for restaurants in large-scale shopping centers and commercial areas. McCafé locations have been a key factor in adding value to our customers’ experience and represented 9.0% of the total transactions and 5.9% of total sales of the restaurants in which they were located in 2010. Our Dessert Centers are conveniently located to attract customers, thereby serving as important transaction generators and providing an effective method of extending our brand presence to non-traditional areas. Dessert Centers represented 27.5% of our transactions and 9.1% of our total sales in 2010 and, with a return on investment of 190.6% in 2010, provide a low-risk investment alternative. From the Acquisition through December 31, 2010, we have opened 124 McCafé locations and 430 Dessert Centers. We believe our restaurant reimaging and brand extension program, which leverages McDonald’s brand relevance and competitive position to generate growth, has been a key source of our growth since the Acquisition.

Expand Product Offerings and Marketing Initiatives. We are required under our agreement with McDonald’s to spend at least 5% of our sales on advertising and promotional activities. We intend to continue our promotional campaigns, such as our successful Big Pleasures, Small Prices value menu program in Brazil, through which we offer a rotating selection of our existing products at reduced prices, to increase traffic to our restaurants. We will continue to develop innovative and locally tailored product offerings, such as breakfast, bone-in-chicken, low-calorie and low-sodium products, and value items, to increase restaurant traffic and expand our customer base. To support these product offerings, we will sponsor regionally popular sporting events such as the Copa Libertadores soccer tournament and leverage global marketing initiatives led by McDonald’s, such as sponsorship of major sporting events and participation in various movie promotions. We believe these branding events provide a cost-effective manner to increase our market recognition.

Maintain Our Focus on Cost Savings Related to Operating Efficiencies. We are focused on streamlining our operations further by reducing costs at the corporate and operating level, including expanding our shared service center, which provides centralized administrative services such as payroll, accounts payable and accounts receivable. Additionally, we intend to further develop and increase our use of local suppliers where appropriate to reduce both import and transportation costs and the volatility of our supply costs. We continue to leverage our operating scale by centralizing our marketing and strategic operations, including menu management, Happy Meal promotions and designs, without losing sight of the need to cater to local preferences.

Our History and Relationship with McDonald’s

McDonald’s Corporation has a longstanding history in Latin America and the Caribbean, dating to the opening of its first restaurant in Puerto Rico in 1967. Since then, McDonald’s expanded its presence across the region as consumer markets and opportunities arose, opening its first stores in Brazil in 1979, in Mexico and Venezuela in 1985 and in Argentina in 1986.

We commenced operations on August 3, 2007, as a result of the Acquisition of McDonald’s LatAm business. Woods Staton, our Chairman, CEO and controlling shareholder, was the joint venture partner of McDonald’s Corporation in Argentina for over 20 years prior to the Acquisition and also served as President of McDonald’s South Latin America division from 2004 until the Acquisition. Our senior management team is comprised mostly of executives who had previously worked in McDonald’s LatAm business or with Mr. Staton. In addition to Mr. Staton, our ownership group includes Gavea Investment AD, L.P. and investment funds controlled by Capital International, Inc. and DLJ South American Partners L.L.C. (through its affiliates). Together, these shareholders control over 99% of our voting and economic interests.

We own our McDonald’s franchise rights pursuant to a Master Franchise Agreement for all of the Territories except Brazil, which we refer to as the MFA, and a separate, but substantially identical, Master Franchise Agreement for Brazil, which we refer to as the Brazilian MFA. We refer to the MFA and the Brazilian MFA, as amended or otherwise modified to date, collectively as the MFAs. The MFAs set forth terms such as the initial 20-year terms of the franchises (our franchise rights for French Guiana, Guadeloupe and Martinique have 10-year terms which we have the option to extend by 10 years), our right to operate and franchise McDonald’s-branded restaurants and the franchise fees payable by us to McDonald’s.

We offer McDonald’s core menu items, including the Big Mac, Happy Meal and Quarter Pounder. Since the Acquisition through December 31, 2010, we have opened 232 new restaurants. We have also undertaken an extensive restaurant reimaging program throughout the Territories, expanded the number of McCafé and Dessert Center locations and focused on adding locally relevant menu items, such as breakfast, bone-in-chicken, low-calorie and low-sodium products, and value items. We have also integrated many of our operations, including our supply chain and distribution functions.

Our Corporate Structure

We were incorporated on December 9, 2010 under the laws of the British Virgin Islands as a direct, wholly-owned subsidiary of Arcos Dorados Limited, the prior holding company for the Arcos Dorados business. On December 13, 2010, Arcos Dorados Limited effected a downstream merger into and with us, with us as the surviving entity. Following the merger, we replaced Arcos Dorados Limited in the corporate structure and replicated its governance structure.

We conduct substantially all our business through our indirect, wholly-owned Dutch subsidiary Arcos Dorados B.V. Our majority shareholder is Los Laureles Ltd., a British Virgin Islands company, which is beneficially owned by Mr. Staton, our Chairman and CEO. Under the MFAs, Los Laureles Ltd. is required to hold at all times at least 51% of our voting interests, which is accomplished through its ownership of 100% of the class B shares of Arcos Dorados Holdings Inc., each having five votes per share. Los Laureles Ltd. has established a voting trust with respect to the voting interests in us held by Los Laureles Ltd. and has contributed its interests in Los Laureles Ltd. to a trust whose sole beneficiaries will be Mr. Staton and his descendants. See “Principal and Selling Shareholders—Los Laureles Ltd.”

Arcos Dorados B.V. owns all the equity interests of LatAm, LLC, the master franchisee, and owns, directly or indirectly, all the equity interests of the subsidiaries operating our restaurants in the Territories. As of the date of this prospectus, our principal shareholders were Los Laureles Ltd. (40.0% economic, 76.9% voting), Gavea Investment AD, L.P. (26.1% economic, 10.0% voting) and investment funds controlled by Capital International, Inc. (20.4% economic, 7.9% voting) and DLJ South America Partners L.L.C. (through its affiliates) (13.2% economic, 5.1% voting).

The following chart shows our corporate structure after giving effect to the contemplated issuance and sale of class A shares in this offering, assuming no exercise of the underwriters’ over-allotment option.

(1)	Los Laureles Ltd. is beneficially owned by Mr. Staton, our Chairman and CEO. See “Principal and Selling Shareholders—Los Laureles Ltd.”

Other than as described above, all of our significant subsidiaries are wholly owned by us, except Arcos Dorados Argentina S.A., of which Mr. Staton owns 0.03%.

Our principal executive offices are located at Roque Saenz Peña 432, Olivos, Buenos Aires, Argentina (B1636 FFB). Our telephone number at this address is +54(11) 4711-2000. Our registered office in the British Virgin Islands is Maples Corporate Services (BVI) Limited, Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands.

Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is www.mcdonalds.com.ar. The information contained on our website is not a part of this prospectus.

THE OFFERING

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our class A shares. You should carefully read this entire prospectus before investing in our class A shares including “Risk Factors” and our consolidated financial statements.

Issuer	Arcos Dorados Holdings Inc.

Primary offering	We are offering 9,529,412 class A shares.

Secondary offering	The selling shareholders are offering 63,954,752 class A shares.

Offering price	$17.00 per class A share.

Voting rights	Our class A shares have one vote per share. Our class B shares have five votes per share.

Over-allotment option	The selling shareholders have granted the underwriters the right to purchase up to an additional 11,022,624 class A shares from the selling shareholders within 30 days of the date of this prospectus, to cover over-allotments, if any, in connection with the offering.

Listing	Our class A shares have been approved for listing on the New York Stock Exchange, or NYSE, under the symbol “ARCO.”

Use of proceeds	The net proceeds to us from the offering will be approximately $152.3 million, after deducting estimated underwriting discounts and commissions and expenses of the offering that are payable by us. We have agreed with McDonald’s that we will use $150.0 million of the proceeds from this offering for capital expenditures, including for opening and reimaging restaurants, which expenditures will be in addition to our restaurant opening and reinvestment commitments under the MFAs. See “Use of Proceeds.”

We will not receive any of the net proceeds from the sale of class A shares by the selling shareholders.

Share capital before and after offering	As of the date of this prospectus, our share capital consists of 120,000,000 class A shares and 80,000,000 class B shares.

Immediately after the offering, we will have 129,529,412 class A shares and 80,000,000 class B shares outstanding.

Dividend policy

Our board of directors will consider the legal requirements with regard to our net income and retained earnings and our cash flow generation, targeted leverage ratios and debt covenant requirements in determining the amount of dividends to be paid in the future, if any. Dividends may only be paid after having fulfilled our capital expenditures program and after satisfying our indebtedness and liquidity thresholds, in that order. See “Dividends and Dividend Policy” and “Description of Share Capital and Memorandum and Articles of Association.”

Lock-up agreements	We have agreed with the underwriters, subject to certain exceptions, not to offer, sell, or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 180-day period following the date of this prospectus. The selling shareholders and certain of our officers and directors have agreed to substantially similar lock-up provisions, subject to certain exceptions.

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our class A shares.

Unless otherwise indicated, all references in this prospectus to the number and percentages of shares outstanding following this offering:

•

exclude the awards to be issued to certain of our executive officers and other employees under our 2011 Equity Incentive Plan upon the completion of this offering. See “Management—Equity Incentive Plan;” and

•

reflect the redemption of 41,882,966 shares (25,129,780 class A shares and 16,753,186 class B shares) effective as of March 16, 2011 in connection with the split-off of the Axis business. See “Business—Our Operations—Supply and Distribution.”

SUMMARY FINANCIAL AND OTHER INFORMATION

The summary balance sheet data as of December 31, 2010 and 2009 and the income statement data for the years ended December 31, 2010, 2009 and 2008 of Arcos Dorados Holdings Inc. are derived from the consolidated financial statements included elsewhere in this prospectus, which have been audited by Pistrelli, Henry Martin y Asociados S.R.L., member firm of Ernst & Young Global, or E&Y. The summary balance sheet data as of December 31, 2008 and 2007 and the income statement data for the year ended December 31, 2007 of Arcos Dorados Holdings Inc. are derived from consolidated financial statements audited by Pistrelli, Henry Martin y Asociados S.R.L., which are not included herein. We were incorporated on December 9, 2010 as a direct, wholly-owned subsidiary of Arcos Dorados Limited, the prior holding company for the Arcos Dorados business. On December 13, 2010, Arcos Dorados Limited effected a downstream merger into and with us, with us as the surviving entity. The merger was accounted for as a reorganization of entities under common control in a manner similar to a pooling of interest and the consolidated financial statements reflect the historical consolidated operations of Arcos Dorados Limited as if the reorganization structure had existed since Arcos Dorados Limited was incorporated in July 2006. We did not commence operations until the Acquisition on August 3, 2007, consequently, the income statement data for the year ended December 31, 2007 only includes five months of operations.

Included below is historical financial information of McDonald’s LatAm business prior to the date of the Acquisition. This financial information presents the combined results of operations and financial condition of McDonald’s LatAm business (as our predecessor business). The summary income statement and balance sheet data as of and for the year ended December 31, 2006 are derived from the combined financial statements of McDonald’s LatAm business, which have been audited by Ernst & Young LLP (United States), member firm of Ernst & Young Global, and are not included herein. The summary income statement data for the seven-month period ended July 31, 2007 are derived from the combined financial statements of McDonald’s LatAm business, which have been audited by Pistrelli, Henry Martin y Asociados S.R.L., member firm of Ernst & Young Global, and are not included herein.

We maintain our books and records in U.S. dollars and prepare our consolidated financial statements in accordance with U.S. GAAP. This financial information should be read in conjunction with “Presentation of Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

See Note 21 to our annual consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability of Results—Impact of Venezuelan Currency Controls and Related Accounting Changes on Our Results of Operations” for information regarding the translation of the results of our Venezuelan operations, which affects the comparability of our results of operations in 2010 compared to 2009. In particular, currency controls in Venezuela and related accounting changes have a significant effect on our results of operations and greatly impact the comparability of our results of operations from period to period.

	Arcos Dorados				Predecessor(1)
	For the Years Ended December 31,				January 1, 2007 to July 31, 2007	For the Year Ended December 31, 2006
	2010	2009	2008	2007(2)
	(in thousands of U.S. dollars)
Income Statement Data:
Sales by Company-operated restaurants	$2,894,466	$2,536,655	$2,480,897	$895,429	$1,078,194	$1,549,783
Revenues from franchised restaurants	123,652	128,821	125,945	45,910	46,881	63,718

Total revenues	3,018,118	2,665,476	2,606,842	941,339	1,125,075	1,613,501
Company-operated restaurant expenses:
Food and paper	(1,023,464)	(929,718)	(902,305)	(332,547)	(416,615)	(592,644)
Payroll and employee benefits	(569,084)	(491,214)	(461,602)	(161,871)	(196,510)	(291,895)
Occupancy and other operating expenses	(765,777)	(667,438)	(647,152)	(238,765)	(307,391)	(453,295)
Royalty fees	(140,973)	(121,901)	(118,980)	(44,878)	(40,660)	(30,462)
Franchised restaurants—occupancy expenses	(37,634)	(42,327)	(42,416)	(13,979)	(18,491)	(27,992)
General and administrative expenses	(254,165)	(189,507)	(186,098)	(71,898)	(78,081)	(131,929)
Other operating expenses, net	(22,464)	(16,562)	(26,095)	(6,310)	(16,015)	(71,459)

Total operating costs and expenses	(2,813,561)	(2,458,667)	(2,384,648)	(870,248)	(1,073,763)	(1,599,676)

Operating income	204,557	206,809	222,194	71,091	51,312	13,825
Net interest expense	(41,613)	(52,473)	(26,272)	(13,978)	(33,363)	(25,956)
Loss from derivative instruments	(32,809)	(39,935)	(2,620)	(13,672)	—	—
Foreign currency exchange results(3)	3,237	(14,098)	(74,884)	(3,542)	—	—
Other non-operating expenses, net(3)	(23,630)	(1,240)	(1,934)	(43)	(2,095)	(8,654)

Income (loss) before income taxes	109,742	99,063	116,484	39,856	15,854	(20,785)
Income tax expense	(3,450)	(18,709)	(12,067)	(17,511)	(31,922)	(26,367)

Net income (loss)	106,292	80,354	104,417	22,345	(16,068)	(47,152)
Less: Net income attributable to non-controlling interests	(271)	(332)	(1,375)	(43)	—	—

Net income (loss) attributable to Arcos Dorados Holdings Inc./Predecessor	106,021	80,022	103,042	22,302	(16,068)	(47,152)

Earnings per share:
Basic net income per common share attributable to Arcos Dorados Holdings Inc.	$0.44	$0.33	$0.43	$—	$—	$—

	Arcos Dorados				Predecessor(1)
	As of December 31,				As of December 31, 2006
	2010	2009	2008	2007
	(in thousands of U.S. dollars)
Balance Sheet Data(4):
Cash and cash equivalents	$208,099	$167,975	$105,982	$92,580	$102,383
Total current assets	552,355	394,011	380,275	382,801	292,717
Property and equipment, net	911,730	785,862	709,667	724,673	1,243,232
Total non-current assets	1,231,911	1,088,937	923,488	862,797	1,394,964

Total assets	1,784,266	1,482,948	1,303,763	1,245,598	1,687,681

Accounts payable	186,700	124,560	126,403	125,495	100,041
Short-term debt and current portion of long-term debt	17,947	11,046	15,306	216	6,408
Total current liabilities	605,148	396,810	388,357	375,566	292,724
Long-term debt, excluding current portion	451,423	454,461	351,870	352,460	19,718
Total non-current liabilities	629,923	632,092	474,654	462,253	135,856

Total liabilities	1,235,071	1,028,902	863,011	837,819	428,580

Total shareholders’ equity	549,195	454,046	440,752	407,779	1,259,101

Total liabilities and shareholders’ equity	1,784,266	1,482,948	1,303,763	1,245,598	1,687,681

	As of and for the Years Ended December 31,
	2010	2009	2008	2007(2)
	(in thousands of U.S. dollars, except percentages)
Other Data:
Total Revenues
Brazil	$1,595,571	$1,200,742	$1,237,208	$461,868
Caribbean division	260,617	244,774	231,734	90,796
NOLAD	305,017	240,333	232,083	91,932
SLAD(5)	856,913	979,627	905,817	296,743

Total	3,018,118	2,665,476	2,606,842	941,339

Operating Income
Brazil	$208,102	$127,291	$102,819	$23,846
Caribbean division	11,189	10,448	12,454	8,602
NOLAD	(16,718)	(17,252)	(4,863)	2,536
SLAD(5)	66,288	108,261	119,716	29,642
Corporate and others and purchase price allocation	(64,304)	(21,939)	(7,932)	6,465

Total	204,557	206,809	222,194	71,091

Operating Margin(6)
Brazil	13.0%	10.6%	8.3%	5.2%
Caribbean division	4.3	4.3	5.4	9.5
NOLAD	(5.5)	(7.2)	(2.1)	2.8
SLAD(5)	7.7	11.1	13.2	10.0

Total	6.8	7.8	8.5	7.6

Adjusted EBITDA(7)
Brazil	$250,606	$160,037	$144,965	$39,800
Caribbean division	23,556	21,167	22,013	13,099
NOLAD	15,400	3,918	15,961	10,655
SLAD(5)	83,998	129,889	138,683	36,530
Corporate and others	(74,446)	(48,628)	(33,648)	(9,187)

Total	299,114	266,383	287,974	90,897

Adjusted EBITDA Margin(8)
Brazil	15.7%	13.3%	11.7%	8.6%
Caribbean division	9.0	8.6	9.5	14.4
NOLAD	5.0	1.6	6.9	11.6
SLAD(5)	9.8	13.3	15.3	12.3

Total	9.9	10.0	11.0	9.7

Other Financial Data:
Working capital(9)	$(52,793)	$(2,799)	$(8,082)	$7,235
Capital expenditures(10)	176,173	101,166	167,893	45,174

Other Operating Data:
Systemwide comparable sales growth(11)(12)	14.9%	5.5%	—	—
Brazil	17.5	2.7	—	—
Caribbean division	4.7	4.2	—	—
NOLAD	9.1	(1.7)	—	—
SLAD	16.1	12.2	—	—
Systemwide average restaurant sales(12)(13)	$2,288	$2,147	$2,186	—
Systemwide sales growth(12)(14)	10.2%	0.9%	—	—
Brazil	34.3	(2.4)	—	—
Caribbean division	3.8	4.6	—	—
NOLAD	19.2	(12.3)	—	—
SLAD	(20.2)	9.2	—	—

	As of December 31,
	2010	2009	2008	2007
Number of systemwide restaurants	1,755	1,680	1,640	1,593
Brazil	616	578	564	553
Caribbean division	142	145	145	142
NOLAD	476	456	448	427
SLAD	521	501	483	471
Number of Company-operated restaurants	1,292	1,226	1,155	1,092
Brazil	453	432	426	422
Caribbean division	91	93	89	87
NOLAD	310	289	242	195
SLAD	438	412	398	388
Number of franchised restaurants	463	454	485	501
Brazil	163	146	138	131
Caribbean division	51	52	56	55
NOLAD	166	167	206	232
SLAD	83	89	85	83

(1)	The financial data for our predecessor is not directly comparable to our financial data for several reasons, including:

•

Predecessor data does not include the effect of the purchase accounting due to the Acquisition, which has reduced the accounting value of our long-lived assets and goodwill and the related depreciation and amortization expense.

•	Predecessor data includes royalties that are lower as a percentage of sales than the royalties we are required to pay pursuant to the MFAs.

•	Predecessor data does not include general and administrative expenses related to corporate functions.

•

Predecessor data does not include interest expense related to our long-term debt which resulted from the partial financing of the Acquisition and the subsequent increase in interest expense resulting from our senior notes. Predecessor data does include interest expense related to intercompany loans, which we eliminate in consolidation.

•

Predecessor data includes foreign exchange results related to intercompany loans within the translation adjustment in the other comprehensive income component of shareholders’ equity, while we generally report these results as a component of our earnings since generally we do not consider intercompany loans to be of a long-term nature.

(2)	Data for the year ended December 31, 2007 includes only five months of operations, beginning August 3, 2007, the date on which we commenced operations in the Territories.

(3)	For the year ended December 31, 2006 and the seven months ended July 31, 2007, “Other non-operating expenses, net” includes “Foreign currency exchange results.”

(4)	Does not reflect the split-off of the Axis business. See “Business—Our Operations—Supply and Distribution.”

(5)	Currency controls in Venezuela and related accounting changes have a significant effect on our results of operations and impact the comparability of our results of operations in 2010 compared to 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability of Results—Impact of Venezuelan Currency Controls and Related Accounting Changes on Our Results of Operations” for information regarding the translation of the results of our Venezuelan operations.

(6)	Operating margin is operating income divided by total revenues, expressed as a percentage.

(7)	Adjusted EBITDA is a measure of our performance that is reviewed by our management. Adjusted EBITDA does not have a standardized meaning and, accordingly, our definition of Adjusted EBITDA may not be comparable to Adjusted EBITDA as used by other companies. For our definition of Adjusted EBITDA and a reconciliation thereof, see “Presentation of Financial and Other Information—Other Financial Measures” and “Selected Financial and Other Information.”

(8)	Adjusted EBITDA margin is Adjusted EBITDA divided by total revenues, expressed as a percentage.

(9)	Working capital equals current assets minus current liabilities.

(10)	Includes property and equipment expenditures and purchase of restaurant businesses.

(11)	Systemwide comparable sales growth refers to the change in our restaurant sales in one period from a comparable period for restaurants that have been open for thirteen months or longer. Systemwide comparable sales growth is provided and analyzed on a constant currency basis, which means it is calculated using the same exchange rate over the periods under comparison to remove the effects of currency fluctuations from this trend analysis. We believe this constant currency measure provides a more meaningful analysis of our business by identifying the underlying business trend, without distortion from the effect of foreign currency movements.

(12)	Systemwide comparable sales growth, systemwide average restaurant sales and systemwide sales growth are presented on a systemwide basis, which means they include sales by our Company-operated restaurants and our franchised restaurants. While sales by our franchisees are not recorded as revenues by us, we believe the information is important in understanding our financial performance because these sales are the basis on which we calculate and record franchised revenues and are indicative of the financial health of our franchisee base.

(13)	Systemwide average restaurant sales is calculated by dividing our sales for the relevant period by the arithmetic mean of the number of our restaurants at the beginning and end of such period.

(14)	Systemwide sales growth refers to the change in sales by all of our restaurants, whether operated by us or by our franchisees, from one period to another.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our class A shares. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our class A shares could decline and you could lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including the risks facing our company or investments in Latin America and the Caribbean described below and elsewhere in this prospectus.

Certain Factors Relating to Our Business

Our rights to operate and franchise McDonald’s-branded restaurants are dependent on the MFAs, the expiration of which would adversely affect our business, results of operations, financial condition and prospects.

Our rights to operate and franchise McDonald’s-branded restaurants in the Territories, and therefore our ability to conduct our business, derive exclusively from the rights granted to us by McDonald’s in the MFAs through 2027. The initial term of the franchise for French Guiana, Guadeloupe and Martinique expires in 2017, which we may extend for an additional 10-year term at our sole discretion. As a result, our ability to continue operating in our current capacity following the initial term of the MFAs is dependent on the renewal of our contractual relationship with McDonald’s.

McDonald’s has the right, in its reasonable business judgment based on our satisfaction of certain criteria set forth in the MFA, to grant us an option to extend the term of the MFAs with respect to all Territories for an additional period of 10 years after the expiration of the initial term of the MFAs upon such terms as McDonald’s may determine. Pursuant to the MFAs, McDonald’s will determine whether to grant us the option to renew between August 2020 and August 2024. If McDonald’s grants us the option to renew and we elect to exercise the option, then we and McDonald’s will amend the MFAs to reflect the terms of such renewal option, as appropriate. We cannot assure you that McDonald’s will grant us an option to extend the term of the MFAs or that the terms of any renewal option will be acceptable to us, will be similar to those contained in the MFAs or that the terms will not be less favorable to us than those contained in the MFAs.

If McDonald’s elects not to grant us the renewal option or we elect not to exercise the renewal option, we will have a three-year period in which to solicit offers for our business, which offers would be subject to McDonald’s approval. Upon the expiration of the MFAs, McDonald’s has the option to acquire all of the equity interests of our indirectly wholly owned subsidiary LatAm, LLC, the master franchisee of McDonald’s for the Territories except in Brazil, and our wholly owned subsidiary Arcos Dourados Comercio de Alimentos Ltda., the master franchisee of McDonald’s for Brazil, at their fair market value.

In the event McDonald’s does not exercise its option to acquire LatAm, LLC and Arcos Dourados Comercio de Alimentos Ltda., the MFAs would expire and we would be required to cease operating McDonald’s-branded restaurants, identifying our business with McDonald’s and using any of McDonald’s intellectual property. Although we would retain our real estate and infrastructure, the MFAs prohibit us from engaging in certain competitive businesses, including Burger King, Subway, KFC or any other QSR business, or duplicating the McDonald’s system at another restaurant or business during the two-year period following the expiration of the MFAs. As the McDonald’s brand and our relationship with McDonald’s are among our primary competitive strengths, the expiration of the MFAs for any of the reasons described above would materially and adversely affect our business, results of operations, financial condition and prospects.

Our business depends on our relationship with McDonald’s and changes in this relationship may adversely affect our business, results of operations and financial condition.

Our rights to operate and franchise McDonald’s-branded restaurants in the Territories, and therefore our ability to conduct our business, derive exclusively from the rights granted to us by McDonald’s in the MFAs. As a result, our revenues are dependent on the continued existence of our contractual relationship with McDonald’s.

Pursuant to the MFAs, McDonald’s has the ability to exercise substantial influence over the conduct of our business. For example, under the MFAs, we are not permitted to operate any other quick service restaurant chains, we must comply with McDonald’s high quality standards, we must own and operate at least 50% of all McDonald’s-branded restaurants in the Territories, we must maintain certain guarantees in favor of McDonald’s, including a standby letter of credit (or other similar financial guarantee acceptable to McDonald’s) in an amount of $80.0 million, to secure our payment obligations under the MFAs and related credit documents, we cannot incur debt above certain financial ratios, we cannot transfer the equity interests of our subsidiaries, any significant portion of their assets or any of the real estate properties we own without McDonald’s consent, and McDonald’s has the right to approve the appointment of our chief executive officer and chief operating officer. In addition, the MFAs require us to reinvest a significant amount of money on reimaging our existing restaurants, opening new restaurants and advertising, which plans McDonald’s has the right to approve. We are required under the MFAs to spend $180 million from 2011 through 2013 (i.e., $60 million per year) to satisfy our reinvestment commitments. In addition, we estimate that the cost to comply with our restaurant opening commitments under the MFAs from 2011 to 2013 will be between $100 million and $250 million depending on, among other factors, the type and location of the restaurants we open. We cannot assure you that we will have available the funds necessary to finance these commitments, and their satisfaction may require us to incur additional indebtedness, which could adversely affect our financial condition. Failure to comply with these commitments could constitute a material breach of the MFAs and may lead to a termination by McDonald’s of the MFAs.

Notwithstanding the foregoing, McDonald’s has no obligation to fund our operations. In addition, McDonald’s does not guarantee any of our financial obligations, including trade payables or outstanding indebtedness, and has no obligation to do so.

If the terms of the MFAs excessively restrict our ability to operate our business or if we are unable to satisfy our restaurant opening and reinvestment commitments under the MFAs, our business, results of operations and financial condition would be materially and adversely affected.

McDonald’s has the right to acquire all or portions of our business upon the occurrence of certain events and, in the case of a material breach of the MFAs, may acquire our non-public shares or our interests in one or more Territories at 80% of their fair market value.

Pursuant to the MFAs, McDonald’s has the right to acquire our non-public shares or our interests in one or more Territories upon the occurrence of certain events, including the death or permanent incapacity of our controlling shareholder or a material breach of the MFAs. Following the completion of the offering and assuming no exercise of the underwriters’ over-allotment option, in the event McDonald’s were to exercise its right to acquire all of our non-public shares, our public shareholders would own an aggregate of 34.1% of our economic interests and 13.5% of our voting interests.

McDonald’s has the option to acquire all, but not less than all, of our non-public shares at 100% of their fair market value during the twelve-month period following the eighteenth-month anniversary of the death or permanent incapacity of Mr. Staton, our Chairman, CEO and controlling shareholder. In addition, if there is a material breach that relates to one or more Territories in which there are at least 100 restaurants in operation, McDonald’s has the right either to acquire all of our non-public shares or our interests in our subsidiaries in such Territory or Territories. By contrast, if the initial material breach of the MFAs affects or is attributable to any of the Territories in which there are less than 100 restaurants in operation, McDonald’s only has the right to acquire the equity interests of any of our subsidiaries in the relevant Territory. For example, since we have more than 100 restaurants in Mexico, if a Mexican subsidiary were to materially breach the MFA, McDonald’s would have the right either to acquire our entire business throughout Latin America and the Caribbean or just our Mexican operations, whereas upon a similar breach by our Ecuadorean subsidiary, McDonald’s would only have the right to acquire our interests in our operations in Ecuador.

McDonald’s was granted a perfected security interest in the equity interests of LatAm, LLC, Arcos Dourados Comercio de Alimentos Ltda. and certain of their subsidiaries to protect this right. In the event this right is exercised as a result of a material breach of the MFAs, the amount to be paid by McDonald’s would be equal to 80% of the fair market value of the acquired equity interests. If McDonald’s exercises its right to acquire our interests in one or more Territories as a result of a material breach, our business, results of operations and financial condition would be materially and adversely affected.

We have experienced rapid growth in recent years. The failure to successfully manage this or any future growth may adversely affect our results of operations.

Our business has grown significantly in recent years, largely due to the opening of new restaurants in existing and new markets within the Territories, and also from an increase in comparable store sales. Our total number of restaurant locations has increased from 1,569 at the date of the Acquisition to 1,755 as of December 31, 2010.

Our growth is, to a certain extent, dependent on new restaurant openings. There are many obstacles to opening new restaurants, including determining the availability of desirable locations, securing reliable suppliers, training new personnel and negotiating acceptable lease terms, and, in times of adverse economic conditions, franchisees may be more reluctant to provide the investment required to open new restaurants and may have difficulty obtaining sufficient financing. In addition, our growth in comparable store sales is dependent on continued economic growth in the countries in which we operate as well as our ability to continue to predict and satisfy changing consumer preferences. It is therefore possible that we may not be able to successfully maintain our recent growth rate.

We plan our capital expenditures on an annual basis, taking into account historical information, regional economic trends, restaurant opening and reimaging plans, site availability and the investment requirements of the MFAs in order to maximize our returns on invested capital. The success of our investment plan may, however, be harmed by factors outside our control, such as changes in macroeconomic conditions, changes in demand and construction difficulties that could jeopardize our investment returns and our future results and financial condition.

We depend on oral agreements with third-party suppliers and distributors for the provision of products that are necessary for our operations.

Supply chain management is an important element of our success and a crucial factor in optimizing our profitability. We use McDonald’s centralized supply chain management model, which relies on approved third-party suppliers and distributors for goods, and we generally use several suppliers to satisfy our needs for goods. This system encompasses selecting and developing suppliers of core products—beef, chicken, buns, produce, cheese, dairy mixes, beverages and toppings—who are able to comply with McDonald’s high quality standards, and establishing sustainable relationships with these suppliers. McDonald’s standards include cleanliness, product consistency, timeliness, following internationally recognized manufacturing practices, meeting or exceeding all local food regulations and compliance with our Hazard Analysis Critical Control Plan, a systematic approach to food safety that emphasizes protection within the processing facility, rather than detection, through analysis, inspection and follow-up.

Our 25 largest suppliers account for approximately 80% of our purchases. We have oral agreements with almost all of our suppliers and only a few are party to written contracts with us. Our supplier approval process is thorough and lengthy in order to ensure compliance with McDonald’s high quality standards. We therefore tend to develop strong relationships with approved suppliers and, given our importance to them, have found that oral agreements with them are generally sufficient to ensure a reliable supply of quality products. While we source our supplies from many approved suppliers in Latin America and the Caribbean, thereby reducing our dependence on any one supplier, the informal nature of the majority of our relationships with suppliers means that we may not be assured of long-term or reliable supplies of products from those suppliers.

If our suppliers fail to provide us with products in a timely manner due to unanticipated demand, production or distribution problems or financial distress, if our suppliers decide to terminate their relationship with us or if McDonald’s determines that any product or service offered by an approved supplier is not in compliance with its standards and we are obligated to terminate our relationship with such supplier, we may have difficulty finding replacement suppliers because of the requirement that we only use approved suppliers. As a result, we may face inventory shortages that could negatively affect our operations.

Our financial condition and results of operations depend, to a certain extent, on the financial condition of our franchisees and their ability to fulfill their obligations under their franchise agreements.

Approximately 26% of our restaurants were franchised as of December 31, 2010. Under our franchise agreements, we receive monthly payments which are the greater of a fixed rent or a certain percentage of the franchisee’s gross sales. Franchisees are independent operators over whom we exercise control through the franchise agreements, by owning or leasing the real estate upon which their restaurants are located and through our operating manual that specifies items such as menu choices, permitted advertising, equipment, food handling procedures, product quality and approved suppliers. Our operating results depend to a certain extent on the restaurant profitability and financial viability of our franchisees. The concurrent failure by a significant number of franchisees to meet their financial obligations to us could jeopardize our ability to meet our obligations.

In addition, we are liable for our franchisees’ monthly payment of a continuing franchise fee to McDonald’s, which represents a percentage of those franchised restaurants’ gross sales. To the extent that our franchisees fail to pay this fee in full, we are responsible for any shortfall. As such, the concurrent failure by a significant number of franchisees to pay their continuing franchise fees could have a material adverse effect on our results of operations and financial condition.

We do not have full operational control over the businesses of our franchisees.

We are dependent on franchisees to maintain McDonald’s quality, service and cleanliness standards, and their failure to do so could materially affect the McDonald’s brand and harm our future growth. Although we exercise significant control over franchisees through the franchise agreements, franchisees have some flexibility in their operations, including the ability to set prices for our products in their restaurants, hire employees and select certain service providers. In addition, it is possible that some franchisees may not operate their restaurants in accordance with our quality, service and cleanliness, health or product standards. Although we take corrective measures if franchisees fail to maintain McDonald’s quality, service and cleanliness standards, we may not be able to identify and rectify problems with sufficient speed and, as a result, our image and operating results may be negatively affected.

Ownership and leasing of a broad portfolio of real estate exposes us to potential losses and liabilities.

As of December 31, 2010, we owned the land for 510 of our 1,755 restaurants and the buildings for all but 12 of our restaurants. The value of these assets could decrease or rental costs could increase due to changes in local demographics, the investment climate and increases in taxes.

The majority of our restaurant locations, or those operated by our franchisees, are subject to long-term leases. We may not be able to renew leases on acceptable terms or at all, in which case we would have to find new locations to lease or be forced to close the restaurants. If we are able to negotiate a new lease at an existing location, we may be subject to a rent increase. In addition, current restaurant locations may become unattractive due to changes in neighborhood demographics or economic conditions, which may result in reduced sales at these locations.

The success of our business is dependent on the effectiveness of our marketing strategy.

Market awareness is essential to our continued growth and financial success. Pursuant to the MFAs, we create, develop and coordinate marketing plans and promotional activities throughout the Territories, and franchisees contribute a percentage of their gross sales to our marketing plan. In addition, we are required under the MFAs to spend at least 5% of our sales on advertising and promotional activities. In addition, pursuant to the MFAs, McDonald’s has the right to review and approve our marketing plans in advance and may request that we cease using the materials or promotional activities at any time if McDonald’s determines that they are detrimental to its brand image. We also participate in global and regional marketing activities undertaken by McDonald’s and pay McDonald’s up to 0.2% of our sales in order to fund such activities. If our advertising programs are not effective, or if our competitors begin spending significantly more on advertising than we do, we may be unable to attract new customers or existing customers may not return to our restaurants and our operating results may be negatively affected.

We use non-committed lines of credit to partially finance our working capital needs.

We use non-committed lines of credit to partially finance our working capital needs. Given the nature of these lines of credit, they could be withdrawn and no longer be available to us, or their terms, including the interest rate, could change to make the terms no longer acceptable to us. The availability of these lines of credit depends on the level of liquidity in financial markets, which can vary based on events outside of our control, including financial or credit crises. Any inability to draw upon our non-committed lines of credit could have an adverse effect on our working capital, financial condition and results of operations.

Covenants and events of default in the indenture governing our senior notes could limit our ability to undertake certain types of transactions and adversely affect our liquidity.

As of December 31, 2010, we had $450.0 million in aggregate principal amount outstanding under our senior notes. The indenture governing our senior notes contains negative and financial covenants and events of default that may limit our financial flexibility and ability to undertake certain types of transactions. For instance, we are subject to negative covenants that restrict our activities, including restrictions on:

•	incurring additional indebtedness;

•	paying dividends;

•	redeeming, repurchasing or retiring our capital stock;

•	making investments;

•	creating liens;

•	creating limitations on the ability of our restricted subsidiaries to pay dividends, make loans or transfer property to us;

•	engaging in transactions with affiliates;

•	selling assets, including capital stock of our subsidiaries; and

•	consolidating, merging or transferring assets.

If we fail to satisfy the covenants set forth in the indenture or another event of default occurs under the indenture, all of our indebtedness under the senior notes could become immediately due and payable. If the senior notes become immediately due and payable and we do not have sufficient cash on hand to pay all amounts due, we could be required to sell assets, to refinance all or a portion of our indebtedness or to obtain additional financing. Refinancing may not be possible and additional financing may not be available on commercially acceptable terms, or at all.

Our inability to attract and retain qualified personnel may affect our growth and results of operations.

We have a strong management team with broad experience in product development, supply chain management, operations, finance, marketing and training. Our significant growth places substantial demands on our management team, and our continued growth could increase those demands. In addition, pursuant to the MFAs, McDonald’s is entitled to approve the appointment of our chief executive officer and chief operating officer. Our ability to manage future growth will depend on the adequacy of our resources and our ability to continue to identify, attract and retain qualified personnel. Failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Also, the success of our operations depends in part on our ability to attract and retain qualified regional and restaurant managers and general staff. If we are unable to recruit and retain our employees, or fail to motivate them to provide quality food and service, our image, operations and growth could be adversely affected.

The resignation, termination, permanent incapacity or death of our CEO could adversely affect our business, results of operations, financial condition and prospects.

Due to Mr. Staton’s unique experience and leadership capabilities, it would be difficult to find a suitable successor for him if he were to cease serving as our CEO and Chairman for any reason. In addition, pursuant to the MFAs, McDonald’s is entitled to approve the appointment of our chief executive officer. If we and McDonald’s have not agreed upon a successor CEO after six months, McDonald’s may designate a temporary CEO in its sole discretion pending our submission of information relating to a further candidate and McDonald’s approval of that candidate. In the event of Mr. Staton’s death or permanent incapacity, McDonald’s has the right to acquire all of our non-public shares during the twelve-month period beginning on the eighteenth-month anniversary of his death or incapacity. A delay in finding a suitable successor CEO could adversely affect our business, results of operations, financial condition and prospects.

Labor shortages or increased labor costs could harm our results of operations.

Our operations depend in part on our ability to attract and retain qualified restaurant managers and crew. While the turnover rate varies significantly among categories of employees, due to the nature of our business we traditionally experience a high rate of turnover among our crew and we may not be able to replace departing crew with equally qualified or motivated staff.

As of December 31, 2010, we had 86,002 employees. Controlling labor costs is critical to our results of operations, and we closely monitor those costs. Some of our employees are paid minimum wages; any increases in minimum wages or changes to labor regulations in the Territories could increase our labor costs. For example, a law enacted in November 2010 in Argentina requires companies to pay overtime to all employees (except directors and managers) working on weekends, and a proposed bill in Argentina would require companies to distribute 10 percent of their profits to employees. These or similar regulations, if adopted, may have an adverse impact on our results of operations. Competition for employees could also cause us to pay higher wages.

A failure by McDonald’s to protect its intellectual property rights, including its brand image, could harm our results of operations.

The profitability of our business depends in part on consumers’ perception of the strength of the McDonald’s brand. Under the terms of the MFAs, we are required to assist McDonald’s with protecting its intellectual property rights in the Territories. Nevertheless, any failure by McDonald’s to protect its proprietary rights in the Territories or elsewhere could harm its brand image, which could affect our competitive position and our results of operations.

Under the MFAs, we may use, and grant rights to franchisees to use, McDonald’s intellectual property in connection with the development, operation, promotion, marketing and management of our restaurants. McDonald’s has reserved the right to use, or grant licenses to use, its intellectual property in Latin America and the Caribbean for all other purposes, including to sell, promote or license the sale of products using its intellectual property. If we or McDonald’s fail to identify unauthorized filings of McDonald’s trademarks and imitations thereof, and we or McDonald’s do not adequately protect McDonald’s trademarks and copyrights, the infringement of McDonald’s intellectual property rights by others may cause harm to McDonald’s brand image and decrease our sales.

Any tax increase or change in tax legislation may adversely affect our results of operations.

Since we conduct our business in many countries in Latin America and the Caribbean, we are subject to the application of multiple tax laws and multinational tax conventions. Our effective tax rate therefore depends on the effectiveness of our tax planning abilities. Our income tax position and effective tax rate is subject to uncertainty as our income tax position for each year depends on the profitability of Company-operated restaurants and on the profitability of franchised restaurants operated by our franchisees in tax jurisdictions that levy a broad range of income tax rates. It is also dependent on changes in the valuation of deferred tax assets and liabilities, the impact of various accounting rules, changes to these rules and tax laws and examinations by various tax authorities. If our actual tax rate differs significantly from our estimated tax rate, this could have a material impact on our financial condition. In addition, any increase in the rates of taxes, such as income taxes, excise taxes, value added taxes, import and export duties, and tariff barriers or enhanced economic protectionism could negatively affect our business. We cannot assure you that any governmental authority in any country in which we operate will not increase taxes or impose new taxes on our products in the future.

Negative resolution of disputes with taxing authorities in any of the jurisdictions in which we operate may negatively affect our business and results of operations.

We and our predecessor company have in the past been engaged in tax disputes with Venezuelan tax authorities that culminated in temporary closures of our restaurants in Venezuela in 2005 and 2008. On October 10, 2008, government tax officials closed all of our 115 restaurants for a period of 48 hours because they believed our record of purchases was not properly organized in chronological order. However, no finding was made that we had improperly paid taxes nor were any fines imposed on us as a result. Subsequent closures or disagreements with Venezuelan tax authorities could materially and adversely affect our results of operations and financial condition.

We are engaged in several disputes and are currently party to a number of tax proceedings with Brazilian tax authorities and liability for certain of these proceedings was retained by McDonald’s as part of the Acquisition. We cannot assure you, however, that we will not be involved in similar disputes or proceedings in the future, in which case we may be solely liable for the defense thereof and any resulting liability. See “Business—Legal Proceedings.”

Litigation and other pressure tactics could expose our business to financial and reputational risk.

Given that we conduct our business in many countries, we may be subject to multi-jurisdictional private and governmental lawsuits, including but not limited to lawsuits relating to labor and employment practices, taxes, trade and business practices, franchising, intellectual property, consumer, real property, landlord tenant, environmental, advertising, nutrition and antitrust matters. In the past, QSR chains, including McDonald’s Corporation, have been subject to class-action lawsuits claiming that their food products and promotional strategies have contributed to the obesity of some customers. We cannot guarantee that we will not be subject to these types of lawsuits in the future. We may also be the target of pressure tactics such as strikes, boycotts and negative publicity from suppliers, distributors, employees, special interest groups and customers that may negatively affect our reputation.

Certain Factors Relating to Our Industry

The food services industry is intensely competitive and we may not be able to continue to compete successfully.

Although competitive conditions in the QSR industry vary in each of the countries in which we conduct our operations, we compete with many well-established restaurant companies on price, brand image, quality, sales promotions, new product development and restaurant locations. Since the restaurant industry has few barriers to entry, our competitors are diverse and range from national and international restaurant chains to individual, local restaurant operators. Our largest competitors include Burger King, which as of December 31, 2010 operated 1,139 restaurants throughout Latin America and the Caribbean, Yum! Brands, which as of December 31, 2009 operated at least 600 restaurants in Latin America and the Caribbean, and Subway, which as of March 16, 2011 operated more than 1,700 restaurants in Latin America and the Caribbean. In Brazil, we also compete with Habib’s, a Brazilian QSR chain that focuses on Middle Eastern food, which as of December 31, 2009 operated 305 restaurants, according to Euromonitor, and Bob’s, a primarily Brazilian QSR chain that focuses on hamburger product offerings, which as of December 31, 2009 operated 390 restaurants. We also face strong competition from street vendors of limited product offerings, including hamburgers, hot dogs, pizzas and other local food items. According to Euromonitor, street vendors are expected to represent 11.5% of the Latin American and Caribbean total eating out segment in 2010. We expect competition to increase as our competitors continue to expand their operations, introduce new products and aggressively market their brands.

If any of our competitors offers products that are better priced or more appealing to the tastes of consumers, increases its number of restaurants, obtains more desirable restaurant locations, provides more attractive financial incentives to management personnel, franchisees or hourly employees or has more effective marketing initiatives than we do in any of the markets in which we operate, this could have a material adverse effect on our results of operations.

Increases in commodity prices or other operating costs could harm our operating results.

Food and paper costs represented 34% of our total revenues in 2010, and we import approximately 25% of our products in our various markets and 100% of the toys distributed in our restaurants. We rely on, among other commodities, beef, chicken, produce, dairy mixes, beverages and toppings. The cost of food and supplies depends on several factors, including global supply and demand, weather conditions, fluctuations in energy costs and tax incentives, all of which makes us susceptible to substantial price and currency fluctuations. Due to the competitive nature of the restaurant industry, we may be unable to pass increased operating costs on to our customers, which could have an adverse effect on our results of operations.

Demand for our products may decrease due to changes in consumer preferences or other factors.

Our competitive position depends on our continued ability to offer items that have a strong appeal to consumers. If consumer dining preferences change due to dietary inclinations and our consumers begin to seek out alternative restaurant options, our financial results might be adversely affected. In addition, negative publicity surrounding our products could also materially affect our business and results of operations.

Recently, along with several of our competitors, we have introduced new product offerings to appeal to consumers who seek products that are lower in calories and fat content. Our success in responding to consumer demands depends in part on our ability to anticipate these demands and to introduce new items to address these demands in a timely fashion.

Our business activity may be negatively affected by disruptions, catastrophic events or health pandemics.

Unpredictable events beyond our control, including war, terrorist activities, and natural disasters, could disrupt our operations and those of our franchisees, suppliers or customers, have a negative effect on consumer spending or result in political or economic instability. These events could reduce demand for our products or make it difficult to ensure the regular supply of products through our distribution chain.

In addition, incidents of health pandemics, food-borne illnesses or food tampering could reduce sales in our restaurants. Widespread illnesses such as avian influenza, the H1N1 influenza virus (or swine flu), e-coli, bovine spongiform encephalopathy (or “mad cow” disease), hepatitis A or salmonella could cause customers to avoid meat or fish products. For example, the swine flu outbreak in Argentina and Mexico in 2009 significantly impacted our sales in those countries. Furthermore, our reliance on third-party food suppliers and distributors increases the risk of food-borne illness incidents being caused by third-party food suppliers and distributors who operate outside of our control and/or multiple locations being affected rather than a single restaurant. Media reports of health pandemics or food-borne illnesses found in the general public or in any QSR could dramatically affect restaurant sales in one or several countries in which we operate, or could force us to temporarily close an undetermined number of restaurants. As a restaurant company, we depend on consumer confidence in the quality and safety of our food. Any illness or death related to food that we serve could substantially harm our operations. While we maintain extremely high standards for the quality of our food products and dedicate substantial resources to ensure that these standards are met, the spread of these illnesses is often beyond our control and we cannot assure you that new illnesses resistant to any precautions we may take will not develop in the future.

In addition, our industry has long been subject to the threat of food tampering by suppliers, employees or customers, such as the addition of foreign objects to the food that we sell. Reports, whether true or not, of injuries caused by food tampering have in the past negatively affected the reputations of QSR chains and could affect us in the future. Instances of food tampering, even those occurring solely at competitor restaurants could, by causing negative publicity about the restaurant industry, adversely affect our sales on a local, regional, national or systemwide basis. A decrease in customer traffic as a result of public health concerns or negative publicity could materially affect our business, results of operations and financial condition.

Restrictions on promotions and advertisements directed at families with children and regulations regarding the nutritional content of children’s meals may harm McDonald’s brand image and our results of operations.

A significant portion of our business depends on our ability to make our product offerings appealing to families with children. Argentina, Brazil, Chile, Colombia, Mexico, Uruguay and Venezuela are considering imposing restrictions on the ways in which we market our products, including proposals restricting our ability to sell toys in conjunction with food. In Brazil, the Federal Department of Justice filed suit in 2009 seeking to enjoin various QSRs, including us, from selling toys. As of the date of this prospectus, this legal proceeding is still pending and the outcome is uncertain. In addition, certain jurisdictions in the United States are considering curtailing or have curtailed food retailers’ ability to sell meals to children including toys if these meals do not meet certain nutritional criteria. Similar restrictions, if imposed in the Territories, may have a negative impact on our results of operations. In general, regulatory developments that adversely impact our ability to promote and advertise our business and communicate effectively with our target customers, including restrictions on the use of licensed characters may have a negative impact on our results of operations.

Environmental laws and regulations may affect our business.

We are subject to various environmental laws and regulations. These laws and regulations govern, among other things, discharges of pollutants into the air and water and the presence, handling, release and disposal of and exposure to, hazardous substances. These laws and regulations provide for significant fines and penalties for noncompliance. Third parties may also assert personal injury, property damage or other claims against owners or operators of properties associated with release of, or actual or alleged exposure to, hazardous substances at, on or from our properties.

Liability from environmental conditions relating to prior, existing or future restaurants or restaurant sites, including franchised restaurant sites, may have a material adverse effect on us. Moreover, the adoption of new or more stringent environmental laws or regulations could result in a material environmental liability to us.

We may be adversely affected by legal actions, claims or damaging publicity with respect to our products.

We could be adversely affected by legal actions and claims brought by consumers or regulatory authorities in relation to the quality of our products and eventual health problems or other consequences caused by our products or by any of their ingredients. We could also be affected by legal actions and claims brought against us for products made in a jurisdiction outside the jurisdictions where we are operating. An array of legal actions, claims or damaging publicity may affect our reputation as well as have a material adverse effect on our revenues and businesses.

Certain Factors Relating to Latin America and the Caribbean

Our business is subject to the risks generally associated with international business operations.

We engage in business activities throughout Latin America and the Caribbean. In 2010, 82.3% of our revenues were derived from Brazil, Argentina, Mexico, Puerto Rico and Venezuela. As a result, our business is and will continue to be subject to the risks generally associated with international business operations, including:

•	governmental regulations applicable to food services operations;

•	changes in social, political and economic conditions;

•	transportation delays;

•	power and other utility shutdowns or shortages;

•	limitations on foreign investment;

•	restrictions on currency convertibility and volatility of foreign exchange markets;

•	import-export quotas;

•	changes in local labor conditions;

•	changes in tax and other laws and regulations;

•	expropriation and nationalization of our assets in a particular jurisdiction; and

•	restrictions on repatriation of dividends or profits.

Some of the Territories have been subject to social and political instability in the past, and interruptions in operations could occur in the future. Our revenues could be adversely affected by any of the foregoing factors.

Changes in governmental policies in the Territories could adversely affect our business, results of operations, financial condition and prospects.

Governments throughout Latin America and the Caribbean have exercised, and continue to exercise, significant influence over the economies of their respective countries. Accordingly, the governmental actions, political developments, regulatory and legal changes or administrative practices in the Territories concerning the economy in general and the food services industry in particular could have a significant impact on us. We cannot assure you that changes in the governmental policies of the Territories will not adversely affect our business, results of operations, financial condition and prospects.

An economic downturn in Latin America and the Caribbean could have a significant impact on our operating results.

The success of our business is dependent on discretionary consumer spending, which is influenced by general economic conditions, consumer confidence and the availability of discretionary income. Any prolonged economic downturn could result in a decline in discretionary consumer spending. This may reduce the number of consumers who are willing and able to dine in our restaurants, or consumers may make more value-driven and price-sensitive purchasing choices, eschewing our core menu items for our entry level food options. We may also be unable to increase prices of our menu items, which may negatively affect our financial condition.

In addition, a prolonged economic downturn may lead to higher interest rates, significant changes in the rate of inflation or an inability to access capital on acceptable terms. Our suppliers could experience cash flow problems, credit defaults or other financial hardships. If our franchisees cannot adequately access the financial resources required to open new restaurants, this could have a material effect on our growth strategy.

Inflation and government measures to curb inflation, may adversely affect the economies in the countries where we operate, our business and results of operations.

Many of the countries in which we operate have experienced, or are currently experiencing, high rates of inflation. Although inflation rates in many of these countries have been relatively low in the recent past, we cannot assure you that this trend will continue. The measures taken by the governments of these countries to control inflation have often included maintaining a tight monetary policy with high interest rates, thereby restricting the availability of credit and retarding economic growth. Inflation, measures to combat inflation and public speculation about possible additional actions have also contributed materially to economic uncertainty in many of these countries and to heightened volatility in their securities markets. Periods of higher inflation may also slow the growth rate of local economies, that could lead to reduced demand for our core products and decreased sales. Inflation is also likely to increase some of our costs and expenses, which we may not be able to fully pass on to our customers, which could adversely affect our operating margins and operating income.

Exchange rate fluctuations against the U.S. dollar in the countries in which we operate could negatively affect our results of operations.

We are exposed to exchange rate risk in relation to the United States dollar. While substantially all of our income is denominated in the local currencies of the countries in which we operate, our supply chain management involves the importation of various products, and some of our imports, as well as some of our capital expenditures, are denominated in U.S. dollars. As a result, any decrease in the value of the local currencies of the countries in which we operate as compared to the U.S. dollar will increase our costs. In addition, 97% of our outstanding financial debt was denominated in U.S. dollars as of December 31, 2010.

As such, any fluctuation in the value of the U.S. dollar with respect to the various currencies of the countries in which we operate or in U.S. dollar interest rates could adversely impact on our net income, results of operations and financial condition.

Price controls in certain countries have affected and may continue to affect our results of operations.

Certain countries in which we conduct operations have imposed price controls that restrict our ability, and the ability of our franchisees, to adjust the prices of our products. This places downward pressure on the prices at which our products are sold and may limit the growth of our revenue. We cannot assure you that the negative effects of the previously imposed price controls will not continue into the future, or that new controls will not be imposed. Our inability to control the prices of our products could have an adverse effect on our results of operations.

We could be subject to expropriation or nationalization of our assets and government interference with our business in certain countries in which we operate.

We face a risk of expropriation or nationalization of our assets and government interference with our business in several of the countries in which we do business. These risks are particularly acute in Venezuela. The current Venezuelan government has promoted a model of increased state participation in the economy through welfare programs, exchange and price controls and the promotion of state-owned companies. We can provide no assurance that Company-operated or franchised restaurants will not be threatened with expropriation and that our operations will not be transformed into state-owned enterprises. In addition, the Venezuelan government may pass laws, rules or regulations which may directly or indirectly interfere with our ability to operate our business in Venezuela which could result in a material breach of the MFAs, in particular if we are unable to comply with McDonalds’ operations system and standards. A material breach of the MFAs would trigger McDonald’s option to acquire our non-public shares or our interests in Venezuela. See “—Certain Factors Relating to Our Business—McDonald’s has the right to acquire all or portions of our business upon the occurrence of certain events and, in the case of a material breach of the MFAs, may acquire our non-public shares or our interests in one or more Territories at 80% of their fair market value.”

We are subject to significant foreign currency exchange controls in certain countries in which we operate.

Certain Latin American economies have experienced shortages in foreign currency reserves and their respective governments have adopted restrictions on the ability to transfer funds out of the country and convert local currencies into U.S. dollars. This may increase our costs and limit our ability to convert local currency into U.S. dollars and transfer funds out of certain countries. Any shortages or restrictions may impede our ability to convert these currencies into U.S. dollars and to transfer funds, including for the payment of dividends or interest or principal on our outstanding debt. In the event that any of our subsidiaries are unable to transfer funds to us due to currency restrictions, we are responsible for any resulting shortfall.

There are currency restrictions in place in Venezuela that limit our ability to repatriate bolívares fuertes held in Venezuela at the government’s official exchange rate. In Venezuela, the official bolívar fuerte-U.S. dollar exchange rate is established by the Central Bank of Venezuela and the Venezuelan Ministry of Finance, and the acquisition of foreign currency at the official exchange rate by Venezuelan companies to pay foreign debt or dividends is subject to registration with and approval by the relevant Venezuelan authorities. Since January 2010, a two-tiered official exchange rate system has established an exchange rate of 2.60 bolívares fuertes per U.S. dollar for essential goods and an exchange rate of 4.30 bolívares fuertes per U.S. dollar for non-essential goods, subject to registration with, application to and approval by the Comisión de Administración de Divisas, or CADIVI.

These approvals have become more difficult to obtain over time, which led to the development of a bond-based exchange process under which bolívar fuerte-denominated bonds are purchased in Venezuela and then are immediately exchanged outside Venezuela for bonds denominated in U.S. dollars at a specified, and less favorable, parallel market exchange rate.

During 2009, our access to the official exchange rate for purposes of paying for imports was more limited than in 2008 due to an increase in restrictions and a more rigorous approval process. In addition, we historically have not been able to access the official exchange rate for royalty payments, and have instead utilized the parallel exchange market to make our royalty payments, honor other foreign debts and pay intercompany loans. In 2009 and 2008, we exchanged bonds for $37.1 million and $38.0 million, respectively (at an average exchange rate of Bs.F5.19 and Bs.F3.76 per U.S. dollar in 2009 and 2008, respectively) and recorded a loss of $52.5 million and $28.5 million, respectively, in connection with the payment of intercompany loans.

In May 2010, the Central Bank of Venezuela increased its control of this bond-based exchange process and, as a result, bond-based exchanges may solely be conducted by the Central Bank of Venezuela. Consequently, the parallel exchange market in Venezuela ended, limiting companies’ ability to obtain foreign currency other than through foreign currency trades approved by and conducted through CADIVI or the Central Bank of Venezuela through the System for Transactions with Securities in Foreign Currency, which we refer to as SITME. Pursuant to the new system, companies without access to CADIVI can access SITME to convert a maximum cash equivalent of up to $50,000 per day or $350,000 per month of foreign currency at an exchange rate based on the range of prices for the purchase and sale of bonds published daily by the Central Bank of Venezuela. At December 31, 2010, this exchange rate was 5.30 bolívares fuertes per U.S. dollar. As a result of the foregoing, the acquisition of foreign currency by Venezuelan companies to honor foreign debt, pay dividends or otherwise move capital out of Venezuela is subject to the approval of CADIVI or the Central Bank of Venezuela, and to the availability of foreign currency within the guidelines set forth by Venezuelan National Executive Power for the allocation of foreign currency.

In addition, in 2001 and 2002, Argentina imposed exchange controls and transfer restrictions substantially limiting the ability of companies to make payments abroad. While these restrictions have eased, Argentina may tighten exchange controls or transfer restrictions in the future to prevent capital flight, counter a significant depreciation of the Argentine peso or address other unforeseen circumstances.

In 2010, our subsidiaries in Venezuela and Argentina represented 7.5% and 17.2% of our operating income, respectively. If we are prohibited from transferring funds out of Venezuela and/or Argentina, or if we become subject to similar restrictions in other countries in which we operate, our results of operations and financial condition could be adversely affected.

If we fail to comply with or become subject to more onerous government regulations, our business could be adversely affected.

We are subject to various federal, state and municipal laws and regulations in the countries in which we operate, including those related to the food services industry, health and safety standards, marketing and promotional activities, nutritional labeling, zoning and land use, environmental standards and consumer protection. We strive to abide by and maintain compliance with these laws and regulations. The imposition of new laws or regulations, including potential trade barriers, may increase our operating costs or impose restrictions on our operations, which could have an adverse impact on our financial condition.

Regulations governing the food services industry have become more restrictive. We cannot assure you that new and stricter standards will not be adopted or become applicable to us, or that stricter interpretations of existing laws and regulations will not occur. Any of these events may require us to spend additional funds to gain compliance with the new rules, if possible, and therefore increase our cost of operation.

Certain Factors Relating to Our Class A Shares and the Offering

There is no existing market for our class A shares, and we do not know whether one will develop to provide you with adequate liquidity. If our stock price fluctuates after this offering, you could lose a significant part of your investment.

Prior to this offering, there has not been a public market for our class A shares. If an active trading market does not develop, you may have difficulty selling any of our class A shares that you buy. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the NYSE, or otherwise or how liquid that market might become. The initial public offering price for the class A shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our class A shares at prices equal to or greater than the price paid by you in this offering. In addition to the risks described above, the market price of our class A shares may be influenced by many factors, some of which are beyond our control, including:

•	the failure of financial analysts to cover our class A shares after this offering or changes in financial estimates by analysts;

•	actual or anticipated variations in our operating results;

•

changes in financial estimates by financial analysts, or any failure by us to meet or exceed any of these estimates, or changes in the recommendations of any financial analysts that elect to follow our class A shares or the shares of our competitors;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	future sales of our shares; and

•	investor perceptions of us and the industries in which we operate.

In addition, the stock market in general has experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially harm the market price of our class A shares, regardless of our operating performance. In the past, following periods of volatility in the market price of certain companies’ securities, securities class action litigation has been instituted against these companies. This litigation, if instituted against us, could adversely affect our financial condition or results of operations.

The initial public offering price per class A share is substantially higher than our net tangible book value per class A common share immediately after the offering, and you will incur immediate and substantial dilution.

The initial public offering price per class A share is substantially higher than our net tangible book value per class A share immediately after the offering. As a result, you may pay a price per share that substantially exceeds the tangible book value of our assets after subtracting our liabilities. Investors who purchase class A shares in the offering will be diluted by $14.16 per share after giving effect to the sale of class A shares in this offering. See “Dilution.” Grants to our employees pursuant to our equity incentive plan or any other grants in the future to our employees, or other issuances of class A shares, will result in further dilution.

Upon completion of the offering, Mr. Staton, our Chairman and CEO, will continue to control all matters submitted to a shareholder vote, which will limit your ability to influence corporate activities and may adversely affect the market price of our class A shares.

Upon completion of the offering, including his purchase of class A shares as part thereof, Mr. Staton, our Chairman and CEO, will own or control common stock representing 39.1% and 75.9%, respectively, of our economic and voting interests. As a result, Mr. Staton is and will be able to strongly influence or effectively control the election of our directors, determine the outcome of substantially all actions requiring shareholder approval and shape our corporate and management policies. The MFAs’ requirement that Mr. Staton at all times hold at least 51% of our voting interests likely will have the effect of preventing a change in control of us and discouraging others from making tender offers for our shares, which could prevent shareholders from receiving a premium for their shares. Moreover, this concentration of share ownership may make it difficult for shareholders to replace management and may adversely affect the trading price for our class A shares because investors often perceive disadvantages in owning shares in companies with controlling shareholders. This concentration of control could be disadvantageous to other shareholders with interests different from those of Mr. Staton and the trading price of our class A shares could be adversely affected. See “Principal and Selling Shareholders” for a more detailed description of our share ownership.

Furthermore, the MFAs contemplate instances where McDonald’s could be entitled to purchase the shares of Arcos Dorados Holdings Inc. held by Mr. Staton, Gavea Investment AD, L.P., Capital International, Inc. and DLJ South American Partners L.L.C. (through its affiliates). However, our publicly-held class A shares will not be similarly subject to acquisition by McDonald’s.

Sales of substantial amounts of our class A shares in the public market, or the perception that these sales may occur, could cause the market price of our class A shares to decline.

Sales of substantial amounts of our class A shares in the public market, or the perception that these sales may occur, could cause the market price of our class A shares to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Under our articles of association, we are authorized to issue up to 420,000,000 class A shares, of which 129,529,412 class A shares will be outstanding following this offering. We have agreed with the underwriters, subject to certain exceptions, not to offer, sell, or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 180-day period following the date of this prospectus. The selling shareholders have agreed to substantially similar lock-up provisions, subject to certain exceptions. Following the expiration of the lock-up period, our existing shareholders have the right to demand that we file a registration statement covering the offer and sale of their securities under the Securities Act for as long as each holds unregistered securities. See “Description of Share Capital and Memorandum and Articles of Association—Shareholders’ Agreement—Demand Registration Rights.” We cannot predict the size of future issuances of our shares or the effect, if any, that future sales and issuances of shares would have on the market price of our class A shares.

Transformation into a public company may increase our costs and disrupt the regular operations of our business.

This offering will have a significant transformative effect on us. Our business historically has operated as a privately owned company, and we expect to incur significant additional legal, accounting, reporting and other expenses as a result of having publicly traded class A shares. We will also incur costs which we have not incurred previously, including, but not limited to, costs and expenses for directors’ fees, increased directors and officers insurance, investor relations, and various other costs of a public company.

We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as amended, as well as rules implemented by the SEC and NYSE. We expect these rules and regulations to increase our legal and financial compliance costs and make some management and corporate governance activities more time-consuming and costly. These rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. This could have an adverse impact on our ability to recruit and bring on a qualified independent board. We estimate the additional costs we will incur as a public company, including costs associated with corporate governance requirements, will be approximately $3.0 million on an annual basis.

The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. Any of these effects could harm our business, financial condition and results of operations.

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain NYSE corporate governance standards applicable to U.S. issuers, including the requirement that a majority of an issuer’s directors consist of independent directors. This may afford less protection to holders of our Class A shares.

Section 303A of the NYSE Listing Rules requires listed companies to have, among other things, a majority of their board members be independent, and to have independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a foreign private issuer, however, we are permitted to, and we will, follow home country practice in lieu of the above requirements. British Virgin Islands law, the law of our country of incorporation, does not require that a majority of our board to consist of independent directors or the implementation of a nominating and corporate governance committee, and our board may thus not include, or include fewer, independent directors than would be required if we were subject to the NYSE Listing Rule. Since a majority of our board of directors may not consist of independent directors as long as we rely on the foreign private issuer exemption to the NYSE Listing Rule, our board’s approach may, therefore, be different from that of a board with a majority of independent directors, and as a result, the management oversight of our Company may be more limited than if we were subject to the NYSE Listing Rule.

Certain Risks Relating to Investing in a British Virgin Islands Company

We are a British Virgin Islands company and it may be difficult for you to obtain or enforce judgments against us or our executive officers and directors in the United States.

We are incorporated under the laws of the British Virgin Islands. Most of our assets are located outside the United States. Furthermore, most of our directors and officers and the experts named in this prospectus reside outside the United States, and most of their assets are located outside the United States. As a result, you may find it difficult to effect service of process within the United States upon these persons or to enforce outside the United States judgments obtained against us or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for you to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for an investor to bring an action in a British Virgin Islands court predicated upon the civil liability provisions of the U.S. federal securities laws against us or these persons.

As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and the British Virgin Islands, courts in the British Virgin Islands will not automatically recognize and enforce a final judgment rendered by a U.S. court.

Any final and conclusive monetary judgment obtained against us in U.S. courts, for a definite sum, may be treated by the courts of the British Virgin Islands as a cause of action in itself so that no retrial of the issued would be necessary, provided that in respect of the U.S. judgment:

•

the U.S. court issuing the judgment had jurisdiction in the matter and we either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

•	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of ours;

•	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•	recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

•	the proceedings pursuant to which judgment were obtained were not contrary to public policy.

Under our articles of association, we indemnify and hold our directors harmless against all claims and suits brought against them, subject to limited exceptions. Under our articles of association, to the extent allowed by law, the rights and obligations among or between us, any of our current or former directors, officers and employees and any current or former shareholder will be governed exclusively by the laws of the British Virgin Islands and subject to the jurisdiction of the British Virgin Islands courts, unless those rights or obligations do not relate to or arise out of their capacities as such. Although there is doubt as to whether U.S. courts would enforce this provision in an action brought in the United States under U.S. securities laws, this provision could make enforcing judgments obtained outside the British Virgin Islands more difficult to enforce against our assets in the British Virgin Islands or jurisdictions that would apply British Virgin Islands law.

You may have more difficulty protecting your interests than you would as a shareholder of a U.S. corporation.

Our affairs are governed by the provisions of our memorandum of association and articles of association, as amended and restated from time to time, and by the provisions of applicable British Virgin Islands law. The rights of our shareholders and the responsibilities of our directors and officers under the British Virgin Islands law are different from those applicable to a corporation incorporated in the United States. There may be less publicly available information about us than is regularly published by or about U.S. issuers. Also, the British Virgin Islands regulations governing the securities of British Virgin Islands companies may not be as extensive as those in effect in the United States, and the British Virgin Islands law and regulations in respect of corporate governance matters may not be as protective of minority shareholders as state corporation laws in the United States. Therefore, you may have more difficulty protecting your interests in connection with actions taken by our directors and officers or our principal shareholders than you would as a shareholder of a corporation incorporated in the United States.

You may not be able to participate in future equity offerings, and you may not receive any value for rights that we may grant.

Under our memorandum and articles of association, existing shareholders are entitled to preemptive subscription rights in the event of capital increases. However, our articles of association also provide that such preemptive subscription rights do not apply to certain issuances of securities by us, including (i) pursuant to any employee compensation plans; (ii) as consideration for (a) any merger, consolidation or purchase of assets or (b) recapitalization or reorganization; (iii) in connection with a pro rata division of shares or dividend in specie or distribution; or (iv) in a bona fide public offering that has been registered with the SEC.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

All references to “U.S. dollars,” “dollars” or “$” are to the U.S. dollar. All references to “Argentine pesos” or “ARS$” are to the Argentine peso. All references to “Brazilian reais” or “R$” are to the Brazilian real. All references to “Mexican pesos” or “Ps.” are to the Mexican peso. All references to “Venezuelan bolívares” or “Bs” are to the Venezuelan bolívar, the legal currency in Venezuela. All references to “Venezuelan bolívares fuertes” or “Bs.F” are to the Venezuelan bolívar fuerte, which is equal to 1,000 bolívares and is subject to conversion as per the Currency Conversion Law. See “Exchange Rates” for information regarding exchange rates for the Argentine, Brazilian, Mexican and Venezuelan currencies since January 1, 2005.

Financial Statements

We maintain our books and records in U.S. dollars and prepare our financial statements in accordance with accounting principles and standards generally accepted in the United States, or U.S. GAAP.

The financial information contained in this prospectus includes our consolidated financial statements at December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008, which have been audited by Pistrelli, Henry Martin y Asociados S.R.L., member firm of Ernst & Young Global, or E&Y, as stated in their report included elsewhere in this prospectus. We were incorporated on December 9, 2010 as a direct, wholly-owned subsidiary of Arcos Dorados Limited, the prior holding company for the Arcos Dorados business. On December 13, 2010, Arcos Dorados Limited effected a downstream merger into and with us, with us as the surviving entity. The merger was accounted for as a reorganization of entities under common control in a manner similar to a pooling of interest and the consolidated financial statements reflect the historical consolidated operations of Arcos Dorados Limited as if the reorganization structure had existed since Arcos Dorados Limited was incorporated in July 2006.

Our fiscal year ends December 31. References in this prospectus to a fiscal year, such as “fiscal year 2010,” relate to our fiscal year ended on December 31 of that calendar year.

See Note 21 to our annual consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability of Results—Impact of Venezuelan Currency Controls and Related Accounting Changes on Our Results of Operations” for information regarding the translation of the results of our Venezuelan operations.

Operating Data

We operate McDonald’s-branded restaurants under two different operating formats: those directly operated by us, or Company-operated restaurants, and those operated by franchisees, or franchised restaurants. As of December 31, 2010, we operated or franchised 1,755 restaurants, of which we operated 1,292 (or 74%) and our franchisees operated 463 (or 26%). All references to “restaurants” are to our freestanding, food court, in-store and mall store restaurants and do not refer to our McCafé locations or Dessert Centers. Systemwide data represents measures for both our Company-operated restaurants and our franchised restaurants.

We are the majority stakeholder in several joint ventures with third parties that collectively own 24 restaurants. We consider these restaurants to be Company-operated restaurants. We also have granted developmental licenses to 12 restaurants. Developmental licensees own or lease the land and buildings on which their restaurants are located and pay a franchise fee to us in addition to the continuing franchise fee due to McDonald’s. We consider these restaurants to be franchised restaurants.

Other Financial Measures

We disclose in this prospectus a financial measure titled Adjusted EBITDA. We use Adjusted EBITDA to facilitate operating performance comparisons from period to period. Adjusted EBITDA is defined as our operating income plus depreciation and amortization plus/minus the following losses/gains included within other operating expenses, net and within general and administrative expenses in our statement of income: compensation expense related to an award granted to our CEO, incremental compensation expense related to a change in the valuation formula of our 2008 long-term incentive plan, gains from sale of property and equipment, write-off of property and equipment, contract termination losses and impairment of long-lived assets and goodwill.

We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations such as capital structures (affecting net interest expense and other financial charges), taxation (affecting income tax expense) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. In addition, we exclude compensation expense related to the award granted to our CEO due to its special nature; gains from sale of property and equipment not related to our core business; write-offs of property and equipment and impairment of long-lived assets and goodwill that do not result in cash payments; and contract termination losses due to its infrequent nature. In addition, in 2010 we excluded the incremental compensation expense recorded at the end of the year in connection with our 2008 long-term incentive plan because our decision in 2011 to replace the existing formula for determining the current value of the award with the price of our shares sold in this offering resulted in the remeasurement of our liability under the plan. Our management believes that disclosure of Adjusted EBITDA provides useful information to investors, financial analysts and the public in their evaluation of our operating performance.

Market Share and Other Information

Market data and certain industry forecast data used in this prospectus were obtained from internal reports and studies, where appropriate, as well as estimates, market research, publicly available information (including information available from the United States Securities and Exchange Commission website) and industry publications, including Euromonitor, Millward Brown Optimor, the United Nations Economic Commission for Latin America and the Caribbean, and the CIA World Factbook. Industry publications generally state that the information they include has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal reports and studies, estimates and market research, which we believe to be reliable and accurately extracted by us for use in this prospectus, have not been independently verified. However, we believe such data is accurate and agree that we are responsible for the accurate extraction of such information from such sources and its correct reproduction in this prospectus.

Basis of Consolidation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Rounding

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate” and “potential,” among others.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to of various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in this prospectus. These risks and uncertainties include factors relating to:

•	general economic, political, demographic and business conditions in Latin America and the Caribbean;

•	fluctuations in inflation and exchange rates in Latin America and the Caribbean;

•	our ability to implement our growth strategy;

•	the success of operating initiatives, including advertising and promotional efforts and new product and concept development by us and our competitors;

•	our ability to compete and conduct our business in the future;

•

changes in consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, french fries or other foods or the effects of health pandemics and food-borne illnesses such as “mad cow” disease and avian influenza or “bird flu,” and changes in spending patterns and demographic trends, such as the extent to which consumers eat meals away from home;

•	the availability, location and lease terms for restaurant development;

•	our intention to focus on our restaurant reimaging plan;

•	our franchisees, including their business and financial viability and the timely payment of our franchisees’ obligations due to us and to McDonald’s;

•	our ability to comply with the requirements of the MFAs, including McDonald’s standards;

•	our decision to own and operate restaurants or to operate under franchise agreements;

•	the availability of qualified restaurant personnel for us and for our franchisees, and the ability to retain such personnel;

•	changes in commodity costs, labor, supply, fuel, utilities, distribution and other operating costs;

•

our ability, if necessary, to secure alternative distribution of supplies of food, equipment and other products to our restaurants at competitive rates and in adequate amounts, and the potential financial impact of any interruptions in such distribution;

•	changes in government regulation;

•	other factors that may affect our financial condition, liquidity and results of operations; and

•	other risk factors discussed under “Risk Factors.”

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We expect to receive total net proceeds of approximately $152.3 million after deducting estimated underwriting discounts and commissions and expenses of the offering that are payable by us. We will not receive any of the net proceeds from the sale of class A shares by the selling shareholders.

We have agreed with McDonald’s that we will use $150.0 million of the proceeds from this offering for capital expenditures, including for opening and reimaging restaurants, which expenditures will be in addition to our restaurant opening and reinvestment commitments under the MFAs described under “Our Relationship with McDonald’s—The MFAs—Restaurant Opening Plan and Reinvestment Plan.”

DIVIDENDS AND DIVIDEND POLICY

On March 23, 2011, we declared a dividend of $12.5 million with respect to our results of operations for fiscal year 2010, which will be paid in full on April 1, 2011. Since the Acquisition, the only other dividend we have declared is a $40 million dividend with respect to our results of operations for fiscal year 2009, which has been paid in full. Our board of directors will consider the legal requirements with regard to our net income and retained earnings and our cash flow generation, targeted leverage ratios and debt covenant requirements in determining the amount of dividends to be paid, if any. Dividends may only be paid in accordance with the provisions of our memorandum and articles of association and Section 57 of the BVI Business Companies Act, 2004 (as amended) and after having fulfilled our capital expenditures program and after satisfying our indebtedness and liquidity thresholds, in that order. Pursuant to our memorandum and articles of association, all dividends unclaimed for three years after having been declared may be forfeited by a resolution of directors for the benefit of the Company. See “Description of Share Capital and Memorandum and Articles of Association.”

CAPITALIZATION

The table below sets forth our capitalization (defined as long-term debt and shareholders’ equity) as of December 31, 2010 derived from our audited consolidated financial statements prepared in accordance with U.S. GAAP:

•	on an actual basis;

•

as adjusted for the redemption of 41,882,966 shares (25,129,780 class A shares and 16,753,186 class B shares) effective as of March 16, 2011 in connection with the split-off of the Axis business and the distribution of dividends declared on March 23, 2011; and

•

as further adjusted to give effect to our sale of the class A shares in the offering, and the receipt of approximately $152.3 million in estimated net proceeds, considering the offering price of $17.00 per class A share, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us in connection with the offering, and the use of proceeds therefrom.

Investors should read this table in conjunction with our consolidated financial statements included in this prospectus.

	As of December 31, 2010
	Actual	As Adjusted	As Further Adjusted
	(in thousands of U.S. dollars)
Cash and cash equivalents	$208,099	$160,724	$313,005
Long-term debt, excluding current portion	451,423	451,423	451,423
Shareholders’ equity:
420,000,000 class A shares, no par value, authorized and 145,129,780 such shares issued and outstanding at December 31, 2010, actual; 420,000,000 class A shares, no par value, authorized and 120,000,000 such shares issued and outstanding at December 31, 2010, as adjusted; 420,000,000 class A shares, no par value, authorized and 129,529,412 such shares issued and outstanding at December 31, 2010, as further adjusted	226,528	199,373	351,654
80,000,000 class B shares, no par value, authorized and 96,753,186 such shares issued and outstanding at December 31, 2010, actual; 80,000,000 class B shares, no par value, authorized, issued and outstanding at December 31, 2010, as adjusted; 80,000,000 class B shares, no par value, authorized, issued and outstanding at December 31, 2010, as further adjusted(1)	151,018	132,915	132,915
Additional paid-in capital	(2,468)	(2,468)	(2,468)
Accumulated other comprehensive loss	(98,664)	(98,664)	(98,664)
Retained earnings	271,387	258,887	258,887

Total Arcos Dorados Holdings Inc. shareholders’ equity	547,801	490,043	642,324
Non-controlling interests in subsidiaries	1,394	1,394	1,394
Total shareholders’ equity	549,195	491,437	643,718

Total capitalization(2)	1,000,618	942,860	1,095,141

(1)	For a description of changes in our authorized capital, see Note 22 to our annual consolidated financial statements.
(2)	Total capitalization consists of long-term debt (excluding current portion) plus total shareholders’ equity.

DILUTION

At December 31, 2010, we had a net tangible book value attributed to Arcos Dorados Holdings Inc. shareholders of $500.5 million, corresponding to a net tangible book value of $2.07 per share. Net tangible book value represents the amount of our total assets less our total liabilities, excluding goodwill and other intangible assets, divided by 241,882,966, the total number of our shares outstanding at December 31, 2010 after giving retrospective effect to the stock split approved after year-end.

After giving effect to the redemption of 41,882,966 of our shares in consideration for the split-off of our Axis business and to the distribution of dividends declared on March 23, 2011, our adjusted net tangible book value as of December 31, 2010 would have been $442.8 million, corresponding to an adjusted net book value of $2.21 per share based on the number of outstanding shares at the date of this prospectus of 200,000,000.

After giving effect to the split-off of the Axis business, the distribution of dividends, and the sale by us of the 9,529,412 class A shares offered by us in the offering, and considering an offering price of $17.00 per class A share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value estimated at December 31, 2010 would have been approximately $595.1 million, representing $2.84 per share. This represents an immediate increase in net tangible book value of $0.63 per share to existing shareholders and an immediate dilution in net tangible book value of $14.16 per share to new investors purchasing class A shares in this offering. Dilution for this purpose represents the difference between the price per class A shares paid by these purchasers and net tangible book value per common share immediately after the completion of the offering.

The following table illustrates this dilution to new investors purchasing class A shares in the offering.

Net tangible book value per class A share at December 31, 2010	$2.07
Increase in net tangible book value per class A share attributable to the split-off of our Axis business	0.21
Decrease in net tangible book value per class A share attributable to the distribution of dividends	(0.06)
Adjusted net tangible book value per class A share at December 31, 2010	2.21
Increase in net tangible book value per class A share attributable to new investors	0.63
Pro forma net tangible book value per class A share after the offering	2.84
Dilution per class A share to new investors	14.16
Percentage of dilution in net tangible book value per class A share for new investors	83%

EXCHANGE RATES

In 2010, 82.3% of our total revenues was derived from our restaurants in Argentina, Brazil, Mexico, Puerto Rico and Venezuela. While we maintain our books and records in U.S. dollars, our revenues are conducted in the local currency of the territories in which we operate, and as such may be affected by changes in the local exchange rate to the U.S. dollar.

Argentina

On January 6, 2002, the Argentine federal congress ended ten years of U.S. dollar-Argentine peso parity, eliminating the requirement that the Central Bank of Argentina maintain a certain level of reserves and granting the executive branch the power to set the exchange rate between the Argentine peso and foreign currencies and issue regulations related to the foreign exchange market. As of January 11, 2002, the Argentine peso/U.S. dollar exchange rate floated freely.

Heightened demand for limited U.S. dollars caused the Argentine peso to trade well above the rate of one Argentine peso per one U.S. dollar that had been previously established. Since the economic crisis in Argentina that began in December 2001, the Argentine peso/U.S. dollar exchange rate has fluctuated considerably. In 2002, an executive order was enacted that established a single free foreign exchange market that required all foreign exchange transactions to be carried out at a rate agreed upon between parties in accordance with the requirements of the Central Bank of Argentina. The Argentine peso depreciated 2.3% against the U.S. dollar in 2007, 9.5% in 2008, 10.4% in 2009 and 4.7% in 2010.

For the last few years, the Argentine government has maintained a policy of limited-intervention in the foreign exchange markets, conducting periodic transactions for the purchase or sale of U.S. dollars. We cannot assure you that the Argentine government will maintain its current policies with regard to the Argentine peso or that the Argentine peso will not further depreciate or appreciate significantly in the future.

The following table sets forth, for the periods indicated, the high, low, average and period-end exchange rates for the purchase of U.S. dollars expressed in Argentine pesos per U.S. dollar. The average rate is calculated by using the average of Argentina’s Central Bank reported exchange rates on each day during a monthly period and on the last day of each month during an annual period. As of March 23, 2011 the exchange rate for the purchase of U.S. dollars as reported by Argentina’s Central Bank was ARS$4.042 per U.S. dollar.

	Period- End	Average for Period	Low	High
	(Argentine pesos per U.S. dollar)
	ARS$	ARS$	ARS$	ARS$
Year Ended December 31:
2006	3.070	3.078	3.031	3.107
2007	3.151	3.120	3.055	3.180
2008	3.454	3.162	3.013	3.454
2009	3.797	3.729	3.450	3.855
2010	3.976	3.912	3.794	3.986
Quarter Ended:
March 31, 2010	3.876	3.840	3.794	3.876
June 30, 2010	3.932	3.902	3.868	3.933
September 30, 2010	3.961	3.942	3.931	3.972
December 31, 2010	3.976	3.967	3.792	3.986
Month Ended:
September 30, 2010	3.961	3.952	3.944	3.972
October 31, 2010	3.957	3.397	3.950	3.961
November 30, 2010	3.984	3.968	3.957	3.984
December 31, 2010	3.976	3.978	3.973	3.986
January 2011	4.001	3.981	3.972	4.001
February 2011	4.031	4.022	4.009	4.031
March 2011 (through March 23)	4.042	4.034	4.029	4.042

Exchange Controls

Prior to December 1989, the Argentine foreign exchange market was subject to exchange controls. From December 1989 until April 1991, Argentina had a freely floating exchange rate for all foreign currency transactions, and the transfer of dividend payments in foreign currency abroad and the repatriation of capital were permitted without prior approval of the Central Bank of Argentina. From April 1, 1991, when the Convertibility Law became effective, until December 21, 2001, when the Central Bank of Argentina decided to close the foreign exchange market, the Argentine currency was freely convertible into U.S. dollars.

In January 2002, the Argentine government imposed a number of monetary and currency exchange control measures through Decree 1570/01, which included restrictions on the free disposition of funds deposited with banks and tight restrictions on transferring funds abroad without the Central Bank of Argentina’s prior authorization subject to specific exceptions for transfers related to foreign trade. Beginning in January 2003, the Central Bank of Argentina has gradually eased these restrictions and expanded the list of transfers of funds abroad that do not require its prior authorization. However, in June 2003 the Argentine government instituted restrictions on capital flows into Argentina, which mainly consisted of a prohibition against the transfer abroad of any funds until 180 days after their entry into the country.

In June 2005, the Argentine government issued Decree 616/05, which established additional restrictions over all capital flows that could result in the decreased availability of international credit. Pursuant to the decree, all private sector indebtedness of physical persons or corporations in Argentina are required to be agreed upon and repaid not prior to 365 days from the date of entry of the funds into Argentina, regardless of the form of repayment. The decree outlines several types of transactions that are exempt from its requirements, including foreign trade financings and primary offerings of debt securities issued pursuant to a public offering and listed on a self-regulated market.

In addition, section 3 of the decree stipulates that all capital inflows within the private sector to the local exchange market of physical persons or corporations within Argentina (excluding foreign trade financings and primary offerings of debt securities issued pursuant to a public offering and listed on a self-regulated market), as well as all capital inflows of non-residents received by the local exchange market destined for local money holdings, acquisition of active or passive private sector financings (financial or non-financial), excluding foreign direct investment and primary offerings of debt securities issued pursuant to a public offering and listed on a self-regulated market and investments in securities issued by the public sector that are acquired in secondary markets, must meet certain requirements described in section 4 of the decree, as outlined below:

•	the funds may be transferred only outside the local exchange market after a 365-day period from the date of entry of the funds into Argentina;

•	any amounts resulting from the exchange of the funds are to be credited to an account within the Argentine banking system;

•

a non-transferable, non-interest-bearing deposit must be maintained for a term of 365 calendar days, in an amount equal to 30% of any inflow of funds to the local foreign exchange market arising from certain enumerated transactions; and

•

the deposit shall be in U.S. dollars in any of the financial entities of Argentina and may not be used as collateral or guaranty for any credit transaction. Any breach to the provisions of Decree 616/05 is subject to criminal penalties of the Exchange Regime.

In addition, on November 16, 2005, the Ministry of Economy and Production issued Resolution 637/05, pursuant to which Decree 616/05 was regulated, providing that any inflow of funds to the local exchange market in connection with an initial public offering of securities, bonds or certificates issued by a trustee under a trust, whether or not the trust is publicly offered and listed in a self-regulated market, shall comply with all requirements provided for section 4 of Decree 616/05 whenever those requirements are applicable to the inflow of funds to the local exchange market in connection with the acquisition of any of the assets under the trust.

Regarding payment by local residents of services rendered to them, there are no restrictions on remittances abroad for payment of services rendered by non-residents (Communication “A” 3826).

Interest Payments. Foreign currency necessary to pay interest on foreign indebtedness may be purchased and transferred abroad:

(a)	up to 15 days in advance of the relevant interest payment date and to pay interest accrued within such interest period;

(b)	to pay interest accrued during the period between the date of disbursement of the funds abroad and the date of settlement of the disbursed funds through the local foreign exchange market; provided that the amount of foreign currency so purchased is equal to the amount resulting from the difference between the interest accrued on the relevant foreign indebtedness and the earnings derived from the placement of the funds abroad, proof of which must be presented to the Central Bank of Argentina by the debtor; or

(c)	to pay interest accrued during the period between the date of disbursement of the funds and the date of settlement of the disbursed funds through the local foreign exchange market; provided that the funds disbursed abroad were credited in correspondent accounts of entities authorized to settle such funds through the local exchange market, within 48 business hours as from the date of their disbursement (Communication “A” 4643).

In order to proceed with remittances abroad for debt interest payments of all types, the entities involved must first verify that the debtor has complied with the reporting requirements imposed under Communication “A” 3602 dated May 7, 2002 and meets all other requirements set forth in Communication “A” 4177, paragraph 4.

Principal Repayments. Foreign currency necessary to pay principal on foreign indebtedness owed by the private non-financial sector may be acquired:

(a)	within 30 days prior to the stated maturity of the applicable obligation; provided that the funds disbursed under such obligation have remained in Argentina for at least 365 days; or

(b)	within the term necessary for performing the payment obligations, in the case of facilities entered into on or after February 11, 2002, when such payment obligations depend on the occurrence of specific conditions set forth in the related contracts, such as a cash flow excess clause or automatic cash reinvestment clause.

Principal Prepayments. The foreign currency required to prepay principal on foreign indebtedness may be acquired to make partial or full payments more than 30 days prior to the stated maturity of the relevant obligation, provided that (x) the funds disbursed under the debt facility have remained in Argentina for at least 365 days; (y) the amount in foreign currency to be prepaid does not exceed the current value of the portion of the debt being prepaid or (z) if the prepayment is financed totally or partially with a new cross-border loan or is made as part of a restructuring process with foreign creditors, the terms and conditions of the new financing and the net cash prepayment must not result in an increase in the present value of the debt being refinanced.

Dividends. Additionally, access to the local foreign exchange market is permitted for remittances abroad to pay earnings and dividends in so far as they arise from closed and audited balance sheets (Communication “A” 3859).

Brazil

On March 4, 2005, the Brazilian Monetary Council issued Resolution No. 3,265, providing for several changes in Brazilian foreign exchange regulation, including the unification of the foreign exchange markets into a single exchange market; the easing of several rules for acquisition of foreign currency by Brazilian residents; and the extension of the term for converting foreign currency derived from Brazilian exports. On May 29, 2008, the Brazilian Monetary Council issued Resolution No. 3,568, which expressly revoked Resolution 3,265 but maintained many of the regulatory aspects concerning the monetary policies already set by the revoked resolution. Resolution No. 3,568 also included in the Brazilian Exchange Market the operations related to receipts, payments and transfers to and from abroad through the use of debit and credit cards, as well as the transactions related to international postal transfers of money, including postal vouchers, and international postal reimbursements.

Resolution 3,568 established that, without prejudice to the duty of identifying customers, operations of foreign currency purchase or sale up to $3,000 or its equivalent in other currencies are not required to submit documentation relating to legal transactions underlying these foreign exchange operations. According to Resolution 3,568, the Central Bank of Brazil may define simplified forms to record operations of foreign currency purchases and sales of up to $3,000 or its equivalent in other currencies.

The Brazilian Monetary Council may issue further regulations in relation to foreign exchange transactions, as well as on payments and transfers of Brazilian currency between Brazilian residents and non-residents (such transfers being commonly known as the international transfer of reais), including those made through the so-called non-resident accounts.

From 2001 until early 2003, the value of the Brazilian real declined against the U.S. dollar, primarily due to financial and political instability in Brazil and Argentina. According to the Central Bank of Brazil, in 2004, 2005, 2006 and 2007, however, the Brazilian real appreciated in relation to the U.S. dollar 8.8%, 13.4%, 9.5% and 20.5%, respectively. In 2008, the Brazilian real depreciated 31.9% in relation to the U.S. dollar, and in 2009 and 2010 the Brazilian real appreciated 34.2% and 4.3%, respectively, in relation to the U.S. dollar.

Although the Central Bank of Brazil has intervened occasionally to control movements in the foreign exchange rates, the exchange market may continue to be volatile as a result of capital movements or other factors, and, therefore, the Brazilian real may substantially decline or appreciate in value in relation to the U.S. dollar in the future.

The following table sets forth, for the periods indicated, the high, low, average and period-end exchange rates for the purchase of U.S. dollars expressed in Brazilian reais per U.S. dollar as reported by the Central Bank of Brazil. As of March 23, 2011, the exchange rate for the purchase of U.S. dollars as reported by the Central Bank of Brazil was R$1.660 per U.S. dollar.

	Period- End	Average for Period	Low	High
	(Brazilian reais per U.S. dollar)
	R$	R$	R$	R$
Year Ended December 31:
2006	2.138	2.215	2.059	2.371
2007	1.771	1.944	1.733	2.156
2008	2.337	2.030	1.559	2.500
2009	1.741	1.994	1.702	2.422
2010	1.666	1.759	1.655	1.881
Quarter Ended:
March 31, 2010	1.781	1.800	1.723	1.877
June 30, 2010	1.802	1.793	1.731	1.881
September 30, 2010	1.694	1.749	1.694	1.785
December 31, 2010	1.666	1.697	1.655	1.734
Month Ended:
September 30, 2010	1.694	1.720	1.694	1.744
October 31, 2010	1.701	1.684	1.655	1.711
November 30, 2010	1.716	1.713	1.680	1.734
December 31, 2010	1.666	1.693	1.666	1.712
January 2011	1.673	1.675	1.651	1.691
February 2011	1.661	1.668	1.661	1.678
March 2011 (through March 23)	1.660	1.663	1.646	1.676

Mexico

For the last few years, the Mexican government has maintained a policy of non-intervention in the foreign exchange markets, other than conducting periodic auctions for the purchase of U.S. dollars, and has not had in effect any exchange controls (although these controls have existed and have been in effect in the past). We cannot assure you that the Mexican government will maintain its current policies with regard to the Mexican peso or that the Mexican peso will not further depreciate or appreciate significantly in the future.

The following table sets forth, for the periods indicated, the high, low, average and period end free-market exchange rate for the purchase of U.S. dollars, expressed in nominal Mexican pesos per U.S. dollar, as reported by the Central Bank of Mexico in the Federal Official Gazette. All amounts are stated in Mexican pesos per U.S. dollar. The annual average rates reflect the average of month-end rates, and monthly average rates reflect the average of daily rates. As of March 23, 2011, the free-market exchange rate for the purchase of U.S. dollars as reported by the Central Bank of Mexico in the Federal Official Gazette as the rate of payment of obligations denominated in non-Mexican currency payable in Mexico was Ps.12.06 per U.S. dollar.

	Period- End	Average for Period	Low	High
	(Mexican pesos per U.S. dollar)
	Ps.	Ps.	Ps.	Ps.
Year Ended December 31:
2006	10.88	10.92	10.43	11.48
2007	10.90	10.94	10.66	11.27
2008	13.77	11.14	9.92	13.92
2009	13.07	13.50	12.60	15.37
2010	12.36	12.64	12.16	13.18
Quarter Ended:
March 31, 2010	12.33	12.76	12.33	13.18
June 30, 2010	12.84	12.57	12.16	13.18
September 30, 2010	12.60	12.80	12.48	13.17
December 31, 2010	12.36	12.39	12.21	12.60
Month Ended:
September 30, 2010	12.60	12.83	12.48	13.06
October 31, 2010	12.34	12.44	12.32	12.59
November 30, 2010	12.49	12.31	12.21	12.49
December 2010	12.36	12.40	12.33	12.55
January 2011	12.02	12.15	12.02	12.38
February 2011	12.17	12.08	11.99	12.19
March 2011 (through March 23)	12.06	12.04	11.92	12.12

Venezuela

Venezuela suspended foreign exchange trading on January 23, 2003 in response to a significant decrease in the amount of foreign currency generated from the sale of oil and an increase in the demand for foreign currency, which produced a decline in Venezuela’s reserves of international currencies. On February 5, 2003, the Venezuelan government adopted a series of exchange agreements, decrees and regulations establishing a new exchange control regime. The Comisión de Administración de Divisas, or CADIVI, administers, manages and controls the new exchange control regime. Purchases and sales of foreign currencies are centralized in the Central Bank of Venezuela. The Ministry of Finance and the Central Bank of Venezuela are responsible for setting the exchange rate with respect to the U.S. dollar and other currencies.

The following table sets forth, for the periods indicated, the exchange rates set by the Ministry of Finance and the Central Bank of Venezuela for the purchase and sale of U.S. dollars and the payment of external public debt in U.S. dollars, in each case expressed in nominal Venezuelan bolívares or bolívares fuertes, as applicable, per U.S. dollar.

	Purchase	Sale	Payment of External Public Debt
	(Venezuelan bolívares per U.S. dollar)
Period:	Bs.	Bs.	Bs.
February 5, 2003 through February 8, 2004	1,596.00	1,600.00	1,600.00
February 9, 2004 through March 2, 2005	1,915.20	1,920.00	1,920.00
March 3, 2005 through December 31, 2007	2,144.60	2,150.00	2,150.00

	Purchase	Sale	Payment of External Public Debt
	(Venezuelan bolívares fuertes per U.S. dollar)
	Bs.F	Bs.F	Bs.F
January 1, 2008 through January 7, 2010(1)	2.1446	2.1500	2.1500

	Essential Goods	Non-essential Goods
	(Venezuelan bolívares fuertes per U.S. dollar)
	Bs.F	Bs.F
January 8, 2010 through December 31, 2010(1)	2.60	4.30

	Purchase	Sale	Payment of External Public Debt
	(Venezuelan bolívares fuertes per U.S. dollar)
	Bs.F	Bs.F	Bs.F
January 1, 2011 through March 23, 2011(1)	4.2893	4.3000	4.3000

(1)	Effective January 1, 2008, the currency of Venezuela was converted to the bolívar fuerte, which represents one thousand bolívares.

The exchange control regime provides that all foreign currency generated through public or private sector operations must be sold to the Central Bank of Venezuela at the established exchange rate. In addition, all foreign currency that enters the country must be registered through banks and financial institutions authorized by CADIVI. If the acquisition of foreign currency by a private sector entity must be approved by CADIVI, the entity must prove, among other things, that its social security contributions and tax payments are up to date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability of Results—Impact of Venezuelan Currency Controls and Related Accounting Changes on Our Results of Operations.”

These approvals have become more difficult to obtain over time, which led to the development of a bond-based exchange process under which bolívar fuerte-denominated bonds are purchased in Venezuela and then are immediately exchanged outside Venezuela for bonds denominated in U.S. dollars at a specified, and less favorable, parallel market exchange rate.

During 2009, our access to the official exchange rate for purposes of paying for imports was more limited than in 2008 due to an increase in restrictions and a more rigorous approval process. In addition, we historically have not been able to access the official exchange rate for royalty payments, and have instead utilized the parallel exchange market to make our royalty payments, honor other foreign debts and pay intercompany loans. In 2009 and 2008, we exchanged bonds for $37.1 million and $38.0 million, respectively (at an average exchange rate of Bs.F5.19 and Bs.F3.76 per U.S. dollar in 2009 and 2008, respectively) and recorded a loss of $52.5 million and $28.5 million, respectively, in connection with the payment of intercompany loans.

On January 8, 2010, the Venezuelan government announced the devaluation of the bolívar fuerte and the creation of a two-tiered official exchange rate system. The official exchange rate moved from 2.15 bolívares fuertes per U.S. dollar to 2.60 bolívares fuertes per U.S. dollar for essential goods and to 4.30 bolívares fuertes per U.S. dollar for non-essential goods.

On December 30, 2010, the Venezuelan government announced the elimination of the official exchange rate for essential goods. Effective January 1, 2011, each U.S. dollar is valued at 4.2893 bolívares fuertes for purchases and 4.3000 bolívares fuertes for sales. In addition, the exchange rate is set at 4.3000 bolívares fuertes per U.S. dollar for the payment of external public debt.

In May 2010, the Central Bank of Venezuela increased its control of the bond-based exchange process and, as a result, bond-based exchanges may solely be conducted by the Central Bank of Venezuela. Consequently, the parallel exchange market in Venezuela ended, limiting companies’ ability to obtain foreign currency other than through foreign currency trades approved by and conducted through CADIVI or the Central Bank of Venezuela through SITME. Pursuant to the new system, companies without access to CADIVI can access SITME to convert a maximum cash equivalent of up to $50,000 per day or $350,000 per month of foreign currency at an exchange rate based on the range of prices for the purchase and sale of bonds published daily by the Central Bank of Venezuela. At December 31, 2010, this exchange rate was 5.30 bolívares fuertes per U.S. dollar. As a result of the foregoing, the acquisition of foreign currency by Venezuelan companies to honor foreign debt, pay dividends or otherwise move capital out of Venezuela is subject to the approval of CADIVI or the Central Bank of Venezuela, and to the availability of foreign currency within the guidelines set forth by the Venezuelan National Executive Power for the allocation of foreign currency.

MARKET INFORMATION

Prior to this offering, there has been no public market for our class A shares. We cannot assure that an active trading market will develop for our class A shares, or that our class A shares will trade in the public market subsequent to the offering at or above the initial public offering price.

SELECTED FINANCIAL AND OTHER INFORMATION

The selected balance sheet data as of December 31, 2010 and 2009 and the income statement data for the years ended December 31, 2010, 2009 and 2008 of Arcos Dorados Holdings Inc. are derived from the consolidated financial statements included elsewhere in this prospectus, which have been audited by Pistrelli, Henry Martin y Asociados S.R.L., member firm of Ernst & Young Global, or E&Y. The selected balance sheet data as of December 31, 2008 and 2007 and the income statement data for the year ended December 31, 2007 of Arcos Dorados Holdings Inc. are derived from consolidated financial statements audited by Pistrelli, Henry Martin y Asociados S.R.L., which are not included herein. We were incorporated on December 9, 2010 as a direct, wholly-owned subsidiary of Arcos Dorados Limited, the prior holding company for the Arcos Dorados business. On December 13, 2010, Arcos Dorados Limited effected a downstream merger into and with us, with us as the surviving entity. The merger was accounted for as a reorganization of entities under common control in a manner similar to a pooling of interest and the consolidated financial statements reflect the historical consolidated operations of Arcos Dorados Limited as if the reorganization structure had existed since Arcos Dorados Limited was incorporated in July 2006. We did not commence operations until the Acquisition on August 3, 2007, consequently, the income statement data for the year ended December 31, 2007 only includes five months of operations.

Included below is historical financial information of McDonald’s LatAm business prior to the date of the Acquisition. This financial information presents the combined results of operations and financial condition of McDonald’s LatAm business (as our predecessor business). The selected income statement and balance sheet data as of and for the year ended December 31, 2006 are derived from the combined financial statements of McDonald’s LatAm business, which have been audited by Ernst & Young LLP (United States), member firm of Ernst & Young Global, and are not included herein. The summary income statement data for the seven-month period ended July 31, 2007 are derived from the combined financial statements of McDonald’s LatAm business, which have been audited by Pistrelli, Henry Martin y Asociados S.R.L., member firm of Ernst & Young Global, and are not included herein.

We maintain our books and records in U.S. dollars and prepare our consolidated financial statements in accordance with U.S. GAAP. This financial information should be read in conjunction with “Presentation of Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

See Note 21 to our annual consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability of Results—Impact of Venezuelan Currency Controls and Related Accounting Changes on Our Results of Operations” for information regarding the translation of the results of our Venezuelan operations, which affects the comparability of our results of operations in 2010 compared to 2009. In particular, currency controls in Venezuela and related accounting changes have a significant effect on our results of operations and greatly impact the comparability of our results of operations from period to period.

	Arcos Dorados				Predecessor(1)
	For the Years Ended December 31,				January 1, 2007 to July 31, 2007	For the Year Ended December 31, 2006
	2010	2009	2008	2007(2)
	(in thousands of U.S. dollars)
Income Statement Data:
Sales by Company-operated restaurants	$2,894,466	$2,536,655	$2,480,897	$895,429	$1,078,194	$1,549,783
Revenues from franchised restaurants	123,652	128,821	125,945	45,910	46,881	63,718

Total revenues	3,018,118	2,665,476	2,606,842	941,339	1,125,075	1,613,501
Company-operated restaurant expenses:
Food and paper	(1,023,464)	(929,718)	(902,305)	(332,547)	(416,615)	(592,644)
Payroll and employee benefits	(569,084)	(491,214)	(461,602)	(161,871)	(196,510)	(291,895)
Occupancy and other operating expenses	(765,777)	(667,438)	(647,152)	(238,765)	(307,391)	(453,295)
Royalty fees	(140,973)	(121,901)	(118,980)	(44,878)	(40,660)	(30,462)
Franchised restaurants—occupancy expenses	(37,634)	(42,327)	(42,416)	(13,979)	(18,491)	(27,992)
General and administrative expenses	(254,165)	(189,507)	(186,098)	(71,898)	(78,081)	(131,929)
Other operating expenses, net	(22,464)	(16,562)	(26,095)	(6,310)	(16,015)	(71,459)

Total operating costs and expenses	(2,813,561)	(2,458,667)	(2,384,648)	(870,248)	(1,073,763)	(1,599,676)

Operating income	204,557	206,809	222,194	71,091	51,312	13,825
Net interest expense	(41,613)	(52,473)	(26,272)	(13,978)	(33,363)	(25,956)
Loss from derivative instruments	(32,809)	(39,935)	(2,620)	(13,672)	—	—
Foreign currency exchange results(3)	3,237	(14,098)	(74,884)	(3,542)	—	—
Other non-operating expenses, net(3)	(23,630)	(1,240)	(1,934)	(43)	(2,095)	(8,654)

Income (loss) before income taxes	109,742	99,063	116,484	39,856	15,854	(20,785)
Income tax expense	(3,450)	(18,709)	(12,067)	(17,511)	(31,922)	(26,367)

Net income (loss)	106,292	80,354	104,417	22,345	(16,068)	(47,152)
Less: Net income attributable to non-controlling interests	(271)	(332)	(1,375)	(43)	—	—

Net income (loss) attributable to Arcos Dorados Holdings Inc./Predecessor	106,021	80,022	103,042	22,302	(16,068)	(47,152)

Earnings per share:
Basic net income per common share attributable to Arcos Dorados Holdings Inc.	$0.44	$0.33	$0.43	$—	$—	$—

	Arcos Dorados				Predecessor(1)
	As of December 31,				As of December 31, 2006
	2010	2009	2008	2007
	(in thousands of U.S. dollars)
Balance Sheet Data(4):
Cash and cash equivalents	$208,099	$167,975	$105,982	$92,580	$102,383
Total current assets	552,355	394,011	380,275	382,801	292,717
Property and equipment, net	911,730	785,862	709,667	724,673	1,243,232
Total non-current assets	1,231,911	1,088,937	923,488	862,797	1,394,964

Total assets	1,784,266	1,482,948	1,303,763	1,245,598	1,687,681

Accounts payable	186,700	124,560	126,403	125,495	100,041
Short-term debt and current portion of long-term debt	17,947	11,046	15,306	216	6,408
Total current liabilities	605,148	396,810	388,357	375,566	292,724
Long-term debt, excluding current portion	451,423	454,461	351,870	352,460	19,718
Total non-current liabilities	629,923	632,092	474,654	462,253	135,856

Total liabilities	1,235,071	1,028,902	863,011	837,819	428,580

Total shareholders’ equity	549,195	454,046	440,752	407,779	1,259,101

Total liabilities and shareholders’ equity	1,784,266	1,482,948	1,303,763	1,245,598	1,687,681

	As of and for the Years Ended December 31,
	2010	2009	2008	2007(2)
	(in thousands of U.S. dollars, except percentages)
Other Data:
Total Revenues
Brazil	$1,595,571	$1,200,742	$1,237,208	$461,868
Caribbean division	260,617	244,774	231,734	90,796
NOLAD	305,017	240,333	232,083	91,932
SLAD(5)	856,913	979,627	905,817	296,743

Total	3,018,118	2,665,476	2,606,842	941,339

Operating Income
Brazil	$208,102	$127,291	$102,819	$23,846
Caribbean division	11,189	10,448	12,454	8,602
NOLAD	(16,718)	(17,252)	(4,863)	2,536
SLAD(5)	66,288	108,261	119,716	29,642
Corporate and others and purchase price allocation	(64,304)	(21,939)	(7,932)	6,465

Total	204,557	206,809	222,194	71,091

Operating Margin(6)
Brazil	13.0%	10.6%	8.3%	5.2%
Caribbean division	4.3	4.3	5.4	9.5
NOLAD	(5.5)	(7.2)	(2.1)	2.8
SLAD(5)	7.7	11.1	13.2	10.0

Total	6.8	7.8	8.5	7.6

Adjusted EBITDA(7)
Brazil	$250,606	$160,037	$144,965	$39,800
Caribbean division	23,556	21,167	22,013	13,099
NOLAD	15,400	3,918	15,961	10,655
SLAD(5)	83,998	129,889	138,683	36,530
Corporate and others	(74,446)	(48,628)	(33,648)	(9,187)

Total	299,114	266,383	287,974	90,897

Adjusted EBITDA Margin(8)
Brazil	15.7%	13.3%	11.7%	8.6%
Caribbean division	9.0	8.6	9.5	14.4
NOLAD	5.0	1.6	6.9	11.6
SLAD(5)	9.8	13.3	15.3	12.3

Total	9.9	10.0	11.0	9.7

Other Financial Data:
Working capital(9)	$(52,793)	$(2,799)	$(8,082)	$7,235
Capital expenditures(10)	176,173	101,166	167,893	45,174

Other Operating Data:
Systemwide comparable sales growth(11)(12)	14.9%	5.5%	—	—
Brazil	17.5	2.7	—	—
Caribbean division	4.7	4.2	—	—
NOLAD	9.1	(1.7)	—	—
SLAD	16.1	12.2	—	—
Systemwide average restaurant sales(12)(13)	$2,288	$2,147	$2,186	—
Systemwide sales growth(12)(14)	10.2%	0.9%	—	—
Brazil	34.3	(2.4)	—	—
Caribbean division	3.8	4.6	—	—
NOLAD	19.2	(12.3)	—	—
SLAD	(20.2)	9.2	—	—

	As of December 31,
	2010	2009	2008	2007
Number of systemwide restaurants	1,755	1,680	1,640	1,593
Brazil	616	578	564	553
Caribbean division	142	145	145	142
NOLAD	476	456	448	427
SLAD	521	501	483	471
Number of Company-operated restaurants	1,292	1,226	1,155	1,092
Brazil	453	432	426	422
Caribbean division	91	93	89	87
NOLAD	310	289	242	195
SLAD	438	412	398	388
Number of franchised restaurants	463	454	485	501
Brazil	163	146	138	131
Caribbean division	51	52	56	55
NOLAD	166	167	206	232
SLAD	83	89	85	83

(1)	The financial data for our predecessor is not directly comparable to our financial data for several reasons, including:

•

Predecessor data does not include the effect of the purchase accounting due to the Acquisition, which has reduced the accounting value of our long-lived assets and goodwill and the related depreciation and amortization expense.

•	Predecessor data includes royalties that are lower as a percentage of sales than the royalties we are required to pay pursuant to the MFAs.

•	Predecessor data does not include general and administrative expenses related to corporate functions.

•

Predecessor data does not include interest expense related to our long-term debt which resulted from the partial financing of the Acquisition and the subsequent increase in interest expense resulting from our senior notes. Predecessor data does include interest expense related to intercompany loans, which we eliminate in consolidation.

•

Predecessor data includes foreign exchange results related to intercompany loans within the translation adjustment in the other comprehensive income component of shareholders’ equity, while we generally report these results as a component of our earnings since generally we do not consider intercompany loans to be of a long-term nature.

(2)	Data for the year ended December 31, 2007 includes only five months of operations, beginning August 3, 2007, the date on which we commenced operations in the Territories.

(3)	For the year ended December 31, 2006 and the seven months ended July 31, 2007, “Other non-operating expenses, net” includes “Foreign currency exchange results.”

(4)	Does not reflect the split-off of the Axis business. See “Business—Our Operations—Supply and Distribution.”

(5)

Currency controls in Venezuela and related accounting changes have a significant effect on our results of operations and impact the comparability of our results of operations in 2010 compared to 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability of Results—Impact of Venezuelan Currency Controls and Related Accounting

Changes on Our Results of Operations” for information regarding the translation of the results of our Venezuelan operations.

(6)	Operating margin is operating income divided by total revenues, expressed as a percentage.

(7)	Adjusted EBITDA is a measure of our performance that is reviewed by our management. Adjusted EBITDA does not have a standardized meaning and, accordingly, our definition of Adjusted EBITDA may not be comparable to Adjusted EBITDA as used by other companies. For our definition of Adjusted EBITDA, see “Presentation of Financial and Other Information—Other Financial Measures.”

Presented below is the reconciliation between net income and Adjusted EBITDA:

	For the Years Ended December 31,
Consolidated Adjusted EBITDA Reconciliation	2010	2009	2008	2007(2)
	(in thousands of U.S. dollars)
Net income attributable to Arcos Dorados Holdings Inc.	$106,021	$80,022	$103,042	$22,302
Plus (Less):
Net interest expense	41,613	52,473	26,272	13,978
Loss from derivative instruments	32,809	39,935	2,620	13,672
Foreign currency exchange results	(3,237)	14,098	74,884	3,542
Other non-operating expenses, net	23,630	1,240	1,934	43
Income tax expense	3,450	18,709	12,067	17,511
Net income attributable to non-controlling interests	271	332	1,375	43

Operating income	204,557	206,809	222,194	71,091

Plus (Less):
Items excluded from computation that affect operating income:
Depreciation and amortization	60,585	54,169	49,496	18,263
Compensation expense related to the award granted to our CEO	16,392	4,334	11,060	—
Gains from sale of property and equipment	(5,299)	(8,465)	(4,592)	—
Write-offs of property and equipment	2,635	9,434	5,144	1,543
Impairment of long-lived assets	4,668	—	—	—
Incremental compensation expense related to our long-term incentive plan	15,576	—	—	—
Contract termination losses	—	—	3,606	—
Impairment of goodwill	—	102	1,066	—

Adjusted EBITDA	299,114	266,383	287,974	90,897

(8)	Adjusted EBITDA margin is Adjusted EBITDA divided by total revenues, expressed as a percentage.

(9)	Working capital equals current assets minus current liabilities.

(10)	Includes property and equipment expenditures and purchase of restaurant businesses.

(11)	Systemwide comparable sales growth refers to the change in our restaurant sales in one period from a comparable period for restaurants that have been open for thirteen months or longer. Systemwide comparable sales growth is provided and analyzed on a constant currency basis, which means it is calculated using the same exchange rate over the periods under comparison to remove the effects of currency fluctuations from this trend analysis. We believe this constant currency measure provides a more meaningful analysis of our business by identifying the underlying business trend, without distortion from the effect of foreign currency movements.

(12)	Systemwide comparable sales growth, systemwide average restaurant sales and systemwide sales growth are presented on a systemwide basis, which means they include sales by our Company-operated restaurants and our franchised restaurants. While sales by our franchisees are not recorded as revenues by us, we believe the information is important in understanding our financial performance because these sales are the basis on which we calculate and record franchised revenues and are indicative of the financial health of our franchisee base.

(13)	Systemwide average restaurant sales is calculated by dividing our sales for the relevant period by the arithmetic mean of the number of our restaurants at the beginning and end of such period.

(14)	Systemwide sales growth refers to the change in sales by all of our restaurants, whether operated by us or by our franchisees, from one period to another.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements as of and for the years ended December 31, 2010, 2009 and 2008 and the notes thereto, included elsewhere in this prospectus, as well as the information presented under “Presentation of Financial and Other Information” and “Selected Financial and Other Information.”

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those set forth in “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Overview

We are the world’s largest McDonald’s franchisee in terms of systemwide sales and number of restaurants, according to McDonald’s, representing 5.1% of McDonald’s global sales in 2010, and we are the largest quick service restaurant, or QSR, chain in Latin America and the Caribbean in terms of systemwide sales, according to Euromonitor, with a regional market share in terms of sales of 12.4% in 2009, according to Euromonitor. We have the exclusive right to own, operate and grant franchises of McDonald’s restaurants in 19 countries and territories in Latin America and the Caribbean, including Argentina, Aruba, Brazil, Chile, Colombia, Costa Rica, Curaçao, Ecuador, French Guiana, Guadeloupe, Martinique, Mexico, Panama, Peru, Puerto Rico, Uruguay, the U.S. Virgin Islands of St. Croix and St. Thomas, and Venezuela, which we refer to as the Territories. As of December 31, 2010, we operated or franchised 1,755 McDonald’s-branded restaurants, which represented 6.7% of McDonald’s total franchised restaurants worldwide. In 2009 and 2010, we paid $121.9 million and $141.0 million, respectively, in royalties to McDonald’s (not including royalties paid on behalf of our franchisees).

We received exclusive master franchising rights from McDonald’s for the Territories on August 3, 2007 when we acquired the operations of McDonald’s in the Territories and entered into MFAs, under which we directly operate or franchise McDonald’s restaurants in Latin America and the Caribbean. As of December 31, 2010, of our 1,755 McDonald’s-branded restaurants in the Territories, 1,292 (or 74%) were Company-operated restaurants and 463 (or 26%) were franchised restaurants. Under our conventional franchise arrangements, franchisees provide a portion of the required capital by initially investing in the equipment, signs, seating and décor of their restaurant businesses, and by reinvesting in the business over time. We typically own or secure long-term leases for the land and building for both Company-operated and franchised restaurant sites. The average term remaining on our long-term leases was approximately 8.3 years as of December 31, 2010. This maintains long-term occupancy rights, helps control related costs and assists in alignment of our goals with those of franchisees.

We divide our operations into four geographical divisions: Brazil; the Caribbean division, consisting of Aruba, Curaçao, French Guiana, Guadeloupe, Martinique, Puerto Rico and the U.S. Virgin Islands of St. Croix and St. Thomas; the North Latin America division, or NOLAD, consisting of Costa Rica, Mexico and Panama; and the South Latin America division, or SLAD, consisting of Argentina, Chile, Colombia, Ecuador, Peru, Uruguay and Venezuela. As of December 31, 2010, 35.1% of our restaurants were located in Brazil, 29.7% in SLAD, 27.1% in NOLAD and 8.1% in the Caribbean division. We focus on our customers by managing operations at the local level, including marketing campaigns and promotions, menu management and monitoring customer satisfaction, while leveraging our size by conducting administrative and strategic functions at the divisional or corporate level, as appropriate.

We are required to report information about operating segments in our financial statements in accordance with ASC Topic 280. Operating segments are components of a company about which separate financial information is available that is regularly evaluated by the chief operating decision maker(s) in deciding how to allocate resources and assess performance. We have determined that our reportable segments are those that are based on our method of internal reporting, and we manage our business and operations through our four geographical divisions (Brazil, the Caribbean division, NOLAD and SLAD). The accounting policies of the segments are the same as those for the Company on a consolidated basis.

Principal Income Statement Line Items

Revenues

We generate revenues primarily from two sources: sales by Company-operated restaurants and revenue from franchised restaurants, which primarily consists of rental income, typically based on the greater of a flat fee or a percentage of sales reported by our franchised restaurants. This rent, along with occupancy and operating rights, is stipulated in our franchise agreements. These agreements typically have a 20-year term but may be shorter if necessary to mirror the term of the real estate lease. In 2010, sales by Company-operated restaurants and revenues from franchised restaurants represented 95.9% and 4.1% of our total revenues, respectively. In 2009, sales by Company-operated restaurants and revenues from franchised restaurants represented 95.2% and 4.8% of our total revenues, respectively.

Operating Costs & Expenses

Our sales are heavily influenced by brand advertising, menu selection and initiatives to improve restaurant operations. Sales are also affected by the timing of restaurant openings and closures. We do not record sales from our franchised restaurants as revenues.

Company-operated restaurants incur four types of operating costs and expenses:

•	food and paper costs, which represent the costs of the products that we sell to customers in Company-operated restaurants;

•

payroll and employee benefit costs, which represent the wages paid to Company-operated restaurant managers and crew, as well as the costs of benefits and training, and which tend to increase as we increase sales, but at a lower rate than sales growth;

•

occupancy and other operating expenses, which represent all other direct costs of our Company-operated restaurants, including advertising and promotional expenses, the costs of outside rent and land, which are tied to sales and therefore increase as we increase our sales, building and leasehold improvement depreciation (for restaurant properties owned by us), depreciation on equipment, repairs and maintenance, insurance, restaurant operating supplies and utilities; and

•	royalty fees, representing the continuing franchise fees we pay to McDonald’s pursuant to the MFAs, which are determined as a percentage of gross product sales.

Although our costs increase as we increase our sales, they generally increase at a lower rate than sales growth, leading to a direct improvement in restaurant profitability.

Franchised restaurant occupancy expenses include, as applicable, the costs of depreciating and maintaining the land and buildings upon which franchised restaurants are situated or the cost of leasing that property. A significant portion of our leases establish that rent payments are based on the greater of a flat fee or a specified percentage of the restaurant’s sales.

We promote the McDonald’s brand and our products by advertising in all of the Territories. Pursuant to the MFAs, we are required to spend at least 5% of our gross sales on advertisement and promotion activities annually. These activities are guided by our overall marketing plan, which identifies the key strategic platforms that we leverage to drive sales. Our franchisees are generally required to pay us 5% of their gross sales to cover advertising expenditures related to their restaurants. We account for these payments as a deduction to our advertising expenses. As a result, our advertising expenses only reflect the expenditures related to Company-operated restaurants. Advertising expenses are recorded within the “Occupancy and other operating expenses” line item in our consolidated income statement. The only exception to this policy is in Mexico, where both we and our franchisees contribute funds to a cooperative that is responsible for advertisement and promotion activities for Mexico.

General and administrative expenses include the costs of overhead, including salaries and facilities, travel expenses, depreciation of office equipment, situated buildings and vehicles, amortization of intangible assets, occupancy costs, professional services and the cost of field management for Company-operated and franchised restaurants.

Other operating expenses, net, include gains and losses on asset dispositions, impairment charges, rental income and depreciation expenses of excess properties, results and depreciation from distribution centers, the equity awards granted to our CEO and other miscellaneous items.

Other Line Items

Net interest expense primarily includes interest expense on our short-term and long-term debt as well as the amortization of deferred financing costs. In November 2008, we entered into a term credit agreement for $350 million bearing interest at LIBOR plus a margin of 4.25% per annum. In October 2009, we prepaid the amount outstanding under the credit agreement in connection with the issuance of our senior notes for an aggregate principal amount of $450 million bearing interest at a fixed rate of 7.5% per annum and maturing on October 1, 2019.

Loss from derivative instruments relates to the negative change in the fair market value of our derivative instruments, primarily cross-currency swap agreements to hedge the U.S. dollar to the Brazilian real which we use to help mitigate some of our foreign currency exchange rate risk.

Foreign currency exchange results relate to the impact of remeasuring monetary assets and liabilities denominated in currencies other than our functional currencies. See “—Foreign Currency Translation.”

Other non-operating expenses, net primarily include charitable donations not related to our operations, asset taxes we are required to pay in certain countries and other non-operating charges.

Income tax expense includes both current and deferred income taxes. Current income taxes represents the amount accrued during the period to be paid to the tax authorities while deferred income taxes represent the earnings impact of the change in deferred tax assets and liabilities that are recognized in our balance sheet for future income tax consequences.

Net income attributable to non-controlling interests relate to the participation of non-controlling interests in the net income of certain subsidiaries that collectively own 24 restaurants.

Key Business Measures

We track our results of operations and manage our business by using three key business measures: comparable sales growth, average restaurant sales and sales growth. In addition, we use Adjusted EBITDA to facilitate operating performance comparisons from period to period. See “Presentation of Financial and Other Information” and “Selected Financial and Other Information.” Systemwide results are driven primarily by our Company-operated restaurants, as 74% of our systemwide restaurants are Company-operated as of December 31,

2010. Systemwide data represents measures for both Company-operated and franchised restaurants. While sales by franchisees are not recorded as revenues by us, management believes the information is important in understanding our financial performance because these sales are the basis on which we calculate and record franchised restaurant revenues and are indicative of the financial health of our franchisee base. Unless otherwise stated, comparable sales growth, average restaurant sales and sales growth are presented on a systemwide basis.

Comparable Sales

Comparable sales is a key performance indicator used within the retail industry and is indicative of the success of our initiatives as well as local economic, competitive and consumer trends. Comparable sales are driven by changes in traffic and average check, which is affected by changes in pricing and product mix. Increases or decreases in comparable sales represent the percent change in sales from the prior year for all restaurants in operation for at least thirteen months, including those temporarily closed. Some of the reasons restaurants may close temporarily include reimaging or remodeling, rebuilding, road construction and natural disasters. With respect to restaurants where there are changes in ownership, primarily changes from being franchised restaurants to becoming Company-operated restaurants, all previous months’ sales are reclassified according to the new ownership category when reporting comparable sales. As a result, there will be discrepancies between the sales figures used to calculate comparable sales and our results of operations. We report on a calendar basis, and therefore the comparability of the same month, quarter and year with the corresponding period of the prior year is impacted by the mix of days. The number of weekdays, weekend days and timing of holidays in a period can impact comparable sales positively or negatively. We refer to these impacts as calendar shift/trading day adjustments. These impacts vary geographically due to consumer spending patterns and have the greatest effect on monthly comparable sales while annual impacts are typically minimal. In 2008, there was an additional full day of sales due to the leap year.

We calculate and analyze comparable sales and average check in our divisions and systemwide on a constant currency basis, which means they are calculated using the same exchange rate in the applicable division or systemwide, as applicable, over the periods under comparison to remove the effects of currency fluctuations from the analysis. We believe these constant currency measures provide a more meaningful analysis of our business by identifying the underlying business trend, without distortion from the effect of foreign currency fluctuations.

Company-operated comparable sales growth refers to comparable sales growth for Company-operated restaurants and franchised comparable sales growth refers to comparable sales growth for franchised restaurants. We believe comparable sales growth is a key indicator of our performance, as influenced by our strategic initiatives and those of our competitors.

Average Restaurant Sales

Average restaurant sales, or ARS, is an important measure of the financial performance of our systemwide restaurants and changes in the overall direction and trends of sales. ARS is calculated by dividing the sales for the relevant period by the arithmetic mean of the number of restaurants at the beginning and end of such period. ARS is influenced mostly by comparable sales performance and restaurant openings and closures. As ARS is provided in nominal terms, it is affected by movements in foreign currency exchange rates.

Sales Growth

Sales growth refers to the change in sales by all restaurants, whether operated by us or by franchisees, from one period to another. We present sales growth both in nominal terms and on a constant currency basis, which means the latter is calculated using the same exchange rate over the periods under comparison to remove the effects of currency fluctuations from the analysis.

Foreign Currency Translation

The financial statements of our foreign operating subsidiaries are translated in accordance with guidance in ASC Topic 830, Foreign Currency Matters. See Note 3 to our consolidated financial statements. Except for our Venezuelan operations during 2010, the functional currencies of our foreign operating subsidiaries are the local currencies of the countries in which they conduct their operations. Therefore, the assets and liabilities of these subsidiaries are translated into U.S. dollars at the exchange rates as of the balance sheet date, and revenues and expenses are translated at the average exchange rates prevailing during the period. Translation adjustments are included in the “Accumulated other comprehensive (loss) income” component of shareholders’ equity. We record foreign currency exchange results related to monetary assets and liabilities denominated in currencies other than our functional currencies in our consolidated income statement.

Effective January 1, 2010, Venezuela is considered to be highly inflationary. Under U.S. GAAP, an economy is considered to be highly inflationary when its three-year cumulative rate of inflation meets or exceeds 100%. Under the highly inflationary basis of accounting, the financial statements of our Venezuelan subsidiaries are remeasured as if their functional currency were our reporting currency (U.S. dollars), with remeasurement gains and losses recognized in earnings, rather than in the cumulative translation adjustment component of other comprehensive (loss) income within shareholders’ equity.

Factors Affecting Comparability of Results

Seasonality

Our sales and revenues are generally greater in the second half of the year than in the first half. Although the impact on our results of operations is relatively small, this impact is due to increased consumption of our products during the winter and summer holiday seasons, affecting July and December, respectively.

Impact of Venezuelan Currency Controls and Related Accounting Changes on Our Results of Operations

We have operations in Venezuela, including 138 restaurants as of December 31, 2010, which represented 6.1%, 7.5%, 1.7% and 6.1% of our total revenues, operating income, net income and Adjusted EBITDA, respectively, for 2010 and 17.3%, 35.1%, 9.2% and 29.6% of our total revenues, operating income, net income and Adjusted EBITDA, respectively, for 2009. These decreases are due in large part to Venezuelan currency controls and related accounting changes. As a result, our results of operations have been and may continue to be significantly impacted by operations in Venezuela. See “Risk Factors—Certain Factors Relating to Latin America and the Caribbean—We are subject to significant foreign currency exchange controls in certain countries in which we operate” and “Risk Factors—Certain Factors Relating to Latin America and the Caribbean—Exchange rate fluctuations against the U.S. dollar in the countries in which we operate could negatively affect our results of operations.”

The table below presents historical summarized financial and other information of our operations in Venezuela for each of the periods presented and also summarized financial and other information in constant currency for 2010, which means the results of operations for that period have been calculated using a constant exchange rate (2.15 bolívares fuertes per U.S. dollar) to remove the effects of currency fluctuations from the trend analysis. We believe this presentation using constant currency provides a more meaningful analysis of our results of operations for Venezuela by identifying the underlying business trends, without distortion from the effect of foreign currency translation for financial reporting purposes. See Note 21 to our annual consolidated financial statements for information regarding the translation of the results of our Venezuelan operations, which affects the comparability of our results of operations during the years and periods presented herein.

	For the Years Ended December 31,
	2010	2010	2009		2008		2007(1)
	(in constant currency)	(in nominal terms)
Income statement data:
Total revenues	$498,478	$184,657	$460,160		$393,845		$126,020
Operating income	39,258	15,385	72,496		90,886		26,577
Foreign currency exchange results	(2,043)	26	(52,533	)(2)	(28,482	)(2)	(15,059	)(2)
Net income attributable to Arcos Dorados Holdings Inc.	1,651	1,781	7,325		24,897		284

Other data:
Adjusted EBITDA(3)	46,707	18,169	78,915		97,206		29,134

(1)	Data for the year ended December 31, 2007 includes only five months of operations, beginning August 3, 2007, the date on which we commenced operations in the Territories.

(2)	These losses were mainly due to the difference between the foreign currency exchange rate at which we purchased U.S. dollars in Venezuela and the official foreign currency exchange rate used for financial statement reporting purposes.

(3)	Adjusted EBITDA is a measure of our performance that is reviewed by our management. Adjusted EBITDA does not have a standardized meaning and, accordingly, our definition of Adjusted EBITDA may not be comparable to Adjusted EBITDA as used by other companies. For our definition of Adjusted EBITDA, see “Presentation of Financial and Other Information—Other Financial Measures.”

The table below shows the reconciliation between net income and Adjusted EBITDA:

	For the Years Ended December 31,
Venezuela Adjusted EBITDA Reconciliation	2010	2009	2008	2007
	(in thousands of U.S. dollars)
Net income attributable to Arcos Dorados Holdings Inc.	$1,781	$7,325	$24,897	$284
Plus (Less):
Net interest expense	2,318	2,046	2,292	2,773
Foreign currency exchange results	(26)	52,533	28,482	15,059
Other non-operating expenses (income), net	(4,132)	1	(11)	—
Income tax expense	15,444	10,591	35,226	8,461

Operating income	15,385	72,496	90,886	26,577

Plus (Less):
Items excluded from computation that affect operating income:
Depreciation and amortization	3,562	8,713	6,322	2,556
Gains from sale of property and equipment	(778)	(6,245)	—	—
Write-offs of property and equipment	—	3,951	(2)	1

Adjusted EBITDA	18,169	78,915	97,206	29,134

Accounting Changes Relating to Our Venezuelan Operations

There are currency restrictions in place in Venezuela that limit our ability to repatriate bolívares fuertes held in Venezuela. These funds remain freely available for use in Venezuela. In Venezuela, the official bolívar fuerte-U.S. dollar exchange rate is established by the Central Bank of Venezuela and the Venezuelan Ministry of Finance, and the acquisition of foreign currency at the official exchange rate by Venezuelan companies to pay foreign debt or dividends is subject to registration with and approval by the relevant Venezuelan authorities. See “Exchange Rates—Venezuela.”

As a consequence of the currency controls described above, effective December 31, 2009, we changed our accounting treatment for Venezuela regarding the exchange rate used for purposes of translation. In accordance with ASC Topic 830, we use the exchange rate applicable for purposes of dividend remittances to translate foreign currency financial statements, except when unusual circumstances exist. Prior to December 31, 2009, we had concluded that the existence of the parallel market in Venezuela did not constitute unusual circumstances which justified the use of an exchange rate other than the official exchange rate for purposes of foreign currency translation. Therefore, the official exchange rate of 2.15 bolívares fuertes per U.S. dollar was used to translate the operations of our Venezuelan subsidiaries for 2009 and 2008. As conditions in Venezuela changed during 2009, we reassessed the appropriateness of use of the official exchange rate for translation purposes. As a result, effective December 31, 2009, we changed the translation rate from the official exchange rate of 2.15 bolívares fuertes per U.S. dollar at December 31, 2009 to the parallel market exchange rate of 5.97 bolívares fuertes per U.S. dollar. This change resulted in a $76.4 million charge recorded in the cumulative translation adjustment component of other comprehensive income within shareholders’ equity.

In addition, effective January 1, 2010, Venezuela is considered to be highly inflationary, and as such, the financial statements of our Venezuelan subsidiaries are remeasured as if their functional currency were the reporting currency (U.S. dollars). As a result, remeasurement gains and losses are recognized in earnings rather than in the cumulative translation adjustment, component of other comprehensive income within shareholders’ equity. In 2010, since we had access to and used the parallel exchange market to acquire U.S. dollars, we used the parallel market exchange rate to measure transactions denominated in local currency and convert them to the U.S. dollar functional currency during the period from January 1, 2010 through May 31, 2010 at an average exchange rate of 6.96 bolívares fuertes per U.S. dollar. The last available quotation of the parallel market rate before the system was cancelled was 8.10 bolívares fuertes per U.S. dollar. Effective June 1, 2010 the Company started to use the exchange rate of 5.30 bolívares fuertes per U.S. dollar to measure transactions denominated in local currency.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses as well as related disclosures. On an ongoing basis, we evaluate our estimates and judgments based on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under varying assumptions or conditions.

We consider an accounting estimate to be critical if:

•

the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and

•	the impact of the estimates and assumptions on our financial condition or operating performance is material.

We believe that of our significant accounting policies, the following encompass a higher degree of judgment and/or complexity:

Depreciation of Property and Equipment

Accounting for property and equipment involves the use of estimates for determining the useful lives of the assets over which they are to be depreciated. We believe that the estimates we make to determine an asset’s useful life are critical accounting estimates because they require our management to make estimates about technological evolution and competitive uses of assets. We depreciate property and equipment on a straight-line basis over their useful lives based on management’s estimates of the period over which these assets will generate revenue (not to exceed the lease term plus renewal options for leased property). The useful lives are estimated based on historical experience with similar assets, taking into account anticipated technological or other changes. We periodically review these lives relative to physical factors, economic considerations and industry trends. If there are changes in the planned use of property and equipment, or if technological changes occur more rapidly than anticipated, the useful lives assigned to these assets may need to be shortened, resulting in the recognition of increased depreciation and amortization expense or write-offs in future periods. No significant changes to useful lives have been recorded in the past. A significant change in the facts and circumstances that we relied upon in making our estimates may have a material impact on our operating results and financial condition.

Impairment of Long-Lived Assets and Goodwill

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We review goodwill for impairment annually in the fourth quarter. In assessing the recoverability of our long-lived assets and goodwill, we consider changes in economic conditions and make assumptions regarding, among other factors, estimated future cash flows by market and by restaurant, discount rates by country and the fair value of the assets. Estimates of future cash flows are highly subjective judgments based on our experience and knowledge of our operations. These estimates can be significantly impacted by many factors, including changes in global and local business and economic conditions, operating costs, inflation, competition, and consumer and demographic trends. A key assumption impacting estimated future cash flows is the estimated change in comparable sales. In the fourth quarter of 2010, we performed impairment testing of our long-lived assets in Mexico, Puerto Rico and Peru considering the operating losses incurred in recent periods in these markets, which is an indicator of potential impairment. As a result of this analysis, no impairment was recorded for our operations in Puerto Rico and Peru since our estimates of undiscounted future cash flows for each restaurant in these markets or fair market value exceeded its carrying value. Regarding Mexico, we recorded an impairment charge associated with certain restaurants because our estimated undiscounted future cash flows for these restaurants are insufficient to cover their carrying value. The impairment charge totaling $4.7 million was measured by the excess of the carrying amount of the restaurants over their fair value, determined by estimating market value. No impairments were recognized during fiscal years 2009 and 2008, except for the recognition of an impairment of goodwill amounting to $1.1 million in fiscal year 2008 related to the acquisition of a non-controlling interest. If our estimates or underlying assumptions change in the future, we may be required to record additional impairment charges.

Share-Based Compensation

We have share-based compensation plans that authorize the granting of liability awards to: (a) certain employees under a long-term incentive plan, and (b) the CEO. The accrued liability is remeasured at the end of each reporting period until settlement using a closed-form pricing model (Black-Scholes) based on the estimated fair value of the Company. In 2011, our board of directors decided that on a going forward basis, our long-term incentive awards would be valued based on the market price of our class A shares instead of the formula that had previously been used to value the long-term incentive awards. As such, we have used the estimated initial public offering price per class A share to determine the fair value of the awards. See Note 16 to our consolidated financial statements.

Accounting for our share-based compensation plans involves the use of estimates for determining: (a) the number of units that will vest based on the estimated completion of the requisite service period and the performance requirement (the latter only for the award granted to the CEO), and (b) the assumptions required by the closed-form pricing model, such as an expected volatility of 28.5%, a dividend yield of 1.5%, a risk-free interest rate of 3.9%, an estimated initial public offering price per class A share based on the mid-point of current estimates and an expected term based on the period extending through the last vesting date of each grant. As there is no market information about our shares, the expected volatility was estimated based on a historical one-year implied volatility of comparable Latin American companies, calculated as the standard deviation of the logarithms of daily price returns, annualized by the square root of the number of days. All of these assumptions significantly impact the estimated fair value of the awards. We use historical data and estimates to determine these assumptions, and if these assumptions change significantly in the future, our operating results and financial condition could be significantly impacted.

Accounting for Income Taxes

We record a valuation allowance to reduce the carrying value of deferred tax assets if it is more likely than not that some portion or all of our deferred assets will not be realized. Our valuation allowance as of December 31, 2010 and 2009 amounted to $220.2 million and $298.8 million, respectively. We have considered future taxable income and ongoing prudent and feasible tax strategies in assessing the need for the valuation allowance. This assessment is carried out on the basis of internal projections, which are updated to reflect our most recent operating trends, such as expiration date for tax losses carryforward. Because of the imprecision inherent in any forward-looking data, the further into the future our estimates cover, the less objectively verifiable they become. Therefore, we apply judgment to define the period of time to include projected future income to support the future realization of the tax benefit of an existing deductible temporary difference or carryforward and whether there is sufficient evidence to support the projections at a more-likely-than-not level for this period of time. Determining whether a valuation allowance for deferred tax assets is necessary often requires an extensive analysis of positive (e.g., a history of accurately projecting income) and negative evidence (e.g., historic operating losses) regarding realization of the deferred tax assets and inherent in that, an assessment of the likelihood of sufficient future taxable income. During 2010, 2009 and 2008, we recognized a gain for the change in the valuation allowance amounting to $91.4 million, $30.0 million and $42.5 million, respectively, due to improvements in projected taxable income and a relative increase of positive evidence as compared to negative evidence due to the reversal of trends of historic operating losses in some markets. If these estimates and assumptions change in the future, we may be required to adjust the valuation allowance. This could result in a charge to, or an increase in, income in the period this determination is made.

Provision for Contingencies

We have certain contingent liabilities with respect to existing or potential claims, lawsuits and other proceedings, including those involving labor, tax and other matters. Accounting for contingencies involves the use of estimates for determining the probability of each contingency and the estimated amount to settle the obligation, including related costs. We accrue liabilities when it is probable that future costs will be incurred and the costs can be reasonably estimated. The accruals are based on all the information available at the issuance date of the financial statements, including our estimates of the outcomes of these matters and our lawyers’ experience in contesting, litigating and settling familiar matters. If we are unable to reliably measure the obligation, no provision is recorded and information is then presented in the notes to our consolidated annual financial statements. As the scope of the liabilities becomes better defined, there may be changes in the estimates of future costs. Because of the inherent uncertainties in this estimation, actual expenditures may be different from the originally estimated amount recognized.

Results of Operations

We have based the following discussion on our consolidated financial statements. You should read it along with these financial statements, and it is qualified in its entirety by reference to them.

In a number of places in this prospectus, in order to analyze changes in our business from period to period, we present our results of operations and financial condition on a constant currency basis, which isolates the effects of foreign exchange rates on our results of operations and financial condition. In particular, we have isolated the effects of appreciation and depreciation of local currencies in the Territories against the U.S. dollar because we believe that doing so is useful in understanding the development of our business. For these purposes, we eliminate the effect of movements in the exchange rates by converting the balances for both periods being compared from their local currencies to the U.S. dollar using the same exchange rate.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Set forth below are our results of operations for the years ended December 31, 2010 and 2009. See “—Factors Affecting Comparability of Results—Impact of Venezuelan Currency Controls and Related Accounting Changes on Our Results of Operations.”

	For the Years Ended December 31		% Increase (Decrease)
	2010	2009
	(in thousands of U.S. dollars)
Sales by Company-operated restaurants	$2,894,466	$2,536,655	14.1%
Revenues from franchised restaurants	123,652	128,821	(4.0)

Total revenues	3,018,118	2,665,476	13.2

Company-operated restaurant expenses:
Food and paper	(1,023,464)	(929,718)	10.1
Payroll and employee benefits	(569,084)	(491,214)	15.9
Occupancy and other operating expenses	(765,777)	(667,438)	14.7
Royalty fees	(140,973)	(121,901)	15.6
Franchised restaurants – occupancy expenses	(37,634)	(42,327)	(11.1)
General and administrative expenses	(254,165)	(189,507)	34.1
Other operating expenses, net	(22,464)	(16,562)	35.6

Total operating costs and expenses	(2,813,561)	(2,458,667)	14.4

Operating income	204,557	206,809	(1.1)
Net interest expense	(41,613)	(52,473)	(20.7)
Loss from derivative instruments	(32,809)	(39,935)	(17.8)
Foreign currency exchange results	3,237	(14,098)	(123.0)
Other non-operating expenses, net	(23,630)	(1,240)	1,805.6

Income before income taxes	109,742	99,063	10.8
Income tax expense	(3,450)	(18,709)	(81.6)

Net income	106,292	80,354	32.3
Less: Net income attributable to non-controlling interests	(271)	(332)	(18.4)

Net income attributable to Arcos Dorados Holdings Inc.	106,021	80,022	32.5

Set forth below is a summary of changes to our systemwide, Company-operated and franchised restaurant portfolios in 2010 and 2009.

Systemwide Restaurants	For the Years Ended December 31,
	2010	2009
Systemwide restaurants at beginning of period	1,680	1,640
Restaurant openings	85	58
Restaurant closings	(10)	(18)

Systemwide restaurants at end of period	1,755	1,680

Company-operated Restaurants	For the Years Ended December 31,
	2010	2009
Company-operated restaurants at beginning of period	1,226	1,155
Restaurant openings	63	44
Restaurant closings	(9)	(16)
Net conversions of franchised restaurants to Company-operated restaurants(1)	12	43

Company-operated restaurants at end of period	1,292	1,226

Franchised Restaurants	For the Years Ended December 31,
	2010	2009
Franchised restaurants at beginning of period	454	485
Restaurant openings	22	14
Restaurant closings	(1)	(2)
Net conversions of franchised restaurants to Company-operated restaurants(1)	(12)	(43)

Franchised restaurants at end of period	463	454

(1)	Includes three refranchisings of Company-operated restaurants in 2009.

Key Business Measures

We track our results of operations and manage our business by using three key business measures: comparable sales growth, average restaurant sales and sales growth. Unless otherwise stated, comparable sales growth, average restaurant sales and sales growth are presented on a systemwide basis.

Comparable Sales

For the Year Ended December 31, 2010
Arcos Dorados
Systemwide comparable sales growth	14.9%
Company-operated comparable sales growth	14.9
Franchised comparable sales growth	14.9

Systemwide Comparable Sales Growth by Division
Brazil	17.5%
Caribbean division	4.7
NOLAD	9.1
SLAD	16.1

Company-operated Comparable Sales Growth by Division
Brazil	17.0%
Caribbean division	6.1
NOLAD	10.4
SLAD	15.7

Franchised Comparable Sales Growth by Division
Brazil	18.8%
Caribbean division	1.5
NOLAD	6.7
SLAD	17.2

Our comparable sales growth on a consolidated basis in 2010 was mainly driven by the increases in consumer spending caused by the improved macroeconomic conditions in almost all of the Territories as consumers sought out higher quality food and increased restaurant consumption. Average check growth caused 56% of the increase in comparable sales and resulted primarily from a shift in product mix in Brazil and price increases in line with or above inflation in most of the markets in SLAD. An increase in traffic caused 44% of the increase in comparable sales and was mainly driven by the increase in consumer spending. In addition, in 2009, our sales were negatively affected by certain events such as the swine flu outbreak in Mexico, Argentina and Chile and general strikes in Martinique and Guadeloupe, events that did not recur in 2010.

Average Restaurant Sales

	For the Years Ended December 31,
	2010	2009
	(in thousands of U.S. dollars)
Systemwide average restaurant sales	$2,288	$2,147
Company-operated average restaurant sales	2,299	2,131
Franchised average restaurant sales	2,257	2,189

Our ARS improved in 2010 because of comparable sales growth of 14.9% and the appreciation of most currencies in the Territories against the U.S. dollar. This improvement, however, was more than offset by the change in the exchange rate used for purposes of translating our results of operations in Venezuela. See “—Factors Affecting Comparability of Results—Impact of Venezuelan Currency Controls and Related Accounting Changes on Our Results of Operations.”

Sales Growth

	For the Year Ended December 31, 2010
	(in nominal terms)	(in constant currency)
Brazil	34.3%	20.6%
Caribbean division	3.8	5.2
NOLAD	19.2	12.6
SLAD	(20.2)	18.1

Total Systemwide Sales Growth	10.2	17.4

In nominal terms, sales growth increased during 2010 due to comparable sales growth of 14.9%, the net addition of 115 restaurants systemwide since the beginning of 2009 and the positive impact of the appreciation of most currencies in the Territories against the U.S. dollar. This increase, however, was partially offset by the change in the exchange rate used for translating our results of operations in Venezuela. We had 1,292 Company-operated restaurants and 463 franchised restaurants as of December 31, 2010, compared to 1,226 Company-operated restaurants and 454 franchised restaurants as of December 31, 2009.

Revenues

	For the Years Ended December 31,		% Increase (Decrease)
	2010	2009
	(in thousands of U.S. dollars)
Sales by Company-operated Restaurants
Brazil	$1,531,386	$1,156,818	32.4%
Caribbean division	248,470	232,583	6.8
NOLAD	287,920	224,566	28.2
SLAD	826,690	922,688	(10.4)

Total	2,894,466	2,536,655	14.1

Revenues from Franchised Restaurants
Brazil	$64,185	$43,924	46.1%
Caribbean division	12,147	12,191	(0.4)
NOLAD.	17,097	15,767	8.4
SLAD	30,223	56,939	(46.9)

Total	123,652	128,821	(4.0)

Total Revenues
Brazil	$1,595,571	$1,200,742	32.9%
Caribbean division	260,617	244,774	6.5
NOLAD	305,017	240,333	26.9
SLAD	856,913	979,627	(12.5)

Total	3,018,118	2,665,476	13.2

Sales by Company-operated Restaurants

Total sales by Company-operated restaurants increased by $357.8 million, or 14.1%, from $2,536.7 million in 2009 to $2,894.5 million in 2010. The 14.9% growth in Company-operated restaurants comparable sales, 56% of which resulted from a higher average check and the rest of which resulted from increased traffic, caused sales to increase by $383.8 million. In addition, sales by Company-operated restaurants increased by $174.8 million as a result of the appreciation of most currencies in the Territories against the U.S. dollar and by $77.0 million as a result of 82 net restaurant openings and the conversion of 55 franchised restaurants into Company-operated restaurants since the beginning of 2009. These increases in sales, however, were offset by the change in the exchange rate used for the translation of our results of operations in Venezuela, which decreased sales by Company-operated restaurants by $277.8 million.

In Brazil, sales by Company-operated restaurants increased by $374.6 million, or 32.4%, to $1,531.4 million. The main causes of this growth were the 17.0% growth in Company-operated restaurants comparable sales and the appreciation of the real against the U.S. dollar, which represent $195.7 million and $155.6 million of the increase, respectively. Average check growth represented 69% of comparable sales growth and the rest resulted from increased traffic. Average check growth resulted primarily from a shift in product mix, as in 2010 we did not continue our promotional campaign for ice cream products, which generally have lower prices. The increase in traffic was driven by other promotional campaigns and the extension of operating hours as well as increases in consumer spending as a result of improved macroeconomic conditions. Twenty five net restaurant openings and the conversion of two franchised restaurants into Company-operated restaurants since the beginning of 2009 contributed $23.3 million to the increase in sales in Brazil.

In the Caribbean division, sales by Company-operated restaurants increased by $15.9 million, or 6.8%, to $248.5 million. The 6.1% increase in Company-operated restaurants comparable sales contributed

$14.3 million of the sales increase. Increased traffic, caused by our successful promotional campaign and the introduction of our breakfast menu in Puerto Rico, represented 66% of comparable sales growth, and the rest resulted from average check growth. In addition, general strikes in Martinique and Guadeloupe negatively impacted our sales in 2009, but did not recur in 2010. Even though we closed two Company-operated restaurants at the end of 2010, the opening of two Company-operated restaurants in 2009 and the conversion of two franchised restaurants into Company-operated restaurants since the beginning of 2009 increased sales by $6.4 million in 2010. These increases were partially offset by the depreciation of the euro, which is the local currency in various Territories in the Caribbean, against the U.S. dollar, which caused sales to decrease by $4.8 million.

In NOLAD, sales by Company-operated restaurants increased by $63.4 million, or 28.2%, to $287.9 million. This growth was mainly explained by comparable sales growth of 10.4%, which caused sales in NOLAD to increase by $24.6 million. The increase in comparable sales resulted from increased traffic due to our value menu offerings in 2010 and the swine flu outbreak in April and May 2009 that forced us to partially or completely close most of our restaurants in Mexico for several weeks and had a negative impact on tourism in the country. Average check in NOLAD remained almost unchanged. In addition, 21 net restaurant openings, the conversion of 47 franchised restaurants into Company-operated restaurants since the beginning of 2009 and the appreciation of local currencies in Mexico and Costa Rica resulted in sales increases of $21.7 million and $17.0 million, respectively.

In SLAD, sales by Company-operated restaurants decreased by $96.0 million, or 10.4%, to $826.7 million, due to the change in the exchange rate used for translating our results of operations in Venezuela. This change caused our results of operations in Venezuela for 2010 to be translated into U.S. dollars at a weighted average rate of 5.80 bolívares fuertes per U.S. dollar, while our results of operation for 2009 were translated into U.S. dollars using the official exchange rate of 2.15 bolívares fuertes per U.S. dollar. In constant currencies, SLAD’s sales by Company-operated restaurants grew by $174.8 million, mostly as a result of comparable sales growth of 15.7%, which represented a $149.2 million sales increase. The increase in comparable sales was caused almost equally by a higher average check and by increased traffic. The average check increased due to price increases in line with or above inflation in most of the markets in SLAD. The exception was Venezuela, where we were more conservative with our pricing policy as a consequence of the difficult economic situation. Traffic growth was caused primarily by improved macroeconomic conditions in most of the countries in SLAD, successful promotional campaigns, mainly in Argentina and Colombia, and the swine flu outbreaks in Argentina and Chile in 2009. In addition, sales grew $25.6 million due to the opening of 36 Company-operated restaurants and the conversion of four franchised restaurants into Company-operated restaurants since the beginning of 2009.

Revenues from Franchised Restaurants

Our total revenues from franchised restaurants decreased by $5.2 million, or 4.0%, from $128.8 million in 2009 to $123.7 million in 2010 mostly due to the accounting change affecting the translation of our results of operations in Venezuela. On a constant currency basis, revenues from franchised restaurants increased by $23.4 million. The main contributor to this increase was comparable sales growth of 14.9%, which resulted in an increase in revenue of $18.4 million. In addition, increased rent revenues, as most of our franchise agreements provide for rent increases when sales increase, resulted in increased revenues from franchised restaurants of $3.7 million, respectively. The opening of 33 net franchised restaurants since the beginning of 2009, which was partially offset by the conversion of 55 franchised restaurants into Company-operated restaurants since the beginning of 2009, caused revenues from franchised restaurants to increase $1.4 million. The reason for this increase was that we opened most of the new franchised restaurants in Brazil while the majority of conversions of franchised restaurants into Company-operated restaurants occurred in Mexico, and sales per restaurant are higher in Brazil than in Mexico. In 2010, 73% and 27% of revenues from franchised restaurants were earned on the basis of a percentage of sales and on a flat fee basis, respectively, compared to 74% and 26%, respectively, in 2009.

In Brazil, revenues from franchised restaurants increased by $20.3 million, or 46.1%, to $64.2 million primarily as a result of comparable sales growth of 18.8% and the appreciation of the real against the U.S. dollar, which explained $8.3 million and $6.5 million of the increase, respectively. In addition, 27 net franchised restaurants openings since the beginning of 2009 contributed $2.9 million of the increase, while higher sales increased rent by $2.6 million.

In the Caribbean division, revenues from franchised restaurants remained almost unchanged, at $12.1 million in 2010 as compared to $12.2 million in 2009. This is despite the conversion of two franchised restaurants into Company-operated restaurants, which was offset by the increase in comparable sales and by an increase in rent resulting from increased sales. Franchised comparable sales growth was lower than that of Company-operated restaurants because the latter was driven by sales growth in Guadeloupe and Martinique, where there are only Company-operated restaurants.

In NOLAD, revenues from franchised restaurants increased by $1.3 million, or 8.4%, to $17.1 million. This growth was caused by the 6.7% increase in comparable sales and by the appreciation of the Mexican peso against the U.S. dollar, which caused revenues from franchised restaurants to increase $0.9 million and $0.9 million, respectively. The increase in comparable sales resulted in an increase in rent of $0.5 million. Revenues were negatively impacted by the conversion of 47 franchised restaurants in Mexico to Company-operated restaurants since the beginning of 2009, which caused revenues from franchised restaurants to decrease by $0.9 million.

In SLAD, revenues from franchised restaurants decreased by $26.7 million, or 46.9%, to $30.2 million due to the accounting change affecting the translation of our results of operations in Venezuela, which caused revenues to decrease by $36.0 million. On a constant currency basis, revenues from franchised restaurants increased by $9.3 million, mainly due to a 17.2% increase in comparable sales, which resulted in revenue growth of $9.0 million.

Operating Costs and Expenses

Food and Paper

Our total food and paper costs increased by $93.7 million, or 10.1%, to $1,023.5 million in 2010, as compared to 2009. As a percentage of our total sales by Company-operated restaurants, food and paper costs decreased 1.3 percentage points to 35.4%, mainly as a consequence of the appreciation of most currencies in the Territories against the U.S. dollar, as approximately 25% of our food and paper raw materials and 100% of our Happy Meal toys are imported and paid for in U.S. dollars while our revenues are generated in local currencies.

In Brazil, food and paper costs increased by $106.8 million, or 26.7%, to $506.6 million. As a percentage of the division’s sales by Company-operated restaurants, food and paper costs decreased 1.5 percentage points to 33.1%, primarily as a result of the appreciation of the Brazilian real against the U.S. dollar.

In the Caribbean division, food and paper costs increased by $1.7 million, or 2.1%, to $81.4 million, largely in line with the increase in sales. As a percentage of the division’s sales by Company-operated restaurants, food and paper costs decreased 1.5 percentage points to 32.8% because we were able to increase prices at a higher rate than that at which our food and paper costs increased. In addition, in 2009 we had inventory losses resulting from the general strikes that occurred in Martinique and Guadeloupe, an event that did not recur in 2010.

In NOLAD, food and paper costs increased by $23.2 million, or 24.0%, to $120.1 million, largely in line with the increase in sales. As a percentage of the division’s sales by Company-operated restaurants, food and paper costs decreased 1.4 percentage points to 41.7% mainly as a consequence of the appreciation of the local currencies in Mexico and Costa Rica against the U.S. dollar.

In SLAD, food and paper costs decreased by $35.6 million, or 10.2%, to $312.6 million. On a constant currency basis, food and paper costs increased by $79.4 million, or 22.8%, to $427.6 million largely in line with the increase in sales. As a percentage of the division’s sales by Company-operated restaurants, food and paper costs remained almost unchanged at 37.8%.

Payroll and Employee Benefits

Our total payroll and employee benefits costs increased by $77.9 million, or 15.9%, to $569.1 million in 2010, as compared to 2009. As a percentage of our total sales by Company-operated restaurants, payroll and employee benefits costs increased 0.3 percentage points to 19.7%. This slight increase is mostly attributable to wage increases that outpaced our sales growth in several markets, which offset both the positive impact of sales growth on the fixed portion of our payroll costs and increased operational efficiency. Wages increased mostly due to government-mandated minimum wage increases in several Territories.

In Brazil, payroll and employee benefits costs increased by $74.3 million, or 34.5%, to $289.7 million. As a percentage of the division’s sales by Company-operated restaurants, payroll and employee benefits costs increased 0.3 percentage points to 18.9% mostly because we increased the hourly rate for our night crew to improve staffing levels during that shift.

In the Caribbean division, payroll and employee benefits costs increased by $4.4 million, or 7.0%, to $67.7 million, largely in line with the increase in sales. As a percentage of the division’s sales by Company-operated restaurants, payroll and employee benefits costs remained almost unchanged at 27.3%.

In NOLAD, payroll and employee benefits costs increased by $8.9 million, or 23.9%, to $46.1 million. As a percentage of the division’s sales by Company-operated restaurants, payroll and employee benefits costs decreased 0.6 percentage points to 16.0% driven by increased operational efficiency and the effect of higher sales in Mexico.

In SLAD, payroll and employee benefits costs decreased by $9.8 million, or 5.6%, to $165.6 million. On a constant currency basis, payroll and employee benefits costs increased by $39.5 million, or 22.5%, to $214.8 million. As a percentage of the division’s sales by Company-operated restaurants, payroll and employee benefits costs increased 1.0 percentage points to 20.0% as a result of wage increases that outpaced our sales growth, mainly in Argentina and Venezuela.

Occupancy and Other Operating Expenses

Our total occupancy and other operating expenses increased by $98.3 million, or 14.7%, to $765.8 million in 2010, as compared to 2009, largely in line with the increase in sales. As a percentage of our total sales by Company-operated restaurants, occupancy and other operating expenses increased 0.1 percentage points to 26.5%. This slight increase is mostly attributable to the increased weight of Brazil’s higher-than-average occupancy and other operating expenses as a percentage of sales in our total occupancy and other operating expenses in 2010, as compared to 2009.

In Brazil, occupancy and other operating expenses increased by $102.0 million, or 31.9%, to $421.5 million, largely in line with the increase in sales. As a percentage of the division’s sales by Company-operated restaurants, occupancy and other operating expenses decreased 0.1 percentage points to 27.5% mainly because sales volumes increased while a portion of these expenses remained fixed.

In the Caribbean division, occupancy and other operating expenses increased by $5.2 million, or 9.0%, to $62.8 million, largely in line with the increase in sales. As a percentage of the division’s sales by Company-operated restaurants, occupancy and other operating expenses increased 0.5 percentage points to 25.3% as a result of higher utility expenses, mainly in Puerto Rico.

In NOLAD, occupancy and other operating expenses increased by $18.3 million, or 23.5%, to $96.2 million, largely in line with the increase in sales. As a percentage of the division’s sales by Company-operated restaurants, occupancy and other operating expenses decreased 1.3 percentage points to 33.4% mainly because sales volumes increased, while a portion of these expenses remained fixed.

In SLAD, occupancy and other operating expenses decreased by $24.5 million, or 10.4%, to $211.9 million. On a constant currency basis, occupancy and other operating expenses increased by $46.3 million, or 19.6%, to $282.7 million. As a percentage of the division’s sales by Company-operated restaurants, occupancy and other operating expenses remained unchanged at 25.6%.

Royalty Fees

Our total royalty fees increased by $19.1 million, or 15.6%, to $141.0 million in 2010, as compared to 2009, in line with the increase in our sales by Company-operated restaurants.

In Brazil, royalty fees increased by $19.2 million, or 34.3%, to $75.1 million in 2010, as compared to 2009, in line with the increase in sales by Company-operated restaurants.

In the Caribbean division, royalty fees increased by $0.8 million, or 6.8%, to $12.2 million in 2010, as compared to 2009, in line with the increase in sales by Company-operated restaurants.

In NOLAD, royalty fees increased by $3.6 million, or 35.1%, to $13.8 million in 2010, as compared to 2009. As a percentage of the division’s sales by Company-operated restaurants, royalty fees increased 0.2 percentage points to 4.8% because McDonald’s waived April 2009 royalties in Mexico due to the swine flu outbreak.

In SLAD, royalty fees decreased by $4.5 million, or 10.1%, to $39.8 million in 2010, as compared to 2009. On a constant currency basis, royalty fees increased by $8.3 million, or 18.8%, to $52.6 million in line with the increase in sales by Company-operated restaurants.

Franchised Restaurants—Occupancy Expenses

Occupancy expenses from franchised restaurants decreased by $4.7 million, or 11.1%, to $37.6 million in 2010, as compared to 2009, primarily due to the accounting change affecting the translation of our results of operations in Venezuela and the conversion of 55 franchised restaurants, primarily in Mexico, into Company-operated restaurants since the beginning of 2009, which resulted in decreased rent expenses for leased properties.

In Brazil, occupancy expenses from franchised restaurants increased by $4.8 million, or 24.6%, to $24.1 million in 2010, as compared to 2009, primarily due to increased rent expenses for leased properties as a consequence of the increase in sales from franchised restaurants.

In the Caribbean division, occupancy expenses from franchised restaurants remained almost unchanged at $3.5 million in 2010, as compared to 2009.

In NOLAD, occupancy expenses from franchised restaurants decreased by $0.6 million, or 6.1%, to $10.0 million in 2010, as compared to 2009, primarily due to the conversion of 47 franchised restaurants in Mexico into Company-operated restaurants since the beginning of 2009.

In SLAD, occupancy expenses from franchised restaurants decreased by $4.0 million, or 34.7%, to $7.6 million in 2010, as compared to 2009. On a constant currency basis, occupancy expenses from franchised restaurants increased by $4.3 million, or 37.4%, to $16.0 million, primarily due to increased rent expenses for leased properties as a consequence of the increase in sales from franchised restaurants.

Set forth below are the margins for our franchised restaurants in 2010 and 2009. The margin for our franchised restaurants is expressed as a percentage and is equal to the difference between revenues from franchised restaurants and occupancy expenses from franchised restaurants, divided by revenues from franchised restaurants.

	For the Years Ended December 31,
	2010	2009
Brazil	62.4%	56.0%
Caribbean Division	71.4	70.2
NOLAD	41.4	32.4
SLAD	74.9	79.6

Total	69.6	67.1

General and Administrative Expenses

General and administrative expenses increased by $64.7 million, or 34.1%, to $254.2 million in 2010, as compared to 2009. This increase was a consequence of the appreciation of most local currencies in the Territories against the U.S. dollar, increased payroll costs as a result of salary increases and the hiring of employees to fill new corporate positions in expectation of continued growth, and higher travel and professional services expenses. In addition, in 2010 we recorded an incremental compensation expense related to a change in the valuation formula of our 2008 long-term incentive plan of $15.6 million. See Note 16 to our consolidated financial statements. This increase was partially offset by the accounting change affecting the translation of our results of operations in Venezuela.

In Brazil, general and administrative expenses increased by $13.7 million, or 22.5%, to $74.8 million in 2010, as compared to 2009. This increase resulted primarily from the appreciation of the real against the U.S. dollar and, to a lesser extent, from higher payroll and travel expenses as a consequence of the hiring of employees to fill new positions. In addition, in 2010 our variable compensation accrual increased in line with our improved results for this division for 2010, as compared to 2009.

In the Caribbean division, general and administrative expenses increased by $2.7 million, or 14.6%, to $20.8 million in 2010, as compared to 2009. This increase was mostly due to higher payroll and travel expenses as a consequence of the hiring of employees to fill new positions.

In NOLAD, general and administrative expenses increased by $2.7 million, or 11.6%, to $26.4 million in 2010, as compared to 2009. This increase was mostly a consequence of the appreciation of the local currencies in Mexico and Costa Rica.

In SLAD, general and administrative expenses decreased by $0.8 million, or 1.5%, to $54.0 million in 2010, as compared to 2009. On a constant currency basis, general and administrative expenses increased by $20.3 million, or 37.0%, to $75.1 million primarily as a result of higher payroll, travel and professional expenses mainly in Argentina and Venezuela, countries that have inflation levels above those of the rest of the countries in the region. In addition, in 2010 our variable compensation accrual increased in some countries, because we had better results in 2010, as compared to 2009.

General and administrative expenses for Corporate and others increased by $46.4 million, or 145.9%, to $78.2 million in 2010, as compared to 2009. This increase was mostly due to higher payroll and travel expenses as a consequence of the hiring of employees to fill new corporate positions and salary increases linked to Argentina’s inflation, as our corporate headquarters is located in Argentina. In addition, we had higher professional services expenses resulting from our ongoing systems integration and shared service center implementation throughout the region. In 2010, we recorded an incremental compensation expense related to a change in the valuation formula of our 2008 long-term incentive plan of $15.6 million. See Note 16 to our consolidated financial statements.

Other Operating Expenses, Net

Other operating expenses, net increased by $5.9 million, or 35.6%, to $22.5 million in 2010, as compared to 2009. This increase was primarily attributable to a higher compensation expense related to the equity award granted to our CEO for $12.1 million, which was offset partially by lower charges for contingencies and other expenses.

Operating Income

	For the Years Ended December 31,		% Increase (Decrease)
	2010	2009
	(in thousands of U.S. dollars)
Brazil	$208,102	$127,291	63.5%
Caribbean division	11,189	10,448	7.1
NOLAD	(16,718)	(17,252)	(3.1)
SLAD	66,288	108,261	(38.8)
Corporate and others and purchase price allocation	(64,304)	(21,939)	193.1

Total	204,557	206,809	(1.1)

Operating income decreased by $2.3 million, or 1.1%, to $204.6 million in 2010, as compared to 2009.

Net Interest Expense

Net interest expense decreased by $10.9 million, or 20.7%, to $41.6 million in 2010, as compared to 2009, primarily due to a decrease of $4.5 million in the interest expense related to our short-term indebtedness denominated in local currency and an increase of $1.4 million in the interest income on our short-term investments. The decrease in our interest expense resulted from the refinancing of most of our short-term debt with long-term debt.

In October 2009, we issued senior notes in an amount of $450 million at a fixed rate of 7.5% per annum to prepay the amounts outstanding under our credit agreement and certain other short-term debt. Due to the increase in the principal amount and interest rate of our long-term debt, the related interest expense increased by $9.3 million in 2010 as compared to 2009, but this increase was more than offset by the acceleration of the amortization of deferred financing costs of $10.8 million incurred in 2009 in connection with the repayment of the credit agreement. In addition, in 2009 we maintained an interest rate swap in order to hedge our LIBOR exposure under the credit agreement, which generated a loss of $4.6 million in 2009. Due to the prepayment of the credit agreement, we settled the related interest rate swap in October 2009 and had no such interest expense in 2010.

Loss from Derivative Instruments

Loss from derivative instruments decreased by $7.1 million, or 17.8%, to $32.8 million in 2010, as compared to 2009, primarily due to changes in the fair market value of our cross-currency swaps as a result of changes in the Brazilian reais forward rate curve.

Foreign Currency Exchange Results

Foreign currency exchange results improved by $17.3 million, to a $3.2 million gain in 2010, as compared to 2009. This was a consequence of decreased losses generated by the purchases of U.S. dollars as part of the bond-based exchange process in Venezuela, which was partially offset by decreased gains resulting from the effect of exchange rate fluctuations on foreign currency-denominated assets and liabilities.

Other Non-Operating Expenses, Net

Other non-operating expenses, net increased by $22.4 million to $23.6 million in 2010, as compared to 2009, primarily due to an agreement reached with McDonald’s Corporation in connection with the indemnification for certain disputes with Brazilian tax authorities that were included in an amnesty program in 2010, which resulted in a loss of $22.5 million. See Note 17 to our consolidated financial statements.

Income Tax Expense

Income tax expense decreased by $15.3 million, or 81.6%, from $18.7 million in 2009 to $3.5 million in 2010, resulting primarily from the reversal of our valuation allowance related to our deferred tax assets mainly in Brazil where the significant improvements in our operations led us to conclude that the valuation allowance was no longer required. As a consequence of this reversal, our consolidated effective tax rate decreased by 15.7 percentage points to 3.1% in 2010, as compared to 2009.

Net Income Attributable to Non-controlling Interests

Net income attributable to non-controlling interests remained almost unchanged at $0.3 million in 2010, as compared to 2009.

Net Income Attributable to Arcos Dorados Holdings Inc.

As a result of the foregoing, net income attributable to Arcos Dorados Holdings Inc. increased by $26.0 million, or 32.5%, to $106.0 million in 2010, as compared to 2009.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Set forth below are our results of operations for the years ended December 31, 2009 and 2008.

	For the Years Ended December 31,		% Increase (Decrease)
	2009	2008
	(in thousands of U.S. dollars)
Sales by Company-operated restaurants	$2,536,655	$2,480,897	2.2%
Revenues from franchised restaurants	128,821	125,945	2.3

Total revenues	2,665,476	2,606,842	2.2

Company operated restaurant expenses:
Food and paper	(929,718)	(902,305)	3.0
Payroll and employee benefits	(491,214)	(461,602)	6.4
Occupancy and other operating expenses	(667,438)	(647,152)	3.1
Royalty fees	(121,901)	(118,980)	2.5
Franchised restaurants – occupancy expenses	(42,327)	(42,416)	(0.2)
General and administrative expenses	(189,507)	(186,098)	1.8
Other operating expenses, net	(16,562)	(26,095)	(36.5)

Total operating costs and expenses	(2,458,667)	(2,384,648)	3.1

Operating income	206,809	222,194	(6.9)
Net interest expense	(52,473)	(26,272)	99.7
Loss from derivative instruments	(39,935)	(2,620)	1,424.2
Foreign currency exchange results	(14,098)	(74,884)	(81.2)
Other non-operating expenses, net	(1,240)	(1,934)	(35.9)

Income before income taxes	99,063	116,484	(15.0)
Income tax expense	(18,709)	(12,067)	55.0

Net income	80,354	104,417	(23.0)
Less: Net income attributable to non-controlling interests	(332)	(1,375)	(75.9)

Net income attributable to Arcos Dorados Holdings Inc.	80,022	103,042	(22.3)

Set forth below is a summary of changes to our systemwide, Company-operated and franchised restaurant portfolios in the years ended December 31, 2009 and 2008.

Systemwide Restaurants	For the Years Ended December 31,
	2009	2008
Systemwide restaurants at beginning of period	1,640	1,593
Restaurant openings	58	64
Restaurant closings	(18)	(17)

Systemwide restaurants at end of period	1,680	1,640

Company-operated Restaurants	For the Years Ended December 31,
	2009	2008
Company-operated restaurants at beginning of period	1,155	1,092
Restaurant openings	44	43
Restaurant closings	(16)	(16)
Net conversions of franchised restaurants to Company-operated restaurants(1)	43	36

Company-operated restaurants at end of period	1,226	1,155

Franchised Restaurants	For the Years Ended December 31,
	2009	2008
Franchised restaurants at beginning of period	485	501
Restaurant openings	14	21
Restaurant closings	(2)	(1)
Net conversions of franchised restaurants to Company-operated restaurants(1)	(43)	(36)

Franchised restaurants at end of period	454	485

(1)	Includes three refranchisings of Company-operated restaurants in 2009 and one refranchising in 2008.

Key Business Measures

We track our results of operations and manage our business by using three key business measures: comparable sales growth, average restaurant sales and sales growth. Unless otherwise stated, comparable sales growth, average restaurant sales and sales growth are presented on a systemwide basis.

Comparable Sales

For the Year Ended December 31, 2009
Arcos Dorados
Systemwide comparable sales growth	5.5%
Company-operated comparable sales growth	5.5
Franchised comparable sales growth	5.4

Systemwide Comparable Sales Growth by Division
Brazil	2.7%
Caribbean division	4.2
NOLAD	(1.7)
SLAD	12.2
Company-operated Comparable Sales Growth by Division
Brazil	2.5%
Caribbean division	4.3
NOLAD	—
SLAD	11.7

Franchised Comparable Sales Growth by Division
Brazil	3.3%
Caribbean division	3.9
NOLAD	(4.6)
SLAD	13.8

Our comparable sales growth on a consolidated basis during 2009 was primarily the result of a moderate increase in average check, offset in part by reduced traffic. In some markets, however, comparable sales were negatively affected by even greater decreases in traffic due to particular events, such as the swine flu epidemic in Mexico, Argentina and Chile and the general strikes in Guadeloupe and Martinique.

Average Restaurant Sales

	For the Year Ended December 31,
	2009	2008
	(in thousands of U.S. dollars)
Systemwide average restaurant sales	$2,147	$2,186
Company-operated average restaurant sales	2,131	2,208
Franchised average restaurant sales	2,189	2,134

Our ARS deterioration during 2009 was primarily due to the depreciation of most regional local currencies against the U.S. dollar, as full year weighted average exchange rates for 2009 were higher than the ones for 2008. This was partially offset by positive comparable sales growth of 5.5%, which increased for the reasons discussed in the prior paragraph.

Sales Growth

	For the Year Ended December 31, 2009
	(in nominal terms)	(in constant currency)
Brazil	(2.4)%	5.1%
Caribbean division	4.6	5.7
NOLAD	(12.3)	1.8
SLAD	9.2	15.4

Total Systemwide Sales Growth	0.9	8.2

In nominal terms, sales growth showed a slight increase during 2009, as comparable sales growth and 87 net restaurant openings systemwide since the beginning of 2008 offset the depreciation of most local currencies. We had 1,226 Company-operated restaurants and 454 franchised restaurants as of December 31, 2009, compared to 1,155 Company-operated restaurants and 485 franchised restaurants as of December 31, 2008.

Revenues

	For the Years Ended December 31,		% Increase (Decrease)
	2009	2008
	(in thousands of U.S. dollars)
Sales by Company-operated Restaurants
Brazil	$1,156,818	$1,194,340	(3.1)%
Caribbean division	232,583	220,045	5.7
NOLAD	224,566	208,978	7.5
SLAD	922,688	857,534	7.6

Total	2,536,655	2,480,897	2.2

Revenues from Franchised Restaurants
Brazil	$43,924	$42,868	2.5%
Caribbean division	12,191	11,689	4.3
NOLAD.	15,767	23,105	(31.8)
SLAD	56,939	48,283	17.9

Total	128,821	125,945	2.3

Total Revenues
Brazil	$1,200,742	$1,237,208	(2.9)%
Caribbean division	244,774	231,734	5.6
NOLAD	240,333	232,083	3.6
SLAD	979,627	905,817	8.1

Total	2,665,476	2,606,842	2.2

Sales by Company-operated Restaurants

Total sales by Company-operated restaurants increased by $55.8 million, or 2.2%, from $2,480.9 million in 2008 to $2,536.7 million in 2009. This growth was the result of an increase of 5.5% in Company-operated comparable sales and 55 net Company-operated restaurant openings and the conversion of 79 franchised restaurants to Company-operated restaurants since the beginning of 2008, resulting in sales increases of $139.7 million and $108.2 million, respectively. The comparable sales growth was caused mainly by a 6.8% increase in average check, offset in part by reduced traffic. These increases in sales, however, were offset in large part by the depreciation of local currencies against the U.S. dollar, which decreased sales by $192.1 million.

In Brazil, sales by Company-operated restaurants decreased by $37.5 million, or 3.1%, to $1,156.8 million, primarily as a result of the depreciation of the real, which caused sales to decrease by $89.2 million. This decrease was partially offset by Company-operated comparable sales growth of 2.5% and by eight net Company-operated restaurant openings and the conversion of two franchised restaurants into Company-operated restaurants since the beginning of 2008, which resulted in sales increases of $29.6 million and $22.0 million, respectively. Average check growth represented 64% of comparable sales growth, and the rest was caused by increased traffic due to the successful introduction of the Big Pleasures, Small Prices promotion, where we offer a rotating selection of our existing products at reduced prices.

In the Caribbean division, sales by Company-operated restaurants increased by $12.5 million, or 5.7%, to $232.6 million mostly due to comparable sales increase of 4.3%, which resulted in a sales increase of $9.6 million. The successful “McCombo del Día” (“McCombo of the Day”) promotional campaign and our breakfast menu in Puerto Rico were the main causes of comparable sales growth, which was partially offset by the general strikes that occurred in Martinique and Guadeloupe during February and March of 2009. Average check growth represented 56% of the increase in Company-operated comparable sales. In addition, the opening of four net Company-operated restaurants and the conversion of two franchised restaurants into Company-operated restaurants since the beginning of 2008 resulted in a sales increase of $6.5 million. The depreciation of the euro against the U.S. dollar resulted in a sales decrease, which decreased sales by $3.6 million.

In NOLAD, sales by Company-operated restaurants increased by $15.6 million, or 7.5%, to $224.6 million as a result of the conversion of 75 franchised restaurants in Mexico to Company-operated restaurants and 19 net Company-operated restaurant openings. This increase was partially offset by the depreciation of local currencies in Mexico and Costa Rica, which caused sales to decrease by $33.0 million. In spite of a positive change in Costa Rica and Panama, NOLAD’s comparable sales were unchanged due to the swine flu outbreak in Mexico, resulting in lower traffic due to the total or partial closing of most of our restaurants for several weeks in April and May of 2009. In addition, the Mexican economy was heavily impacted by the recession in the U.S., and its recovery lagged that of the rest of the Territories. The 1.2% decrease in traffic was offset by an equal increase in average check.

In SLAD, sales by Company-operated restaurants increased by $65.2 million, or 7.6%, to $922.7 million due primarily to a comparable sales increase of 11.7% and 24 net Company-operated restaurant openings since the beginning of 2008, which caused sales growth of $100.3 million and $31.2 million, respectively. Comparable sales growth came from Argentina, Venezuela and Colombia, where we were able to increase average check at the same rate as, or higher than, inflation due to the strength and appeal of our brand and was partially reduced by the negative impact on traffic of the swine flu in Argentina and Chile in 2009. In 2009, average check grew 17.2%, but traffic decreased 4.7%. The increase in sales in SLAD was offset in party by the depreciation of local currencies against the U.S. dollar, which caused sales to decrease by $66.4 million.

Revenues from Franchised Restaurants

Our total revenues from franchised restaurants increased by $2.9 million, or 2.3%, from $125.9 in 2008 to $128.8 million in 2009 mostly as a consequence of comparable sales growth of 5.4% and rent increases resulting from the increase in sales and the elimination of rent reliefs in 2009. These two factors caused revenue increases of $7.5 million and $3.7 million, respectively. The depreciation of local currencies against the U.S. dollar and the conversion of 79 franchised restaurants to Company-operated restaurants since the beginning of 2008 resulted in revenue decreases of $7.3 million and $1.0 million, respectively. In 2009, 25% and 75% of revenues from franchised restaurants were earned on a flat fee basis and on the basis of a percentage of sales, respectively, compared to 26% and 74%, respectively, in 2008.

In Brazil, revenues from franchised restaurants increased by $1.1 million, or 2.5%, to $43.9 million as a result of 17 net franchised restaurant openings since the beginning of 2008, comparable sales growth of 3.3% and rent increases due to increased sales, resulting in revenue growth of $1.7 million, $1.4 million and $1.3 million, respectively. This revenue growth was partially offset by the depreciation of the real, which caused revenues to decrease by $3.4 million.

In the Caribbean division, revenues from franchised restaurants increased by $0.5 million, or 4.3%, to $12.2 million as a result of the 3.9% growth in comparable sales and an increase in rent due to increased sales.

In NOLAD, revenues from franchised restaurants decreased by $7.3 million, or 31.8%, to $15.8 million mostly due to the conversion of 75 franchised restaurants in Mexico to Company-operated restaurants since the beginning of 2008 and the 4.6% decrease in comparable sales from franchised restaurants, which together decreased revenues by $3.6 million and $0.8 million, respectively. In addition, the depreciation of local currencies against the U.S. dollar in Mexico and in Costa Rica resulted in a decrease in revenues of $2.9 million.

In SLAD, revenues from franchised restaurants increased by $8.7 million, or 17.9%, to $56.9 million due to 13.8% growth in comparable sales, rent increases due to the increase in sales and the elimination of rent reliefs and six net franchised restaurant openings, which resulted in revenue increases of $6.5 million, $2.2 million and $1.1 million, respectively. This increase was partially offset by the depreciation of local currencies against the U.S. dollar, which decreased revenues by $1.1 million.

Operating Costs and Expenses

Food and Paper

Our total food and paper costs increased by $27.4 million, or 3.0%, to $929.7 million in 2009, as compared to 2008. As a percentage of our total sales by Company-operated restaurants, food and paper costs increased 0.3 percentage points to 36.7%.

In Brazil, food and paper costs decreased by $27.2 million, or 6.4%, to $399.8 million. As a percentage of Brazil’s sales by Company-operated restaurants, food and paper costs decreased 1.2 percentage points to 34.6% due to a reduction in the price of beef and operating efficiencies, which offset the effect of the depreciation of the real against the U.S. dollar on the cost of imported food and paper products.

In the Caribbean division, food and paper costs increased by $5.5 million, or 7.3%, to $79.7 million largely in line with sales increases. As a percentage of the division’s sales by Company-operated restaurants, food and paper costs increased 0.5 percentage points to 34.3% mainly because of inventory losses in Guadeloupe and Martinique during the general strikes.

In NOLAD, food and paper costs increased by $11.9 million, or 14.0%, to $96.9 million, due to the depreciation of the local currencies in Mexico and Costa Rica. As a percentage of the division’s sales by Company-operated restaurants, food and paper costs increased 2.5 percentage points to 43.2% mainly as a consequence of our promotional strategy implemented in Mexico to maintain sales volume through a product mix with lower percentage margins.

In SLAD, food and paper costs increased by $29.1 million, or 9.1%, to $348.2 million. As a percentage of the SLAD division’s sales by Company-operated restaurants, food and paper costs increased 0.5 percentage points to 37.7%, primarily because of the increase in the number of items in Venezuela that we were not able to purchase at the official exchange rate and, to a lesser extent, the depreciation of most of this division’s local currencies.

Payroll and Employee Benefits

Our total payroll and employee benefits costs increased by $29.6 million, or 6.4%, to $491.2 million in 2009, as compared to 2008. As a percentage of our total sales by Company-operated restaurants, payroll and employee benefits costs increased 0.8 percentage points to 19.4%. This increase can be mostly attributed to wage inflation in several markets that was higher than our sales growth, and to a decrease in traffic caused by one-time events such as the swine flu epidemic in Mexico, Argentina and Chile and general strikes in Guadeloupe and Martinique.

In Brazil, payroll and employee benefits costs decreased by $1.8 million, or 0.8%, to $215.4 million. As a percentage of the division’s sales by Company-operated restaurants, payroll and employee benefits costs increased 0.4 percentage points to 18.6% mostly because wages increased slightly more than our average prices.

In the Caribbean division, payroll and employee benefits costs increased by $5.8 million, or 10.1%, to $63.3 million. As a percentage of the division’s sales by Company-operated restaurants, payroll and employee benefits costs increased 1.1 percentage points to 27.2% mainly due to minimum wage increases in Puerto Rico and wage increases granted to employees in Guadeloupe and Martinique after the general strike.

In NOLAD, payroll and employee benefits costs increased by $5.1 million, or 16.0%, to $37.2 million. As a percentage of the division’s sales by Company-operated restaurants, payroll and employee benefits costs increased 1.2 percentage points to 16.6%. Even though traffic decreased due to the swine flu epidemic in Mexico, we maintained fully staffed restaurants. In addition, to improve service quality, we increased the number of crew employees in the last quarter of 2008.

In SLAD, payroll and employee benefits costs increased by $20.5 million, or 13.3%, to $175.3 million. As a percentage of the division’s sales by Company-operated restaurants, payroll and employee benefits costs Occupancy and Other Operating Expenses increased 0.9 percentage points to 19.0% as wage increases outpaced our sales growth and there were certain changes in labor regulations in several markets that increased labor costs.

Occupancy and Other Operating Expenses

Our total occupancy and other operating expenses increased by $20.3 million, or 3.1%, to $667.4 million in 2009, as compared to 2008, largely in line with our increase in sales. As a percentage of our total sales by Company-operated restaurants, occupancy and other operating expenses increased 0.2 percentage points to 26.3%.

In Brazil, occupancy and other operating expenses decreased by $24.1 million, or 7.0%, to $319.5 million. As a percentage of the division’s sales by Company-operated restaurants, occupancy and other operating expenses decreased 1.2 percentage points to 27.6%, mainly as a result of a decrease in the use of operating supplies and advertising.

In the Caribbean division, occupancy and other operating expenses increased by $1.3 million, or 2.3%, to $57.6 million. As a percentage of our total sales by Company-operated restaurants, occupancy and other operating expenses decreased 0.8 percentage points to 24.8%, mainly as a result of a decrease in advertising and a reduction in energy costs in Puerto Rico.

In NOLAD, occupancy and other operating expenses increased by $10.1 million, or 14.9%, to $77.9 million, largely due to higher advertising and maintenance expenses. As a percentage of the division’s sales by Company-operated restaurants, occupancy and other operating expenses increased 2.2 percentage points to 34.7% as a result of lower sales volumes due to the swine flu epidemic in Mexico and the increase in expenses described above.

In SLAD, occupancy and other operating expenses increased by $29.0 million, or 14.0%, to $236.4 million, largely due to higher maintenance and repair and outside services expenses due to the effect of local currency depreciation on the imported portion of these expenses. As a percentage of the division’s sales by Company-operated restaurants, occupancy and other operating expenses increased 1.4 percentage points to 25.6%. This increase was mainly the result of the cost increases described above, which outpaced our sales growth.

Royalty Fees

Our total royalty fees increased by $2.9 million, or 2.5%, to $121.9 million in 2009, as compared to 2008, in line with the increase in our sales by Company-operated restaurants.

In Brazil, royalty fees decreased by $1.1 million, or 2.0%, to $55.9 million in 2009, as compared to 2008, in line with the decrease in sales by Company-operated restaurants.

In the Caribbean division, royalty fees increased by $0.6 million, or 5.8%, to $11.4 million in 2009, as compared to 2008, in line with the increase in sales by Company-operated restaurants.

In NOLAD, royalty fees increased by $0.3 million, or 3.0%, to $10.2 million in 2009, as compared to 2008. As a percentage of the division’s sales by Company-operated restaurants, royalty fees decreased 0.2 percentage points to 4.6% because McDonald’s waived April 2009 royalties in Mexico due to the swine flu outbreak.

In SLAD, royalty fees increased by $3.1 million, or 7.6%, to $44.3 million in 2009, as compared to 2008, in line with the increase in sales by Company-operated restaurants.

Franchised Restaurants—Occupancy Expenses

Occupancy expenses from franchised restaurants in 2009, at $42.3 million, were essentially unchanged from those in 2008.

In Brazil, occupancy expenses from franchised restaurants increased by $0.4 million, or 2.2%, to $19.3 million in 2009, as compared to 2008, in line with the increase in revenues from franchised restaurants.

In the Caribbean division, occupancy expenses from franchised restaurants increased by $0.1 million, or 4.3%, to $3.6 million in 2009, as compared to 2008, in line with the increase in revenues from franchised restaurants.

In NOLAD, occupancy expenses from franchised restaurants decreased by $4.1 million, or 27.9%, to $10.7 million in 2009, as compared to 2008, as a result of the conversion of 75 franchised restaurants in Mexico to Company-operated restaurants from January 2008 to December 31, 2009.

In SLAD, occupancy expenses from franchised restaurants increased by $1.5 million, or 14.7%, to $11.6 million in 2009, as compared to 2008, in line with the increase in revenues from franchised restaurants.

Set forth below are the margins for our franchised restaurants for the years ended December 31, 2009 and 2008.

	For the Years Ended December 31,
	2009	2008
Brazil	56.0%	55.8%
Caribbean Division	70.2	70.1
NOLAD	32.4	36.0
SLAD	79.6	79.0

Total	67.1	66.3

General and Administrative Expenses

General and administrative expenses increased by $3.4 million, or 1.8%, to $189.5 million in 2009, as compared to 2008. This increase was a consequence of higher payroll costs and the hiring of new corporate staff in order to meet the additional demands of our expected growth, which offset the positive effect of the depreciation of most local currencies.

In Brazil, general and administrative expenses increased by $1.3 million, or 2.2%, to $61.1 million in 2009, as compared to 2008. This increase was primarily due to higher payroll costs as a result of increased variable compensation accrual, and was partially offset by the depreciation of the real against the U.S. dollar.

In the Caribbean division, general and administrative expenses increased by $1.3 million, or 7.6%, to $18.1 million in 2009, as compared to 2008. This increase was mostly due to higher payroll expenses.

In NOLAD, general and administrative expenses decreased by $2.2 million, or 8.5%, to $23.7 million in 2009, as compared to 2008. This decrease was mostly a consequence of the depreciation of local currencies in Mexico and Costa Rica.

In SLAD, general and administrative expenses increased by $1.9 million, or 3.5%, to $54.8 million in 2009, as compared to 2008, primarily as a result of higher payroll costs driven by salary increases linked to Argentina’s and Venezuela’s inflation. This was partially offset by the depreciation of local currencies against the U.S. dollar in most of SLAD’s countries.

General and administrative expenses in Corporate and others increased by $1.1 million, or 3.2%, to $36.1 million in 2009, as compared to 2008. This increase was mostly a consequence of the hiring of new corporate staff in order to meet the additional demands of our expected growth,

Other Operating Expenses, Net

Other operating expenses, net decreased by $9.5 million, or 36.5%, to $16.6 million in 2009, as compared to 2008. The decrease was primarily attributable to higher gains from property and equipment sales and lower compensation expense related to the equity award to our CEO in 2009, partially offset by a higher amount of write-offs of property and equipment. In addition, in 2008 we made a one-time severance payment to a supplier.

Operating Income

	For the Years ended December 31,		% Increase (Decrease)
	2009	2008
	(in thousands of U.S. dollars)
Brazil	$127,291	$102,819	23.8%
Caribbean division	10,448	12,454	(16.1)
NOLAD	(17,252)	(4,863)	254.8
SLAD	108,261	119,716	(9.6)
Corporate and others and purchase price allocation	(21,939)	(7,932)	176.6

Total	206,809	222,194	(6.9)

Operating income decreased by $15.4 million, or 6.9%, to $206.8 million in 2009, as compared to 2008.

Net Interest Expense

Net interest expense increased by $26.2 million, or 99.7%, to $52.5 million in year 2009, as compared to 2008.

In October 2009, we issued senior notes in an amount of $450 million at a fixed rate of 7.5% per annum to prepay the amounts outstanding under the credit agreement and certain other short-term debt. The increase in the amount of net interest expense is primarily due to the a higher amount of interest on our long-term debt ($8.3 million) and to an increase in the amount of short-term indebtedness denominated in local currency maintained by us during most part of the year, until it was mostly prepaid with the bond issuance ($8.0 million).

Due to the prepayment of the credit agreement, we accelerated the amortization of the deferred financing costs incurred in connection with the credit agreement ($5.9 million increase with respect to 2008) and had to settle the related interest rate swap, which generated a loss of $4.6 million in 2009.

In addition, in accordance with our risk management policy and in order to mitigate our foreign exchange risk in Venezuela, in October 2009 one of our Venezuelan subsidiaries issued short-term commercial paper for Bs.F. 40 million at a fixed rate of 19.5%.

Loss from Derivative Instruments

Loss on derivative instruments increased by $37.3 million to $39.9 million in 2009, as compared to 2008, primarily due to changes in the fair market value of our cross-currency swaps as a result of changes in the Brazilian reais forward rate curve.

Foreign Currency Exchange Results

Foreign currency exchange results improved by $60.8 million, or 81.2%, to a loss of $14.1 million in 2009, as compared to 2008. The effect of exchange rate fluctuations on foreign currency denominated assets and liabilities represented a $84.8 million increase from a loss of $46.4 million in 2008 to a gain of $38.4 in 2009, primarily due to the appreciation of most regional currencies as of December 31, 2009 compared to December 31, 2008. This was partially offset by the $24.0 million increase in the losses generated by the difference between the foreign currency exchange rate at which we purchased U.S. dollars in Venezuela and the official foreign currency exchange rate used for financial statement reporting purposes.

Other Non-Operating Expenses, Net

Other non-operating expenses, net decreased by $0.7 million, or 35.9%, to $1.2 for 2009, as compared to 2008.

Income Tax Expense

Income tax expense increased by $6.6 million, or 55.0%, from $12.1 million in 2008 to $18.7 million in 2009, due to a lesser deferred income tax benefit of $1.4 million and a higher current income tax expense of $5.3 million in 2009 compared to 2008. Our consolidated effective tax rate increased by 8.5 percentage points to 18.9% in 2009 compared to 2008 primarily due to a decreased recovery of our valuation allowance related to our deferred tax assets.

Net Income Attributable to Non-controlling Interests

Net income attributable to non-controlling interests decreased $1.0 million, or 75.9%, to $0.3 million in 2009, as compared to 2008.

Net Income Attributable to Arcos Dorados Holdings Inc.

As a result of the foregoing, net income attributable to Arcos Dorados Holdings Inc. decreased by $23.0 million, or 22.3%, to $80.0 million in 2009, as compared to 2008.

Liquidity and Capital Resources

Our financial condition and liquidity is and will continue to be influenced by a variety of factors, including:

•	our ability to generate cash flows from our operations;

•	the level of our outstanding indebtedness and the interest we are obligated to pay on this indebtedness;

•	changes in exchange rates which will impact our generation of cash flows from operations when measured in U.S. dollars; and

•	our capital expenditure requirements.

Overview

Net cash provided by operations was $263.9 million for 2010, compared to $148.0 million for 2009. We accelerated our capital expenditures program, investing $81.9 million more than in 2009. Cash used in financing activities increased by $75.7 million, from $24.4 million provided by financing activities in 2009 to a use of $51.3 million in 2010, mainly because of the inflow of $446.1 million in 2009 from the issuance of our senior notes, which was used partially to repay our credit agreement for $350.0 million, and because of the dividends that we paid to our shareholders of $33.4 million in 2010, which were partially offset by the reimbursement in 2010 of the collateral deposit made in 2009 for $25.0 million.

For 2009, net cash provided by operations was $148.0 million, compared to $198.4 million for 2008. Our investment program was reduced by $55.8 million in 2009, to $96.4 million, as a response to the decreased cash generation. Cash from financing activities increased by $39.2 million, from a use of $14.8 million for 2008, to a source of $24.4 million for 2009. This was mainly attributable to the proceeds from the issuance of the senior notes, after the repayment of the credit agreement, and was partially offset by higher payments related to other financing activities and the repayment of certain short-term debt.

At December 31, 2010, our total financial debt was $564.0 million, consisting of $11.7 million in short-term debt, $457.6 million in long-term debt (of which $446.6 million was related to the senior notes, including the original issue discount), and $94.7 million related to the fair market value of our derivative instruments primarily consisting of our Brazilian reais cross-currency swaps.

At December 31, 2009, our total financial debt was $551.5 million, consisting of $6.7 million in short-term debt denominated in bolívares fuertes (Bs.F 40 million), $458.8 million in long-term debt (of which $446.2 million was related to the senior notes, including the original issue discount), and $86.0 million related to the fair market value of our derivative instruments.

Comparative Cash Flows

The following table sets forth our cash flows for the periods indicated:

	For the Years Ended December 31,
	2010	2009	2008
	(in thousands of U.S. dollars)
Net cash provided by operating activities	$263,876	$148,022	$198,363
Net cash used in investing activities	(178,224)	(96,370)	(152,166)
Net cash (used in) provided by financing activities	(51,287)	24,372	(14,809)
Effect of exchange rate changes on cash and cash equivalents	5,759	(14,031)	(17,986)

Increase in cash and cash equivalents	40,124	61,993	13,402

Operating Activities

	For the Years Ended December 31,
	2010	2009	2008
	(in thousands of U.S. dollars)
Net income attributable to Arcos Dorados Holdings Inc.	$106,021	$80,022	$103,042
Non-cash charges and credits	99,196	45,555	69,343
Changes in working capital items	58,659	22,445	25,978

Net cash provided by operating activities	263,876	148,022	198,363

Operating Activities

In 2010, net cash provided by operating activities was $263.9 million, compared to $148.0 million in 2009. The $115.9 million increase is mainly attributable to a higher operating income adjusted for non-cash charges (depreciation and amortization and accrued compensation expense), lower losses incurred in the acquisition of U.S. dollars in Venezuela, decreased income tax paid and higher working capital generation, which factors were partially offset by a higher amount of interest paid.

In 2009, net cash provided by operating activities was $148.0 million, compared to $198.4 million in 2008. The $50.3 million decrease is attributable to a lower operating income, excluding depreciation and amortization, increased interest and income tax paid, increased losses incurred in the acquisition of U.S. dollars in Venezuela and lower working capital generation.

Investing Activities

New restaurant investments are primarily concentrated in markets with opportunities for long-term growth and returns on investment above a pre-defined threshold that is significantly above our cost of capital. Average development costs vary widely by market depending on the types of restaurants built and the real estate and construction costs within each market and are affected by foreign currency fluctuations. These costs, which include land, buildings and equipment, are managed through the use of optimally sized restaurants, construction and design efficiencies and the leveraging of best practices.

The following table presents our cash used in investing activities by type:

	For the Years Ended December 31,
	2010	2009	2008
	(in thousands of U.S. dollars)
Property and equipment expenditures	$(175,669)	$(90,105)	$(148,894)
Purchases of restaurant businesses	(504)	(11,061)	(18,999)
Proceeds from sales of property and equipment	6,215	12,368	5,230
Collection of receivable with McDonald’s Corporation	—	—	15,015
Others, net	(8,266)	(7,572)	(4,518)

Net cash used in investing activities	(178,224)	(96,370)	(152,166)

The following table presents our property and equipment expenditures by type:

	For the Years Ended December 31,
	2010	2009	2008
	(in thousands of U.S. dollars)
New restaurants	$69,448	$38,226	$38,410
Existing restaurants	68,140	29,523	85,218
Other(1)	38,081	22,356	25,266

Total property and equipment expenditures	175,669	90,105	148,894

(1)	Primarily corporate equipment and other office related expenditures.

In 2010, net cash used in investing activities was $178.2 million, compared to $96.4 million in 2009. This $81.9 million increase was primarily attributable to the increase of our investment program.

Property and equipment expenditures increased by $85.6 million, from $90.1 million in 2009 to $175.7 million in 2010. The increase in property and equipment expenditures was primarily due to higher investment in new restaurants and reinvestment in existing ones. Property and equipment expenditures reflected our commitment to growing sales, including through the reimaging of existing restaurants and the opening of McCafé locations and Dessert Centers. In this period, we opened 85 restaurants, including 47 in the fourth quarter, and closed 10 restaurants.

In 2009, net cash used in investing activities was $96.4 million, compared to $152.2 million in 2008. This $55.8 million decrease was primarily attributable to the decrease of our capital expenditures program to adapt to the lower cash generation resulting from prevailing economic conditions. In addition, during 2008 we collected a receivable of $15.0 million from McDonald’s related to the amount paid in excess of the final purchase price for the Acquisition.

In 2009, property and equipment expenditures decreased by $58.8 million, from $148.9 million in 2008 to $90.1 million in 2009, as a consequence of the decrease in our investment program. Proceeds from sales of property and equipment increased by $7.1 million to $12.4 million in 2009, as compared to 2008, primarily as a consequence of sales of equipment to franchisees, mainly in Venezuela. In addition, we used $11.1 million to purchase 39 franchised restaurants. In this period, we opened 58 restaurants and closed 18 restaurants.

In 2008, we had property and equipment expenditures amounting to $148.9 million. Property and equipment expenditures reflected our commitment to growing sales from existing restaurants, including reinvestment initiatives such as reimaging and the opening of McCafé locations and Dessert Centers. In addition, we acquired 34 franchised restaurants in Mexico and one franchised restaurant in Brazil for $19.0 million and we acquired the minority interests in our subsidiaries located in Ecuador and Peru for $3.6 million. As previously stated, in 2008, we collected $15.0 million of a receivable from McDonald’s related to the amount paid in excess of the final purchase price for the Acquisition. In 2008, we opened 61 restaurants and closed 17 restaurants.

Financing Activities

	For the Years Ended December 31,
	2010	2009	2008
	(in thousands of U.S. dollars)
Issuance of the senior notes	$—	$446,112	$—
Repayment of the credit agreement	—	(350,000)	—
Payment of deferred financing costs	—	(10,826)	(8,712)
Payment of derivative instruments	(37,815)	(30,167)	(3,567)
Net short-term borrowings	3,805	(2,539)	14,286
Collateral deposits	25,000	(25,000)	(15,000)
Distribution of dividends to our shareholders	(33,400)	—	—
Other financing activities	(8,877)	(3,208)	(1,816)

Net cash (used in) provided by financing activities	(51,287)	24,372	(14,809)

Net cash used in financing activities was $51.3 million in 2010, compared to $24.4 million provided by financing activities in 2009. The $75.7 million increase in the amount of cash used in financing activities was primarily attributable to net inflows totaling $96.1 million in 2009 from the issuance of senior notes and the repayment of the credit agreement as well as the payment of dividends to our shareholders in 2010 of $33.4 million. The increase in the amount of cash used in financing activities was partially offset by the reimbursement in 2010 of the collateral deposit made in 2009 for $25.0 million.

Net cash provided by financing activities was $24.4 million in 2009, compared to a use of $14.8 million in 2008. The $39.2 million increase in the amount of cash provided by financing activities was primarily attributable to the proceeds from the issuance of the senior notes, after repaying amounts due under the credit agreement, of $96.1 million, partially offset by higher payments related to our swap agreements of $26.6 million, higher collateral deposits of $10.0 million and repayment of $2.5 million of short-term debt in 2009 compared to short-term borrowings of $14.3 million in 2008.

Senior Notes

In October 2009, our subsidiary, Arcos Dorados B.V., issued senior notes for an aggregate principal amount of $450 million under an indenture dated October 1, 2009. The senior notes mature on October 1, 2019 and bear interest of 7.5% per year. Interest is paid semiannually on April 1 and October 1. The gross proceeds from this issuance were principally used to repay indebtedness under our credit agreement and certain of our other short-term debt. The senior notes are redeemable at our option at any time at the applicable redemption prices set forth in the indenture.

The senior notes are fully and unconditionally guaranteed on a senior unsecured basis by the majority of our subsidiaries. The senior notes rank equally with all of our unsecured and unsubordinated indebtedness and are effectively junior to all of our secured indebtedness. The indenture governing the senior notes imposes certain restrictions on us and our subsidiaries, including some restrictions on our ability to: (i) incur additional indebtedness; (ii) pay dividends or redeem, repurchase or retire our capital stock; (iii) make investments; (iv) create liens; (v) create limitations on the ability of our subsidiaries to pay dividends, make loans or transfer property to the us; (vi) engage in transactions with affiliates; (vii) sell assets including the capital stock of the subsidiaries; and (viii) consolidate, merge or transfer assets. These covenants are subject to a number of important limitations and exceptions. The indenture governing the senior notes also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, and interest on all then outstanding senior notes to be due and payable immediately.

We may issue additional notes from time to time pursuant to the indenture governing the senior notes.

Contractual Obligations and Commitments

The following table presents information relating to our contractual obligations as of December 31, 2010.

	Payment Due by Period
Contractual Obligations	Total	2011	2012	2013	2014	2015	Thereafter
	(in thousands of U.S. dollars)
Capital lease obligations(1)	$2,961	$601	$481	$481	$481	$481	$436
Operating lease obligations	718,188	105,968	91,916	85,754	78,534	68,803	287,213
Contractual purchase obligations	2,326	2,326	—	—	—	—	—
Senior notes(1)	753,750	33,750	33,750	33,750	33,750	33,750	585,000
Other long-term borrowings(1)	9,323	6,219	2,358	387	341	18	—
Derivative instruments	98,599	41,156	29,216	27,305	922	—	—

Total	1,585,147	190,020	157,721	147,677	114,028	103,052	872,649

(1)	Includes interest payments.

The table set forth above excludes projected payments on our restaurant opening and reinvestment plans pursuant to the MFAs in respect of which we do not yet have any contractual commitments.

Other Matters

Impact of Inflation

We believe that our results of operations are not materially impacted by moderate changes in the inflation rate. Inflation and changing commodity prices did not have a material impact on our operations in 2008, 2009 or 2010. Severe increases in inflation, however, could affect Latin American and Caribbean economies and could have an adverse impact on our business, financial condition and results of operations.

Research and Development, Patents and Licenses

We do not have significant research and development activities because we rely primarily on McDonald’s research and development. McDonald’s operates research and development facilities in the United States, Europe and Asia, and independent suppliers also conduct research activities that benefit McDonald’s and us. Nevertheless, we have developed certain menu items, such as bone-in-chicken, Pao de Queijo (in Brazil), McBurrito a la Mexicana (in Mexico) and dessert items, to better tailor our product offerings to local tastes and to provide our customers with additional food options.

Trend Information

Our business and results of operations have recently experienced the following trends, which we expect will continue in the near term:

•

Social upward mobility in Latin America and the Caribbean: Our sales have benefited, and we expect to continue to benefit, from our Territories’ population size, younger age profile when compared to more developed markets and improving socio-economic conditions. This has led to a modernization of consumption patterns and increased affordability of our products across socio-economic segments, leading to greater demand for our products.

•	Decline in free time: More single-parent and dual-earner households have increased the demand for the convenience offered by eating out and takeout food.

•

Product offerings: Our beverage, dessert, breakfast, low-calorie and low-sodium products, and value menu item offerings have been popular among customers and have allowed us to increase traffic while at the same time allowing us to focus on our revenue management strategy.

•

Increased competition in some markets: The popularity of the QSR concept in markets such as Puerto Rico and Mexico has attracted new competitors. Even though we have been able to maintain or even increase market share in these markets, we have seen a reduction in pricing flexibility and have had to increase the focus of our marketing efforts on value offerings in order to drive traffic.

•

Inflationary environment: Over the last few years, we have been able through our revenue management strategy to mitigate cost increase tied to inflation. However, inflation has been, and will continue to be, an important factor affecting our results of operations, specifically impacting our food and paper costs, occupancy and other operating expenses, and general administrative expenses.

•

Increased general and administrative costs to support future growth: Our business has been growing at a very rapid pace, and we have experienced increasing general and administrative expenses in order to support and prepare for our future growth (both operationally and as a public company). However, we expect that general and administrative expenses as a percentage of total sales will begin to decrease in the medium term as our recent and planned investments begin to generate revenues.

•

Increased volatility of foreign exchange rates: Our results of operations have been impacted by increased volatility in foreign exchange rates in many of the Territories. We expect that foreign exchange rates will continue to be an important factor affecting our foreign currency exchange results and the “Accumulated other comprehensive (loss) income” component of shareholders’ equity and, consequently, our results of operations and financial condition.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Risk Management

In the ordinary course of our business activities, we are exposed to various market risks that are beyond our control, including fluctuations in foreign exchange rates and the price of our primary supplies, and which may have an adverse effect on the value of our financial assets and liabilities, future cash flows and profit. As a result of these market risks, we could suffer a loss due to adverse changes in foreign exchange rates and the price of commodities in the international markets. Our policy with respect to these market risks is to assess the potential of experiencing losses and the consolidated impact thereof, and to mitigate these market risks. We are not currently exposed to significant interest rate risk because most of our long-term debt is at fixed interest rates.

Foreign Currency Exchange Rate Risk

We are exposed to foreign currency exchange rate risk primarily in connection with the fluctuation in the value of the local currencies of the countries in which we operate, primarily the Brazilian real, Mexican peso and Argentine peso, against the U.S. dollar. We generate revenues and cash from our operations in local currencies while all of our long-term debt is denominated in U.S. dollars. An adverse change in foreign currency exchange rates would therefore affect the generation of cash flow from operations in U.S. dollars, which could negatively impact our ability to pay amounts owed in U.S. dollars.

To help mitigate some of this foreign currency exchange rate risk, we have entered into derivatives contracts, including cross-currency swap agreements and forward agreements, to hedge the U.S. dollar to the Brazilian real. As of December 31, 2010, the notional amounts were $200 million and amortize throughout the life of the agreements and ultimately mature on November 10, 2013. These agreements are carried at fair market value in our consolidated balance sheet with changes reported in earnings.

Following the issuance of the senior notes and the prepayment of the credit agreement, we entered into a series of derivative transactions to restructure the existing cross currency obligations mentioned above to match our new payment obligations under the senior notes. Under the resulting structure, we have hedged 44% of the principal and coupon payments of the senior notes.

Revenues from our restaurants are denominated in local currency. Moreover, our continuing franchise fee payments to McDonald’s pursuant to the MFAs must be in U.S. dollars, payable on the seventh day subsequent to each month-end. As such, in the intervening period we are subject to significant foreign exchange risk. In particular, in the case of Venezuela, there are currency restrictions in place that limit our ability to repatriate bolívares fuertes held in Venezuela at the government’s official exchange rate. See “—Factors Affecting Comparability of Results—Impact of Venezuelan Currency Controls and Related Accounting Changes on Our Results of Operations.”

While substantially all our income is denominated in the local currencies of the countries in which we operate, our supply chain management involves the importation of various products, and some of our imports are denominated in U.S. dollars. Therefore, we are exposed to foreign currency exchange risk related to imports. We have entered into various forward contracts maturing in 2011 to hedge a portion of the foreign exchange risk associated with the forecasted imports of Chile. See Note 12 to our consolidated financial statements. In addition, we attempt to minimize this risk also by entering into annual and semi-annual pricing arrangements with our main suppliers.

We are also exposed to foreign exchange risk related to U.S. dollar-denominated intercompany debt held by certain of our operating subsidiaries with our holding companies and to foreign currency-denominated intercompany debt held by our holding companies with certain subsidiaries. Although these intercompany balances are eliminated through consolidation, an adverse change in exchange rates could have a significant impact on our results through the recognition of foreign currency exchange losses in our consolidated income statement.

A decrease of 10% in the value of the Brazilian real against the U.S. dollar would result in a foreign exchange loss of $7.0 million over our currently outstanding foreign-denominated debt of $70.2 million as of December 31, 2010.

A decrease of 10% in the value of the Argentine peso against the U.S. dollar would result in a foreign exchange loss of $3.7 million over our currently outstanding foreign-denominated debt of $36.9 million as of December 31, 2010.

A decrease of 10% in the value of the Chilean peso against the U.S. dollar would result in a foreign exchange loss of $1.9 million over our currently outstanding foreign-denominated debt of $19.5 million as of December 31, 2010.

An increase of 10% in the value of the euro against the U.S. dollar would result in a foreign exchange loss of $2.1 million over our currently outstanding foreign-denominated debt of $21.0 million as of December 31, 2010.

Fluctuations in the value of the Mexican peso against the U.S. dollar would not result in foreign exchange gain or loss since our Mexican subsidiaries did not have any outstanding foreign-denominated debt as of December 31, 2010.

Commodity Price Risk

We purchase our primary supplies, including beef, chicken, buns, produce, cheese, dairy mixes and toppings pursuant to oral agreements with our approved suppliers at prices that are derived from international market prices. We therefore carry market risk exposure to changes in commodity prices that have a direct impact on our costs. We do not enter into futures or options contracts to protect ourselves against changes in commodity prices, although we may do so in the future. We attempt to minimize this risk by entering into annual and semi-annual pricing arrangements with our main suppliers. This allows us to provide cost predictability while avoiding the costs related to the use of derivative instruments, which we may not be able to pass on to our customers due to the competitive nature of the QSR industry.

INDUSTRY

The Latin American and Caribbean Food Service Industry

The Latin American and Caribbean food service industry offers a wide variety of away-from-home eating options at commercial food and drink establishments. Most of these establishments remain independent, family-owned businesses, but food contractors and international companies have rapidly been gaining market share. According to Euromonitor, the total food service industry in Latin America and the Caribbean was worth approximately $222.3 billion in sales in 2010.

The Latin American and Caribbean food service industry can be divided into two segments: (i) the competitive eating out segment, which, according to Euromonitor, was worth an estimated $153.9 billion in sales in 2010, and (ii) the remaining eating out segment, which includes cafes and bars (other than specialty coffee shops) and was worth an estimated $68.3 billion in sales in 2010, according to Euromonitor. In Latin America and the Caribbean, the remaining eating out segment is dominated by small, local food service providers who independently own and operate cafes and bars, according to Euromonitor. However, multinationals such as Starbucks and our McCafé locations have recently had success in penetrating the specialty coffee market. It is for this reason that we treat specialty coffee shops as part of the competitive eating out segment rather than the remaining eating out segment.

The competitive eating out segment of the Latin American and Caribbean food service industry is divided by Euromonitor into six sub-segments: (i) street vendors, stalls and kiosks, which refers to small, mobile, independently owned and operated outdoor food service providers with a limited product offering, (ii) self-service cafeterias, (iii) full-service restaurants serving various cuisines in a formal or a casual setting, (iv) delivery/take-away establishments that do not provide facilities for customers to eat at the restaurant’s premises, (v) specialty coffee shops, such as Starbucks and our McCafé locations, where vendors serve a broad variety of coffee types and related food items such as pastries, baked goods and sandwiches, and (vi) fast food restaurants, which comprises typical QSRs and other restaurants, with faster service and more affordable prices than other competitive eating out sub-segments. The fast food sub-segment includes most internationally recognized QSR brands, such as McDonald’s, Burger King, Pizza Hut and KFC. Under Euromonitor market segmentation criteria, we are part of the fast food sub-segment and, correspondingly, the Latin American and Caribbean competitive eating out segment. According to Euromonitor, during the period from 2004 to 2009, the Latin American and Caribbean competitive eating out segment grew by 61.4%, and Euromonitor estimates it will grow at a compound annual growth rate of 6.6% over the next five years.

The fast food segment of the Latin American and Caribbean food service industry can be further divided into two sub-segments: (i) QSRs, which generally provide customers with a standardized menu and rapidly prepared food items and (ii) other fast food restaurants. QSR restaurants are categorized into those that focus primarily on burger products, such as us, Burger King and Bob’s (in Brazil), chicken products such as KFC, bakery products such as Dunkin’ Donuts, Latin American and Tex-Mex food products such as Tortas Locas (in Mexico), Asian products such as Jin Jin (in Brazil) and Teriyaki Sam (in Mexico), fish products such as Sushi Ito (in Mexico) and Vivenda do Camarão (in Brazil), pizza products such as Pizza Hut, and Middle Eastern products such as Habib’s (in Brazil). “Other fast food” restaurants include the remaining types of fast food restaurants focusing on other types of products, such as ice cream, and convenience stores such as Servicompras (in Argentina).

Below is a chart showing the Latin American and Caribbean food service industry broken down by segment and showing the expected value of each segment and sub-segment by sales (in millions of U.S. dollars) for 2010 as well as the percentage share of each sub-segment of the fast food market:

Source:	Euromonitor Forecast 2010—Current Prices—Fixed 2009 Exchange Rates.

The Latin American and Caribbean Fast Food and Quick Service Restaurant Segments

We operate in the QSR sub-segment of the fast food segment. In Latin America and the Caribbean, the QSR sub-segment has benefited from the region’s increasing modernization, as people in more densely populated areas adopt lifestyles that increasingly seek convenience, quality and value.

Euromonitor estimates that during the period from 2004 to 2009, the fast food segment in Latin America and the Caribbean grew by 97% in nominal terms, compared with 70% growth, in nominal terms, for the Latin American and Caribbean food service industry as a whole. Euromonitor estimates that the fast food segment will be worth approximately $35 billion (nominal value) in annual sales in 2010, representing approximately 22% of the competitive eating out segment.

Euromonitor estimates that QSRs have captured 61.4% of market share within the fast food segment due to the popularity of standardized menus, the consistency of products and services, cost efficient operating systems, the development of products targeted to meet consumer demands, economies of scale, convenience, speed and value. Euromonitor expects the growth of QSRs to outpace the growth of the fast food segment generally in the near future, as QSRs tend to be better capitalized and are therefore able to expand through additional restaurant openings and innovation, and as consumers increasingly prefer the convenience and reliability associated with a well-established brand.

According to Euromonitor, in comparison to the QSR sub-segment in more developed markets, such as the United States and Europe, the QSR sub-segment in Latin America and the Caribbean has experienced higher growth rates in terms of both QSRs per inhabitant and QSRs per GDP per capita. The higher growth rates are primarily driven by rapidly increasing income in lower socioeconomic segments in Latin America and the Caribbean and to faster overall population growth, which combine to increase QSRs’ potential customer base as well as the average check.

We believe the QSR sub-segment in Latin America and the Caribbean offers significant growth opportunities. For example, in many of the Territories, including Argentina, Brazil, Chile, Colombia, Ecuador, Mexico and Peru, the ratio of GDP PPP per McDonald’s-branded restaurant is at least 2.5 times greater than in the United States.

Euromonitor estimates that the QSR sub-segment in Latin America and the Caribbean grew at a rate of 84.2% during the period from 2004 to 2009. We expect that QSRs will increasingly gain market share as chain restaurants are better equipped to meet the increasingly stringent health and safety standards that we believe will be imposed in Latin America and the Caribbean.

Key Fast Food Markets in Latin America and the Caribbean

Within Latin America and the Caribbean, Argentina, Brazil, Chile, Colombia, Mexico, Puerto Rico and Venezuela are the primary markets for the fast food segment. According to Euromonitor, from 2010 to 2014, the fast food segment is expected to grow by 19% in Argentina, 27% in Brazil, 26% in Chile, 31% in Colombia, 17% in Mexico, 4% in Puerto Rico and 7% in Venezuela.

Below is a chart showing actual and expected growth the fast food segment in several Latin American and Caribbean countries, in millions of U.S. dollars, from 2006 and forecast through 2010:

Source:	Euromonitor, Market Sizes, Historic 2006 and Forecast 2010—Current Prices—Fixed 2009 Exchange Rates.

Fast Food Growth Potential

The potential for growth of the fast food segment in Latin America and the Caribbean is highly correlated to the consumption, purchasing power and disposable income of the general population. This in turn is driven by the absolute gross domestic product, or GDP, per capita in Latin America and the Caribbean. In addition, the measurement of the customer count per million inhabitants and the “average check”—the average amount spent by a customer during a visit—relative to GDP per capita indicates the potential for growth in the fast food segment in the region.

Our financial condition and operational results are influenced by macroeconomic developments in Latin America and the Caribbean. In recent years, macroeconomic conditions in the region have shown improvement in many of the Territories, including growth in GDP, stabilizing currency exchange rates, increase of foreign investment, expanding purchasing power and higher levels of disposable income.

The table below sets forth real GDP growth, real GDP per capita growth, inflation, unemployment, country risk premium, U.S. dollar exchange rate, and sovereign ratings for the periods and countries and territories indicated.

	Argentina	Brazil	Mexico	Puerto Rico	Venezuela
Real GDP growth (Year-over-year)
2007	8.7%	5.7%	3.3%	(1.4)%	8.4%
2008	6.8	5.1	1.3	(1.4)	4.8
2009	0.9	(0.2)	(6.5)	(2.4)	(3.1)
2010	N/A	7.5%	5.5	(1.9)	(1.4)
GDP per capita growth (Year-over-year)
2007	7.6%	4.1%	2.2%	(1.8)%	6.6%
2008	6.0	3.5	0.2	(1.7)	3.7
2009	(0.1)	(1.1)	(7.4)	(2.7)	(4.7)
2010	N/A	6.5%	4.5	(2.3)	(3.4)
Inflation
2007	8.5%	4.5%	3.8%	5.2%	22.5%
2008	7.2	5.9	6.5	6.4	30.9
2009	6.2	4.9	5.3	2.8	28.6
2010	10.9	5.9	4.4	1.0	27.2
Unemployment
2007	7.5%	7.5%	3.4%	10.4%	6.2%
2008	7.3	6.8	4.3	11.0	6.1
2009	8.7	8.1	5.5	13.4	7.9
2010	7.8	6.7	5.4	16.1	8.5
Country risk premium(1)
2007	404.9	131.0	66.1	—	354.4
2008	1,433.6	221.1	191.9	—	1,013.8
2009	1,988.8	236.3	255.8	—	1,499.6
2010	841.4	147.7	144.0	—	1,005.5
End of period U.S. dollar exchange rate
2007	3.15	1.78	10.90	—	2.15
2008	3.45	2.31	13.67	—	2.15
2009	3.80	1.74	13.06	—	2.15
2010	4.02	1.69	12.38	—	4.30
Sovereign rating(2)	B3/B	Baa3/BBB-	Baa1/BBB	—	B2/BB-

(1)	Average for the period of the Credit Default Swap for each country’s 10 year domestic sovereign bond.

(2)	Sovereign credit rating for long-term debt in foreign currency.

Sources:	Bloomberg, Brazilian Institute of Geography and Statistics, Central Bank of Argentina, Central Bank of Brazil, Central Bank of Mexico, Central Bank of Venezuela, Global Insight, National Institute of Statistics and Census of Argentina, National Institute of Statistics and Geography of Mexico and National Statistics Institute of Spain.

According to the CIA World Factbook, for 2010, GDP per capita was estimated to be $14,700 in Argentina, $10,900 in Brazil, $13,800 in Mexico, $16,300 in Puerto Rico and $12,600 in Venezuela. The differential in the GDP per capita leads to a difference in the average check and the customer count per million inhabitants. For example, in 2009, according to Euromonitor, the total fast food industry in Brazil, where GDP per capita is $10,000, was worth approximately $17.4 billion in sales and had 5.4 billion transactions, whereas in 2009 the total fast food industry in the United States, where GDP per capita is $46,000, was worth approximately $181.2 billion in sales and had 34.4 billion transactions. Accordingly, the average fast food check and fast food customer count per million inhabitants in Brazil were $3.24 and 28.2 million, respectively, whereas the average check and customer count per million inhabitants in the United States were $5.28 and 110.3 million, respectively, according to Euromonitor.

QSR Customer Profile and Behavior

The population demographics in Latin America and the Caribbean favor the QSR segment. The region’s demographics are heavily weighted towards young adults and families with children, the principal target customers of QSRs. In addition, as countries in Latin America and the Caribbean experience improving macroeconomic conditions, consumers benefit from expanding purchasing power, greater consumer financing and higher levels of disposable income, which serve to increase consumer demand for food convenience. We believe that the McDonald’s brand in Latin America and the Caribbean benefits from an aspirational cachet as a “destination” restaurant with a reputation for safe, fresh and good-tasting food in an attractive setting. The confluence of these favorable factors throughout the region, including growth in our target demographic market, offers an opportunity for profitable growth and the ability to serve an ever-increasing number of customers.

Major QSR Brands in Latin America and the Caribbean

McDonald’s, Burger King, Subway and KFC have positioned themselves as market leaders within the QSR sub-segment. According to Euromonitor, the McDonald’s brand is the largest with almost three times the sales of Burger King, our closest competitor, in Latin America and the Caribbean and with more sales than its next four competitors combined. In addition to these international brands, strong local brands, such as Habib’s, Bob’s, Servicompras and Giraffa’s, exist in certain key markets.

The chart below indicates the percentage market share held by certain major brands in the fast food segment in Latin America and the Caribbean for 2009:

Source:	Euromonitor, Top Fast Food Brands 2009, Latin America, Published August 2010.

McDonald’s

McDonald’s is the world’s largest global food service retailer, as measured by systemwide sales, according to Euromonitor. As of December 31, 2010, McDonald’s owned or franchised 32,737 restaurants in 117 countries. Of the total number of McDonald’s restaurants globally, 6,399 were company-owned restaurants and 26,338 were franchised restaurants.

McDonald’s opened its first restaurant in Latin America and the Caribbean in 1967, in Puerto Rico. As of December 31, 2010, there were 1,879 McDonald’s-branded restaurants in Latin America and the Caribbean, of which 1,755 were owned or franchised by us. Out of these 1,755 restaurants, 1,292 were Company-operated restaurants and 463 were franchised restaurants. The other 124 McDonald’s-branded restaurants in Latin America and the Caribbean not operated or franchised by us correspond to developmental licensees who owned those restaurants prior to the Acquisition.

Burger King

Burger King is one of the world’s largest fast food hamburger restaurants, as measured by number of restaurants and systemwide sales. According to Burger King, as of September 30, 2010, there were 12,206 Burger King owned or franchised restaurants in 76 countries and U.S. territories. Of these restaurants, 11% were company-owned and 89% were franchised.

With 1,139 Burger King restaurants throughout Latin America and the Caribbean as of December 31, 2010, Burger King is McDonald’s largest competitor with revenues in Latin America and the Caribbean of $109.0 million in the fiscal year ended June 30, 2010.

Burger King opened its first international franchise restaurant in the region in 1963, in Puerto Rico, and its strong presence in Latin America and the Caribbean is primarily concentrated in Mexico and Puerto Rico, with 421 and 179 restaurants in each country, respectively, as of December 31, 2009. Burger King was recently acquired by 3G, a Brazilian-based private equity fund.

KFC

KFC is owned by YUM! Brands, the world’s largest quick service restaurant company as measured by number of system units. Through its five brands, KFC, Pizza Hut, Taco Bell, Long John Silver and A&W, YUM! Brands develops, operates, franchises and licenses a worldwide system of restaurants. According to Yum! Brands, Yum! Brands had more than 37,000 units in more than 110 countries and territories as of December 31, 2010, including key Latin American and Caribbean markets such as Mexico, Puerto Rico and Chile. YUM! Brands’ strongest brand in Latin America and the Caribbean is KFC, of which there were 494 restaurants in the region as of December 31, 2009 according to Euromonitor.

Subway

According to Subway, there are over 34,139 Subway locations in 95 countries worldwide. As of March 16, 2011, there were more than 1,700 Subway restaurants in Latin America and the Caribbean. All Subway restaurants are operated by franchisees. Only one company-owned restaurant exists as a testing facility.

Subway focuses on three key markets in Latin America and the Caribbean: Brazil, Mexico and Puerto Rico. As of March 16, 2011, there were 571 Subway restaurants in Brazil, 506 restaurants in Mexico and 213 restaurants in Puerto Rico.

Local Competitors

Although the fast food segment in Latin America and the Caribbean is dominated by large multinational brands, there are important local competitors.

There are two local QSR chains based in Brazil that are significant in terms of sales volume within Latin America: Habib’s and Bob’s. Unlike in other Latin American and Caribbean markets, these strong local brands compete effectively with multinational QSRs. Habib’s is a local QSR chain that focuses on Middle Eastern food. According to Euromonitor, as of December 31, 2009, Habib’s was the largest local QSR operator in Brazil, with 305 restaurants and an estimated $487.7 million in sales for 2009.

Bob’s, formally called BFFC do Brasil, focuses on the burger product line and is the second-largest local QSR chain in Brazil. According to Euromonitor, as of December 31, 2009, Bob’s had 390 restaurants (386 in Brazil and four in Chile) and $276.2 million in sales for 2009. In 2007, Bob’s began operating KFC restaurants in Rio de Janeiro as a Yum! Brands franchisee and, in 2008, Bob’s began operating as a franchisee of Pizza Hut, another Yum! Brands restaurant. Bob’s also entered into an agreement with Doggis, a leading hot dog QSR chain in Chile, whereby Bob’s operates Doggis franchised hot-dog stores in Brazil while Doggis develops Bob’s brand in Chile. In addition to Habib’s and Bob’s, Alsea is a publicly traded multi-brand franchisee. As of September 30, 2010, Alsea operated 190 Burger King franchises, 607 Domino’s Pizza franchises and 337 Starbucks franchises in Mexico, Argentina, Chile, Colombia and Brazil.

We compete with smaller local chains in several of our key markets. In Venezuela, we compete with Arturo’s, and in Central America we compete with Pollo Campero, both of which are restaurant chains that specialize in chicken products. In Argentina, we compete with Mostaza, a hamburger and sandwich chain, and convenience stores such as Servicompras. In Colombia, we compete with Hamburguesas El Corral, a hamburger chain, and in Mexico we compete with Sanborns, a chain of department stores with in-store restaurants, and VIPS, a full-service restaurant chain.

OUR RELATIONSHIP WITH MCDONALD’S

We received exclusive master franchising rights from McDonald’s for the Territories on August 3, 2007 when Mr. Staton, our Chairman, CEO and controlling shareholder, Gavea Investment AD, L.P. and investment funds controlled by Capital International, Inc. and DLJ South American Partners L.L.C. (through its affiliates) purchased McDonald’s LatAm business for $698.1 million (including $18.7 million of acquisition costs) and entered into the MFAs. Prior to the Acquisition, Mr. Staton had been the joint venture partner of McDonald’s Corporation in Argentina for over 20 years and had served as President of McDonald’s South Latin America division since 2004.

McDonald’s has a longstanding presence in Latin America and the Caribbean dating to the opening of its first restaurant in Puerto Rico in 1967. Since then, McDonald’s expanded its footprint across the region as consumer markets and opportunities arose, opening its first restaurants in Brazil in 1979, in Mexico and Venezuela in 1985 and in Argentina in 1986.

We hold our McDonald’s franchise rights pursuant to the MFA for all of the Territories except Brazil, executed on August 3, 2007, entered into by us, our wholly owned subsidiary Arcos Dorados Coöperatieve U.A., Arcos Dorados B.V. (or these two entities together with us collectively, the Owner Entities), LatAm, LLC, or the Master Franchisee, certain subsidiaries of the Master Franchisee, Los Laureles, Ltd. and McDonald’s. On the same date, our subsidiary Arcos Dourados Comercio de Alimentos Ltda., or the Brazilian Master Franchisee, and McDonald’s entered into the separate, but substantially identical, Brazilian MFA.

The MFAs

The MFAs set forth McDonald’s and our rights and obligations in respect of the ownership and operation of the McDonald’s-branded restaurants located in the Territories. The MFAs do not include the following Latin American and Caribbean countries and territories, among others: Anguilla, Antigua and Barbuda, the Bahamas, Barbados, Belize, Bolivia, the British Virgin Islands, the Cayman Islands, Cuba, Dominica, Dominican Republic, El Salvador, Grenada, Guatemala, Guiana, Haiti, Honduras, Jamaica, Montserrat, Nicaragua, Paraguay, Suriname, St. Barthélemy, St. Kitts and Nevis, St. Lucia, St. Maarten, St. Vincent and the Grenadines, Trinidad & Tobago, Turks & Caicos Islands and the U.S. Virgin Islands, with the exception of St. Croix and St. Thomas.

The material provisions of the MFAs are set forth below.

Term

The initial term of the franchise granted pursuant to the MFAs is 20 years for all of the Territories other than French Guiana, Guadeloupe and Martinique. After the expiration of the initial term, McDonald’s may grant us an option to extend the term of the MFAs with respect to all Territories for an additional period of 10 years. The initial term of the franchise for French Guiana, Guadeloupe and Martinique is 10 years. We have the right to extend the term of the MFA with respect to French Guiana, Guadeloupe and Martinique for an additional term of 10 years.

Our Right to Own and Operate McDonald’s-Branded Restaurants

Under the MFAs, in the Territories, we have the exclusive right to (i) own and operate, directly or indirectly, McDonald’s restaurants, (ii) license and grant franchises with respect to McDonald’s-branded restaurants, (iii) adopt and use, and to grant the right and license to franchisees to adopt and use, the McDonald’s operations system in our restaurants, (iv) advertise to the public that we are a franchisee of McDonald’s, and (v) to use, and to sublicense to our franchisees the right to use the McDonald’s intellectual property solely in connection with the development, ownership, operation, promotion and management of our restaurants, and to engage in related advertising, promotion and marketing programs and activities.

Under the MFAs, McDonald’s cannot grant the rights described in clauses (i), (ii) and (iii) of the preceding paragraph to any other person while the MFAs are in effect. Notwithstanding the foregoing, McDonald’s has reserved, with respect to the McDonald’s restaurants located in the Territories, all rights not specifically granted to us, including the right, directly or indirectly, to (i) use and sublicense the McDonald’s intellectual property for all other purposes and means of distribution, (ii) sell, promote or license the sale of products or services under the intellectual property and (iii) use the intellectual property in connection with all other activities not prohibited by the MFAs.

In addition, under the MFAs, McDonald’s provides us with know-how and new developments, techniques and improvements in the areas of restaurant management, food preparation and service, and operations manuals that contain the standards and procedures necessary for the successful operation of McDonald’s-branded restaurants.

Franchise Fees

Under the MFAs, we are responsible for the payment to McDonald’s of initial franchise fees, continuing franchise fees and transfer fees.

The initial franchise fee is payable upon the opening of a new restaurant and the extension of the term of any existing franchise agreement. For Company-operated restaurants, the initial fee is based on the term remaining under the MFAs for the country in which the restaurant is located. For franchised restaurants, we receive an initial fee from the franchisee based on the term of the franchise agreement (generally 20 years), and pay 50% of this fee to McDonald’s.

The continuing franchise fee is paid, with respect to each calendar month, to McDonald’s in an amount generally equal to 7% of the U.S. dollar equivalent of the gross sales, as defined therein, of each of the McDonald’s restaurants in the Territories for that calendar month, minus, as applicable, a brand building adjustment. During the first 10 years of the MFAs, the brand building adjustment is 2% of the gross sales, for a net continuing franchise fee payment of 5% of the gross sales. During years 11 through 15 of the MFAs, the brand building adjustment will be 1% of the gross sales, for a net continuing franchise fee payment of 6%; and the brand building adjustment will be 0% thereafter, for a net continuing franchise fee payment of 7% of the gross sales. We are responsible for collecting the continuing franchise fee from our franchisees and must pay that amount to McDonald’s. In the event that a franchisee does not pay the full amount of the fee or any of our subsidiaries are unable to transfer funds to us due to currency restrictions or otherwise, we are responsible for any resulting shortfall. See “Risk Factors—Certain Factors Relating to Our Business—Our financial condition and results of operations depend, to a certain extent, on the financial condition of our franchisees and their ability to fulfill their obligations under their franchise agreements” and “Risk Factors—Certain Factors Relating to Latin America and the Caribbean—We are subject to significant foreign currency controls in certain countries in which we operate.”

In the event of a voluntary or involuntary transfer of any of the McDonald’s restaurants located in the Territories to a person other than a subsidiary of ours or an affiliate of one of our franchisees, we must charge a transfer fee of not less than $10,000, and must pay to McDonald’s an amount equal to 50% of the fee charged.

All payments to McDonald’s must be made in U.S. dollars, but are based on local currency exchange rates at the time of payment.

Material Breach

A material breach under the MFAs would occur if we, or our subsidiaries that are a party to the MFAs, materially breached any of the representations or warranties or obligations (not cured within 30 days after receipt of notice thereof from McDonald’s) relating to or otherwise in connection with any aspect of the master franchise business, the franchised restaurants or any other matter in or affecting any one or more Territories. The following events, among others, constitute a material breach under the MFAs: our non-compliance with anti-terrorism or anti-corruption policies and procedures required by applicable law; our bankruptcy, insolvency, voluntary filing or filing by any other person of a petition in commercial insolvency; our conviction or that of our subsidiaries, or of our or our subsidiaries’ agents or employees for a crime or offense that is punishable by incarceration for more than one year or a felony, or a crime or offense or the indictment on charges thereof that, in the determination of McDonald’s, is likely to adversely affect the reputation of such person, any franchised restaurant or McDonald’s; the entry of any judgment against us or our subsidiaries in excess of $1,000,000 that is not duly paid or otherwise discharged within 30 days (unless such judgment is being contested on appeal in good faith); our failure to achieve (a) at least 80% of the targeted openings during any one calendar year of any restaurant opening plan; or (b) at least 90% of the targeted openings during the three-calendar year term of any restaurant opening plan; and our failure to comply with at least 80% of the funding requirements of any reinvestment plan with respect to any Territory for a period of one year.

Business of the Company and the Other Owner Entities

In addition to the payment of franchise fees described above, we and the other Owner Entities are subject to a variety of obligations and restrictions under the MFAs.

Under the MFAs, we cannot, directly or indirectly, enter into any other QSR business or any business other than the operation of McDonald’s-branded restaurants in the Territories. Neither we nor any of the other Owner Entities can engage in a business other than holding, directly or indirectly, our equity interests. In addition, neither we nor any of the other Owner Entities can engage in any activity or participate in any business that competes with McDonald’s business.

Under the MFAs, Los Laureles Ltd., a British Virgin Islands company beneficially owned by Mr. Staton, our Chairman, CEO and controlling shareholder, is required to own not less than 40% of our economic interests and 51% of our voting interests. In the event of an initial public offering, or IPO, the economic interests of Los Laureles Ltd. in our Company could be diluted below 40% but no less than 30% of our economic interests. Los Laureles Ltd. is required to maintain at all times direct ownership of not less than 51% of our voting interests. Also, under the MFAs, we are required to own, directly or indirectly, 100% of the equity interests of our subsidiaries and cannot enter into any partnership, joint venture or similar arrangement without McDonald’s consent. In addition, at least 50% of all McDonald’s-branded restaurants in the Territories must be Company-operated restaurants.

Under the MFAs, we may effect an initial public offering, or IPO, provided that, among other things, (i) there has been no material breach of the MFAs by us in the preceding 24 months, (ii) we have achieved at least 95% of the targeted openings in the preceding two calendar years under our restaurant opening plan, (iii) we have entered into employment agreements with each of our CEO, chief financial officer and chief operating officer on customary terms and conditions with a minimum term of two years, (iv) Los Laureles Ltd. has entered into a voting trust agreement relating to the 51% of our aggregate voting interests owned by it in a form acceptable to McDonald’s, (v) the IPO is effected with respect to no more than 60% of our economic interests, (vi) at least $150 million of the proceeds from the IPO will be used by us for capital expenditures, including restaurant openings and reimaging, which will be in addition to our restaurant opening and reinvestment commitments under the MFAs, (vii) Los Laureles, Ltd. retains a voting interest of at least 51% in Arcos Dorados Holdings Inc. and (viii) the IPO does not result in the imposition of obligations on McDonald’s or its affiliates in addition to those contemplated by the MFAs or additional obligations upon the exercise of McDonald’s rights under the MFAs, including obligations imposed in connection with the listing on a national securities exchange or registration with any governmental authority. At the launch of this offering, we will be in compliance with these conditions.

Real Estate

Under the MFAs, we must own or lease the real estate property where all of our Company-operated restaurants are located. We cannot transfer or encumber any of the real estate properties that we own without McDonald’s consent. Due to the geographic and commercial importance of certain restaurants, we may not sell certain “iconic” properties without the prior written consent of McDonald’s. For certain of these selected properties, we have already perfected a first priority lien in favor of McDonald’s.

Under the MFAs, no more than 50% of the total number of restaurants in each Territory, and no more than 10% of the total number of restaurants in all the Territories, can be located on real estate property that is owned, held or leased by our franchisees.

In addition, the MFA lists 25 restaurants, including some of our most valuable properties, that we are prohibited from selling or otherwise transferring without McDonald’s consent.

Transfer of Equity Interests or Significant Assets

Under the MFAs, neither we nor any of the other Owner Entities can transfer or pledge the equity interests of any of our subsidiaries, or any significant portion of our assets, without McDonald’s consent.

Operational Control

Under the MFAs, McDonald’s is entitled to approve the appointment of our chief executive officer and our chief operating officer.

In the event that McDonald’s modifies its standards applicable to technology and related equipment, we must purchase any new or modified technology, software, hardware or equipment necessary to comply with the modified standards.

Restaurant Opening Plan and Reinvestment Plan

Under the MFAs, we are required to agree with McDonald’s on a restaurant opening plan and a reinvestment plan for each three-year period during the term of the MFAs. The restaurant opening plan specifies the number and type of new restaurants to be opened in the Territories during the applicable three-year period, while the reinvestment plan specifies the amount we must spend reimaging or upgrading restaurants during the applicable three-year period. Prior to the expiration of the then-applicable three-year period we must agree with McDonald’s on a subsequent restaurant opening plan and reinvestment plan. Under the initial restaurant opening plan, we were required to open 43 restaurants in the period from the Acquisition to the end of 2008, 54 restaurants in 2009 and 63 restaurants in 2010. As of December 31, 2010, we had met our commitments under the restaurant opening plan, having opened 232 restaurants since the Acquisition. Under the initial reinvestment plan, we were required to reinvest $45.6 million from August 2007 to July 2008, $47.4 million from August 2008 to July 2009 and $49.6 million from August 2009 to July 2010 reimaging and upgrading our restaurants. As of December 31, 2010, we had satisfied our commitments under the reinvestment plan.

As part of the reinvestment plan with respect to the next three-year period that commenced on January 1, 2011, we must reinvest an aggregate of at least $60 million per year in the Territories. In addition, we have committed to open no less than 250 new restaurants during the next three-year restaurant opening plan. We estimate that the cost to comply with our restaurant opening commitments under the MFAs from 2011 to 2013 will be between $100 million and $250 million, depending on, among other factors, the type and location of restaurants we open. In the event we are unable to reach an agreement on subsequent plans prior to the expiration of the then-existing plan, the MFAs provide for an automatic increase of 20% in the required amount of reinvestments as compared to the then-existing plan and a number of new restaurants no less than 210 multiplied by a factor that increases each period during the subsequent three-year restaurant opening plan.

Advertising and Promotion Plan

Under the MFAs, we must develop and implement a marketing plan with respect to each Territory that must be approved in advance by McDonald’s. The MFAs require us to spend at least 5% of our gross sales on advertisement and promotion activities. Our advertisement and promotion activities are guided by our overall marketing plan, which identifies the key strategic platforms that we aim to leverage in order to drive sales.

Insurance

Under the MFAs, we are required to acquire and maintain a variety of insurance policies with certain minimum coverage limits, including commercial general liability, workers compensation, “all risk” property and business interruption insurance, among others.

Call Option Right and Security Interest in Equity Interests of the Company

Under the MFAs, McDonald’s has the right, or Call Option, to acquire our non-public shares or our interests in one or more Territories upon: (i) the expiration of the initial term of the MFAs on August 2, 2027 if the initial term is not extended, (ii) the occurrence of a material breach of the MFAs or (iii) during the period of 12 months following the earlier of (x) the 18th month anniversary of the death or permanent incapacity of Mr. Staton or (y) the receipt by McDonald’s of notice from Mr. Staton’s heirs that they have elected to have the period of 12 months commence as of the date specified in the notice. McDonald’s generally has the right either to exercise the Call Option with respect to all of the Territories, or, in its sole discretion, with respect to the Territory or Territories identified by McDonald’s as being affected by such material breach or to which such material breach may be attributable except upon the occurrence of an initial material breach relating to any Territory or Territories in which there are less than 100 restaurants in operation. In such case, McDonald’s only has the right to acquire the equity interests of any of our subsidiaries in the relevant Territory or Territories. As of December 31, 2010, we had more than 100 restaurants in operation in each of Argentina, Brazil, Mexico, Puerto Rico and Venezuela. No other Territory had more than 70 restaurants in operation.

If McDonald’s exercises the Call Option upon the occurrence of the events described in clause (i) or (iii) of the preceding paragraph, it must pay a purchase price equal to 100% of the fair market value of our non-public shares. If the Call Option is exercised upon the occurrence of a material breach, however, the purchase price is reduced to 80% of the fair market value of all of our non-public shares or of all of the equity interests of the subsidiaries operating restaurants in the Territory related to such material breach, as applicable. The purchase price paid by McDonald’s upon exercise of the Call Option is, in all events, reduced by the amount of debt and contingencies and increased by the amount of cash attributable to the entity whose equity interests are being acquired pursuant to the Call Option. Following the completion of the offering and assuming no exercise of the underwriters’ over-allotment option, in the event McDonald’s were to exercise its right to acquire all of our non-public shares, our public shareholders would own an aggregate of 28.5% of our economic interests and 11.4% of our voting interests.

If McDonald’s exercises the Call Option with respect to any of our subsidiaries (but not all of them) and the amount of debt and contingencies (minus cash) attributable to the equity interests of those subsidiaries is greater than the fair market value of those equity interests, we must, at our election, either (i) assume the debts and contingencies (minus cash) and deliver the equity interests to McDonald’s free of any obligations with respect thereto or (ii) pay to McDonald’s the absolute value of that amount. The fair market value of any of the equity interests is to be determined by internationally recognized investment banks without taking into consideration the debt, contingencies or cash attributable to the equity interests.

In order to secure McDonald’s right to exercise the Call Option, McDonald’s was granted a perfected security interest in the equity interests of the Master Franchisee, the Brazilian Master Franchisee and our subsidiaries other than our subsidiaries organized in Costa Rica, Mexico, French Guiana, Guadeloupe and

Martinique. The equity interests of our subsidiaries organized in Costa Rica and Mexico were transferred to a trust for the benefit of McDonald’s. McDonald’s does not have a security interest in the equity interests of our subsidiaries organized in French Guiana, Guadeloupe and Martinique.

The equity interests were transferred to Citibank, N.A., acting as escrow agent. Subject to the terms of the Escrow Agreement and the Intercreditor Agreement, upon McDonald’s exercise of the Call Option and its payment of the respective purchase price, the escrow agent must transfer the equity interests, free of any liens or encumbrances, to McDonald’s.

Limitations on Indebtedness

Under the MFAs, we cannot incur any indebtedness secured by the collateral pledged by us and certain of our subsidiaries in connection with the letters of credit or amend or waive any of the terms related to the collateral, without McDonald’s consent. The pledged collateral includes our equity interest, the equity interests of certain of our subsidiaries, certain of our rights under certain of the Acquisition documents, franchise document payment rights, and our intercompany debt and notes.

Under the MFAs, we must maintain a fixed charge coverage ratio (as defined therein) at least equal to (a) 1.25 from August 31, 2010 through the fiscal quarter ended September 30, 2011 and (b) 1.50, commencing with the fiscal quarter ended December 31, 2011 and thereafter; and a leverage ratio (as defined therein) not in excess of (a) 5.0, from August 31, 2010 through the fiscal quarter ended June 30, 2011, (b) 4.75 for the fiscal quarter ended September 30, 2011, and (c) 4.25, commencing with the fiscal quarter ended December 31, 2011 and thereafter. As of December 31, 2010, our fixed charge coverage ratio was 1.82 and our leverage ratio was 3.79.

Letter of Credit

As security for the performance of our obligations under the MFAs, we (i) obtained an irrevocable standby letter of credit in favor of McDonald’s in an amount of $65.0 million, issued by Credit Suisse acting as issuing bank through its Cayman Island Branch, and (ii) pledged cash collateral in favor of McDonald’s in an amount of $15.0 million. The letter of credit expires on November 10, 2014, but we will be required by the MFAs to renew this letter of credit or obtain a new standby letter of credit in the same amount.

The letter of credit and reimbursement agreement contains a limited number of customary affirmative and negative covenants. These include limitations on (i) any transfer of the MFAs, (ii) amendment or waiver of the MFAs without the consent of the issuing bank, (iii) our leverage ratio, (iv) taking any action to elect to assume the debt of any of our subsidiaries upon McDonald’s exercise of a partial Call Option, (v) our ability to guaranty obligations of our subsidiaries, and (vi) amendments to the credit agreement.

Issuing Bank’s Security Interests

The issuing bank has a security interest in certain of our rights under certain Acquisition documents, franchise document payment rights, pledged cash collateral and our intercompany debt notes. In addition, our subsidiaries (other than those organized in Ecuador, French Guiana, Guadeloupe, Martinique and Peru, and certain subsidiaries organized in Argentina, Colombia and Mexico) guaranteed to the issuing bank the full and prompt payment of our obligations under the letter of credit and reimbursement agreement.

Termination

The MFAs automatically terminate without the need for any party to it to take any further action if any type of insolvency or similar proceeding in respect of us or any of the other Owner Entities commences.

In the event of the occurrence of certain material breaches, such as if we fail to comply with the reinvestment or restaurant opening plans, McDonald’s has the right to terminate the MFAs.

Upon the termination of the MFAs, McDonald’s has the right to acquire all, but not less than all, of our equity interests at fair market value, which is to be calculated by internationally recognized investment banks selected by us and McDonald’s. The fair market value of our equity interests shall be calculated in U.S. dollars based on the amount that would be received for our equity interests in an arm’s-length transaction between a willing buyer and a willing seller, taking into account the benefits provided by the MFAs.

BUSINESS

Overview

We are the world’s largest McDonald’s franchisee in terms of systemwide sales and number of restaurants, according to McDonald’s, representing 5.1% of McDonald’s global sales in 2010, and we are the largest QSR chain in Latin America and the Caribbean in terms of systemwide sales, according to Euromonitor, with a regional market share in terms of sales of 12.4% in 2009, according to Euromonitor. We have the exclusive right to own, operate and grant franchises of McDonald’s restaurants in the Territories. As of December 31, 2010, we operated or franchised 1,755 McDonald’s-branded restaurants, which represented 6.7% of McDonald’s total franchised restaurants worldwide. In 2009 and 2010, we paid $121.9 million and $141.0 million, respectively, in royalties to McDonald’s (not including royalties paid on behalf of our franchisees).

We commenced operations on August 3, 2007, as a result of the Acquisition. We operate McDonald’s-branded restaurants under two different operating formats, Company-operated restaurants and franchised restaurants. As of December 31, 2010, of our 1,755 McDonald’s-branded restaurants in the Territories, 1,292 (or 74%) were Company-operated restaurants and 463 (or 26%) were franchised restaurants. We generate revenues primarily from two sources: sales by Company-operated restaurants and revenues from franchised restaurants that primarily consist of rental income, which is generally based on the greater of a flat fee or a percentage of sales reported by franchised restaurants. We own the land for 510 of our restaurants (totaling approximately 1.2 million square meters) and the buildings for all but 12 of our restaurants.

Our business has grown significantly since the Acquisition. We have increased our presence in existing and new markets in the Territories by opening 232 restaurants (168 Company-operated and 64 franchised), 124 McCafé locations and 430 Dessert Centers since the Acquisition. The McDonald’s brand’s market share of the fast food industry in Latin America and the Caribbean in terms of sales has increased from 11.7% in 2007 to 12.4% in 2009 according to Euromonitor. We have increased our total revenues by 15.8% from 2008 to 2010. More recently, our consolidated net revenues, net income and Adjusted EBITDA (as defined under “Presentation of Financial and Other Information—Other Financial Measures”) increased 13.2%, 32.5% and 12.3%, respectively, in 2010 as compared to 2009, to $3,018.1 million, $106.0 million and $299.1 million, respectively.

We divide our operations into four geographical divisions: Brazil; the Caribbean division, consisting of Aruba, Curaçao, French Guiana, Guadeloupe, Martinique, Puerto Rico and the U.S. Virgin Islands of St. Croix and St. Thomas; NOLAD, consisting of Costa Rica, Mexico and Panama; and SLAD, consisting of Argentina, Chile, Colombia, Ecuador, Peru, Uruguay and Venezuela. As of December 31, 2010, 35.1% of our restaurants were located in Brazil, 29.7% in SLAD, 27.1% in NOLAD and 8.1% in the Caribbean division. We focus on our customers by managing operations at the local level, including marketing campaigns and promotions, menu management and monitoring customer satisfaction, while leveraging our size by conducting administrative and strategic functions at the divisional or corporate level, as appropriate.

The following table presents certain operating results and data by operating segment:

	As of and for the Years Ended December 31,
	2010	2009	2008	2007(1)
	(in thousands of U.S. dollars, except percentages)
Total Revenues
Brazil	$1,595,571	$1,200,742	$1,237,208	$461,868
Caribbean division	260,617	244,774	231,734	90,796
NOLAD	305,017	240,333	232,083	91,932
SLAD(2)	856,913	979,627	905,817	296,743

Total	3,018,118	2,665,476	2,606,842	941,339

Adjusted EBITDA(3)
Brazil	$250,606	$160,037	$144,965	$39,800
Caribbean division	23,556	21,167	22,013	13,099
NOLAD	15,400	3,918	15,961	10,655
SLAD(2)	83,998	129,889	138,683	36,530
Corporate and others	(74,446)	(48,628)	(33,648)	(9,187)

Total	299,114	266,383	287,974	90,897

Adjusted EBITDA Margin(4)
Brazil	15.7%	13.3%	11.7%	8.6%
Caribbean division	9.0	8.6	9.5	14.4
NOLAD	5.0	1.6	6.9	11.6
SLAD(2)	9.8	13.3	15.3	12.3

Total	9.9	10.0	11.0	9.7

Systemwide comparable sales growth(5)(6)	14.9%	5.5%	—	—

Brazil	17.5	2.7	—	—
Caribbean division	4.7	4.2	—	—
NOLAD	9.1	(1.7)	—	—
SLAD	16.1	12.2	—	—

Systemwide Restaurants by Division	Company-operated and Franchised Restaurants

(1)	Data for the year ended December 31, 2007 includes only five months of operations, beginning August 3, 2007, the date on which we commenced operations in the Territories.

(2)	Currency controls in Venezuela and related accounting changes have a significant effect on our results of operations and impact the comparability of our results of operations in 2010 compared to 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability of Results—Impact of Venezuelan Currency Controls and Related Accounting Changes on Our Results of Operations” for information regarding the translation of the results of our Venezuelan operations.

(3)	Adjusted EBITDA is a measure of our performance that is reviewed by our management. Adjusted EBITDA does not have a standardized meaning and, accordingly, our definition of Adjusted EBITDA may not be comparable to Adjusted EBITDA as used by other companies. For our definition of Adjusted EBITDA and a reconciliation thereof, see “Presentation of Financial and Other Information—Other Financial Measures” and “Selected Financial and Other Information.”

(4)	Adjusted EBITDA margin is Adjusted EBITDA divided by total revenues, expressed as a percentage.

(5)	Systemwide comparable sales growth refers to the change in our restaurant sales in one period from a comparable period for restaurants that have been open for thirteen months or longer. Systemwide comparable sales growth is provided and analyzed on a constant currency basis, which means it is calculated using the same exchange rate over the periods under comparison to remove the effects of currency fluctuations from this trend analysis. We believe this constant currency measure provides a more meaningful analysis of our business by identifying the underlying business trend, without distortion from the effect of foreign currency movements.

(6)	Systemwide comparable sales growth is presented on a systemwide basis, which means it includes sales by our Company-operated restaurants and our franchised restaurants. While sales by our franchisees are not recorded as revenues by us, we believe the information is important in understanding our financial performance because these sales are the basis on which we calculate and record franchised revenues and are indicative of the financial health of our franchisee base.

Our Industry

We operate in the QSR sub-segment of the fast food segment of the Latin American and Caribbean food service industry. In Latin America and the Caribbean, the fast food segment has benefited from the region’s increasing modernization, as people in more densely populated areas adopt lifestyles that increasingly seek convenience, speed and value. According to Euromonitor, fast food segment sales in Latin America and the Caribbean totaled an estimated $34.9 billion (nominal value) in 2010. Euromonitor estimates that the fast food segment in Latin America and the Caribbean grew 97% in the period from 2004 to 2009, which is 27 percentage points higher than the growth of the Latin American and Caribbean food service industry as a whole, representing a compound annual growth rate of 14.5%, which in turn is significantly higher than the 3.0% compound annual growth rate of the U.S. fast food segment.

Euromonitor estimates that QSRs have captured 61.4% of market share within the fast food segment in Latin America and the Caribbean due to the popularity of standardized menus, the consistency of products and services, cost efficient operating systems, the development of products targeted to meet consumer demands, economies of scale, convenience, speed and value. Euromonitor estimates that the growth of QSRs in Latin America and the Caribbean will outpace the growth of the fast food segment generally in the near future, as QSRs tend to be better capitalized and are therefore able to expand through additional restaurant openings and innovation, and as consumers increasingly prefer the convenience and reliability associated with a well-established brand. Euromonitor estimates that the QSR sub-segment in Latin America and the Caribbean grew 84.2% during the period from 2004 to 2009.

McDonald’s, Burger King, Subway and KFC have positioned themselves as market leaders within the QSR segment. According to Euromonitor, the McDonald’s brand is the largest in Latin America and the Caribbean with almost three times the sales of Burger King, our closest competitor, in Latin America and the Caribbean and with more sales than our next four competitors combined. In addition to these international brands, strong local brands, such as Habib’s, Bob’s, Servicompras and Giraffa’s, exist in certain key markets.

The chart below indicates the percentage market share held by certain major brands in the fast food segment in Latin America and the Caribbean for 2009:

Source: Euromonitor, Top Fast Food Brands 2009, Latin America, Published August 2010.

Our Strengths

We believe the following competitive strengths position us well to achieve future growth:

Superior Brand and Image. The McDonald’s brand is one of the top ten most widely recognized consumer brands in the world, according to Millward Brown Optimor, and it is one of the most widely recognized consumer brands in Latin America and the Caribbean, according to Euromonitor. In addition, we believe that in Latin America and the Caribbean the McDonald’s brand benefits from an aspirational cachet as a “destination” restaurant with a reputation for safe, fresh and good-tasting food in an attractive setting. With the exclusive right to own, operate and grant franchises of McDonald’s restaurants in 19 countries and territories in Latin America and the Caribbean, we believe we represent an important part of the McDonald’s system. As of December 31, 2010, our 1,755 restaurants represented 6.7% of McDonald’s total franchised restaurants.

Leading Position in a Region with Favorable Demographics and Economic Conditions. We are the leading QSR chain in Latin America and the Caribbean, according to Euromonitor, with a 12.4% market share of the fast food segment, which was more than three times that of our closest competitor, based on systemwide sales in 2009. As a business focused on young adults in the 14 to 35 age range and families with children, our operations have benefited, and we expect to continue to benefit, from our Territories’ population size, younger age profile when compared to more developed markets and improving socio-economic conditions. Based on data from the United Nations Economic Commission for Latin America and the Caribbean, the Territories represented a market of approximately 575.9 million people in 2010, of which approximately 28% are under 14 years old and 46% are under 25 years old. In addition, improvements in macroeconomic conditions in the Territories are leading to a modernization of consumption patterns and increased affordability of our products across socio-economic segments, and we believe we are well placed to capitalize on these trends. For example, according to the Brazilian Ministry of Finance, 29 million Brazilians joined the middle class between 2003 and 2009 and the percentage of the Brazilian population living in poverty decreased by 45.6% during the same period. Moreover, according to Euromonitor, the percentage of households in Brazil with annual disposable incomes of $5,000 or more was greater than that in China and India in 2010.

Pan-regional Market Leader with Geographical Diversification. As the largest QSR chain in Latin America and the Caribbean, according to Euromonitor, our operations include some of the region’s largest markets such as Brazil, Mexico, Argentina, Puerto Rico and Colombia. We believe our diversified market presence reduces our dependence on any one market and helps stabilize the impact of individual countries’ economic cycles on our revenues. Our leading market position and in-depth market knowledge across the Territories also allow us to capitalize on demand for new quick service restaurants in an efficient manner. Furthermore, our long-standing presence in the region has allowed us to build a significant property portfolio with hard-to-replicate locations in key markets across the region that enhance our customers’ experience and ultimately support our brand and market position.

Operational Excellence Translated into Solid Financial Performance. We employ many of the operating procedures used by McDonald’s prior to the Acquisition. We support our McDonald’s-based training programs with an extensive set of quality controls throughout production, processing and distribution and also in our restaurants, where we monitor restaurant managers’ performance and use ongoing external customer satisfaction opportunity reports that analyze key operating indicators. In addition, we develop long-term relationships with reliable suppliers who comply with McDonald’s rigorous quality standards. These procedures allow us to consistently provide our customers with a high-quality experience in both Company-operated and franchised restaurants across the Territories, thereby allowing us to increase the average check on a constant currency basis as well as the number of transactions per restaurant since the Acquisition.

Experienced Management Team and Lead Shareholder. Our senior management team is led by Mr. Staton, our Chairman, Chief Executive Officer, or CEO, and controlling shareholder. Prior to the Acquisition, Mr. Staton was the joint venture partner of McDonald’s Corporation in Argentina for over 20 years and was president of McDonald’s South Latin America division from 2004 until the Acquisition. Mr. Staton will not be selling any shares in this offering. Our senior management team is comprised of committed, experienced restaurant industry executives, almost all of whom have worked for McDonald’s and/or with Mr. Staton in non-McDonald’s businesses for over 10 years. Moreover, none of our divisional presidents, vice presidents, chief financial officer, chief operating officer or CEO have left the Company since the Acquisition. The experience of our management team has been a critical component in enhancing operational performance after the Acquisition.

Our Strategy

We believe there are significant opportunities to further enhance our profitability, grow our business and expand our leadership in the Latin American and Caribbean QSR market by executing the following strategies:

Accelerate Growth in Selected Countries. We believe we have significant opportunities to increase our presence and market share in those countries that we believe offer the best growth prospects and those that are most economically and financially stable, such as Brazil, Chile, Colombia, Mexico and Peru. For example, in many of the Territories, including Argentina, Brazil, Chile, Colombia, Ecuador, Mexico and Peru, we believe there are opportunities for growth as the ratio of gross domestic product purchase power parity, or GDP PPP, per McDonald’s-branded restaurant, a measure we use to determine penetration, is at least 2.5 times greater than in the United States. As the macroeconomic conditions of the countries in the Territories continue to improve, we believe we will have significant opportunities to expand our business as consumers benefit from expanding purchasing power and higher levels of disposable income, which in turn increase consumer demand for our safe, fresh and good-tasting food, comfortable settings and affordable prices as aspects of food convenience. We expect to continue to open new restaurants opportunistically as we identify attractive markets throughout the Territories. In addition, we have committed to open at least 250 new restaurants throughout the Territories from 2011 to 2013 under our agreement with McDonald’s, and in the first three years since the Acquisition (from August 3, 2007 to December 31, 2010), we exceeded our restaurant opening commitments under our agreement with McDonald’s by 45.0%. We estimate that the cost to comply with our restaurant opening commitments under the MFAs from 2011 to 2013 will be between $100 million and $250 million, depending on, among other factors, the type and location of restaurants we open. Our expansion strategy seeks to continue capitalizing on the positive economic developments in these markets and the untapped demand to fuel our growth, and we intend to use the proceeds of this offering primarily for capital expenditures, including restaurant openings and reimagings in addition to our commitments with McDonald’s.

Continue Our Restaurant Reimaging and Brand Extension Program. We are undertaking an extensive restaurant reimaging and brand extension program throughout the Territories. Our efforts focus on remodeling existing restaurants, creating an inviting, contemporary and highly aspirational environment. We seek to obtain compelling returns on investment, and our restaurants that have undergone reimaging have experienced an additional estimated 4.8% increase in sales per restaurant in the last three years over the comparable sales growth experienced by restaurants which have not been reimaged in the same period. As of December 31, 2010, 540, or 30.8%, of our restaurants had been opened or reimaged since the Acquisition. Our brand extension efforts focus on the development of additional McCafé locations and Dessert Centers. The McCafé concept differentiates the McDonald’s brand and attracts new customers from different market segments to our existing restaurants, particularly during breakfast and after lunch. With an average return on investment from McCafé locations of 46.5% in 2010, the McCafé concept is well-suited for restaurants in large-scale shopping centers and commercial areas. McCafé locations have been a key factor in adding value to our customers’ experience and represented 9.0% of the total transactions and 5.9% of total sales of the restaurants in which they were located in 2010. Our Dessert Centers are conveniently located to attract customers, thereby serving as important transaction generators and providing an effective method of extending our brand presence to non-traditional areas. Dessert Centers represented 27.5% of our transactions and 9.1% of our total sales in 2010 and, with a return on investment of 190.6% in 2010, provide a low-risk investment alternative. From the Acquisition through December 31, 2010, we have opened 124 McCafé locations and 430 Dessert Centers. We believe our restaurant reimaging and brand extension program, which leverages McDonald’s brand relevance and competitive position to generate growth, has been a key source of our growth since the Acquisition.

Expand Product Offerings and Marketing Initiatives. We are required under our agreement with McDonald’s to spend at least 5% of our sales on advertising and promotional activities. We intend to continue our promotional campaigns, such as our successful Big Pleasures, Small Prices value menu program in Brazil, through which we offer a rotating selection of our existing products at reduced prices, to increase traffic to our restaurants. We will continue to develop innovative and locally tailored product offerings, such as breakfast, bone-in-chicken, low-calorie and low-sodium products, and value items, to increase restaurant traffic and expand our customer base. To support these product offerings, we will sponsor regionally popular sporting events such as the Copa Libertadores soccer tournament and leverage global marketing initiatives led by McDonald’s, such as sponsorship of major sporting events and participation in various movie promotions. We believe these branding events provide a cost-effective manner to increase our market recognition.

Maintain Our Focus on Cost Savings Related to Operating Efficiencies. We are focused on streamlining our operations further by reducing costs at the corporate and operating level, including expanding our shared service center, which provides centralized administrative services such as payroll, accounts payable and accounts receivable. Additionally, we intend to further develop and increase our use of local suppliers where appropriate to reduce both import and transportation costs and the volatility of our supply costs. We continue to leverage our operating scale by centralizing our marketing and strategic operations, including menu management, Happy Meal promotions and designs, without losing sight of the need to cater to local preferences.

Our History and Relationship with McDonald’s

McDonald’s Corporation has a longstanding history in Latin America and the Caribbean, dating to the opening of its first restaurant in Puerto Rico in 1967. Since then, McDonald’s expanded its presence across the region as consumer markets and opportunities arose, opening its first stores in Brazil in 1979, in Mexico and Venezuela in 1985 and in Argentina in 1986.

We commenced operations on August 3, 2007, as a result of the Acquisition of McDonald’s LatAm business. Woods Staton, our Chairman, CEO and controlling shareholder, was the joint venture partner of McDonald’s Corporation in Argentina for over 20 years prior to the Acquisition and also served as President of McDonald’s South Latin America division from 2004 until the Acquisition. Our senior management team is comprised mostly of executives who had previously worked in McDonald’s LatAm business or with Mr. Staton. In addition to Mr. Staton, our ownership group includes Gavea Investment AD, L.P. and investment funds controlled by Capital International, Inc. and DLJ South American Partners L.L.C. (through its affiliates). Together, these shareholders control over 99% of our voting and economic interests.

We own our McDonald’s franchise rights pursuant to a Master Franchise Agreement for all of the Territories except Brazil, which we refer to as the MFA, and a separate, but substantially identical, Master Franchise Agreement for Brazil, which we refer to as the Brazilian MFA. We refer to the MFA and the Brazilian MFA, as amended or otherwise modified to date, collectively as the MFAs. The MFAs set forth terms such as the initial 20-year terms of the franchises (our franchise rights for French Guiana, Guadeloupe and Martinique have 10-year terms which we have the option to extend by 10 years), our right to operate and franchise McDonald’s-branded restaurants and the franchise fees payable by us to McDonald’s.

We offer McDonald’s core menu items, including the Big Mac, Happy Meal and Quarter Pounder. Since the Acquisition through December 31, 2010, we have opened 232 new restaurants. We have also undertaken an extensive restaurant reimaging program throughout the Territories, expanded the number of McCafé and Dessert Center locations and focused on adding locally relevant menu items, such as breakfast, bone-in-chicken, low-calorie and low-sodium products and value items. We have also integrated many of our operations, including our supply chain and distribution functions.

Our Corporate Structure

We were incorporated on December 9, 2010 under the laws of the British Virgin Islands as a direct, wholly-owned subsidiary of Arcos Dorados Limited, the prior holding company for the Arcos Dorados business. On December 13, 2010, Arcos Dorados Limited effected a downstream merger into and with us, with us as the surviving entity. Following the merger, we replaced Arcos Dorados Limited in the corporate structure and replicated its governance structure.

We conduct substantially all our business through our indirect, wholly-owned Dutch subsidiary Arcos Dorados B.V. Our majority shareholder is Los Laureles Ltd., a British Virgin Islands company, which is beneficially owned by Mr. Staton, our Chairman and CEO. Under the MFAs, Los Laureles Ltd. is required to hold at all times at least 51% of our voting interests, which is accomplished through its ownership of 100% of the class B shares of Arcos Dorados Holdings Inc., each having five votes per share. Los Laureles Ltd. has established a voting trust with respect to the voting interests in us held by Los Laureles Ltd. and has contributed its interests in Los Laureles Ltd. to a trust whose sole beneficiaries will be Mr. Staton and his descendants. See “Principal and Selling Shareholders—Los Laureles Ltd.”

Arcos Dorados B.V. owns all the equity interests of LatAm, LLC, the master franchisee, and owns, directly or indirectly, all the equity interests of the subsidiaries operating our restaurants in the Territories. As of the date of this prospectus, our principal shareholders were Los Laureles Ltd. (40.0% economic, 76.9% voting), Gavea Investment AD, L.P. (26.1% economic, 10.0% voting) and investment funds controlled by Capital International, Inc. (20.4% economic, 7.9% voting) and DLJ South America Partners L.L.C. (through its affiliates) (13.2% economic, 5.1% voting).

The following chart shows our corporate structure after giving effect to the contemplated issuance and sale of class A shares in this offering, assuming no exercise of the underwriters’ over-allotment option.

(1)	Los Laureles Ltd. is beneficially owned by Mr. Staton, our Chairman and CEO. See “Principal and Selling Shareholders—Los Laureles Ltd.”

Other than as described above, all of our significant subsidiaries are wholly owned by us, except Arcos Dorados Argentina S.A., of which Mr. Staton owns 0.03%. In addition, due to certain legal restrictions in Panama, we operate our restaurants there through certain entities that we do not own; however, we are currently working on a corporate reorganization that will allow us to acquire those entities in Panama.

Our Operations

Company-Operated and Franchised Restaurants

We operate our McDonald’s-branded restaurants under two basic structures: (i) Company-operated restaurants operated by us and (ii) franchised restaurants operated by franchisees. Under both operating alternatives the real estate location may either be owned or leased by us.

We own, fully manage and operate Company-operated restaurants and retain any operating profits generated by such restaurants, after paying operating expenses and the franchise and other fees owed to McDonald’s under the MFAs. In Company-operated restaurants, we assume the capital expenditures for the building and equipment of the restaurant and, if we own the real estate location, for the land as well.

In contrast to Company-operated restaurants, franchised restaurants are operated and managed by the franchisee with technical and operational support from us as master franchisee, including training programs, operations manuals, access to our supply and distribution network and marketing assistance. Under our conventional franchise arrangements, franchisees provide a portion of the capital required by initially investing in the equipment, signs, seating and decor of their restaurants, and by reinvesting in the business over time. We are required by the MFAs to own the real estate or to secure long-term leases for franchised restaurant sites. We subsequently lease or sublease the property to franchisees. This arrangement allows for long-term occupancy of the property and assists in the alignment of our franchisees’ interests with our own.

In exchange for the lease and services, franchisees pay a monthly rent to us, based on the greater of a fixed rent or a certain percentage of gross sales. In addition to this monthly rent, we collect the monthly continuing franchise fee, which generally is 5% of the U.S. dollar equivalent of the restaurant’s gross sales, and pay these fees to McDonald’s pursuant to the MFAs. However, if a franchisee fails to pay its monthly continuing franchise fee, we remain liable for payment in full of these fees to McDonald’s. Pursuant to the MFAs, franchisees pay an initial franchise fee in connection with the opening of a new franchised restaurant and a transfer fee upon transfer of a franchised restaurant, both of which are subsequently shared by McDonald’s and us. See “Our Relationship with McDonald’s—Franchise Fees.”

The chart below illustrates the economics for Company-operated restaurants and franchised restaurants in the case of owned and leased real estate:

Source: Arcos Dorados

In addition, we are the majority stakeholder in several joint ventures that collectively own 24 restaurants, in Argentina, Chile and Colombia. We have also granted developmental licenses to 12 restaurants.

Pursuant to the developmental licenses, the developmental licensees own or lease the land and building on which the restaurants are located and pay a franchise fee to us in addition to the continuing franchise fee due to McDonald’s. All of our joint ventures and developmental licenses were in existence at the time of the Acquisition.

Restaurant Categories

We classify our restaurants into one of four categories: (i) freestanding, (ii) food court, (iii) in-store and (iv) mall stores. Freestanding restaurants are the largest type of restaurant, have ample indoor seating and include a drive-through area. Food court restaurants are located in malls and consist primarily of a front counter and kitchen and do not have their own seating area. In-store restaurants are part of a larger building and resemble freestanding restaurants, except for the lack of a drive-through area. Mall stores are located in malls like food court restaurants, but have their own seating areas. As of December 31, 2010, 808 (or 46.2%) of our restaurants were freestanding, 359 (or 20.5%) were food court, 265 (or 15.1%) were in-stores and 319 (or 18.2%) were mall stores. In addition, we have four non-traditional stores, such as food carts. These percentages vary by country, and may shift as opportunities in malls and more densely populated areas become available in some of the Territories.

Below are examples of each type of our restaurant categories:

Freestanding	In-store

Mall Store	Food Court

Source: Arcos Dorados

Returns on investment in each type of restaurant vary significantly due to the different capital expenditures required and their different sales potential; mall stores generally provide the highest return on investment while freestanding restaurants generally provide the lowest. Moreover, returns vary significantly on a country by country basis.

Reimaging

An important component of our development plan is the reimaging of existing restaurants. As of December 31, 2010, we had completed the reimaging of 308 of the 1,569 restaurants we purchased in the Acquisition. Both we and McDonald’s are committed to maintaining an image for our restaurants that creates a contemporary dining experience. Over the last few years, we have invested substantially in the reimaging of our restaurants, and we, pursuant to the MFAs, have committed to a significant reimaging plan. See “Our Relationship with McDonald’s—The MFAs—Restaurant Opening Plan and Reinvestment Plan.” Many of the reimaging projects include the addition of McCafé locations to the restaurant.

Objectives of the reimaging include elevating the customer’s perception of McDonald’s and creating a more sophisticated and highly aspirational environment. We have developed systemwide guidelines for the interior and exterior design of reimaged restaurants. When carrying out a reimaging project, we minimize the impact on the operations and sales of the restaurants by keeping the restaurants open and operating during the renovations and working in specific areas of the location at particular times.

Below are images of the exterior of a few of our restaurants that have benefited from reimaging:

Source: Arcos Dorados

McCafé Locations and Dessert Centers

McCafé locations are stylish, separate areas within restaurants where customers can purchase a variety of customizable beverages, including lattes, cappuccinos, mochas, hot and iced premium coffees and hot chocolate. McCafé locations have been very successful in creating a different customer experience, optimizing the use of our restaurants at all hours of operation and providing a higher profit margin than our regular restaurant operations. We believe the primary benefit of McCafé locations is that they attract new customers by increasing the variety of our product offerings and improving our image. As of December 31, 2010, there were 267 McCafé locations in the Territories, of which 12% were operated by franchisees. Argentina, with 71 locations, has the greatest number of McCafé locations, followed by Brazil, with 67 locations. The first McCafé in Latin America was opened in Argentina in 1999. Pursuant to the MFAs we have the right to add McCafé locations to the premises of our restaurants.

Below are images of the interior of two of our McCafé locations:

Source: Arcos Dorados

In addition to McCafé locations, Dessert Centers have been a very successful brand extension. Dessert Centers operate separately from existing restaurants, but depend on them for supplies and operational support. For example, a mall store restaurant can provide support for several Dessert Centers located in different locations throughout the same mall. At Dessert Centers, customers can purchase a variety of dessert items, including the McFlurry and soft-serve ice cream. Dessert Centers require low capital expenditures and provide returns on investment and operating margins that are significantly higher than our regular restaurant operations. As such, we believe they are an important driver in increasing our market penetration. As of December 31, 2010, there were 1,306 Dessert Centers in the Territories. Dessert Centers are highly successful in Brazil, where we have 730 locations. The first Dessert Center was created in Costa Rica in 1986 and was launched in Brazil in 1990.

The following maps sets forth our McCafé locations and Dessert Centers in each of the Territories as of December 31, 2010:

Network of McCafé Locations	Network of Dessert Centers
267 total McCafé locations	1,306 total Dessert Centers

Source: Arcos Dorados

The McDonald’s Brand

McDonald’s is one of the most well-recognized consumer food service brands in the world with a brand equity that is unparalleled in the restaurant industry, according to Millward Brown Optimor. McDonald’s strong brand equity stems from the dedicated execution of its brand promise and its ability to associate with the local community where it operates. McDonald’s sets the standard in the restaurant industry worldwide for brand stewardship and marketing leadership. In 2010, Millward Brown Optimor’s annual survey of global brand strength ranked the McDonald’s brand as the sixth most valuable brand in the world.

Product Offerings

A crucial part of delivering the brand to clients depends on our product offerings, or more specifically, our menu strategy and management. The key objective of our menu strategy is the development and offering of quality food choices that attract customers back to our restaurants on a regular basis. The elements we utilize to achieve this goal include offering McDonald’s core menu, our product innovation initiatives and our focus on food safety.

Our menus feature three tiers of products: affordable entry-level options, such as our Big Pleasures, Small Prices or “Combo del Día” (“Daily Extra Value Meal”) offerings, core menu options, such as the Big Mac, Happy Meal and Quarter Pounder, and premium options, such as Big Tasty or Angus premium hamburgers and chicken sandwiches and low-calorie or low-sodium products that are marketed through common platforms rather than as individual items. These platforms can be based on the type of products, such as beef, chicken, salads or desserts, or on the type of customer targeted, such as the children’s menu.

Our core menu is the most important element of our menu strategy and boasts all-time favorite food choices that have global customer acceptance and are what customers repeatedly order at McDonald’s-branded restaurants worldwide.

Product Development

We have been very innovative in our product development in Latin America and the Caribbean. In key countries, our understanding of the local market has enabled us to successfully introduce new items to appeal to local tastes and to provide our customers with additional food options. Our Big Pleasures, Small Prices and bone-in-chicken offerings are examples of our product development efforts, through which we introduce affordable new products every few months. Also, we carefully monitor the sales of our products and are able to quickly modify them if sales begin to lag. For instance, although we always offer the McFlurry dessert product, we include in this product platform a promotional topping that is offered for a limited period of time. When the positive sales impact of the promotional topping begins to wane, we introduce a new promotional topping to maintain the sales momentum.

In 2006, McDonald’s global innovation team introduced a new food preparation platform called the Bridge Operating Platform, or BOP, which combines product innovation with operational efficiency throughout our restaurants. This platform is a significant system enhancement, and it allows for customization of products without compromising the restaurants’ ability to handle a large influx of customers at peak periods. The BOP has now been implemented in all large Latin American and Caribbean markets.

We work closely with McDonald’s to develop new product offerings and McDonald’s considers our recommendations regarding regional tastes and preferences and works with us to accommodate such tastes and preferences. We continue to benefit from McDonald’s product development efforts following the Acquisition and have access to a library of products developed globally for the McDonald’s system. In addition, we continue to benefit from the Hamburger Universities in the United States and Brazil and the food studio located in Brazil that aims to develop locally relevant products for the region. The Hamburger Universities and the food studio models have been McDonald’s main global source of people and product development. The Hamburger Universities provide restaurant managers, mid-managers and owner/operators with training on best practices in different aspects of the business, like restaurant and people management, sales and accounting, while emphasizing consistent restaurant operations procedures, service, quality and cleanliness. The food studios across the globe have been responsible for some of McDonald’s most innovative food concepts and play a crucial role in developing new menu options that cater to the local tastes.

Product Development Strategy

Value perceptions change significantly between markets and even between areas within a single market. In order to adjust pricing to meet customers’ expectations in each market, we have developed local expertise aimed at understanding the dynamics of the local marketplace and the characteristics of their customers. We also examine trends in the pricing of raw materials, packaging, product related operating costs as well as individual item sales volumes to fully understand profitability by item. These insights feed into the local markets’ menu and pricing strategy as well as the marketing plan that is disseminated to both Company-operated and franchised restaurants. Restaurants may then adjust pricing and/or item offerings as they choose in an attempt to optimize sales, profitability and local preferences. This cycle is part of an overall revenue management philosophy and is part of our business management practices utilized throughout the region.

Advertisement & Promotion

We believe that sales in the QSR sub-segment can be significantly affected by the frequency and quality of our advertising and promotional programs. In particular, we benefit from the strength of McDonald’s global resources, including its global alliances with some of the largest multinational conglomerates and sponsorship of sporting events such as the Olympic Games and the World Cup and participation in various movie promotions, which provides us with important advertising and promotion opportunities.

We promote the McDonald’s brand and our products by advertising in all of the Territories. We create, develop and coordinate marketing plans and promotional activities throughout the Territories; however, pursuant to the MFAs, McDonald’s reserves the right to review and approve any advertising materials and related promotional activities and may request that we cease using the materials or promotional activities at any time if McDonald’s determines that they are detrimental to its brand image. We are required under the MFAs to spend at least 5% of our gross sales, and our franchisees generally are required to pay us 5% of their gross sales for the portion of advertising expenditures related to their restaurants, on advertisement and promotion activities. The only exception to this policy is in Mexico, where both we and our franchisees contribute funds to a cooperative that is responsible for advertisement and promotion activities for Mexico.

Our advertisement and promotion activities are guided by our overall marketing plan, which identifies the key strategic platforms that we aim to leverage to drive sales. The advertisement and promotion program is formulated based on the amount of advertisement and promotion support needed for each strategic platform for the year. During 2010, our key strategic platforms include menu relevance, convenience, strengthening the kids and family experience and price segmentation for margin optimization. In terms of menu relevance, we continue to support the breakfast menu that we introduced during 2008 in many of our key markets, such as Brazil, and introduced our premium Angus burger and bone-in-chicken premium products. In terms of convenience, we increased the efficiency of some of our restaurants by including more McCafé locations and Dessert Centers and developing locally relevant menu items, such as breakfast choices and bone-in-chicken product offerings in Colombia, Ecuador, Peru and Venezuela. In terms of pricing, we understand that our customers seek great-tasting food at affordable prices and that their perception of value while at the restaurant is a significant factor in determining overall satisfaction and frequency of visits. Our Big Pleasures, Small Prices and our “Combo del Día” programs in Latin America and the Caribbean, which are based on best practices and experience in the United States and Europe, have been successful in addressing a broad range of value expectations in our restaurants without sacrificing restaurant profitability. We continue leveraging these platforms to increase penetration and grow market share.

Through the execution of these initiatives, we work to enhance the McDonald’s experience for customers throughout the Territories, increase our sales and customer counts. We aim to position ourselves as a “forever young” brand by delivering a youthfully energetic, distinctly casual, personally engaging and delightful dining/brand experience.

Regional Operations

The Company is divided into four geographical divisions: Brazil, the Caribbean division, NOLAD and SLAD. Except for Brazil, the divisions are subsequently divided into sub-groups comprised of individual Territories. The presidents of the divisions report directly to our chief operating officer.

The following map sets forth the number of our restaurants in each of our operating divisions as of December 31, 2010:

Source: Arcos Dorados

We remain close to customers by managing operations at the local level, including implementing recruiting centers, conducting marketing campaigns and promotions, monitoring consumer perception and managing menu offerings. We conduct administrative and strategic activities at either the divisional level or at our headquarters, as appropriate. We provide services such as accounts payable, accounts receivable and payroll through our centralized shared service center located in Buenos Aires, Argentina. In addition, we have designed standardized crew recruiting manuals and have implemented an online communication platform for crew and managers. These centralized operations help us maintain consistent procedures, quality control and brand management across all of our markets.

Set forth below is a summary of our restaurant portfolio as of December 31, 2010:

	Ownership					Store Type(1)						Building/Land
Portfolio by Division	Company- Operated	Joint Venture	Franchised	Developmental License	Total	Freestanding	Food Court	In-Store	Mall Store	Dessert Centers	McCafé Locations	Owned	Leased
Brazil	453	—	163	—	616	237	159	80	140	730	67	116	500
Caribbean Division	91	—	50	1	142	114	2	6	20	7	9	50	91
NOLAD	310	—	155	11	476	245	128	51	51	187	55	169	296
SLAD	414	24	83	–	521	212	70	128	108	382	136	175	345

Total	1,268	24	451	12	1,755	808	359	265	319	1,306	267	510	1,232

(1)	In addition, we have four non-traditional stores, such as food carts.

Brazil

Brazil is our largest division in terms of restaurants, with 616 restaurants as of December 31, 2010 and $1,595.6 million in revenues in 2010, representing 35.1% and 52.9% of our total restaurants and revenues, respectively. Our operations in Brazil are based in Sao Paulo and McDonald’s has been present in Brazil since opening its first restaurant in Rio de Janeiro in 1979.

Caribbean Division

The Caribbean division includes eight territories with 142 restaurants as of December 31, 2010 and $260.6 million in revenues in 2010, representing 8.1% and 8.6% of our total restaurants and revenues, respectively. Its primary market is Puerto Rico, where the division’s management is based. McDonald’s has been present in Puerto Rico since opening its first restaurant in San Juan in 1967. Puerto Rico represents 78.2% of the Caribbean division’s restaurants and 56.2% of the Caribbean division’s revenues. Puerto Rico is our fifth-largest market in terms of restaurants.

NOLAD

NOLAD includes three countries with 476 restaurants as of December 31, 2010 and $305.0 million in revenues in 2010, representing 27.1% and 10.1% of our total restaurants and revenues, respectively. Its primary market is Mexico, where the division’s management is based. McDonald’s has been present in Mexico since opening its first restaurant in Mexico City in 1985. Mexico represents 83.2% of NOLAD’s restaurants and 58.4% of NOLAD’s revenues, and Mexico is our second-largest market in terms of restaurants.

Our operations in Mexico differ from those in our other Territories in that the percentage of franchised restaurants is significantly higher than our systemwide average (37.9% of our restaurants in Mexico are franchised, while 26.4% of our restaurants overall are franchised) because some of McDonald’s previous joint venture partners were converted into franchisees immediately prior to the Acquisition. Since the Acquisition, we have been adjusting our business model in Mexico as several factors had significantly eroded that market’s profitability. Among them was a strategy that had focused on improving profit margins, which improved profitability in the short term but resulted in increased competition and lower traffic. In addition, the Mexican peso’s significant devaluation in 2008 and 2009 adversely affected the financial condition of certain franchisees that had U.S. dollar-denominated debt to the point where we had to acquire 80 franchised restaurants. Additional negative events such as the global recession of 2009 and the swine flu epidemic, both of which disproportionately impacted Mexico, also temporarily reduced our sales in this market.

SLAD

SLAD includes seven countries with 521 restaurants as of December 31, 2010 and $856.9 million in revenues in 2010, representing 29.7% and 28.4% of our total restaurants and revenues, respectively. Its primary markets are Argentina, where the division’s management is based, and Venezuela. McDonald’s has been present in Argentina since opening its first restaurant in Buenos Aires in 1986 and in Venezuela since opening its first restaurant in Caracas in 1985. As of December 31, 2010, Argentina and Venezuela, respectively, represented 37.2% and 26.5% of SLAD’s restaurants and 44.2% and 21.5% of SLAD’s revenues in 2010. Argentina and Venezuela, respectively, are our third- and fourth-largest markets in terms of restaurants.

Our operations in Argentina differ from those in our other Territories in that we own a significant number of restaurants as the majority stakeholder in various joint ventures. All of the joint ventures were in existence at the time of the Acquisition.

Property Operations

As of December 31, 2010, we owned the land for 510 of our 1,755 restaurants (totaling approximately 1.2 million square meters). We owned the buildings for all but 12 of our restaurants, all of which are under developmental licenses, whereby the licensees own or lease the land and buildings on which the restaurants are located. We lease the remaining real estate property where we operate. Accordingly, we are able to charge rent on the real estate that we own and lease to our franchisees. The rental payments generally are based on the greater of a flat fee or a percentage of sales reported by franchised restaurants. When we lease land, we match the term of our sublease to the term of the franchise. We may charge a higher rent to franchisees than that which we pay on our leases, therefore deriving additional rental income.

The selection, construction and maintenance of restaurant locations and other related real estate assets, which is a key element of our performance, is determined based on an evaluation of expected returns on investment and the most efficient allocation of our capital expenditures. In addition to our restaurant property, we own our corporate headquarters in Buenos Aires, Argentina, corporate offices, a manufacturing and logistics center, and a training center in Sao Paulo, Brazil, and distribution centers in Argentina, Chile, Mexico and Venezuela.

Supply and Distribution

Supply chain management is an important element of our success and a crucial factor in optimizing our profitability. Currently, we have an integrated and centralized supply chain management system that focuses on (i) the highest possible quality and food safety, (ii) competitive market pricing that is predictable and sustainable over time, and (iii) leveraging of local, regional and global sourcing strategies to obtain a competitive advantage. This system consists of the selection and development of suppliers that are able to comply with McDonald’s high quality standards and the establishment of the appropriate type of relationships with these suppliers. These standards, which are based on the highest industry standards like International Organization for Standardization, or ISO, standards, British Retail Consortium, or BRC, standards and others, include cleanliness, product consistency and timeliness, meeting or exceeding all local food regulations and compliance with our Hazard Analysis Critical Control Plan, or HACCP, a systematic approach to food safety that emphasizes protection within the processing facility, rather than detection, through analysis, inspection and follow-up. Due to our supply chain management and high quality standards, we believe our products have a competitive advantage because they have many attributes that make them appealing to our customers. For instance, our McNuggets are made of 100% white meat; our frying oil is 100% free of trans fatty acids; the dairy mix for our sundaes and the McFlurry and our vegetables undergo aseptic processes to rid them of bacteria; and our hamburger patties are made with 100% beef and do not contain additives.

Pursuant to the MFAs, we purchase core products and services, such as beef, chicken, buns, produce, cheese, dairy mixes and toppings, from approved suppliers and distributors who satisfy the above requirements. If McDonald’s determines that any product or service offered by an approved supplier is not in compliance with its standards, it may terminate the supplier’s approved status. Beyond the purchase of core products and services, we have no restrictions on which suppliers or distributors we may use. We have largely continued the supply relationships that McDonald’s had established prior to the Acquisition, and we develop relationships with new suppliers in accordance with McDonald’s Supplier Quality Management System, or SQMS.

Since the process to become an approved supplier is lengthy, expensive and requires proof of compliance with McDonald’s high quality standards, we have found that oral agreements with our approved suppliers generally are sufficient to ensure a reliable supply of quality food products, and we have developed long-term relationships with many of our suppliers. In addition, we enter into written agreements with most of our suppliers regarding the cost of such goods, which can be based on pricing protocols, formula costing, benchmarking or open bidding, as appropriate. Our 25 largest suppliers account for approximately 80% of our supplies, and no single supplier or group of related suppliers account for more than 9% of our total food and paper costs. Among our main suppliers are Marfrig Alimentos S.A., McCain Foods Limited, Coca-Cola Company and Fresh Start Bakeries, Inc.

Our integrated supply chain management optimizes value as we work with suppliers to develop pricing protocols, inventory, planning and product quality. As of December 31, 2010, approximately 25% of the food products used in our restaurants were imported, primarily from countries within Latin America, while the remaining amount were locally sourced. This percentage varies among the Territories; for example, 22% of the products consumed in Mexico are imported, while 19% and 90% of the products consumed in Brazil and the Caribbean division, respectively, are imported. In addition, all of the toys distributed in our restaurants are imported from China. Certain supplies, such as beef, must often be locally sourced due to restrictions on their importation. Combined with the MFAs’ requirement to purchase certain core supplies from approved suppliers, although we maintain contingency plans to back up restaurant supplies, we may not be able to quickly find alternate or additional supplies in the event a supplier is unable to meet our orders. See “Risk Factors—Certain Factors Relating to our Business—We are dependent on oral agreements with third-party suppliers and distributors for the provision of products that are necessary for our operations.” The suppliers send all of their products to distribution centers that are in charge of transportation, warehousing, financial administration, demand and inventory planning and customer service.

The distribution centers interact directly with our Company-operated and franchised restaurants. We own and operate some of the distribution centers in the Territories, which operations and related properties we refer to as Axis, although distribution in Brazil and Puerto Rico is conducted by a third party. Axis is managed as a profit center by a dedicated management team and operates in Argentina, Chile, Colombia, Mexico and Venezuela. In addition, our supply chain management and distribution centers currently support the 123 McDonald’s-branded restaurants in Latin America and the Caribbean that are not in the Territories as well as some third parties, which helps lower our fixed costs. Axis’s main third-party customers are Sodexho, Eurest, Sadia, WalMart, Carrefour, Subway and Dairy Queen.

We recently effected a split-off of Axis to our shareholders. The split-off was effected through the redemption of 41,882,966 shares (25,129,780 class A shares and 16,753,186 class B shares). As consideration for the redemption, the Company transferred to its shareholders its equity interests in the operating subsidiaries of the Axis business totaling a net book value of $15.4 million and an equity contribution that was made to the Axis holding company amounting to $29.8 million. We expect to enter into commercial arrangements with Axis on arms-length terms so that Axis continues to provide us with distribution services in Argentina, Chile, Colombia, Mexico and Venezuela. The split-off of Axis did not have a material effect on our results of operations or financial condition.

Supply Chain Management and Quality Assurance

All products that we sell meet McDonald’s specifications, including new products and promotions. We work with our supplies to implement key standards testing at each stage of our supply chain, including raw materials, processing and distribution. With respect to raw materials, we verify that produce suppliers undergo verification audits. All protein suppliers also undergo Animal Welfare Policy, “mad cow” disease and HACCP audits. At the processing stage, we implement a supplier quality management system that encourages continuous improvement in each key product category. We conduct seminars annually with all key suppliers on topics such as standards calibration, product sensory evaluation and best practices and all suppliers are audited annually by a third party for compliance with McDonalds’s SQMS. We measure compliance through visits to processing plants, supplier summits, regularly scheduled audits and sensory testing that is achieved through a combination of product, equipment and operational procedures. At the distribution stage, we have implemented the Distribution Quality Management Program, which includes a shelf-life management system, strict temperature controls for receiving and storage of food products, a sophisticated stock recovery program and a quality inspection program.

Our quality testing extends to restaurant operations, where we conduct restaurant improvement and food safety verification processes that allow us to track the implementation of changes in restaurant operations, new products, procedures and equipment. We participate in the restaurant operations improvement process designed by McDonald’s, under which Company-operated and franchised restaurants are visited at least three times in any 21-month cycle to identify system opportunities to continuously improve our operations. Visits are conducted by our operations consultants, who assess restaurants based on food quality, service and cleanliness. We also participate in the worldwide mystery shopper program designed by McDonald’s, where all restaurants are visited twice a month by a third-party vendor who provides us with feedback from a customer perspective. This feedback, called customer satisfaction opportunity reports, is sent to a centralized monitoring system that evaluates key operations indicators. Our multidisciplinary teams, which include members of our Supply Chain and Marketing and Operations teams, work to improve quality and efficiency at the restaurant level throughout the Territories.

Our Competition

We compete with international, national, regional and local retailers of food products. We compete on the basis of price, convenience, service, menu variety and product quality. Our competition in the broadest perspective includes restaurants, quick-service eating establishments, pizza parlors, coffee shops, street vendors, convenience food stores, delicatessens and supermarkets. For more information about our competition, see “Industry.”

Our Customers

We aim to provide our customers with safe, fresh and good-tasting food at a good value and a favorable dining experience in the family friendly environment demanded by our target demographic of young adults and families with children. Our McCafé brand extension has successfully targeted a more adult customer base.

Latin America and the Caribbean present very compelling growth prospects given their improving macroeconomic conditions, expanding buying power of the consumer sector in general and the rapidly growing QSR markets in particular. There is significant potential for disposable income expansion as regional economies grow and consumer financing alternatives expand, which generally results in increased demand for food convenience. The confluence of favorable factors throughout the region, including growth in our target demographic markets, offer an opportunity of profitable growth and the ability to serve an ever-increasing number of customers.

Our Employees

Our employees are a crucial component of our customers’ restaurant service experience. As such, we consistently train our employees to deliver fast and friendly service through a series of training programs.

Our employees can be divided into three different categories: crew, restaurant managers and professional staff. Due to the different tasks of each of these categories of employees, turnover rates differ significantly. Crew turnover is considerably higher than turnover for managers and professional staff.

As of December 31, 2010, we had a total of approximately 86,002 employees throughout the Territories. Of this number, 84.2% were crew, 13.8% were restaurant managers and the remainder were professional staff. Approximately 15.5% of our employees were located in Brazil.

The following table illustrates the distribution of our employees by division and employee category as of December 31, 2010.

Division	Crew	Restaurant Managers	Professional Staff	Total
Brazil	33,118	5,593	434	39,145
Caribbean division	5,023	646	154	5,823
NOLAD	8,611	1,604	282	10,497
SLAD	25,701	3,983	496	30,180
Corporate and other	—	—	357	357

Total	72,453	11,826	1,723	86,002

Restaurant managers are responsible for the daily management of our restaurants. As such, we have a comprehensive training program for them that is focused on customer management practices, food preparation and other operational procedures. Standards are taught and continually reinforced through the use of such training programs. We also use performance measurements on a continual basis, both internally and externally in connection with all our restaurants. Our internal on-site visit restaurant operations improvement process evaluates operational standards, which are compared globally to assure continuous improvement. We also contract third parties, which we refer to as third-party shoppers, to visit our restaurants anonymously and report on our performance. Our external third-party shopper measurements and customer satisfaction opportunity reports help maintain our competitiveness. In addition, Hamburger University provides restaurant managers, mid-managers and owner/operators with training on best practices in different aspects of our business. In 2010, 13,865 people attended different courses or events at Hamburger University in areas such as restaurant and customer management, sales and accounting.

The role performed by our crew is of critical importance in our interactions with our customers. Employee relations are thus key to maintaining the level of motivation and enthusiasm on the part of our crew that help differentiate our restaurants from those of our competitors. In 2010, we led the “Súper Empresas” (Super Companies) ranking in Mexico by the Expansión/CNN magazine and the Great Place to Work Institute recognized us as being among the 50 best companies to work for in Argentina, Brazil, Colombia, Costa Rica, Panama, Peru and Uruguay. In addition, in 2009 we were recognized as one of the “20 Mejores Patronos” (20 Best Employers) in Puerto Rico by Aon Hewitt, El Nuevo Día, PricewaterhouseCoopers and Gaither International.

Although we have unions in some of our most important markets, including Brazil, Argentina and Mexico, the unions do not have an active role in the restaurants. In these markets, the restaurant industry is unionized by law.

Regulation

We are subject to various multi-jurisdictional federal, regional and local laws in the countries in which we operate affecting the operation of our business, as are our franchisees and suppliers. Each restaurant is subject to licensing and regulation by a number of governmental authorities, which include zoning, health, safety, sanitation, tax, operating, building and fire agencies in the jurisdiction in which the restaurant is located. Difficulties in obtaining, or the failure to obtain, required licenses or approvals can delay or prevent the opening of a new restaurant in a particular area. Restaurant operations are also subject to federal and local laws governing matters such as wages, working conditions and overtime. We are also subject to tariffs and regulations on imported commodities and equipment and laws regulating foreign investment.

Substantive laws that regulate the franchisor/franchisee relationship presently exist in several of the countries in which we operate, including Brazil. These laws often limit, among other things, the duration and scope of non-competition provisions, the ability of a franchisor to terminate or refuse to renew a franchise and the ability of a franchisor to designate sources of supply and regulate franchise sales communications.

We are also subject to the labor laws applicable in the countries in which we operate. The adoption of new or more stringent labor laws or regulations could result in a material liability to us. For example, a law enacted in November 2010 in Argentina requires companies to pay overtime to all employees (except directors and managers) working on weekends, and a proposed bill in Argentina would require companies to distribute 10 percent of their profits to employees. See “Risk Factors—Certain Factors Relating to Our Business—Labor shortages or increased labor costs could harm our results of operations.”

In addition, we may become subject to legislation or regulation seeking to regulate high-fat and/or high-sodium foods, particularly in Argentina, Brazil, Chile, Puerto Rico and Venezuela. Moreover, restrictions on advertising by food retailers and QSRs have been proposed in Argentina, Brazil, Chile, Colombia, Mexico, Uruguay and Venezuela, including proposals to restrict our ability to sell toys in conjunction with food. Certain jurisdictions in the United States are considering curtailing or have curtailed McDonald’s ability to sell children’s meals including toys if these meals do not meet certain nutritional criteria. Similar restrictions, if imposed in the Latin American countries where we do business, may have a negative impact on our results of operations. We will comply with any laws or regulations that may be enacted, and we can provide no assurance of the effect that any possible future laws and regulations will have on our operating results. See “Risk Factors—Certain Factors Relating to Our Industry—Restrictions on promotions and advertisements directed at families with children and regulations regarding the nutritional content of children’s meals may harm McDonald’s brand image and our results of operations.”

Environmental Issues

To the best of our knowledge, there are currently no international, federal, state or local environmental laws, rules or regulations that will materially affect our results of operations or our position with respect to our competitors. However, we can provide no assurance of the effect that any possible future environmental laws will have on our operating results.

We conduct surveys with our key suppliers in Latin America and the Caribbean to better manage our impact on the environment. We measure water consumption, energy utilization and waste production and communicate with suppliers in regards to sustainability issues such as resource use, residue disposal, energy consumption and cleaner production. This helps us identify possible actions with our suppliers to reduce our environmental impact and implement best practices across the region.

We also promote several environmentally friendly projects, including paper and waste recycling campaigns. We work with local organizations to turn cooking oil into biodiesel and we have installed solar panels and heaters in several of our restaurants in Mexico. We also participate in projects such as Earth Hour, promoted by the World Wildlife Fund, where our restaurants across the region turn off their lights for an hour to raise awareness about climate change.

Legal Proceedings

Puerto Rican Franchisees

In January 2007, several Puerto Rican franchisees filed a lawsuit against McDonald’s and certain subsidiaries, which we purchased in the Acquisition. The lawsuit was filed before the Puerto Rico Court of First Instance in San Juan, Puerto Rico and originally sought declaratory judgment and damages in the amount of $11 million plus plaintiffs’ attorney fees. In January 2008, the plaintiffs filed an amended complaint that increased the amount of damages sought to $66.7 million plus plaintiffs’ attorneys’ fees. The complaint, as amended, requests that the court declare that the plaintiffs’ respective franchise agreements and contractual relationships with McDonald’s Corporation, which agreements and relationships were assigned or otherwise transferred to us as part of the Acquisition, are governed by the Dealers’ Act of Puerto Rico, or Law 75, a Puerto Rican law that limits the grounds under which a principal may terminate or refuse to renew a distribution contract. The complaint also seeks preliminary and permanent injunctions to restrict us from declining to renew the plaintiffs’ agreements except for just cause, and to prohibit us from opening restaurants or kiosks within a 3-mile radius of a franchisee’s restaurant. In September 2008, we filed a counter-suit requesting the termination of the franchise agreements with these franchisees due to several material breaches. On December 23, 2010, the Commissioner assigned by the Court of First Instance to this case issued a resolution holding that Law 75 applies to the parties’ commercial relationship. The Court of First Instance, however, has not determined whether it will adopt this resolution. We are still in the discovery phase of the litigation. No provision has been recorded regarding this lawsuit because we believe that a negative resolution has a low probability of occurrence.

In October and November of 2010, two bills were introduced in the Puerto Rico Legislature that seek to regulate franchise agreements. Among other goals, these bills (like Law 75 in the case of distribution agreements) limit the grounds under which a franchisor may terminate or refuse to renew a franchise agreement. The bills are in the early stages of consideration by the Legislature and no hearings or votes have been scheduled.

Retained Lawsuits and Contingent Liabilities

We have certain contingent liabilities with respect to existing or potential claims, lawsuits and other proceedings, including those involving labor, tax and other matters. As of December 31, 2010 we maintained a provision for contingencies amounting to $91.7 million ($105.7 million as of December 31, 2009), which is disclosed net of judicial deposits amounting to $27.4 million ($18.7 million as of December 31, 2009) that we were required to make in connection with the proceedings. As of December 31, 2010, the net amount of $64.3 million was disclosed as follows: $0.4 million as a current liability within “Accrued payroll and other liabilities” and $63.9 million as a non-current liability.

The provision for contingencies includes $40.4 million related to Brazilian claims ($65.1 million as of December 31, 2009). Pursuant to the Acquisition, McDonald’s indemnifies us for specific and limited claims arising from the Puerto Rican franchisee lawsuit and certain Brazilian tax and labor claims. As a result, we have recorded a non-current asset in respect of McDonald’s indemnity in our consolidated balance sheet. In 2010, we used the tax amnesty program established by Law No. 11,941 to settle, in installments, certain of these Brazilian tax claims, which accounts for much of the decrease in our provision for contingencies at December 31, 2010. See Note 17 to our consolidated financial statements.

Other Proceedings

In addition to the matters described above, we are from time to time subject to certain claims and party to certain legal proceedings incidental to the normal course of our business. In view of the inherent difficulty of predicting the outcome of legal matters, we cannot state with confidence what the eventual outcome of these pending matters will be, what the timing of the ultimate resolution of these matters will be or what the eventual loss, fines or penalties related to each pending matter may be. We believe that we have made adequate reserves related to the costs anticipated to be incurred in connection with these various claims and legal proceedings and believe that liabilities related to such claims and proceedings should not have, in the aggregate, a material adverse effect on our business, financial condition, or results of operations. However, in light of the uncertainties involved in these claims and proceedings, there is no assurance that the ultimate resolution of these matters will not significantly exceed the reserves currently accrued by us; as a result, the outcome of a particular matter may be material to our operating results for a particular period, depending upon, among other factors, the size of the loss or liability imposed and the level of our income for that period.

Insurance

We maintain insurance policies in accordance with the requirements of the MFAs and as appropriate beyond those requirements, to the extent we believe additional coverage is necessary. Our insurance policies include commercial general liability, workers compensation, “all risk” property and business interruption insurance, among others. See “Our Relationship with McDonald’s—Insurance.”

Charitable Activities and Social Initiatives

The McDonald’s brand is enhanced through McDonald’s and our social responsibility, including charitable activities and community involvement. The following discussion summarizes some of McDonald’s and our principal initiatives and contributions:

Employment Experience

We are an important employer in Latin America and the Caribbean, with over 86,000 employees as of December 31, 2010, and are the first employer for a significant portion of our employees. In 2009, the Great Place to Work Institute recognized us as being one of the six best companies to work for in Latin America, and we led the “Súper Empresas” (Super Companies) ranking by the Expansión/CNN magazine.

Community

On McHappy Day, McDonald’s restaurants around the world raise money for various children’s causes, including the Ronald McDonald House Charities Foundation that supports needy children and their families, provides funding for philanthropic non-profit associations and provides educational scholarships and research for youth development. McHappy Day has grown from being a “social marketing” campaign to becoming a community-wide effort. In 2010, McHappy Day was celebrated in all of the Territories, involving over 30,000 community volunteers and our franchisees and suppliers. Our activities this year set two McDonald’s McHappy Day records: largest amount raised by a country (Brazil) and largest amount raised by a single restaurant (Uruguay). In 2010, our McHappy Day activities raised over $11 million, a 9% increase compared to 2009.

We are actively involved with McDonald’s in numerous community development programs. As of December 31, 2010, there were 12 Ronald McDonald houses in 11 countries in Latin America and the Caribbean, six Ronald McDonald family rooms in hospitals, which allow children undergoing heart treatments and their family members to enjoy a more comfortable stay, and one Ronald McDonald Care Mobile, which was built specifically for delivering pediatric care services.

Nutrition and Well-being

As part of our commitment to offering the best nutrition and quality to our customers, we are dedicated to teaching healthy eating habits and providing reliable information to guide educated nutritional decisions. We participate in several educational, sports and well-being programs throughout Latin America and the Caribbean, promoting our brand and setting an example across the region, including sponsoring walks and races to raise funds and awareness of various health conditions.

Environmental Responsibility

We also have several initiatives that work towards achieving a more sustainable relationship with the environment. As of December 31, 2010, we had opened three green restaurants, which are more environmentally responsible and resource-efficient throughout their life-cycle than regular restaurants. In December 2008, we opened the first green restaurant in Latin America in Bertioga on the coast of São Paulo, Brazil. This restaurant received Leadership in Energy & Environmental Design, or LEED, certification, in September 2009, becoming the first McDonald’s restaurant to be so certified. Due to Costa Rica’s reputation for environmental responsibility, we chose Costa Rica as the site for our second green restaurant. Opened in August 2009 in Lindora, Costa Rica, the restaurant was the first of its kind in Central America. In August 2010, we opened our third green restaurant in Pilar, Argentina. The know-how accumulated in the development of these restaurants is being used for new McDonald’s restaurants and the reimaging of existing ones. Our green restaurants have proven to be less expensive in the medium-term, while also being sustainable in the long term.

Sustainable Supply Chain

Upon opening a new restaurant in Cuzco, Peru, we experienced difficulties securing a sufficient supply of lettuce for this restaurant, and identified an opportunity to develop a program to meet our demand while promoting the well-being of farmers. Our Qori Chacra Project offers local farmers the opportunity to improve their crops by providing training on various methods to improve yield and distribution options. Through this project, we hope to develop a sustainable supply chain, which could ultimately be replicated in other countries with similar needs.

MANAGEMENT

Board of Directors

Our board of directors consists of six members, one of whom is an independent director. In case of a tie vote by the board of directors, the Chairman will have the deciding vote. Our memorandum and articles of association authorize us to have eight members, and the number of authorized members may be increased or decreased by a resolution of shareholders or by a resolution of directors. We are currently recruiting additional directors to fill the two vacancies on the board of directors.

Pursuant to our articles of association, our board of directors is divided into three classes. The members of each class serve staggered, three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of shareholders in the year in which their term expires. There is no distinction in the voting or other powers and authorities of directors of different classes. The classes are currently composed as follows:

•	Mr. Staton and Mr. Lemonnier are Class I directors, whose term will expire at the first annual meeting of shareholders following this offering;

•	Mr. Hernández-Artigas and Ms. Franqui are Class II directors, whose term will expire at the second annual meeting of shareholders following this offering; and

•	Mr. Alonso and Mr. Chu are Class III directors, whose term will expire at the third annual meeting of shareholders following this offering.

Any additional directorships resulting from an increase in the number of directors and any directors elected to fill vacancies on the board will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company. Any director may be removed, but only for cause, by a resolution of shareholders or a resolution of directors. Our directors do not have a retirement age requirement under our memorandum and articles of association.

The following table presents the names of the members of our board of directors.

Name	Position	Age
Woods Staton	Chairman and CEO	61
Sergio Alonso	Chief Operating Officer	48
Germán Lemonnier	Chief Financial Officer	49
Annette Franqui	Director	48
Carlos Hernández-Artigas	Director	47
Michael Chu	Director	62

The following is a brief summary of the business experience of our directors. Unless otherwise indicated, the current business addresses for our directors is Roque Saenz Peña 432, Olivos, Buenos Aires, Argentina (B1636 FFB) and Juncal 1408, Oficina 404, CP 11000, Montevideo, Uruguay.

Woods Staton. Mr. Staton is our CEO and Chairman of the Board and is a member of the Compensation Committee. He was McDonald’s joint venture partner in Argentina for over 20 years and served as the President of SLAD. Mr. Staton is a member of the International Advisory Board of Itaú Unibanco Holding S.A. Mr. Staton is also a member of the founding family and served as the CEO and Chairman of the board of directors of Panamerican Beverages, Inc., or Panamco, which was Coca-Cola’s largest bottler in Latin America.

Sergio Alonso. Mr. Alonso is our Chief Operating Officer and was, prior to his appointment as such, McDonald’s Divisional President in Brazil. He graduated with a degree in Accounting from Universidad de Buenos Aires in 1986. He began his career at McDonald’s as Accounting Manager and subsequently moved to the operations area, eventually being promoted to Vice President of Operations in 6 years. From 1999 until 2003, Mr. Alonso was involved in the development of the Aroma Café brand in Argentina.

Germán Lemonnier. Mr. Lemonnier is our Chief Financial Officer and was, prior to his appointment as such, the Chief Financial Officer of SLAD. He graduated with a degree in Accounting from Universidad de Buenos Aires in 1996. He began his career at McDonald’s in 1993, as Accounting Chief of Argentina and after one year was promoted to Accounting Manager. In 1995, Mr. Lemonnier became the Finance & Administration Manager of Argentina and held the positions of Finance & Administration Director and Chief Financial Officer of Argentina from 1997 until his appointment as Chief Financial Officer of SLAD in 2005.

Annette Franqui. Ms. Franqui has been a member of our board of directors since 2007 and is a member of the Audit Committee. She graduated with a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania in 1984 and an MBA from the Stanford Graduate School of Business in 1986. She is also a Chartered Financial Analyst. Ms. Franqui began her career in 1986 with J.P. Morgan and joined Goldman Sachs in 1989. In 1994, she returned to J.P. Morgan where she became a Managing Director and the Head of the Latin America Research Department. Ms. Franqui joined Panamco in 2001 as Vice President of Corporate Finance and became the Chief Financial Officer in 2002. She is one of the founding partners of Forrestal Capital and is currently a board member of Wireless WERX International and Grupo Progreso.

Carlos Hernández-Artigas. Mr. Hernández-Artigas has been a member of our board of directors since 2007 and is a member of the Compensation Committee. He graduated from Universidad Panamericana, Escuela de Derecho in 1987 and University of Texas at Austin, School of Law in 1988. He received an MBA from IPADE in Mexico City in 1996. Mr. Hernández-Artigas worked as a lawyer for several years in Mexico and as a foreign attorney in Dallas, Texas and New York. He served as the General Counsel, Chief Legal Officer and Secretary of Panamco for ten years. He is one of the founding partners of Forrestal Capital and is currently a board member of Wireless WERX International.

Michael Chu. Mr. Chu has agreed to serve on our board of directors effective as of the pricing of this offering. He graduated with honors from Dartmouth College in 1968 and received an M.B.A. with highest distinction from the Harvard Business School in 1976. Mr. Chu holds an appointment as Senior Lecturer at the Harvard Business School. He is also Managing Director and co-founder of the IGNIA Fund, an investment firm based in Monterrey, Mexico, which is dedicated to investing in commercial enterprises serving low-income populations in Latin America. He was a founding partner of, and continues to serve as Senior Advisor to, Pegasus Capital, a private equity firm in Buenos Aires, with a portfolio that includes major companies and real estate developments in Argentina. From 1993 to 2000, Mr. Chu was with ACCION International, a nonprofit corporation dedicated to microfinance, where he served as President and CEO. From 1989 to 1993, Mr. Chu served as an executive and limited partner in the New York office of the private equity fund Kohlberg Kravis Roberts & Co.

Executive Officers

Our executive officers are responsible for the management and representation of our company. We have a strong centralized management team led by Mr. Staton, our CEO and Chairman of the Board, with broad experience in development, revenue, supply chain management, operations, finance, marketing, legal affairs, human resources, communications and training. Most of our executive officers have worked in the food service industry for several years. Many of the members of the management team have a long history with McDonald’s operations in Latin America and with Mr. Staton, and have worked together as a team for many years. Our executive officers were appointed by our board of directors for an indefinite term.

The following table lists our current executive officers:

Name	Position	Initial year of Appointment
Woods Staton	Chairman and CEO	2007
Sergio Alonso	Chief Operating Officer	2007
German Lemonnier	Chief Financial Officer	2007
Juan David Bastidas	Chief Legal Counsel	2010
Marcelo Rabach	Divisional President—Brazil	2008
José Fernández	Divisional President—SLAD	2007
Nino Rotondi	Divisional President—Caribbean Division	2008
Roberto Ortiz	Divisional President—NOLAD	2007
Sebastian Magnasco	Vice President of Development	2007
Raul Mandia	Vice President of Marketing	2007
Pablo Rodriguez de la Torre	Vice President of Human Resources	2008
Flavia Vigio	Vice President of Communications	2007
Horacio Sbrolla	Vice President of Supply Chain	2007

The following is a brief summary of the business experience of our executive officers who are not also directors. Unless otherwise indicated, the current business addresses for our executive officers is Roque Saenz Peña 432, Olivos, Buenos Aires, Argentina (B1636 FFB) and Juncal 1408, Oficina 404, CP 11000, Montevideo, Uruguay.

Juan David Bastidas. Mr. Bastidas, 42, is our Chief Legal Counsel. He attended Universidad Pontificia Bolivariana in Colombia in 1989, where he received a Law Degree. In 1990, he graduated as a Business Law Specialist from the same university. He received an MBA from New York University in 1994. He has post-graduate studies in International Business (2000) from EAFIT in Colombia and Senior Management (2009) from Universidad de Los Andes in Colombia. Mr. Bastidas worked from 1994 to 1995 as an international operations lawyer for Banco Industrial Colombiano (Bancolombia). He served as General Counsel and Secretary of the board of directors of Interconexión Electrica S.A. E.S.P.–ISA from 1995 to 2010 before joining us in July 2010.

Marcelo Rabach. Mr. Rabach, 41, is our Divisional President in Brazil and was, prior to his appointment as such, McDonald’s Chief Operating Officer in Venezuela. He graduated with a degree in Business Administration from Universidad Argentina de la Empresa in 2002. He began his career at McDonald’s Argentina in 1990 and has over 17 years of line operations experience, starting as a crew employee and steadily advancing into larger operational roles. From 1999 until his appointment as McDonald’s Chief Operating Officer in Venezuela in 2005, Mr. Rabach was responsible for the operations, real estate, construction, human resources, local store marketing, and training and franchising of a region within Argentina, holding the positions of Operations Manager and Operations Director.

José Fernández. Mr. Fernández, 49, is our Divisional President of the operations in SLAD and was, prior to his appointment as such, the Managing Director of Argentina. He graduated with a degree in Mechanical Engineering from Instituto Tecnológico Buenos Aires in 1985. He began his career at McDonald’s in 1986 as Project Manager and after two years was promoted to Development Manager. He also held the positions of Development Director and Development Vice President before becoming Managing Director for Argentina.

Nino Rotondi. Mr. Rotondi, 51, is our Divisional President in the Caribbean and was, prior to his appointment as such, McDonald’s Chief Operating Officer in Brazil. He graduated with a degree in Civil Engineering from Metropolitan University, Venezuela in 1983. He began his career at McDonald’s in 1998 and held the positions of Operations Director, Managing Director and President for Venezuela and President for the Andean region.

Roberto Ortiz. Mr. Ortiz, 56, is the Company’s Divisional President in NOLAD. He is experienced in the consumer industry, having served as General Manager in Colombia for Panamco. He graduated with a degree in Economics from San Buenaventura University, Cali, Colombia in 1978. He has over 24 years of experience in the retail industry, beginning his career in 1978 at Coca-Cola de Colombia. In 1993, he was appointed as Operations Vice President and Executive Vice President of Panamco in Colombia.

Sebastian Magnasco. Mr. Magnasco, 42, is our Vice President of Development and served, prior to his appointment as such, in the same capacity in SLAD. He graduated with a degree in Engineering from Instituto Tecnológico Buenos Aires, in 1990. He began his career at McDonald’s in 1994 and held the positions of Real Estate & Equipment Director of Argentina and IT, Real Estate and Equipment Director of Argentina until his appointment as Vice President of Development of SLAD in 2005.

Raul Mandia. Mr. Mandia, 49, is our Vice President of Marketing and served, prior to his appointment as such, in the same capacity in SLAD. He graduated with a degree in Accounting from Northern Virginia Community College, Virginia in 1988. He began his career at McDonald’s in 1991 as Finance Manager in Uruguay. In 2000, he became Director of Operations, Learning and Development in the Latin American group of McDonald’s corporate headquarters, and in 2002 he returned to McDonald’s Uruguay as Managing Director until he was appointed as Vice President of Marketing of SLAD in 2005.

Pablo Rodriguez de la Torre. Mr. Rodriguez, 47, joined the Company in April 2008 as Vice President of Human Resources. Mr. Rodriguez started his professional career in 1985 working for the Argentinean law firm Estudio Costa & Asociados, specializing in labor law after having graduated with a degree in Law from Buenos Aires University in 1988. In 1999, Mr. Rodriguez joined Internet operator UOL International, where he held different senior positions, mainly in Human Resources, dealing with the company’s operations in the major Latin American countries, including assignments in Brazil and Mexico. In 2002, he joined Starwood Hotels & Resorts Worldwide Inc. as Vice President of Human Resources Latin America, based in Miami, where he stayed until joining Arcos Dorados.

Flavia Vigio. Ms. Vigio, 42, is our Vice President of Communications. She graduated with a degree in Journalism from Pontifícia Universidade Católica in Rio de Janeiro. She is responsible for the areas of Media and Public Relations, Government Relations, Internal Communication, Corporate Citizenship, Customer Relations and Crisis Management for the region. Prior to her appointment as such, she was responsible for communications in Brazil. At the beginning of her career, Flavia spent five years living in Milan, Italy, where she worked as a Public Relations Supervisor at Prima Classe, a leather goods retailer. She began her McDonald’s career as the Internal Communications Manager in Brazil in 2002.

Horacio Sbrolla. Mr. Sbrolla, 48, is our Vice President of Supply Chain and served, prior to his appointment as such, in the same capacity in SLAD. He graduated with a degree in Industrial Engineering from Instituto Tecnológico Buenos Aires, in 1986. He began his career at McDonald’s in 1988 as Equipment Manager of Argentina. In 2001, he became the Regional Leader for the implementation of the “ERP” solution within all Latin American markets and since 2002 was the Managing Director of Chile until his appointment as Vice President of Supply Chain of SLAD in 2005.

Committees

Audit Committee

Our audit committee consists of two directors: Mr. Chu and Ms. Franqui. Mr. Chu is independent within the meaning of the SEC and NYSE corporate governance rules. Our board of directors has determined that Mr. Chu is an “audit committee financial expert” as defined by the SEC. Within one year following the offering, we intend to have three directors on our audit committee. In accordance with our audit committee charter, the U.S. federal securities laws and NYSE listing requirements applicable to foreign private issuers, such as us, we intend to add one independent director within 90 days after the listing of our class A shares on the NYSE and another independent director within one year after the listing. Ms. Franqui will step down once we appoint another independent director to the audit committee.

The charter of the audit committee states that the purpose of the audit committee is to assist the board of directors in its oversight of:

•	the integrity of our financial statements;

•	the annual independent audit of our financial statements, the engagement of the independent auditor and the evaluation of the qualifications, independence and performance of our independent auditor;

•	the performance of our internal audit function; and

•	our compliance with legal and regulatory requirements.

Compensation Committee

Our compensation committee will consist of Mr. Staton, Mr. Hernández-Artigas and Ms. Franqui. Pursuant to its charter, the compensation committee is responsible for, among other things:

•

approving corporate goals and objectives relevant to compensation, evaluating the performance of executives in light of such goals and objectives and recommending compensation based on such evaluation, recommending any long-term incentive component of compensation and approving the compensation of our executive officers;

•	reviewing and reporting to the board of directors on our management succession plan and on compensation for directors;

•	evaluating our compensation and benefits policies; and

•	reporting to the board periodically.

Equity Incentive Plan

We implemented a long-term incentive plan in 2008 to reward certain employees for the success of our business. In accordance with this plan, we historically granted phantom equity units, called CADs, annually to certain employees, pursuant to which such employees are entitled to receive, upon vesting, a cash payment equal to the appreciation in the fair value of the award over the base value of the award. In 2011, our Board approved the use of the Company’s market capitalization following our initial public offering as the metric used to determine the Company’s fair market value under this incentive plan in place of the existing formula used to determine the current value of the awards. The CADs vest over a five-year period, subject to continued employment with us, as follows: 40% on the second anniversary of the date of grant and 20% on each of the following three anniversaries. The right is cumulative and, once it has become exercisable, it may be exercised during a quarterly window period in whole or in part until the date of termination, which occurs at the fifth anniversary of the grant date. Any outstanding CADs at the date of termination will be automatically settled by us.

In March 2011, we adopted our Equity Incentive Plan, or 2011 Plan, to attract and retain the most highly qualified and capable professionals and to promote the success of our business. This plan replaces our 2008 long-term incentive plan discussed above, although the CADs that have already been granted will remain outstanding until their respective termination dates. Like our 2008 long-term incentive plan, the 2011 Plan will be used to reward certain employees for the success of our business through an annual award program. The 2011 Plan permits grants of awards relating to class A shares, including awards in the form of share (also referred to as stock) options, restricted shares, restricted share units, share appreciation rights, performance awards and other share-based awards as will be determined by our Board. As of the date of this prospectus, we have not granted any awards pursuant to the 2011 Plan.

We expect to make grants for 2011 to certain of our executive officers and other employees on the first trading day of our class A shares on the NYSE. The awards to be granted will be 50% in restricted share units and 50% in stock options that will vest as follows: 40% on the second anniversary of the date of grant and 20% on each of the following three anniversaries.

In addition, on the first trading day of our class A shares on the NYSE, we expect to also grant special awards of restricted share units and stock options to certain of our executive officers and other employees under the 2011 Plan. The total amount of these special awards will be no more than 0.5% of our market capitalization (calculated by multiplying our total outstanding class A and class B shares by the closing price of our class A shares on the first trading day of our class A shares on the NYSE. The special awards will be granted 75% in restricted share units and 25% in stock options, and 33.3% will vest on each of the second, third and fourth anniversaries of the grant date. As of the date of this prospectus, a total of 750,000 class A shares are issuable pursuant to these special awards.

The maximum number of shares that may be issued under the 2011 Plan, including the 2011 awards and the special awards mentioned above, will be 2.5% of our total outstanding class A and class B shares immediately following our initial public offering.

Compensation of Directors and Officers

General

We estimate that the aggregate annual total cash compensation for our 13 officers was approximately $10.5 million in 2010. Following this offering, our non-executive directors will receive annual compensation of $130,000 each, payable 50% in cash and 50% in stock options. Our directors’ compensation is determined at the general annual shareholders’ meeting.

Award Right Granted to our CEO

We entered into an agreement with our CEO in 2008, pursuant to which he is entitled to receive a cash payment equal to 1% of the fair market value of the Company upon the occurrence of certain events, including an initial public offering or a change of control. The vesting period for this award will be accelerated upon completion of our initial public offering. As of December 31, 2010, an amount of $31.8 million has already been accrued under this award, and an amount of approximately $34.0 million will be paid to our CEO upon completion of this offering.

Share Ownership by Directors and Officers

The following table presents the beneficial ownership of our shares owned by our directors and officers as of the date of this prospectus. Other than those persons listed below, none of our directors or officers beneficially own any of our shares.

Shareholder	Class A Shares	Percentage of Outstanding Class A Shares	Class B Shares	Percentage of Outstanding Class B Shares	Total Economic Interest	Total Voting Interest(1)
Los Laureles Ltd.(2)	—	—	80,000,000	100.0%	40.0%	76.9%
Annette Franqui	*	*	—	—	*	*
Carlos Hernandez	*	*	—	—	*	*

*	Ms. Franqui and Mr. Hernandez beneficially own less than 1% of total number of outstanding class A shares.

(1)	Class A shares are entitled to one vote per share and class B shares are entitled to five votes per share.

(2)	Los Laureles Ltd. is beneficially owned by Mr. Staton, our Chairman and CEO. See “Principal and Selling Shareholders—Los Laureles Ltd.”

PRINCIPAL AND SELLING SHAREHOLDERS

As of the date of this prospectus, our authorized share capital consists of 420,000,000 class A shares, no par value per share, and 80,000,000 class B shares, no par value per share. Each of our class A shares entitles its holder to one vote. Each of our class B shares entitles its holder to five votes. Los Laureles Ltd., our controlling shareholder will, immediately following completion of the offering, including its purchase of class A shares as part thereof, own 39.1% of our issued and outstanding share capital, and 75.9% of our voting power by virtue of its ownership of 100% of our class B shares. The following table presents the beneficial ownership of our shares as of the date of this prospectus:

Shareholder	Class A Shares	Percentage of Outstanding Class A Shares	Class B Shares	Percentage of Outstanding Class B Shares	Total Economic Interest	Total Voting Interest(1)
Los Laureles Ltd.(2)	—	—	80,000,000	100.0%	40.0%	76.9%
Gavea Investment AD, L.P.(3)	52,241,026	43.5%	—	—	26.1	10.0
Capital International Private Equity Fund V, L.P.(4)(5)	39,471,371	32.9	—	—	19.7	7.6
CGPE V, L.P.(4)(6)	1,355,296	1.1	—	—	0.7	0.3
DLJ South American Partners L.P.(7)(8)	16,156,923	13.5	—	—	8.1	3.1
DLJSAP Restco Co-Investments LLC(7)(9)	10,228,718	8.5	—	—	5.1	2.0
Other	546,666	0.5	—	—	0.3	0.1
Public	—	—	—	—	—	—

Total	120,000,000	100.0%	80,000,000	100.0%	100.0%	100.0%

(1)	Class A shares are entitled to one vote per share and class B shares are entitled to five votes per share.

(2)	The address of Los Laureles Ltd. is 325 Waterfront Drive, Omar Hodge Building, 2nd Floor, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands. Los Laureles Ltd. is beneficially owned by Mr. Staton, our Chairman and CEO. Los Laureles Ltd. established a voting trust with respect to the voting interests in us held by Los Laureles Ltd. and has contributed its interests in Los Laureles Ltd. to a trust whose sole beneficiaries will be Mr. Staton and his descendants. See “Principal and Selling Shareholders—Los Laureles Ltd.”

(3)	The address of Gavea Investment AD, L.P. is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(4)	Capital International Private Equity Funds beneficially own 40,826,667 class A shares through its affiliates Capital International Private Equity Fund V, L.P. and CGPE V, L.P.

(5)	The address of Capital International Private Equity Fund V, L.P. is 6455 Irvine Center Drive, Irvine, California 92618.

(6)	The address of CGPE V, L.P. is 6455 Irvine Center Drive, Irvine, California 92618.

(7)	DLJ South American Partners L.L.C. beneficially owns 26,385,641 class A shares through its affiliates DLJ South American Partners L.P. and DLJSAP Restco Co-Investments LLC.

(8)	The address of DLJ South American Partners L.P. is 66 Wellington Street West, Suite 4700, Toronto, Ontario M5K 1E6.

(9)	The address of DLJSAP Restco Co-Investments LLC is c/o Corporate Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

The following table presents the beneficial ownership of our shares following the offering:

		Following the Offering
Shareholder	Number of Class A Shares to be Sold in the Offering	Class A Shares	% of Outstanding Class A Shares	Class B Shares	% of Outstanding Class B Shares	Total Economic Interest		Total Voting Interest(1)
Los Laureles Ltd.	—	2,000,000	1.5%	80,000,000	100.0%	39.1%		75.9%
Gavea Investment AD, L.P.	27,969,599	24,271,427	18.7%	—	—	11.6%		4.6%
Capital International Private Equity Fund V, L.P.	21,132,786	18,338,585	14.2%	—	—	8.8%		3.5%
CGPE V LP	725,619	629,677	0.5%	—	—	0.3%		0.1%
DLJ South American Partners LP	8,650,341	7,506,582	5.8%	—	—	3.6%		1.4%
DLJSAP Restco Co-Investments LLC	5,476,407	4,752,311	3.7%	—	—	2.3%		0.9%
Other	—	546,666	0.4%	—	—	0.3%		0.1%
Public	—	71,484,164	55.2%	—	—	34.1%		13.5%

Total	63,954,752	129,529,412	100.0%	80,000,000	100.0%	100.0	%(2)	100.0%

(1)	Class A shares are entitled to one vote per share and class B shares are entitled to five votes per share.
(2)	Does not sum due to rounding.

The following table presents the beneficial ownership of our shares following the offering, assuming full exercise of the overallotment options:

		Following the Offering, Assuming Full Exercise of the Overallotment Options
Shareholder	Number of Class A Shares to be Sold in the Offering, Assuming Full Exercise of the Overallotment Options	Class A Shares	% of Outstanding Class A Shares		Class B Shares	% of Outstanding Class B Shares	Total Economic Interest	Total Voting Interest(1)
Los Laureles Ltd	—	2,000,000	1.5%		80,000,000	100.0%	39.1%	75.9%
Gavea Investment AD, LP	32,790,169	19,450,857	15.0%		—	—	9.3%	3.7%
Capital International Private Equity Fund V, L.P.	24,775,029	14,696,342	11.3%		—	—	7.0%	2.8%
CGPE V LP	850,680	504,616	0.4%		—	—	0.2%	0.1%
DLJ South American Partners LP	10,141,230	6,015,693	4.6%		—	—	2.9%	1.1%
DLJSAP Restco Co-Investments LLC	6,420,268	3,808,450	2.9%		—	—	1.8%	0.7%
Other	—	546,666	0.4%		—	—	0.3%	0.1%
Public	—	82,506,788	63.7%		—	—	39.4%	15.6%

Total	74,977,376	129,529,412	100.0	%(2)	80,000,000	100.0%	100.0%	100.0%

(1)	Class A shares are entitled to one vote per share and class B shares are entitled to five votes per share.
(2)	Does not sum due to rounding.

Los Laureles Ltd.

Los Laureles Ltd. is our controlling shareholder and is beneficially owned by Mr. Staton, our Chairman and CEO. Los Laureles Ltd. currently owns 40.0% of the economic interests of Arcos Dorados and 76.9% of its voting interests. Los Laureles Ltd. has established a voting trust with respect to the voting interests in us held by Los Laureles Ltd. and has contributed its interests in Los Laureles Ltd. to a trust whose sole beneficiaries will be Mr. Staton and his descendants. Once formed, the voting trust will exercise the vote of the class B shares through a voting committee which at the outset will consist of only Mr. Staton. The decision of the voting committee must be approved by Los Laureles (PTC) Limited, a British Virgin Islands company that is a wholly-owned subsidiary of Los Laureles Limited. Mr. Staton is the sole director of Los Laureles (PTC) Limited. Without the consent of McDonald’s, Mr. Staton may add any one or more of his descendants, certain other relatives, any board member of Arcos Dorados and the chief executive officer, chief operating officer or chief financial officer of Arcos Dorados to the committee.

Following Mr. Staton’s death or during Mr. Staton’s incapacity, the voting committee will consist of (1) certain officers or directors of Arcos Dorados, (2) certain descendants of Mr. Staton or their representatives, and (3) other persons appointed by Los Laureles Ltd., subject to McDonald’s consent if such person is not one of Mr. Staton’s descendants and is not the chief executive officer, chief operating officer or chief financial officer of Arcos Dorados. For the first five years from the date of the execution of the voting trust, the officers and directors of Arcos Dorados on the voting committee will have the tie-breaking vote (if any). Thereafter, Mr. Staton’s descendants will have the tie-breaking vote.

Mr. Staton is a leading businessman and investor in Latin America. Prior to the Acquisition, Mr. Staton was McDonald’s joint venture partner in Argentina for over 20 years and served as the President of McDonald’s South Latin America Division. Mr. Staton is also a member of the founding family, and served as an employee and Chairman of the Board, of Panamco. Panamco was Coca-Cola’s largest bottler in Latin America and was, prior to its sale in May 2003, a multi-billion dollar NYSE-listed company.

Mr. Staton’s long-term relationship with McDonald’s and broad experience with major brands uniquely position him to serve as our Chairman, CEO and controlling shareholder. Moreover, over the course of his career, Mr. Staton has demonstrated the capacity to build strong teams, as evidenced during his 20-year tenure as McDonald’s joint venture partner and employee.

Gavea Investment AD, L.P.

Gavea Investment AD, L.P. is an investment vehicle managed by GIF Gestão de Investimentos e Participações Ltda, the illiquid strategies arm of the Gavea Group (“Gavea”). Gavea Investment AD, L.P. currently owns 26.1% of the economic interests of Arcos Dorados and 10.0% of its voting interests. Gavea is one of the largest investment management companies in Brazil, managing approximately $5.2 billion as of October 2010, focused on two business lines: hedge funds and private equity. In late October 2010, a majority interest in Gavea was sold to a wholly-owned subsidiary of JPMorgan Asset Management Holdings Inc., a wholly-owned subsidiary of JPMorgan Chase & Co and an affiliate of J.P. Morgan Securities LLC, an underwriter. Through this transaction, Gavea formed a strategic alliance with Highbridge Capital Management, LLC, a subsidiary of JPMorgan Asset Management Holdings Inc. Gavea was founded by Arminio Fraga, a former President of the Central Bank of Brazil, a former Managing Director for Soros Fund Management and a Visiting Assistant Professor at the Wharton School of Business at the University of Pennsylvania. He is the Chairman of the board of directors of BM&F Bovespa and a member of J.P. Morgan’s International Advisory Board and Group of Thirty and the Council on Foreign Relations.

Capital International Private Equity Funds

Capital International Private Equity Fund V, L.P. and CGPE V, L.P., investment funds controlled by Capital International, Inc., currently indirectly own 20.4% of the economic interests of Arcos Dorados and 7.9% of its voting interests. Capital International, Inc., the investment advisor to the Capital International Private Equity Funds, is a leading asset manager and investor in emerging market equities. Since 1992, its private equity team has invested over $2.8 billion in 74 companies that conduct business in emerging markets across Asia, Central and Eastern Europe, Latin America and the Middle East. Within Latin America, it currently has prominent private equity investments in Mexico, Argentina and Brazil.

DLJ South American Partners

DLJ South American Partners L.P. and DLJSAP Restco Co-Investments LLC, investment funds controlled by DLJ South American Partners L.L.C., currently indirectly own approximately 13.2% of the economic interests of Arcos Dorados and 5.1% of its voting interests. DLJ South American Partners L.L.C. is an independent regionally dedicated private equity fund managed by a group of Latin America-based investment professionals. Credit Suisse owns 49% of DLJ South American Partners L.L.C., which is the general partner of DLJ South American Partners L.P. and the managing member of DLJ SAP Restco Co-Investment LLC, and Credit Suisse is also a limited partner of DLJ South American Partners L.P. DLJ South American Partners L.L.C.’s portfolio of private equity investments is primarily focused in Argentina, Brazil and Chile and its principals have a long track record in private equity transactions, having invested $1.2 billion in several industries across the entire region.

RELATED PARTY TRANSACTIONS

Letter of Credit

As security for the performance of our obligations under the MFAs, we obtained an irrevocable standby letter of credit in favor of McDonald’s in an amount of $65.0 million, issued by Credit Suisse acting as issuing bank. Credit Suisse owns 49% of the general partner and is a limited partner of DLJ South American Partners L.L.C., which is a selling shareholder in this offering and which, as of the date of this prospectus, indirectly owned 13.2% and 5.1% of our economic and voting interests, respectively. We believe that the terms of the transaction are consistent with those that could have been obtained in a comparable arm’s-length transaction with an unrelated party.

Axis Split-off

We recently effected a split-off of Axis to our shareholders. The split-off was effected through the redemption of 41,882,966 shares (25,129,780 class A shares and 16,753,186 class B shares). As consideration for the redemption, the Company transferred to its shareholders its equity interests in the operating subsidiaries of the Axis business totaling a net book value of $15.4 million and an equity contribution that was made to the Axis holding company amounting to $29.8 million. We expect to enter into commercial arrangements with Axis on arms-length terms so that Axis continues to provide us with distribution services in Argentina, Chile, Colombia, Mexico and Venezuela. The split-off of Axis did not have a material effect on our results of operations or financial condition.

DESCRIPTION OF SHARE CAPITAL AND MEMORANDUM AND ARTICLES OF ASSOCIATION

General

We are a British Virgin Islands company incorporated with limited liability and our affairs are governed by the provisions of our memorandum and articles of association, as amended and restated from time to time, and by the provisions of applicable British Virgin Islands law, including the BVI Business Companies Act, 2004 (the “BVI Act”).

Our company number in the British Virgin Islands is 1619553. As provided in sub-regulation 4.1 of our memorandum of association, subject to British Virgin Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction and, for such purposes, full rights, powers and privileges. Our registered office is at Maples Corporate Services (BVI) Limited, Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands.

The transfer agent and registrar for our class A and class B shares is Continental Stock Transfer & Trust Company, which maintains the share registrar for each class in New York, New York.

As of the date of this prospectus, our memorandum and articles of association authorize the issuance of up to 420,000,000 class A shares and 80,000,000 class B shares. As of the date of this prospectus, 120,000,000 class A shares and 80,000,000 class B shares were issued, fully paid and outstanding. Upon the completion of this offering, we will have 129,529,412 class A shares and 80,000,000 class B shares issued and outstanding.

The maximum number of shares that we are authorized to issue may be changed by resolution of shareholders amending our memorandum and articles of association. Shares may be issued from time to time only by resolution of shareholders.

Our class A shares have been approved for listing on the New York Stock Exchange under the symbol “ARCO.”

Initial settlement of our class A shares will take place on the closing date of this offering through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. Each person owning class A shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the class A shares. Persons wishing to obtain certificates for their class A shares must make arrangements with DTC.

The following is a summary of the material provisions of our share capital and our memorandum and articles of association.

Class A Shares

As of the date of this prospectus, (i) 52,241,026 of our class A shares are owned by Gavea Investment AD, L.P. a limited partnership organized under the laws of the Cayman Islands, (ii) 40,826,667 of our class A shares are owned by investment funds controlled by Capital International, Inc., a California Corporation, and (iii) 26,385,641 of our class A shares are owned by investment funds controlled by DLJ South American Partners L.P., a limited partnership established under the laws of Ontario, Canada. Holders of our class A shares who are nonresidents of the British Virgin Islands may freely hold and vote their shares.

The following summarizes the rights of holders of our class A shares:

•	each holder of class A shares is entitled to one vote per share on all matters to be voted on by shareholders generally, including the election of directors;

•	holders of class A shares vote together with holders of class B shares;

•	there are no cumulative voting rights;

•

the holders of our class A shares are entitled to dividends and other distributions, pari passu with our class B shares, as may be declared from time to time by our board of directors out of funds legally available for that purpose, if any, and pursuant to our memorandum and articles of association, all dividends unclaimed for three years after having been declared may be forfeited by a resolution of directors for the benefit of the Company;

•

upon our liquidation, dissolution or winding up, the holders of class A shares will be entitled to share ratably, pari passu with our class B shares, in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities; and

•

the holders of class A shares have preemptive rights in connection with the issuance of any securities by us, except for certain issuances of securities by us, including (i) pursuant to any employee compensation plans; (ii) as consideration for (a) any merger, consolidation or purchase of assets or (b) recapitalization or reorganization; (iii) in connection with a pro rata division of shares or dividend in specie or distribution; or (iv) in a bona fide public offering that has been registered with the SEC, but they are not entitled to the benefits of any redemption or sinking fund provisions.

Class B Shares

All of our class B shares are owned by Los Laureles Ltd.. Holders of our class B shares who are nonresidents of the British Virgin Islands may freely hold and vote their shares.

The following summarizes the rights of holders of our class B shares:

•	each holder of class B shares is entitled to five votes per share on all matters to be voted on by shareholders generally, including the election of directors;

•	holders of class B shares vote together with holders of class A shares;

•	class B shares may not be listed on any U.S. or foreign national or regional securities exchange or market;

•	there are no cumulative voting rights;

•

the holders of our class B shares are entitled to dividends and other distributions, pari passu with our class A shares, as may be declared from time to time by our board of directors out of funds legally available for that purpose, if any, and pursuant to our memorandum and articles of association, all dividends unclaimed for three years after having been declared may be forfeited by a resolution of directors for the benefit of the Company;

•

upon our liquidation, dissolution or winding up, the holders of class B shares will be entitled to share ratably, pari passu with our class A shares, in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities;

•

the holders of class B shares have preemptive rights in connection with the issuance of any securities by us, except for certain issuances of securities by us, including (i) pursuant to any employee compensation plans; (ii) as consideration for (a) any merger, consolidation or purchase of assets or (b) recapitalization or reorganization; (iii) in connection with a pro rata division of shares or dividend in specie or distribution; or (iv) in a bona fide public offering that has been registered with the SEC, but they are not entitled to the benefits of any redemption or sinking fund provisions;

•	each class B share is convertible into one class A share at the option of the holder at any time, subject to the prior written approval of McDonald’s; and

•

each class B share will convert automatically into one class A share at such time as the holders of class B shares cease to hold, directly or indirectly, at least 20% of the aggregate number of outstanding class A and class B shares.

Limitation on Liability and Indemnification Matters

Under British Virgin Islands law, each of our directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent director would exercise in comparable circumstances. Our memorandum and articles of association provide that, to the fullest extent permitted by British Virgin Islands law or any other applicable laws, our directors will not be personally liable to us or our shareholders for any acts or omissions in the performance of their duties. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States federal securities laws.

Our memorandum and articles of association provide that we shall indemnify any of our directors or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings or suits. We may pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, the director is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the director or officer in connection with the proceedings.

We may purchase and maintain insurance in relation to any of our directors, officers, employees, agents or liquidators against any liability asserted against them and incurred by them in that capacity, whether or not we have or would have had the power to indemnify them against the liability as provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Shareholders’ Meetings and Consents

The following summarizes certain relevant provisions of British Virgin Islands laws and our articles of association in relation to our shareholders’ meetings:

•

any director may convene meetings of shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable; provided, that at least one meeting of shareholders be held each year;

•

upon the written request of shareholders entitled to exercise 30 percent or more of the voting rights in respect of the matter for which the meeting is requested, the directors are required to convene a meeting of the shareholders. Any such request must state the proposed purpose of the meeting;

•

the director convening a meeting must give not less than ten days’ notice of a meeting of shareholders to: (i) those shareholders whose names on the date the notice is given appear as shareholders in the register of members of our company and are entitled to vote at the meeting, and (ii) the other directors;

•

a meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 90 percent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares that such shareholder holds;

•	a shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder;

•

a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 percent of the votes of the shares or class or series of shares entitled to vote on resolutions of shareholders to be considered at the meeting;

•

if within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved; in any other case it shall be adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other date, time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved. Notice of the adjourned meeting need not be given if the date, time and place of such meeting are announced at the meeting at which the adjournment is taken.;

•

a resolution of shareholders is valid (i) if approved at a duly convened and constituted meeting of shareholders by the affirmative vote of a majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted, or (ii) if it is a resolution consented to in writing by a majority of the votes of shares entitled to vote thereon; and

•

an action that may be taken by the shareholders at a meeting may also be taken by a resolution of shareholders consented to in writing by a majority of the votes of shares entitled to vote thereon, without the need for any notice, but if any resolution of shareholders is adopted otherwise than by unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders not consenting to such resolution.

We expect that the first meeting of shareholders following this offering will be held in 2012.

Shareholders’ Agreement

The Amended and Restated Shareholders’ Agreement dated March 14, 2011 among all of our shareholders existing prior to this offering principally includes the following provisions:

Demand Registration Rights

Gavea Investment AD, L.P. and investment funds controlled by Capital International, Inc. and DLJ South American Partners L.L.C. (through its affiliates) (together, the Minority Investors) each has the right to demand that we file a registration statement covering the offer and sale of their securities under the Securities Act for as long as each holds unregistered securities. We, however, are not obligated to effect a demand registration (1) during the period beginning on the 60th day prior to our good faith estimate of the filing date of, and ending on the 180th day after the effective date of, a public offering of our securities initiated by us; (2) with respect to each Minority Investor, if we have already effected one demand registration; or (3) if we certify that, in our good faith judgment, it would be seriously detrimental to the Company or its shareholders for a registration statement or offering document to be filed in the near future. We have the right to defer filing of a registration statement for up to 120 days under certain circumstances but we cannot exercise the deferral right more than once in any 12 month period.

Piggyback Registration Rights

If we propose to file a registration statement for any public offering of our equity securities, we must notify each Minority Investor and offer the same an opportunity to include in such registration all or any part of its equity securities irrespective of the percentage of our total capital stock those unregistered securities represent. We must use our best efforts to cause to be registered all of the registrable securities so requested to be registered. We have the right to terminate or withdraw any registration statement initiated by us before the effective date of such registration statement.

Tag-Along Rights

In the event that Los Laureles Ltd. proposes to transfer any of its equity securities to a third party, the Minority Investors and certain other minority shareholders have the right to participate on the same terms and conditions and for the same per share consideration as Los Laureles Ltd. These tag-along rights terminate once the Minority Investors hold less than 10% in the aggregate of our capital stock.

Expenses of Registration

We will pay all expenses relating to any demand or piggyback registration other than underwriting discounts, selling commissions or transfer taxes attributable to the sale of the securities.

Indemnification

We are required to indemnify each Minority Investor and each underwriter and their respective officers, directors, employees and affiliates against any losses, claims, damages or liabilities arising in connection with the registration effected pursuant to the Minority Investors’ demand and piggyback registration rights.

Differences in Corporate Law

We were incorporated under, and are governed by, the laws of the British Virgin Islands. The corporate statutes of the State of Delaware and the British Virgin Islands in many respects are similar, and the flexibility available under British Virgin Islands law has enabled us to adopt a memorandum of association and articles of association that will provide shareholders with rights that, except as described in this prospectus, do not vary in any material respect from those they would enjoy if we were incorporated under the Delaware General Corporation Law, or Delaware corporate law. Set forth below is a summary of some of the differences between provisions of the BVI Act applicable to us and the laws application to companies incorporated in Delaware and their shareholders.

Director’s Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling stockholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

British Virgin Islands law provides that every director of a British Virgin Islands company in exercising his powers or performing his duties, shall act honestly and in good faith and in what the director believes to be in the best interests of the company. Additionally, the director shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account the nature of the company, the nature of the decision and the position of the director and his responsibilities. In addition, British Virgin Islands law provides that a director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes British Virgin Islands law or the memorandum association or articles of association of the company.

Amendment of Governing Documents

Under Delaware corporate law, with very limited exceptions, a vote of the shareholders is required to amend the certificate of incorporation. In addition, Delaware corporate law provides that shareholders have the right to amend the bylaws, and the certificate of incorporation also may confer on the directors the right to amend the bylaws. Our memorandum of association may only be amended by a resolution of shareholders, provided that any amendment of the provision related to the prohibition against listing our class B shares must be approved by not less than 50% of the votes of the class A shares entitled to vote that were present at the relevant meeting and voted. Our articles of association may also only be amended by a resolution of shareholders.

Written Consent of Directors

Under Delaware corporate law, directors may act by written consent only on the basis of a unanimous vote. Similarly, under our articles of association, a resolution of our directors in writing shall be valid only if consented to by all directors or by all members of a committee of directors, as the case may be.

Written Consent of Shareholders

Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of shareholders of a corporation may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take that action at a meeting at which all shareholders entitled to vote were present and voted. As permitted by British Virgin Islands law, shareholders’ consents need only a majority of shareholders signing to take effect. Our memorandum and articles of association provide that shareholders may approve corporate matters by way of a resolution consented to at a meeting of shareholders or in writing by a majority of shareholders entitled to vote thereon.

Shareholder Proposals

Under Delaware corporate law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. British Virgin Islands law and our memorandum and articles of association provide that our directors shall call a meeting of the shareholders if requested in writing to do so by shareholders entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is requested. Any such request must state the proposed purpose of the meeting.

Sale of Assets

Under Delaware corporate law, a vote of the shareholders is required to approve the sale of assets only when all or substantially all assets are being sold. In the British Virgin Islands, shareholder approval is required when more than 50% of the company’s total assets by value are being disposed of or sold if not made in the usual or regular course of the business carried out by the company. Under our memorandum and articles of association, the directors may by resolution of directors determine that any sale, transfer, lease, exchange or other disposition is in the usual or regular course of the business carried on by us and such determination is, in the absence of fraud, conclusive.

Dissolution; Winding Up

Under Delaware corporate law, unless the board of directors approves the proposal to dissolve, dissolution must be approved in writing by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware corporate law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. As permitted by British Virgin Islands law and our memorandum and articles of association, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if we have no liabilities or we are able to pay our debts as they fall due.

Redemption of Shares

Under Delaware corporate law, any stock may be made subject to redemption by the corporation at its option, at the option of the holders of that stock or upon the happening of a specified event, provided shares with full voting power remain outstanding. The stock may be made redeemable for cash, property or rights, as specified in the certificate of incorporation or in the resolution of the board of directors providing for the issue of the stock. As permitted by British Virgin Islands law and our memorandum and articles of association, shares may be repurchased, redeemed or otherwise acquired by us. However, the consent of the shareholder whose shares are to be repurchased, redeemed or otherwise acquired must be obtained, except as described under “—Compulsory Acquisition” below. Moreover, our directors must determine that immediately following the redemption or repurchase we will be able to pay our debts as they become due and that the value of our assets will exceed our liabilities.

Compulsory Acquisition

Under Delaware General Corporation Law § 253, in a process known as a “short form” merger, a corporation that owns at least 90% of the outstanding shares of each class of stock of another corporation may either merge the other corporation into itself and assume all of its obligations or merge itself into the other corporation by executing, acknowledging and filing with the Delaware Secretary of State a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors authorizing such merger. If the parent corporation is a Delaware corporation that is not the surviving corporation, the merger also must be approved by a majority of the outstanding stock of the parent corporation. If the parent corporation does not own all of the stock of the subsidiary corporation immediately prior to the merger, the minority shareholders of the subsidiary corporation party to the merger may have appraisal rights as set forth in § 262 of the Delaware General Corporation Law.

Under the BVI Act, subject to any limitations in a company’s memorandum or articles, members holding 90% of the votes of the outstanding shares entitled to vote, and members holding 90% of the votes of the outstanding shares of each class of shares entitled to vote, may give a written instruction to the company directing the company to redeem the shares held by the remaining members. Upon receipt of such written instruction, the company shall redeem the shares specified in the written instruction, irrespective of whether or not the shares are by their terms redeemable. The company shall give written notice to each member whose shares are to be redeemed stating the redemption price and the manner in which the redemption is to be effected. A member whose shares are to be so redeemed is entitled to dissent from such redemption, and to be paid the fair value of his shares, as described under “—Shareholders’ Rights under British Virgin Islands Law Generally” below.

Variation of Rights of Shares

Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law and our memorandum of association, we may vary the rights attached to any class of shares only with the consent in writing of holders of not less than 50% of the issued shares of that class and of holders of not less than 50% of the issued shares of any other class which may be adversely affected by such variation.

Removal of Directors

Under Delaware corporate law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Our memorandum and articles of association provide that directors may be removed at any time, with or without cause, by a resolution of shareholders or a resolution of directors.

In addition, directors are subject to rotational retirement every three years. The initial terms of office of the Class I, Class II and Class III directors have been staggered over a period of three years to ensure that all directors of the company do not face reelection in the same year.

Mergers

Under Delaware corporate law, one or more constituent corporations may merge into and become part of another constituent corporation in a process known as a merger. A Delaware corporation may merge with a foreign corporation as long as the law of the foreign jurisdiction permits such a merger. To effect a merger under Delaware General Corporation Law § 251, an agreement of merger must be properly adopted and the agreement of merger or a certificate of merger must be filed with the Delaware Secretary of State. In order to be properly adopted, the agreement of merger must be adopted by the board of directors of each constituent corporation by a resolution or unanimous written consent. In addition, the agreement of merger generally must be approved at a meeting of stockholders of each constituent corporation by a majority of the outstanding stock of the corporation entitled to vote, unless the certificate of incorporation provides for a supermajority vote. In general, the surviving corporation assumes all of the assets and liabilities of the disappearing corporation or corporations as a result of the merger.

Under the BVI Act, two or more BVI companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent BVI company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders. One or more BVI companies may also merge or consolidate with one or more companies incorporated under the laws of jurisdictions outside the BVI, if the merger or consolidation is permitted by the laws of the jurisdictions in which the companies incorporated outside the BVI are incorporated. In respect of such a merger or consolidation a BVI company is required to comply with the provisions of the BVI Act and a company incorporated outside the BVI is required to comply with the laws of its jurisdiction of incorporation.

Shareholders of BVI companies not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum association or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Inspection of Books and Records

Under Delaware corporate law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records. Under British Virgin Islands law, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the British Virgin Islands Registrar of Corporate Affairs which will include the company’s certificate of incorporation, its memorandum and articles of association (with any amendments) and records of license fees paid to date and will also disclose any articles of dissolution, articles of merger and a register of charges if the company has elected to file such a register.

A member of a company is entitled, on giving written notice to the company, to inspect:

(a)	the memorandum and articles;

(b)	the register of members;

(c)	the register of directors; and

(d)	the minutes of meetings and resolutions of members and of those classes of members of which he is a member; and to make copies of or take extracts from the documents and records referred to in (a) to (d) above. Subject to the memorandum and articles, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a member to inspect any document, or part of a document, specified in (b), (c) or (d) above, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to the court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

A company is required to keep at the office of its registered agent the memorandum and articles of the company; the register of members maintained or a copy of the register of members; the register of directors or a copy of the register of directors; and copies of all notices and other documents filed by the company in the previous ten years.

Where a company keeps a copy of the register of members or the register of directors at the office of its registered agent, it is required to notify any changes to the originals of such registers to the registered agent, in writing, within 15 days of any change; and to provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept. Where the place at which the original register of members or the original register of directors is changed, the company is required to provide the registered agent with the physical address of the new location of the records within fourteen days of the change of location.

A company is also required to keep at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors determine the minutes of meetings and resolutions of members and of classes of members; and the minutes of meetings and resolutions of directors and committees of directors. If such records are kept at a place other than at the office of the company’s registered agent, the company is required to provide the registered agent with a written record of the physical address of the place or places at which the records are kept and to notify the registered agent, within 14 days, of the physical address of any new location where such records may be kept.

Conflict of Interest

Under Delaware corporate law, a contract between a corporation and a director or officer, or between a corporation and any other organization in which a director or officer has a financial interest, is not void as long as the material facts as to the director’s or officer’s relationship or interest are disclosed or known and either a majority of the disinterested directors authorizes the contract in good faith or the shareholders vote in good faith to approve the contract. Nor will any such contract be void if it is fair to the corporation when it is authorized, approved or ratified by the board of directors, a committee or the shareholders.

The BVI Act provides that a director shall, forthwith after becoming aware that he is interested in a transaction entered into or to be entered into by the company, disclose that interest to the board of directors of the company. The failure of a director to disclose that interest does not affect the validity of a transaction entered into by the director or the company, so long as the director’s interest was disclosed to the board prior to the company’s entry into the transaction or was not required to be disclosed because the transaction is between the company and the director himself and is otherwise in the ordinary course of business and on usual terms and conditions. As permitted by British Virgin Islands law and our memorandum and articles of association, a director interested in a particular transaction may vote on it, attend meetings at which it is considered and sign documents on our behalf which relate to the transaction, provided that the disinterested directors consent.

Transactions with Interested Shareholders

Delaware corporate law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by that statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that the person becomes an interested shareholder. An interested shareholder generally is a person or group who or that owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

British Virgin Islands law has no comparable provision. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although British Virgin Islands law does not regulate transactions between a company and its significant shareholders, it does provide that these transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Independent Directors

There are no provisions under Delaware corporate law or under the BVI Act that require a majority of our directors to be independent.

Cumulative Voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the company’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions to cumulative voting under the laws of the British Virgin Islands, but our memorandum of association and articles of association do not provide for cumulative voting.

Shareholders’ Rights under British Virgin Islands Law Generally

The BVI Act provides for remedies which may be available to shareholders. Where a company incorporated under the BVI Act or any of its directors engages in, or proposes to engage in, conduct that contravenes the BVI Act or the company’s memorandum and articles of association, the BVI courts can issue a restraining or compliance order. Shareholders can not also bring derivative, personal and representative actions under certain circumstances. The traditional English basis for members’ remedies has also been incorporated into the BVI Act: where a shareholder of a company considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to him, he may apply to the court for an order based on such conduct.

Any shareholder of a company may apply to court for the appointment of a liquidator of the company and the court may appoint a liquidator of the company if it is of the opinion that it is just and equitable to do so.

The BVI Act provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares; (b) a consolidation, if the company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a redemption of 10% or fewer of the issued shares of the company required by the holders of 90% or more of the shares of the company pursuant to the terms of the BVI Act; and (e) an arrangement, if permitted by the court.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the British Virgin Islands or their individual rights as shareholders as established by the company’s memorandum and articles of association.

CLASS A SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have issued and outstanding 129,529,412 class A shares.

Lock-up Agreements

We, the selling shareholders and our executive officers and directors have agreed not to sell or transfer any class A shares or securities convertible into, exchangeable for, exercisable for, or repayable with class A shares, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Morgan Stanley & Co. Incorporated and Itau BBA USA Securities Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any class A shares;

•	sell any option or contract to purchase any class A shares;

•	purchase any option or contract to sell any class A shares;

•	grant any option, right or warrant for the sale of any class A shares;

•	lend or otherwise dispose of or transfer any class A shares;

•	request or demand that we file a registration statement related to the class A shares; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any class A shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to class A shares and to securities convertible into or exchangeable or exercisable for or repayable with class A shares. It also applies to class A shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

TAXATION

The following summary contains a description of certain British Virgin Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of class A shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase class A shares. The summary is based upon the tax laws of the British Virgin Islands and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

British Virgin Islands Tax Considerations

We are not liable to pay any form of taxation in the BVI and all dividends, interests, rents, royalties, compensations and other amounts paid by us to persons who are not persons resident in the BVI are exempt from all forms of taxation in the BVI and any capital gains realized with respect to any shares, debt obligations, or other securities of ours by persons who are not persons resident in the BVI are exempt from all forms of taxation in the BVI.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not persons resident in the BVI with respect to any shares, debt obligation or other securities of ours.

Subject to the payment of stamp duty on the acquisition of property in the BVI by us (and in respect of certain transactions in respect of the shares, debt obligations or other securities of BVI incorporated companies owning land in the BVI), all instruments relating to transfers of property to or by us and all instruments relating to transactions in respect of the shares, debt obligations or other securities of ours and all instruments relating to other transactions relating to our business are exempt from payment of stamp duty in the BVI.

There are currently no withholding taxes or exchange control regulations in the BVI applicable to us or our shareholders.

Material U.S. Federal Income Tax Considerations for U.S. Holders

In the opinion of Davis Polk & Wardwell, the following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of class A shares, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire such securities. This summary applies only to U.S. Holders (as defined below) that hold class A shares as capital assets for tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•

persons holding class A shares as part of a hedge, “straddle,” wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to the class A shares;

•	persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•	tax exempt entities, including “individual retirement accounts” and “Roth IRAs”;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	persons that own or are deemed to own ten percent or more of our voting shares; and

•	persons holding class A shares in connection with a trade or business conducted outside the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds class A shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding class A shares and partners in such partnerships are encouraged to consult their own tax advisers as to the particular U.S. federal income tax consequences of acquiring, holding and disposing of the class A shares.

The summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof, changes to any of which may affect the tax consequences described herein—possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of class A shares that is:

(1) an individual citizen or resident of the United States;

(2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Colombia; or

(3) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders are encouraged to consult their own tax advisers concerning the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of class A shares in their particular circumstances.

This discussion assumes that we are not, and will not become, a passive foreign investment company, as described below.

Taxation of Distributions

Distributions paid on class A shares, other than certain pro rata distributions of ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend.

Sale or Other Taxable Disposition of Class A shares

For U.S. federal income tax purposes, gain or loss realized on the sale or other taxable disposition of class A shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the class A shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the class A shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

Passive Foreign Investment Company Rules

We believe that we were not a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes for our 2010 taxable year and we do not expect to become one in the foreseeable future. However, because the application of the regulations is not entirely clear and because PFIC status depends on the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that we will not be a PFIC for any taxable year.

If we were a PFIC for any taxable year during which a U.S. Holder held class A shares, gain recognized by a U.S. Holder on a sale or other taxable disposition (including certain pledges) of the class A shares would be allocated ratably over the U.S. Holder’s holding period for the class A shares. The amounts allocated to the taxable year of the sale or other taxable disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a U.S. Holder on its class A shares exceeds 125% of the average of the annual distributions on the class A shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain on the sale of a share of a PFIC, described immediately above. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the class A shares. U.S. Holders are encouraged to consult their own tax advisers to determine whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is an exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

For taxable years beginning after March 18, 2010, new legislation requires certain U.S. Holders who are individuals to report information relating to stock of a non-U.S. person, subject to certain exceptions (including an exception for stock held in custodial accounts maintained by a U.S. financial institution). U.S. Holders are encouraged to consult their own tax advisers regarding the effect, if any, of this legislation on their ownership and disposition of class A shares.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC., Morgan Stanley & Co. Incorporated, Itau BBA USA Securities Inc. and Citigroup Global Markets Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholders and the underwriters, we and the selling shareholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling shareholders, the number of class A shares set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	18,895,938
J.P. Morgan Securities LLC.	18,895,938
Morgan Stanley & Co. Incorporated	18,895,938
Itau BBA USA Securities Inc.	9,710,419
Citigroup Global Markets Inc.	7,085,931

Total	73,484,164

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act with respect to the shares they are offering for resale.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the absence of any material adverse change in our business, the receipt by the underwriters of officer’s certificates and certain certificates, letters and opinions from our local and international counsel and our independent auditors. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Mr. Staton, our Chairman, CEO and controlling shareholder, intends to purchase 2,000,000 class A shares in this offering at the public offering price. The underwriters will not receive any discounts or commissions in connection with the sale of 2,000,000 class A shares to Mr. Staton.

Commissions and Discounts

The representatives have advised us and the selling shareholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.2856 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling shareholders. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$17.00	$1,249,230,788.00	$1,436,615,396.00
Underwriting discount*	$0.646	$46,178,769.94	$53,299,385.04
Proceeds, before expenses, to us*	$16.490	$157,136,003.85	$157,136,003.85
Proceeds, before expenses, to the selling shareholders	$16.354	$1,045,916,014.21	$1,226,180,007.11

* The underwriters will not receive any discounts or commissions in connection with the sale of class A shares to Mr. Staton.

The expenses of the offering, not including the underwriting discount, are estimated at $4.8 million and are payable by us. In addition to the underwriting discount and commissions, we will also pay up to $1,115,000 of the underwriters’ out of pocket expenses, including road show expenses, fees and expenses for the underwriters’ special U.S. counsel and British Virgin Islands counsel and other out of pocket expenses.

Overallotment Option

The selling shareholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 11,022,624 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Reserved Shares

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale to some of our employees and other individuals. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

We and the selling shareholders, our executive officers and directors and our other existing security holders have agreed not to sell or transfer any class A shares or securities convertible into, exchangeable for, exercisable for, or repayable with class A shares, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Morgan Stanley & Co. Incorporated and Itau BBA USA Securities Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any class A shares;

•	sell any option or contract to purchase any class A shares;

•	purchase any option or contract to sell any class A shares;

•	grant any option, right or warrant for the sale of any class A shares;

•	lend or otherwise dispose of or transfer any class A shares;

•	request or demand that we file a registration statement related to the class A shares; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any class A shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to class A shares and to securities convertible into or exchangeable or exercisable for or repayable with class A shares. It also applies to class A shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

Our class A shares have been approved for listing on the New York Stock Exchange under the symbol “ARCO.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our class A shares. The initial public offering price will be determined through negotiations among us, the selling shareholders and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our class A shares. However, the representatives may engage in transactions that stabilize the price of the class A shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our class A shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our class A shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of class A shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our class A shares or preventing or retarding a decline in the market price of our class A shares. As a result, the price of our class A shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our class A shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site is not part of this prospectus.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking commercial banking, financial advisory, and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The underwriters may enter into derivative transactions in connection with our shares, acting at the order and for the account of their clients. The underwriters may also purchase some of our shares offered hereby to hedge their risk exposure in connection with these transactions. Such transactions may have an effect on demand, price or offer terms of the offering without, however, creating an artificial demand during the offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Mr. Staton, our Chairman, CEO and controlling shareholder, is a member of the International Advisory Board of Itaú Unibanco Holding S.A., an affiliate of Itau BBA USA Securities Inc.

Notice to Prospective Investors in Argentina

The common shares are not authorized for public offering in Argentina by the Comisión Nacional de Valores pursuant to Argentine Public Offering Law No. 17,811, as amended, and they shall not be sold publicly. Therefore, any transaction carried out in Argentina must be made privately.

Notice to Prospective Investors in Brazil

For purposes of Brazilian law, this offer of securities is addressed to you personally, upon your request and for your sole benefit, and is not to be transmitted to anyone else, to be relied upon elsewhere or for any other purpose either quoted or referred to in any other public or private document or to be filed with anyone without our prior, express and written consent.

This offering has not been and will not be registered under Brazilian Federal Law No. 6385/76 or under any other Brazilian securities law. Accordingly, our shares and the offering have not been and will not be registered with the Comissão de Valores Mobilários.

Therefore, as this prospectus does not constitute or form part of any public offering to sell or solicitation of a public offering to buy any shares or assets, the offering and THE SHARES OFFERED HEREBY HAVE NOT BEEN, AND WILL NOT BE, AND MAY NOT BE OFFERED FOR SALE OR SOLD IN BRAZIL EXCEPT IN CIRCUMSTANCES WHICH DO NOT CONSTITUTE A PUBLIC OFFERING OR DISTRIBUTION UNDER BRAZILIAN LAWS AND REGULATIONS. DOCUMENTS RELATING TO THE SHARES, AS WELL AS THE INFORMATION CONTAINED THEREIN, MAY NOT BE SUPPLIED TO THE PUBLIC, AS A PUBLIC OFFERING IN BRAZIL OR BE USED IN CONNECTION WITH ANY OFFER FOR SUBSCRIPTION OR SALE OF THE SHARES TO THE PUBLIC IN BRAZIL.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of securities within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters which constitute the final offering of securities contemplated in this prospectus.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State, including any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, the offer of securities contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B)	in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the securities acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended

(the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This document as well as any other material relating to the securities which are the subject of the offering contemplated by this prospectus does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the Issuer from time to time. This document as well as any other material relating to the shares is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

Expenses	Amount
U.S. Securities and Exchange Commission registration fee	$150,112
NYSE listing fee	280,000
FINRA filing fee	75,000
Printing and engraving expenses	250,000
Legal fees and expenses	2,500,000
Accounting fees and expenses	600,000
Miscellaneous costs	1,000,000

Total	$4,855,112

The amounts in the table above include (A) costs and expenses incurred by any of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated in connection with the road show or other out-of-pocket expenses not in excess of $150,000 each; (B) any costs and expenses incurred by any of Itau BBA USA Securities Inc. and Citigroup Global Markets Inc. in connection with the road show or other out-of-pocket expenses not in excess of $75,000 each; and (C) the fees of Milbank, Tweed, Hadley & McCloy LLP, special U.S. counsel for the underwriters, and Walkers, British Virgin Islands counsel for the underwriters, not in excess of $500,000 and $50,000, respectively.

All amounts in the table are estimates except the U.S. Securities and Exchange Commission registration fee, the NYSE listing fee and the FINRA filing fee. The Company will pay all of the expenses of this offering.

LEGAL MATTERS

The validity of the class A shares and certain other matters of British Virgin Islands law will be passed upon for us and the selling shareholders by Maples and Calder and for the underwriters by Walkers. Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York, and for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

EXPERTS

The consolidated financial statements of Arcos Dorados Holdings Inc. as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 appearing in this prospectus and registration statement have been audited by Pistrelli, Henry Martin y Asociados S.R.L., member firm of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The current address of Pistrelli, Henry Martin y Asociados S.R.L., member firm of Ernst & Young Global, is 25 de Mayo 487, Buenos Aires, Argentina.

ENFORCEMENT OF JUDGMENTS

We are incorporated under the laws of the British Virgin Islands with limited liability. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

A majority of our directors and officers, as well as certain of the experts named herein, reside outside of the United States. A substantial portion of our assets and several of such directors, officers and experts are located principally in Argentina, Brazil and Mexico. As a result, it may not be possible for investors to effect service of process outside Argentina, Brazil and Mexico upon such directors or officers, or to enforce against us or such parties in courts outside Argentina, Brazil and Mexico judgments predicated solely upon the civil liability provisions of the federal securities laws of the United States or other non-Argentine, Brazilian or Mexican regulations, as applicable. In addition, local counsel to the Company have advised that there is doubt as to whether the courts of Brazil, Mexico or Argentina would enforce in all respects, to the same extent and in as timely a manner as a U.S. court or non-Argentine, Brazilian or Mexican court, an original action predicated solely upon the civil liability provisions of the U.S. federal securities laws or other non-Argentine, Brazilian or Mexican regulations, as applicable; and that the enforceability in Argentine, Brazilian or Mexican courts of judgments of U.S. courts or non-Argentine, Brazilian or Mexican courts predicated upon the civil liability provisions of the U.S. federal securities laws or other non-Argentine, Brazilian or Mexican regulations, as applicable, will be subject to compliance with certain requirements under Argentine, Brazilian or Mexican law, including the condition that any such judgment does not violate Argentine, Brazilian or Mexican public policy.

We have been advised by Maples and Calder, our counsel as to British Virgin Islands law, that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically enforceable in the British Virgin Islands. We have been advised by Maples and Calder that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the British Virgin Islands under British Virgin Islands common law.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information filed with the SEC at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will send the transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements—Arcos Dorados Holdings Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

ARCOS DORADOS HOLDINGS INC.:

We have audited the accompanying consolidated balance sheets of Arcos Dorados Holdings Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arcos Dorados Holdings Inc. and subsidiaries as of December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

Buenos Aires, Argentina

February 28, 2011, except for the effects of the stock split and for the other matters described in Notes 22, 23 and 26, as to which the date is March 25, 2011

/s/ Pistrelli, Henry Martin y Asociados S.R.L.
PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
Member of Ernst & Young Global

Arcos Dorados Holdings Inc.

Consolidated Statements of Income and Comprehensive Income

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

	2010	2009	2008
REVENUES
Sales by Company-operated restaurants	$2,894,466	$2,536,655	$2,480,897
Revenues from franchised restaurants	123,652	128,821	125,945

Total revenues	3,018,118	2,665,476	2,606,842

OPERATING COSTS AND EXPENSES
Company-operated restaurant expenses:
Food and paper	(1,023,464)	(929,718)	(902,305)
Payroll and employee benefits	(569,084)	(491,214)	(461,602)
Occupancy and other operating expenses	(765,777)	(667,438)	(647,152)
Royalty fees	(140,973)	(121,901)	(118,980)
Franchised restaurants—occupancy expenses	(37,634)	(42,327)	(42,416)
General and administrative expenses	(254,165)	(189,507)	(186,098)
Other operating expenses, net	(22,464)	(16,562)	(26,095)

Total operating costs and expenses	(2,813,561)	(2,458,667)	(2,384,648)

Operating income	204,557	206,809	222,194
Net interest expense	(41,613)	(52,473)	(26,272)
Loss from derivative instruments	(32,809)	(39,935)	(2,620)
Foreign currency exchange results	3,237	(14,098)	(74,884)
Other non-operating expenses, net	(23,630)	(1,240)	(1,934)

Income before income taxes	109,742	99,063	116,484
Income tax expense	(3,450)	(18,709)	(12,067)

Net income	106,292	80,354	104,417
Less: Net income attributable to non-controlling interests	(271)	(332)	(1,375)

Net income attributable to Arcos Dorados Holdings Inc.	$106,021	$80,022	$103,042

Net income	$106,292	$80,354	$104,417
Other comprehensive income (loss):
Foreign currency translation (including $13,100 of income taxes in 2010)	29,927	(67,192)	(65,720)
Unrealized gains on cash flow hedges (net of $nil of income taxes)	—	232	—
Unrealized losses on cash flow hedges (net of $nil of income taxes)	(1,134)	(1,128)	(3,463)
Realized losses on cash flow hedges (net of $nil of income taxes)	273	4,591	—

Comprehensive income	135,358	16,857	35,234
(Less) Plus: Comprehensive (income) expense attributable to non-controlling interests	(212)	(471)	571

Comprehensive income attributable to Arcos Dorados Holdings Inc.	$135,146	$16,386	$35,805

Earnings per share information:
Basic net income per common share attributable to Arcos Dorados Holdings Inc.	$0.44	$0.33	$0.43

See Notes to the Consolidated Financial Statements.

Arcos Dorados Holdings Inc.

Consolidated Balance Sheets

As of December 31, 2010 and 2009

Amounts in thousands of US dollars, except for share data and as otherwise indicated

	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$208,099	$167,975
Accounts and notes receivable, net	79,821	62,847
Other receivables	107,061	55,819
Inventories	66,431	50,545
Prepaid expenses and other current assets	80,359	46,755
Deferred income taxes	10,584	10,070

Total current assets	552,355	394,011
Non-current assets
Miscellaneous	21,450	14,780
Collateral deposits	20,325	40,000
Property and equipment, net	911,730	785,862
Net intangible assets and goodwill	47,264	37,401
Deferred income taxes	190,764	145,782
McDonald’s Corporation’s indemnification for contingencies	40,378	65,112

Total non-current assets	1,231,911	1,088,937

Total assets	$1,784,266	$1,482,948

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$186,700	$124,560
Royalties payable to McDonald’s Corporation	16,193	10,983
Income taxes payable	33,644	20,881
Other taxes payable	91,033	58,612
Accrued payroll and other liabilities	211,231	128,478
Interest payable	8,438	8,655
Short-term debt	11,741	6,700
Current portion of long-term debt	6,206	4,346
Derivative instruments	39,962	33,595

Total current liabilities	605,148	396,810

Non-current liabilities
Accrued payroll and other liabilities	53,475	37,575
Provision for contingencies	63,940	86,931
Long-term debt, excluding current portion	451,423	454,461
Derivative instruments	54,707	52,356
Deferred income taxes	6,378	769

Total non-current liabilities	629,923	632,092

Total liabilities	1,235,071	1,028,902

Shareholders’ Equity
Class A shares of common stock; 420,000,000 shares authorized; 145,129,780 shares issued and outstanding; no par value per share	226,528	226,528
Class B shares of common stock; 80,000,000 shares authorized; 96,753,186 shares issued and outstanding; no par value per share	151,018	151,018
Additional paid-in capital	(2,468)	(2,468)
Retained earnings	271,387	205,366
Accumulated other comprehensive loss	(98,664)	(127,789)

Total Arcos Dorados Holdings Inc. shareholders’ equity	547,801	452,655
Non-controlling interests in subsidiaries	1,394	1,391

Total shareholders’ equity	549,195	454,046

Total liabilities and shareholders’ equity	$1,784,266	$1,482,948

See Notes to the Consolidated Financial Statements.

Arcos Dorados Holdings Inc.

Consolidated Statements of Cash Flows

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

	2010	2009	2008
Operating activities
Net income attributable to Arcos Dorados Holdings Inc	$106,021	$80,022	$103,042
Adjustments to reconcile net income attributable to Arcos Dorados Holdings Inc. to cash provided by operations:
Non-cash charges and credits:
Depreciation and amortization	60,585	54,169	49,496
Loss from derivative instruments	32,809	39,935	2,620
Amortization of deferred financing costs	979	11,285	4,940
Amortization and accrual of letter of credit fees	2,633	2,127	4,116
Net income attributable to non-controlling interests	271	332	1,375
Deferred income taxes	(61,101)	(49,830)	(51,217)
Foreign currency exchange results	(1,072)	(24,501)	46,224
Accrued compensation expense	36,551	5,247	13,902
Loss on amnesty program	25,532	—	—
Others, net	2,009	6,791	(2,113)
Changes in working capital items:
Accounts payable	48,065	3,597	23,136
Accounts and notes receivable and other receivables	(70,762)	(11,651)	14,145
Inventories, prepaid and other assets	(39,742)	20,821	(40,498)
Income taxes payable	13,085	(12,174)	12,048
Other taxes payable	12,134	(2,537)	7,358
Interest payable	105	5,702	4,060
Accrued payroll and other liabilities and provision for contingencies	86,700	18,824	6,410
Others	9,074	(137)	(681)

Net cash provided by operating activities	263,876	148,022	198,363
Investing activities
Property and equipment expenditures	(175,669)	(90,105)	(148,894)
Purchases of restaurant businesses	(504)	(11,061)	(18,999)
Proceeds from sale of property and equipment	6,215	12,368	5,230
Collection of receivable with McDonald’s Corporation	—	—	15,015
Other investing activity	(8,266)	(7,572)	(4,518)

Net cash used in investing activities	(178,224)	(96,370)	(152,166)
Financing activities
Issuance of senior notes	—	446,112	—
Repayment of A&R Credit Agreement	—	(350,000)	—
Payment of deferred financing costs	—	(10,826)	(8,712)
Dividend payments to Arcos Dorados Holdings Inc.’ shareholders	(33,400)	—	—
Payment of derivative instruments	(37,815)	(30,167)	(3,567)
Collateral deposits	25,000	(25,000)	(15,000)
Net short-term borrowings	3,805	(2,539)	14,286
Other financing activities	(8,877)	(3,208)	(1,816)

Net cash (used in) provided by financing activities	(51,287)	24,372	(14,809)
Effect of exchange rate changes on cash and cash equivalents	5,759	(14,031)	(17,986)

Increase in cash and cash equivalents	40,124	61,993	13,402
Cash and cash equivalents at the beginning of the year	167,975	105,982	92,580

Cash and cash equivalents at the end of the year	$208,099	$167,975	$105,982

Supplemental cash flow information:
Cash paid during the year for:
Interest	$42,034	$26,008	$16,694
Income tax	40,391	63,699	46,200
Non-cash transactions:
Decrease in accounts payables through a decrease in receivable from McDonald’s Corporation	$—	$—	$6,872
Seller financings	2,423	9,641	—

See Notes to the Consolidated Financial Statements.

Arcos Dorados Holdings Inc.

Statements of Changes in Shareholders’ Equity

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

	Arcos Dorados Holdings Inc.’ Shareholders
	Class A shares of common stock		Class B shares of common stock		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total	Non- controlling interests	Total
	Number	Amount	Number	Amount
Balances at December 31, 2007	145,129,780	226,528	96,753,186	151,018	—	22,302	3,084	402,932	4,847	407,779
Acquisition of non-controlling interests	—	—	—	—	—	—	—	—	(2,261)	(2,261)
Foreign currency translation	—	—	—	—	—	—	(63,774)	(63,774)	(1,946)	(65,720)
Unrealized losses on cash flow hedges	—	—	—	—	—	—	(3,463)	(3,463)	—	(3,463)
Net income for the year	—	—	—	—	—	103,042	—	103,042	1,375	104,417

Balances at December 31, 2008	145,129,780	226,528	96,753,186	151,018	—	125,344	(64,153)	438,737	2,015	440,752
Acquisition of non-controlling interests	—	—	—	—	(2,468)	—	—	(2,468)	(1,012)	(3,480)
Foreign currency translation	—	—	—	—	—	—	(67,331)	(67,331)	139	(67,192)
Unrealized losses on cash flow hedges	—	—	—	—	—	—	(1,128)	(1,128)	—	(1,128)
Unrealized gains on cash flow hedges	—	—	—	—	—	—	232	232	—	232
Realized losses on cash flow hedges	—	—	—	—	—	—	4,591	4,591	—	4,591
Dividends to non-controlling interests	—	—	—	—	—	—	—	—	(83)	(83)
Net income for the year	—	—	—	—	—	80,022	—	80,022	332	80,354

Balances at December 31, 2009	145,129,780	226,528	96,753,186	151,018	(2,468)	205,366	(127,789)	452,655	1,391	454,046
Foreign currency translation	—	—	—	—	—	—	29,986	29,986	(59)	29,927
Unrealized losses on cash flow hedges	—	—	—	—	—	—	(1,134)	(1,134)	—	(1,134)
Realized losses on cash flow hedges	—	—	—	—	—	—	273	273	—	273
Dividends to non-controlling interests	—	—	—	—	—	—	—	—	(209)	(209)
Dividends to Arcos Dorados Holdings Inc’s shareholders	—	—	—	—	—	(40,000)	—	(40,000)	—	(40,000)
Net income for the year	—	—	—	—	—	106,021	—	106,021	271	106,292

Balances at December 31, 2010	145,129,780	226,528	96,753,186	151,018	(2,468)	271,387	(98,664)	547,801	1,394	549,195

See Notes to the Consolidated Financial Statements.

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

1. Organization and nature of business

Arcos Dorados Holdings Inc. (the “Company”) is a private limited liability company organized and existing under the laws of the British Virgin Islands. The Company was incorporated on December 9, 2010 in connection with the reorganization made for purposes of the offering and listing of the Company’s shares on the New York Stock Exchange. The reorganization involved the creation of Arcos Dorados Holdings Inc. as a wholly-owned subsidiary of Arcos Dorados Limited and a subsequent downstream merger, being Arcos Dorados Holdings Inc. the surviving entity. Following the merger, Arcos Dorados Holdings Inc. replaced Arcos Dorados Limited in the corporate structure. The reorganization was accounted for as a reorganization of entities under common control in a manner similar to a pooling of interest and the consolidated financial statements reflect the historical consolidated operations of Arcos Dorados Limited as if the reorganization structure had existed since it was incorporated in July 2006. The Company’s fiscal year ends on the last day of December. The Company has a 99.999% equity interest in Arcos Dorados Cooperatieve U.A., which has a 100% equity interest in Arcos Dorados B.V. (“ADBV”).

On August 3, 2007 the Company, indirectly through its wholly-owned subsidiary ADBV, entered into a Stock Purchase Agreement and Master Franchise Agreements (“MFAs”) with McDonald’s Corporation pursuant to which the Company completed the acquisition of the McDonald’s business in Latin America (“LatAm business”). See Note 4 for details. Prior to this acquisition, the Company did not carry out operations.

The Company, through ADBV’s wholly-owned and majority owned subsidiaries, operates and franchises McDonald’s restaurants in the food service industry. The Company has operations in nineteen territories as follows: Argentina, Aruba, Brazil, Chile, Colombia, Costa Rica, Curacao, Ecuador, French Guyana, Guadeloupe, Martinique, Mexico, Panama, Peru, Puerto Rico, Uruguay, the U.S. Virgin Islands of St. Croix and St. Thomas and Venezuela. All restaurants are operated either by the Company’s subsidiaries or by independent entrepreneurs under the terms of sub-franchisee agreements (franchisees).

2. Basis of presentation and principles of consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company has elected to report its consolidated financial statements in United States dollars (“$” or “US dollars”).

3. Summary of significant accounting policies

The following is a summary of significant accounting policies followed by the Company in the preparation of the consolidated financial statements.

Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

3. Summary of significant accounting policies (continued)

Foreign currency translation

The financial statements of the Company’s foreign operating subsidiaries are translated in accordance with guidance in ASC Topic 830 Foreign Currency Matters. Except for the Company’s Venezuelan operations in 2010, the functional currencies of the Company’s foreign operating subsidiaries are the local currencies of the countries in which they conduct their operations. Therefore, assets and liabilities are translated into U.S. dollars at the balance sheet date exchange rates, and revenues and expenses are translated at average rates prevailing during the periods. Translation adjustments are included in the “Accumulated other comprehensive loss” component of shareholders’ equity. The Company includes foreign currency exchange results related to monetary assets and liabilities denominated in currencies other than its functional currencies in its income statement.

Effective January 1, 2010, Venezuela is considered to be highly inflationary, and as such, the financial statements of the Company’s Venezuelan subsidiaries are remeasured as if their functional currencies were the reporting currency (U.S. dollars). As a result, remeasurement gains and losses are recognized in earnings rather than in the cumulative translation adjustment, component of other comprehensive income within shareholders’ equity.

See Note 21 for additional information pertaining to the Company’s Venezuelan operations, including currency restrictions and controls existing in the country and a discussion of the exchange rate used for translation purposes.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less, from the date of purchase, to be cash equivalents.

Revenue recognition

The Company’s revenues consist of sales by Company-operated restaurants and revenues from restaurants operated by franchisees. Sales by Company-operated restaurants are recognized on a cash basis. The Company presents sales net of sales tax and other sales-related taxes. Revenues from restaurants operated by franchisees include rental income, initial franchise fees and royalty income. Rental income is measured on a monthly basis based on the greater of a fixed rent, computed on a straight-line basis, or a certain percentage of gross sales reported by franchisees. Initial franchise fees represent the difference between the amount the Company collects from the franchisee and the amount the Company pays to McDonald’s Corporation upon the opening of a new restaurant, which is when the Company has performed substantially all initial services required by the franchisee agreement. Royalty income represents the difference, if any, between the amount the Company collects from the franchisee and the amount the Company is required to pay to McDonald’s Corporation. Royalty income is recognized in the period earned.

Accounts and notes receivable and allowance for doubtful accounts

Accounts receivable primarily consist of royalty and rent receivables due from franchisees and credit card receivables. Accounts receivable are initially recorded at fair value and do not bear interest. Notes

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

3. Summary of significant accounting policies (continued)

Accounts and notes receivable and allowance for doubtful accounts (continued)

receivable relates to interest-bearing financing granted to certain franchisees in connection with the acquisition of equipment and third-party suppliers. The Company maintains an allowance for doubtful accounts in an amount that it considers sufficient to cover losses resulting from the inability of its franchisees to make required payments. In judging the adequacy of the allowance for doubtful accounts, the Company considers multiple factors including historical bad debt experience, the current economic environment and the aging of the receivables.

Other receivables

Other receivables primarily consist of value-added tax and other tax receivables (amounting to $ 76,603 and $35,127 as of December 31, 2010 and 2009, respectively) and receivables with third parties for services provided by the Company’s distribution centers (amounting to $16,110 and $12,254 as of December 31, 2010 and 2009, respectively). Other receivables are reported at the amount expected to be collected.

Inventories

Inventories are stated at the lower of cost or market, with cost being determined on a first-in, first-out basis.

Property and equipment, net

Property and equipment are stated at cost, net of accumulated depreciation. Property costs include costs of land and building for both company-operated and franchise restaurants while equipment costs primarily relate to company-operated restaurants. Cost of property and equipment acquired from McDonald’s Corporation (as part of the acquisition of LatAm business) was determined based on its estimated fair market value at the acquisition date, then partially reduced by the allocation of the negative goodwill that resulted from the purchase price allocation. Cost of property and equipment acquired or constructed after the acquisition of LatAm business in connection with the Company’s restaurant reimaging and extension program is comprised of acquisition and construction costs and capitalized internal costs. Capitalized internal costs include payroll expenses related to employees fully dedicated to restaurant construction projects and related travel expenses. Capitalized payroll costs are allocated to each new restaurant location based on the actual time spent on each project. The Company commences capitalizing costs related to construction projects when it becomes probable that the project will be developed—when the site has been identified and the related profitability assessment has been approved. Maintenance and repairs are expensed as incurred. Accumulated depreciation is calculated using the straight-line method over the following estimated useful lives: buildings—up to 40 years; leasehold improvements—the lesser of useful lives of assets or lease terms which generally include option periods; and equipment—3 to 12 years.

Intangible assets, net

Intangible assets include computer software costs, initial franchise fees and letter of credit fees.

The Company follows the provisions of ASC 350-40-30 within ASC Topic 350 Intangibles, Subtopic 40 Internal Use Software which requires the capitalization of costs incurred in connection with developing or obtaining software for internal use. These costs are amortized over a period of three years on a straight line basis.

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

3. Summary of significant accounting policies (continued)

Intangible assets, net (continued)

The Company is required to pay to McDonald’s Corporation an initial franchisee fee upon opening of a new restaurant. The initial franchise fee related to Company-operated restaurants is capitalized as an intangible asset and amortized on a straight-line basis over the term of the franchise (generally 20 years).

Letter of credit fees are amortized on a straight-line basis over the term of the Letter of Credit.

Impairment and disposal of long-lived assets

In accordance with the guidance within ASC 360-10-35, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value of the asset may not be recoverable. For purposes of reviewing assets for potential impairment, assets are grouped at a country level for each of the operating markets. The Company manages its restaurants as a group or portfolio with significant common costs and promotional activities; as such, each restaurant’s cash flows are not largely independent of the cash flows of others in a market. If an indicator of impairment exists for any grouping of assets, an estimate of undiscounted future cash flows produced by each individual restaurant within the asset grouping is compared to its carrying value. If an individual restaurant is determined to be impaired, the loss is measured by the excess of the carrying amount of the restaurant over its fair value considering its highest and best use, as determined by an estimate of discounted future cash flows or its market value. In the fourth quarter of 2010 the Company performed the impairment testing of its long-lived assets in Mexico, Puerto Rico and Peru considering the operating losses incurred in recent periods in these markets (indicator of potential impairment). As a result of this analysis, no impairment was recorded for the Company´s operations in Puerto Rico and Peru since the estimates of undiscounted future cash flows for each restaurant in these markets or the fair market value exceeded its carrying value. Regarding México, the Company recorded an impairment charge associated with certain restaurants with undiscounted future cash flows insufficient to recover their carrying value. The impairment charge was measured by the excess of the carrying amount of the restaurants over its fair value. The impairment charge totaling $4,668 is included within “Other operating expenses, net” in the consolidated statement of income. No impairments were recognized during fiscal years 2009 and 2008.

Losses on assets held for disposal are recognized when management and the Board of Directors, as required, has approved and committed to a plan to dispose of the assets, the assets are available for disposal, the disposal is probable of occurring within 12 months, and the net sales proceeds are expected to be less than the assets’ net book value. Generally, such losses relate to restaurants that have closed and ceased operations as well as restaurants that meet the criteria to be considered “held for sale” in accordance with ASC 360-10-45.

Goodwill

Goodwill represents the excess of cost over the estimated fair market value of net tangible assets and identifiable intangible assets acquired. In accordance with the guidance within ASC Topic 350 Intangibles-Goodwill and Other, goodwill is stated at cost and reviewed for impairment on an annual basis. The annual impairment test is performed during the fourth quarter of the fiscal year and compares the fair value of each reporting unit, generally based on discounted future cash flows, with its carrying amount including goodwill. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss is measured as the difference

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

3. Summary of significant accounting policies (continued)

Goodwill (continued)

between the implied fair value of the reporting unit’s goodwill and the carrying amount of goodwill. No impairments have been recognized during fiscal years 2010, 2009 and 2008, except as mentioned in Note 4.

Advertising costs

Advertising costs are expensed as incurred. Advertising expenses related to Company-operated restaurants were $116,251, $101,389 and $97,008 in 2010, 2009 and 2008, respectively. Advertising expenses related to Franchised operations do not affect the Company’s expenses since these are recovered from franchisees. Advertising expenses related to Franchised operations were $36,355, $36,215 and $34,331 in 2010, 2009 and 2008, respectively.

Accounting for income taxes

The Company records deferred income taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The guidance requires companies to set up a valuation allowance for that component of net deferred tax assets which does not meet the more likely than not criterion for realization.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Share-based compensation

The Company recognizes compensation expense as services required to earn the benefits are rendered. The accrued liability is remeasured at the end of each reporting period until settlement, based on the estimated fair value of the Company.

Derivative financial instruments

The Company utilizes certain hedge instruments to manage its interest rate and foreign currency rate exposures. The counterparties to these instruments generally are major financial institutions. The Company does not hold or issue derivative instruments for trading purposes. In entering into these contracts, the Company assumes the risk that might arise from the possible inability of counterparties to meet the terms of their contracts. The Company does not expect any losses as a result of counterparty defaults. All derivatives are recognized as either assets or liabilities in the balance sheet and are measured at fair value. Additionally, the fair value adjustments will affect either stockholders’ equity as accumulated other comprehensive income (loss) or net income (loss) depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

3. Summary of significant accounting policies (continued)

Severance payments

Under certain laws and labor agreements of the countries in which the Company operates, the Company is required to make minimum severance payments to employees who are dismissed without cause and employees leaving its employment in certain other circumstances. The Company accrues severance costs if they relate to services already rendered, are related to rights that accumulate or vest, are probable of payment and can be reasonably estimated. Otherwise, severance payments are expensed as incurred.

Provision for contingencies

The Company accrues liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Such accruals are based on developments to date, the Company’s estimates of the outcomes of these matters and the Company’s lawyers’ experience in contesting, litigating and settling other matters. As the scope of the liabilities becomes better defined, there may be changes in the estimates of future costs. See Note 17 for details.

Comprehensive income

Comprehensive income includes net income as currently reported under generally accepted accounting principles and also includes the impact of other events and circumstances from non-owner sources which are recorded as a separate component of stockholders’ equity. The Company reports foreign currency translation gains and losses as well as unrealized results on cash flow hedges as components of comprehensive income.

Recent accounting pronouncements

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interest in Consolidated Financial Statement, an amendment of Accounting Research Bulletin No. 51” (Consolidation Topic of the ASC). This guidance establishes standards related to the treatment of non-controlling interests. A non-controlling interest, sometimes called minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. This guidance requires, among others, (a) that non-controlling interests be reported as a component of shareholders’ equity; (b) that net income attributable to the parent and to the non-controlling interests be separately identified in the consolidated statement of operations; and (c) that sufficient disclosures are provided that clearly identify and distinguish between the interest of the parent and the interests of the non-controlling owners. The objective of this guidance is to improve the relevance, comparability and transparency of the financial information that a reporting entity provides in its consolidated financial statements. Before this guidance was issued, limited instructions existed for reporting non-controlling interests. So-called minority interests were reported by the Company in its consolidated financial statements in the mezzanine section between liabilities and equity. The guidance is effective for fiscal years and interim periods within those fiscal years beginning on or after December 15, 2008. As a result, the Company adopted the required provisions on January 1, 2009. The Company retrospectively applied the presentation requirements in these financial statements, reclassifying to equity the non-controlling interests and adjusting consolidated comprehensive income to include the comprehensive income attributed to the non-controlling interests.

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

3. Summary of significant accounting policies (continued)

Recent accounting pronouncements (continued)

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” (Codified in ASC Topic 805 Business Combinations). This guidance was issued in an effort to continue the movement toward the greater use of fair values in financial reporting and increased transparency through expanded disclosures. SFAS No. 141 (R) changes how business acquisitions are accounted for and will impact financial statements at the acquisition date and in subsequent periods. Certain of these changes will introduce more volatility into earnings. The acquirer must now record all assets and liabilities of the acquired business at fair value, and related transaction and restructuring costs will be expensed rather than the previous method of being capitalized as part of the acquisition. This guidance also impacts the annual goodwill impairment test associated with acquisitions, including those that close before the effective date of the mentioned guidance. The definitions of a “business” and a “business combination” have been expanded, resulting in more transactions qualifying as business combinations. This guidance is effective for fiscal years beginning on or after December 31, 2008 and earlier adoption is prohibited. As a result, the Company adopted this guidance on January 1, 2009. The adoption did not have any impact on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No.161, “Disclosures about Derivative Instruments and Hedging Activities”, (codified in ASC Topic 815 Derivatives and Hedging) which amends previous guidance. Enhanced disclosures to improve financial reporting transparency are required, including disclosure about the location and amounts of derivative instruments in the financial statements, how derivative instruments are accounted for and how derivatives affect an entity’s financial position, financial performance and cash flows. A tabular format including the fair value of derivative instruments and their gains and losses, disclosure about credit risk-related derivative features and cross-referencing within the footnotes are also new requirements. This guidance is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early application and comparative disclosures encouraged, but not required. The Company adopted this guidance on January 1, 2009. The adoption had no impact on the Company’s consolidated financial statements, besides the additional disclosures.

In May 2009, the FASB issued Statement of Financial Accounting Standard No. 165, “Subsequent Events” (“SFAS No.165”) (codified in ASC Topic 855-10-50). SFAS No.165 requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The Company adopted the guidance for fiscal year 2009. The adoption had no impact on the Company’s consolidated financial statements, besides the additional disclosure.

In September 2009, the Accounting Standards Codification (“ASC”) became the source of authoritative U.S. GAAP recognized by the Financial Accounting Standards Board (“FASB”) for nongovernmental entities, except for certain FASB Statements not yet incorporated into ASC. Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative U.S. GAAP for registrants. The authoritative guidance mentioned in these financial statements includes the applicable ASC reference.

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

4. Acquisition of businesses

LatAm Business

On August 3, 2007, the Company, indirectly through its wholly-owned subsidiary ADBV, entered into a Stock Purchase Agreement with McDonald’s Corporation pursuant to which the Company completed the acquisition of the McDonald’s business in Latin America for $679,357. The purchase price was comprised of (a) a base purchase price amounting to $700,000, and (b) an additional purchase price equal to the final working capital of the acquired business amounting to negative $20,643. The Company paid the base purchase price and the estimated additional purchase price at the transaction date totaling $701,244. Subsequently, the Company recorded a receivable from McDonald’s Corporation amounting to $21,887 for the difference between the final working capital and the working capital estimated at the transaction date. This receivable was collected in 2008 ($15,015 in cash and $6,872 by assignment of a receivable from suppliers). Fees and expenses associated with this acquisition amounted to $18,723. The final purchase price was $698,080.

The acquisition of the LatAm business has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of acquisition. When the fair value of the net assets acquired exceeded the purchase price, the resulting negative goodwill was allocated to partially reduce the fair value of the non-current assets acquired on a pro-rata basis.

In connection with this transaction, ADBV and certain subsidiaries (the “MF subsidiaries”) also entered into 20-year Master Franchise Agreements (“MFAs”) with McDonald’s Corporation which grants to the Company and its MF subsidiaries the following:

i.	The right to own and operate, directly or indirectly, franchised restaurants in each territory;

ii.	The right and license to grant sub franchises in each territory;

iii.	The right to adopt and use, and to grant the right and license to sub franchisees to adopt and use, the system in each territory;

iv.	The right to advertise to the public that it is a franchisee of McDonald’s;

v.	The right and license to grant sub franchises and sublicenses of each of the foregoing rights and licenses to each MF subsidiary.

The Company is required to pay to McDonald’s Corporation continuing franchise fees (Royalty fees) on a monthly basis. The amount to be paid during the first 10 years of the MFAs is equal to 5% of the US dollar equivalent of the gross product sales of each of the franchised restaurants. This percentage increases to 6% and 7% for the subsequent two 5-year periods of the agreement. Payment of monthly royalties is due on the seventh business day of the next calendar month.

Pursuant to the MFAs provisions, McDonald’s Corporation has the right to (a) terminate the MFAs, or (b) exercise a call option over the Company’s shares or any MF subsidiary, if the Company or any MF subsidiary (i) fails to comply with the McDonald’s System (as defined in the MFAs), (ii) files for bankruptcy, (iii) defaults on its financial debt payments, (iv) substantially fails to achieve targeted openings and reinvestments requirements, or (v) upon the occurrence of any other event of default as defined in the MFAs.

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

4. Acquisition of businesses (continued)

Other acquisitions

In 2008, the Company acquired franchise restaurants in Mexico and Brazil as well as non-controlling interests in subsidiaries located in Ecuador and Peru. In 2009, the Company acquired franchise restaurants in Mexico and St. Croix as well as non-controlling interests in subsidiaries located in Argentina and Chile. In 2010, the Company acquired franchise restaurants in México and Chile. Presented below is supplemental information about these non-significant acquisitions:

	2010	2009	2008
Acquisition of non-controlling interests:
Non-controlling interests	$—	$1,012	$2,261
Goodwill(i)	—	—	1,339
Additional paid-in capital	—	2,468	—

Purchase price	—	3,480	3,600
Seller financing	—	(3,300)	—

Purchase price paid	$—	$180	$3,600

	2010	2009	2008
Purchases of restaurant businesses:
Property and equipment	$2,016	$13,786	$6,878
Identifiable intangible assets	183	2,151	1,425
Goodwill	1,276	3,449	10,696
Tax credits	—	959	—
Assumed debt	—	(1,978)	—

Purchase price	3,475	18,367	18,999
Settlement of franchise receivable	(548)	(965)	—
Seller financing	(2,423)	(6,341)	—

Purchase price paid	$504	$11,061	$18,999

(i)	The Company recognized an impairment of goodwill amounting to $1,066 in fiscal year 2008.

5. Accounts and notes receivable, net

Accounts and notes receivable, net consist of the following at year end:

	2010	2009
Accounts receivable	$77,513	$63,048
Notes receivable	7,102	5,924
Allowance for doubtful accounts	(4,794)	(6,125)

	$79,821	$62,847

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

6. Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following at year end:

	2010	2009
Prepaid expenses	$73,468	$35,538
Promotion items	6,891	11,217

	$80,359	$46,755

7. Property and equipment, net

Property and equipment, net consist of the following at year-end:

	2010	2009
Land	$187,277	$167,221
Buildings and leasehold improvements	532,796	454,357
Equipment	355,273	279,162

Total cost	1,075,346	900,740
Total accumulated depreciation	(163,616)	(114,878)

	$911,730	$785,862

Total depreciation expense for fiscal years 2010, 2009 and 2008 amounted to $53,845, $47,254 and $44,960, respectively.

8. Net intangible assets and goodwill

Net intangible assets and goodwill consist of the following at year-end:

	2010	2009
Intangible assets(i)
Computer software cost	$34,769	$22,090
Initial franchise fees	11,649	10,909
Letter of credit fees	3,025	3,025

Total cost	49,443	36,024
Total accumulated amortization	(19,720)	(14,153)

Subtotal	$29,723	$21,871

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

8. Net intangible assets and goodwill (continued)

	2010	2009
Goodwill (ii)
Mexico	$8,470	$6,770
Brazil	6,287	5,999
Ecuador	273	273
Peru	200	195
St. Croix	2,077	2,077
Chile	234	216

Subtotal	$17,541	$15,530

	$47,264	$37,401

(i)	Total amortization expense for fiscal years 2010, 2009 and 2008 amounted to $6,740, $6,915 and $4,536, respectively. The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows: $7,841 for 2011; $7,841 for 2012; $7,841 for 2013; $1,578 for 2014; $1,054 for 2015 and thereafter $3,568.

(ii)	Related to the acquisition of franchise restaurants (Mexico, Brazil, Peru and St. Croix) and non-controlling interests in subsidiaries (Ecuador and Chile).

9. Accrued payroll and other liabilities

Accrued payroll and other liabilities current consist of the following at year end:

	2010	2009
Current:
Award granted to the CEO	$31,786	$—
Accrued payroll	99,886	75,830
Long-term incentive plan	14,156	—
Accrued expenses	50,918	48,807
Dividends payable	6,600	—
Other liabilities	7,885	3,841

	$211,231	$128,478

Non-Current:
Award granted to the CEO	$—	$15,394
Accrued payroll	921	8,379
Long-term incentive plan	9,758	3,756
Amnesty program	33,457	—
Other liabilities	9,339	10,046

	$53,475	$37,575

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

10. Short-term debt

Short-term debt consists of the following at year-end:

	2010	2009
Bank overdrafts	$419	$—
Short-term loans(i)	11,322	6,700

	$11,741	$6,700

(i)	The 2010 balance mainly relates to the notes issued by one of the Company’s subsidiaries in Venezuela for 59 million Venezuelan bolívares fuertes, equivalent to $11,132 at December 31, 2010. The notes were issued on December 17, 2010 and mature on April 16, 2011. The notes accrue imputed interest at a monthly rate of 1.3%.

11. Long-term debt

Long-term debt consists of the following at year-end:

	2010	2009
Senior notes	$446,596	$446,209
Other long-term borrowings	8,654	10,299
Capital lease obligations	2,379	2,299

Total	457,629	458,807
Current portion of long-term debt	$6,206	$4,346

Long-term debt, excluding current portion	$451,423	$454,461

Senior notes

In October 2009, ADBV issued senior notes for an aggregate principal amount of $450,000 at a price of 99.136%. The senior notes mature on October 1, 2019 and bear interest of 7.5% per year. Periodic payments of principal are not required under the senior notes. Interest is paid semiannually. The gross proceeds from this issuance totaling $446,112 were partially used to repay the Credit Agreement and certain of the Company’s short-term debt. The Company incurred $8,928 of financing costs related to this issuance, which were capitalized as deferred financing costs. Interest expense related to the senior notes was $33,750 and $8,438 during fiscal year 2010 and 2009, respectively. Amortization of deferred financing costs related to the senior notes amounted to $979 and $482 for fiscal year 2010 and 2009, respectively.

The senior notes are redeemable at the option of the Company at any time at the applicable redemption prices set forth in the indenture governing the senior notes. The senior notes are fully and unconditionally guaranteed on a senior unsecured basis by the majority of the Company’s subsidiaries. The senior notes rank equally with all of the Company’s unsecured and unsubordinated indebtedness and are effectively junior to all secured indebtedness of the Company. The indenture governing the senior notes imposes certain restrictions on the Company and its subsidiaries, including some restrictions on their ability, with certain permitted exceptions, to: incur additional indebtedness, pay dividends or redeem, repurchase or retire the Company’s capital stock,

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

11. Long-term debt (continued)

Senior notes (continued)

make investments, create liens, create limitations on the ability of the Company’s subsidiaries to pay dividends, make loans or transfer property to the Company, engage in transactions with affiliates, sell assets including the capital stock of the subsidiaries, and consolidate merge or transfer assets.

The senior notes are listed on the Luxembourg Stock Exchange and trade on the Euro MTF Market.

Other long-term borrowings

Other long-term borrowings primarily include seller financings related to the purchase of restaurants in Mexico and non-controlling interests in Argentina totaling $7,481. Seller financings are payable in quarterly equal-installments maturing in December 2011 and January 2012, and accrue interest at an annual weighted-average interest rate of 5.8%.

Other required disclosures

At December 31, 2010, future payments related to the Company’s long-term debt are as follows:

	Principal	Interest	Total
2011	$6,211	$34,359	$40,570
2012	2,540	34,049	36,589
2013	708	33,910	34,618
2014	716	33,856	34,572
2015	444	33,805	34,249
Thereafter	450,414	135,022	585,436

Total payments	461,033	305,001	766,034

Interests	—	(305,001)	(305,001)
Discount on senior notes	(3,404)	—	(3,404)

Long-term debt	$457,629	$—	$457,629

12. Derivative instruments

Derivatives not designated as hedging instruments

Cross-currency interest rate swaps

As of December 31, 2007, ADBV had a cross-currency swap agreement outstanding pursuant to which the Company converted a portion of its debt under the Credit Agreement ($100 million at LIBOR plus 60 basis points) to a Brazilian reais-denominated fixed-rate debt (R$180.5 million at a fixed rate of 10.2%). This swap agreement was settled by the Company before its maturity in January 2008 for $3,567.

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

12. Derivative instruments (continued)

Cross-currency interest rate swaps (continued)

On November 10, 2008, and in connection with the refinancing process of the Credit Agreement, the Company committed to hedge 57% of the Company’s currency exposure from the A&R Credit Agreement related to the Company’s generation of cash flows in Brazilian reais (equivalent to $200 million). As a result:

•

In December 2008, ADBV entered into cross-currency interest rate swap agreements with Banco Santander S.A. and The Bank of Nova Scotia to convert a portion of its debt under the A&R Credit Agreement ($100 million at LIBOR) to Brazilian reais-denominated fixed-rate debt (R$237.4 million at a fixed rate of 12.14%). The notional amounts amortize over the life of the swaps, maturing on November 10, 2013.

•

In January and March 2009 ADBV entered into cross-currency interest rate swap agreements with Banco Santander S.A. to convert a portion of its debt under the A&R Credit Agreement ($100 million at LIBOR) to Brazilian reais-denominated fixed-rate debt (R$228.8 million at a fixed rate of 11.16%). The notional amounts amortize over the life of the swaps, maturing on November 10, 2013.

These swap agreements are carried at fair market value in the consolidated balance sheet with changes reported in earnings. The cross-currency swap agreements did not qualify for hedge accounting under ASC Topic 815, representing a natural hedge over a portion of the Company’s foreign currency and interest rate exposure under the A&R Credit Agreement. Changes in the fair market value attributable to changes in the current spot rates between the U.S. dollar and the Brazilian reais are offset by foreign exchange results recorded by the holding company in revaluating the Brazilian reais-denominated intercompany receivable. Changes in the fair market value attributable to changes in the Brazilian reais-forward rate curve impact the Company’s consolidated results. At December 31, 2010, the fair market values of these swap agreements totaled $90,513 payable ($83,343 payable at December 31, 2009). During 2010 and 2009, the Company made net interest payments to the counterparties totaling $37,645 and $25,584, respectively, in connection with these agreements. During fiscal years 2010, 2009 and 2008, the Company recorded net losses for $31,090, $37,327 and $2,620, respectively, within “Loss from derivative instruments” in the Company’s consolidated statement of income. In addition, in July 2009 the Company was required to make a cash deposit of $25,000 in favor of Credit Suisse as collateral for the obligations assumed under the letter of credit discussed in Note 17. This collateral deposit was collected in April 2010 as a result of the amendment of the letter of credit.

Mirror and bond swaps

On December 10, 2009, and in connection with the prepayment of the A&R Credit Agreement and the issuing of the senior notes, the Company decided to eliminate its three-month LIBOR exposure arising from the existing cross-currency interest rate swaps and also to hedge 44% of the Company’s currency exposure from the senior notes coupon payments related to the Company’s generation of cash flows in Brazilian reais (equivalent to $200 million). Therefore in December 2009:

•	ADBV entered into two opposing coupon-only cross-currency interest rate swap agreements (mirror swaps) with JP Morgan and Morgan Stanley to neutralize the floating-rate exposure under the

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

12. Derivative instruments (continued)

Mirror and bond swaps (continued)

existing position. Under these agreements, the Company pays three-month LIBOR and receives 2.02% in Brazilian reais over a notional of $200 million (at an exchange rate of 1.76 Brazilian reais per U.S. dollar). Payment dates, amortization schedule and maturity date were structured to mirror the existing swaps, without exchange of principal.

•

ADBV entered into two coupon-only cross-currency interest rate swap agreements (bond swaps) with JP Morgan and Morgan Stanley to convert a portion of the coupons of the senior notes denominated in U.S. Dollars ($200 million at a fixed rate of 7.50%) to Brazilian reais (at a fixed rate of 9.08% and an exchange rate of 1.76 Brazilian reais per U.S. dollar). These agreements mature on October 1, 2014 without exchange of principal.

These swap agreements do not qualify for hedge accounting under ASC Topic 815. Therefore, the agreements are carried at fair market value in the consolidated balance sheet with changes reported in earnings. At December 31, 2010, the fair market values of these swap agreements totaled $3,833 payable ($2,608 payable at December 31, 2009). During fiscal year 2010, the Company made net interest payments to the counterparties amounting to $170 in connection with these agreements. During fiscal years 2010 and 2009, the Company recognized a loss of $1,396 and $2,608, respectively, in connection with these agreements that is included within “Loss from derivative instruments” in the Company’s consolidated statement of income.

Forward contracts

On November 10, 2010, 10% of the notional amounts of the cross-currency interest rate swaps amortized (equivalent to $20 million). In order to maintain a notional amount of $200 million hedged at all times, ADBV entered into forward contracts with JPMorgan and Morgan Stanley to buy a total of $20 million in May 10, 2011 at the forward exchange rate of 1.7355 Brazilian reais per U.S. dollar. These swap agreements are carried at fair market value in the consolidated balance sheet with changes reported in earnings. At December 31, 2010, the fair market value of these derivatives totaled $323 payable.

Derivatives designated as hedging instruments

Interest rate swap

On November 10, 2008, ADBV entered into an interest rate swap agreement with Banco Santander Central Hispano S.A. to hedge a portion of the cash flows associated with the refinancing of the credit agreement (“A&R Credit Agreement”). The agreement had a total notional value of $140 million, amortizable over the life of the swap and maturing on November 10, 2013. The interest rate swap agreement effectively converted the A&R Credit Agreement, which was a floating-rate debt, to a fixed-rate debt up to the unamortized notional value of the swap by having the Company pay fixed-rate amounts in exchange for the receipt of the floating-rate interest payments. Under the terms of this agreement, a quarterly net settlement was made for the difference between the fixed rate of 2.66% and the variable rate based upon the three-month LIBOR rate on the notional amount of the interest rate swap.

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

12. Derivative instruments (continued)

Interest rate swap (continued)

The Company determined that its interest rate swap agreement was appropriately designated and documented as a cash flow hedge. This swap agreement was carried at fair market value in the consolidated balance sheet with unrealized gains or losses reported as a component of “Accumulated other comprehensive loss” within shareholders’ equity. As of December 31, 2008, the fair market value of this derivative instrument represented a liability of $3,455. During fiscal year 2008, the Company recorded an adjustment to interest expense for a $8 gain, recognizing the difference of $3,463 within the “Accumulated other comprehensive loss” component of shareholders’ equity. During fiscal year 2009, the Company made net interest payments to the counterparty totaling $603 and recorded an adjustment to interest expense for a $1,106 loss. Due to the repayment of the A&R Credit Agreement in October 2009, the Company settled the interest rate swap agreement for $3,980, recognizing a loss from the early settlement for $3,485 that was included as interest expense.

Forward contracts

In December 2009, the Company entered into various forward contracts maturing in 2010 to hedge a portion of the foreign exchange risk associated with the forecasted imports of Chile. Pursuant to the agreements, the Company purchased during 2010 a total amount of $8,521 at a weighted-average forward rate of 489.3 Chilean pesos per U.S. dollar.

In addition, in February 2010, the Company entered into various forward contracts maturing in 2010 to hedge a portion of the foreign exchange risk associated with the forecasted imports of Colombia and Peru. Pursuant to the agreements, the Company purchased a total amount of $9,732 at a weighted-average forward rate of 2,023.54 Colombian pesos per U.S. dollar, and a total amount of $3,052 at a weighted-average forward rate of 2.89 Peruvian soles per U.S. dollar.

In August and October 2010, the Company entered into various forward contracts maturing in 2011 to hedge a portion of the foreign exchange risk associated with the forecasted imports of Chile for fiscal year 2011. Pursuant to the agreements, during 2011 the Company will purchase a total amount of $11,878 at a weighted-average forward rate of 500.4 Chilean pesos per U.S. dollar.

The Company has designated cash flow hedges that encompass the variability of functional-currency-equivalent cash flows attributable to foreign exchange risks related to the settlement of the foreign-currency-denominated payables resulting from the forecasted purchases (hedge over 75% of the purchases in Chile and Peru for 2010, 73% of the purchases in Colombia for 2010 and over 90% of the purchases in Chile for 2011). The effect of the hedges result in fixing the cost of goods acquired (i.e. the net settlement or collection adjusts the cost of inventory paid to the suppliers). The forward contracts are carried at their fair market value in the consolidated balance sheet, with changes reported within the “Accumulated other comprehensive loss” component of shareholders’ equity. As of December 31, 2010, the fair market value of the outstanding derivatives represented a $630 net payable ($232 receivable at December 31, 2009). The Company made net payments totaling $273 as a result of the net settlements of these derivatives during fiscal year 2010. In addition, the Company recorded a $1,134 unrealized net loss within the “Accumulated other comprehensive loss” component of shareholders’ equity during fiscal year 2010.

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

12. Derivative instruments (continued)

Additional disclosures

The following table presents the fair values of derivative instruments included in the consolidated balance sheet as of December 31, 2010 and 2009:

	Asset (Liability) Derivatives
		Fair Value
Type of Derivative	Balance Sheet Location	2010	2009
Derivatives designated as hedging instruments under ASC Topic 815 Derivatives and Hedging
Forward contracts	Miscellaneous assets	$—	$232
	Accrued payroll and other liabilities	(630)	—

		$(630)	$232

Derivatives not designated as hedging instruments under ASC Topic 815 Derivatives and Hedging
Cross-currency interest rate swaps	Derivative instruments	$(90,513)	$(83,343)
Mirror swaps	Derivative instruments	3,974	(881)
Bond swaps	Derivative instruments	(7,807)	(1,727)
Forwards	Derivative instruments	(323)	—

		$(94,669)	$(85,951)

Total derivative instruments		$(95,299)	$(85,719)

The following tables present the pretax amounts affecting income and other comprehensive income for the fiscal year ended December 31, 2010 for each type of derivative relationship:

Derivatives in Cash Flow Hedging Relationships	Gain (Loss) Recognized in Accumulated OCI on Derivative (Effective Portion)	(Gain) Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Gain (Loss) Recognized in Income on Derivative (Amount Excluded from Effectiveness Testing and Ineffective Portion)
Forward contracts	$(1,134)	$273	$—

Total	$(1,134)	$273	$—

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

12. Derivative instruments (continued)

Additional disclosures (continued)

The loss recognized in income is recorded as an adjustment to food and paper.

Derivatives Not Designated as Hedging Instruments	Gain (Loss) Recognized in Income on Derivative
Cross-currency interest rate swaps	$(31,090)
Mirror swaps	8,212
Bond swaps	(9,608)
Fordwards	(323)

Total	$(32,809)

The following tables present the pretax amounts affecting income and other comprehensive income for the fiscal year ended December 31, 2009 for each type of derivative relationship:

Derivatives in Cash Flow Hedging Relationships	Gain (Loss) Recognized in Accumulated OCI on Derivative (Effective Portion)	Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Gain (Loss) Recognized in Income on Derivative (Amount Excluded from Effectiveness Testing and Ineffective Portion)
Interest rate swap	—	(4,591)	—
Forward contracts	232	—	—

Total	$232	$(4,591)	$—

The gain (loss) recognized in income is recorded as an adjustment to interest expense.

Derivatives Not Designated as Hedging Instruments	Gain (Loss) Recognized in Income on Derivative
Cross-currency interest rate swaps	$(37,327)
Mirror swaps	(881)
Bond swaps	(1,727)

Total	$(39,935)

The following tables present the pretax amounts affecting income and other comprehensive income for the fiscal year ended December 31, 2008 for each type of derivative relationship:

Derivatives in Cash Flow Hedging Relationships	Gain (Loss) Recognized in Accumulated OCI on Derivative (Effective Portion)	Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Gain (Loss) Recognized in Income on Derivative (Amount Excluded from Effectiveness Testing and Ineffective Portion)
Interest rate swap	(3,463)	8	—

Total	$(3,463)	$8	$—

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

12. Derivative instruments (continued)

Additional disclosures (continued)

The gain (loss) reclassified from accumulated OCI into income is recorded as an adjustment to interest expense.

Derivatives Not Designated as Hedging Instruments	Gain (Loss) Recognized in Income on Derivative
Cross-currency interest rate swaps	(2,620)

Total	$(2,620)

13. Operating lease agreements

At December 31, 2010, the Company was the lessee at 1,754 locations through ground leases (the Company leases the land and the Company or franchisee owns the building) and through improved leases (the Company leases land and buildings). Lease terms for most restaurants vary between 10 and 20 years and, in many cases, provide for rent escalations and renewal options, with certain leases providing purchase options. Escalations terms vary by reporting unit, with examples including fixed-rent escalations, escalations based on an inflation index, and fair value adjustments. The timing of these escalations generally ranges from annually to every five years. According to rental terms, the Company pays a monthly rental expense based on the greater of a fixed rent or a certain percentage of the Company’s gross sales. For most locations, the Company is obligated for the related occupancy costs including property taxes, insurance and maintenance. However, for franchised sites, the Company requires the franchisees to pay these costs. In addition, the Company is the lessee under non-cancelable leases covering certain offices and warehouses.

In March 2010, the Company entered into an aircraft operating lease agreement for a term of 8 years, which provides for quarterly payments of $690. The agreement includes a purchase option at the end of the lease term at fair market value and also an early purchase option at a fixed amount of $26,685 at maturity of the 24th quarterly payment. The Company was required to make a cash deposit of $5,325 as collateral for the obligations assumed under this agreement.

At December 31, 2010, future minimum payments required under existing operating leases with initial terms of one year or more are:

	Restaurants	Others	Total
2011	100,523	5,445	105,968
2012	86,740	5,176	91,916
2013	80,561	5,193	85,754
2014	73,394	5,140	78,534
2015	63,671	5,132	68,803
Thereafter	270,641	16,572	287,213

Total minimum payments	$675,530	$42,658	$718,188

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

13. Operating lease agreements (continued)

The following table provides detail of rent expense for fiscal year 2010, 2009 and 2008:

	2010	2009	2008
Company-operated restaurants(i)	$100,986	$88,579	$83,545
Franchised restaurants(ii)	34,172	33,592	34,065

Total rent expense	$135,158	$122,171	$117,610

(i)	Included within the caption “Occupancy and other operating expenses” in the consolidated statement of income.

(ii)	Included within the caption “Franchised restaurants – occupancy expenses” in the consolidated statements of income.

The following table provides a breakdown detail of rent expense between minimum and contingent rentals for fiscal year 2010, 2009 and 2008:

	2010	2009	2008
Minimum rentals	$98,307	$82,650	$80,809
Contingent rentals based on sales	36,851	39,521	36,801

Total rent expense	$135,158	$122,171	$117,610

14. Franchise arrangements

Individual franchise arrangements generally include a lease and a license and provide for payment of initial fees as well as continuing rent and service fees (royalties) to the Company based upon a percentage of sales with minimum rent payments. The Company’s franchisees are granted the right to operate a restaurant using the McDonald’s system and, in most cases, the use of a restaurant facility, generally for a period of 20 years. Franchisees pay related occupancy costs including property taxes, insurance and maintenance. Pursuant to the MFAs, the Company pays initial fees and continuing service fees for franchised restaurants to McDonald’s Corporation. Therefore, the margin for franchised restaurants is primarily comprised of rental income net of occupancy expenses (depreciation for owned property and equipment and/or rental expense for leased properties).

Revenues from franchised restaurants for fiscal years 2010, 2009 and 2008 consisted of:

	2010	2009	2008
Rent	$122,448	$127,896	$124,886
Initial fees(i)	660	419	512
Royalty fees(ii)	544	506	547

Total	$123,652	$128,821	$125,945

(i)	Disclosed net of initial fees paid to McDonald’s Corporation for $595, $370 and $583 in 2010, 2009 and 2008, respectively.

(ii)	Disclosed net of royalties fees paid to McDonald’s Corporation for $49,562, $48,524 and $50,049 in 2010, 2009 and 2008, respectively.

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

14. Franchise arrangements (continued)

At December 31, 2010, future minimum rent payments due to the Company under existing franchised agreements are:

	Owned sites	Leased sites	Total
2011	$6,869	$25,386	$32,255
2012	6,774	22,959	29,733
2013	6,741	21,929	28,670
2014	6,654	19,285	25,939
2015	6,874	18,043	24,917
Thereafter	68,144	85,070	153,214

Total	$102,056	$192,672	$294,728

15. Income taxes

The Company’s operations are conducted by its foreign subsidiaries in Latin America. The foreign subsidiaries are incorporated under the laws of their respective countries and as such the Company is taxed in such foreign countries.

Statutory tax rates in the countries in which the Company operates for fiscal years 2010, 2009 and 2008 were as follows:

	2010	2009	2008
Puerto Rico	39%	39%	39%
Argentina, Martinique, French Guyana, Guadeloupe, St. Croix, St. Thomas, Aruba and Curacao	35%	35%	35%
Brazil and Venezuela	34%	34%	34%
Colombia	33%	33%	33%
Costa Rica and Peru	30%	30%	30%
Panamá	27.5%	30%	30%
Mexico	30%	28%	28%
Uruguay and Ecuador	25%	25%	25%
Chile	17%	17%	17%

Income tax expense for fiscal years 2010, 2009 and 2008 consisted of the following:

	2010	2009	2008
Current income tax expense	$64,551	$68,539	$63,284
Deferred income tax benefit	(61,101)	(49,830)	(51,217)

Income tax expense	$3,450	$18,709	$12,067

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

15. Income taxes (continued)

Income tax expense for fiscal years 2010, 2009 and 2008 differed from the amounts computed by applying the Company’s weighted-average statutory income tax rate to pre-tax income as a result of the following:

	2010	2009	2008
Pre-tax income	$109,742	$99,063	$116,484
Weighted-average statutory income tax rate(i)	36.87%	38.18%	37.74%

Income tax expense at weighted-average statutory tax rate on pre-tax income	40,462	37,822	43,961
Permanent differences:
Change in valuation allowance(ii)	(91,416)	(29,971)	(42,529)
Non-deductible expenses	31,575	8,224	8,238
Withholding income taxes on intercompany transactions	8,233	—	—
Loss on amnesty program	8,681	—	—
Others	5,915	2,634	2,397

Income tax expense	$3,450	$18,709	$12,067

(i)	Weighted-average statutory income tax rate is calculated based on the lump-sum of the income before taxes by country multiplied by the prevailing statutory income tax rate, divided by the consolidated income before taxes.

(ii)	After reducing acquired intangible assets as required by ASC.

The tax effects of temporary differences that give rise to the Company’s deferred tax assets and liabilities at December 31, 2010 and 2009 are presented below:

	2010	2009
Tax loss carryforwards(i)	314,057	330,361
Purchase price allocation adjustment	131,624	135,045
Other deferred tax assets(ii)	63,514	62,747
Property and equipment—difference in depreciation rates	(69,838)	(73,703)
Other deferred tax liabilities(iii)	(24,205)	(591)
Valuation allowance(iv)	(220,182)	(298,776)

Net deferred tax asset	$194,970	$155,083

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

15. Income taxes (continued)

(i)	As of December 31, 2010, the Company and its subsidiaries had accumulated operating tax loss carryforwards of approximately $1,088,851. These operating tax loss carryforwards expire as follows:

2010
Fiscal year 2011	5,066
Fiscal year 2012	5,227
Fiscal year 2013	34,029
Fiscal year 2014	11,751
Fiscal year 2015	14,297
Thereafter	375,843
Without expiration terms	642,638

$1,088,851

(ii)	Primarily related to property and equipment, allowances and provisions.

(iii)	Primarily related to intangible assets and foreign currency exchange gains.

(iv)	In assessing the realizability of deferred income tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

Balance sheet classification of deferred taxes at December 31, 2010 and 2009 is as follows: current deferred tax assets of $10,584 in 2010 and $10,070 in 2009; non-current deferred tax assets of $190,764 in 2010 and $145,782 in 2009; and non-current deferred tax liabilities of $6,378 in 2010 and $769 in 2009.

In November 2010, the Company completed the tax reorganization of its companies in Brazil that was commenced on December 29, 2008. The reorganization resulted in contribution of the shares of the Brazilian operating entities to a new holding company and generated a tax deductible goodwill amounting to $310 million. The goodwill is deductible in Brazil for income tax purposes through its amortization in a period of 60 months starting in December 2010 following the merger of the Brazilian entities. The Company did not recognize any deferred tax asset for this benefit following the exemption in ASC 740-10-25-3.e. applicable to intercompany transfers. Therefore, the tax benefit is being recognized when realized on the tax return and applied to reduce income tax expense

16. Share-based compensation

ADBV Long-Term Incentive Plan

During 2008, the Company implemented a long-term incentive plan to reward employees for increases in the fair value of the Company’s stock subsequent to the date of grant. In accordance with this plan, each year the Company grants units (called “CADs”) to certain employees, pursuant to which the employees are entitled to receive, when vested, a cash payment equal to the appreciation in fair value over the base value. The awards vest over a requisite service period of five years as follows: 40% at the second anniversary of the date of grant and 20% at each of the following three years. The exercise right is cumulative and, once such right becomes

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

16. Share-based compensation (continued)

ADBV Long-Term Incentive Plan (continued)

exercisable, it may be exercised in whole or in part during quarterly window periods until the date of termination, which occurs at the fifth anniversary of the date of grant. Exercisable outstanding awards at the date of termination will be automatically settled by the Company. The maximum amount authorized under this plan equals 4% of the Company’s fair market value.

The Company recognizes compensation expense related to these benefits on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. The accrued liability is remeasured at the end of each reporting period until settlement. Effective December 31, 2010 the Company changed the method of measuring its liability awards from the intrinsic value method (i.e. difference between the current fair value and the base value) to a fair value method using the Black & Scholes model. The current fair value for purposes of determining the intrinsic was based on a formula determined and approved by the Company’s Board of Directors. At December 31, 2010 the Company considered the estimated initial public offering price per class A share in determining the fair value of the awards because in 2011 the Company’s Board of Directors decided that on a going forward basis the fair value would be based on that price instead of the formula that had previously been used to value such awards. The following additional variables and assumptions have been used by the Company for purposes of measuring its liability awards at December 31, 2010:

Expected volatility(i)	28.5%
Dividend yield	1.5%
Risk-free interest rate	3.9%
Expected term	last vesting date

(i)	Based on historical 1-year implied volatility of Latin American comparable companies calculated as the standard deviation on the logarithms of daily price returns, annualized by the squared root of the number of days.

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

16. Share-based compensation (continued)

ADBV Long-Term Incentive Plan (continued)

The following table summarizes the activity under the plan for fiscal years 2010, 2009 and 2008:

	Units	Weighted- average base value	Weighted- average fair value
Outstanding at December 31, 2007	—	—
Granted(i)	902,134	8.21
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2008	902,134	8.21
Granted	338,609	17.32
Exercised	—	—
Forfeited	(52,764)	8.54

Outstanding at December 31, 2009	1,187,979	10.79
Granted(ii)	684,009	11.76
Exercised(iii)	(13,607)	8.54
Forfeited	(91,174)	12.58

Outstanding at December 31, 2010	1,767,207	11.09	21.88

Exercisable at December 31, 2010	351,331	8.03	24.63

(i)	Comprised of 707,773 units with a base value of $8.54 and 194,361 units with a base value of $7.00. The vesting period of the latter units starts in 2007.

(ii)	Comprised of 551,565 units with a base value of $14.59 and 132,444 units with a base value of $nil.

(iii)	The total amount paid for these exercises was $97.

At December 31, 2010, the Company’s accrued liability totals $23,914, of which $8,655 relate to vested awards and $15,259 to non-vested awards. Compensation expense not yet recognized for non-vested awards totals $14,753 and is expected to be recognized in a weighted-average period of 3.7 years.

Compensation expense for fiscal years 2010, 2009 and 2008 amounted to $20,159, $913 and $2,842, respectively. Compensation expense is included within “General and administrative expenses” in the consolidated statement of income. Compensation expense for fiscal year 2010 includes an incremental expense amounting to $15,576 related to the effect of replacing the formula by the estimated initial public offering market price in determining the current value of the award.

Award Right granted to the Chief Executive Officer

In addition, during 2008 the Company granted to the Chief Executive Officer an award right pursuant to which he will be entitled to receive from the Company a lump sum amount of cash equal to 1% of the fair market value of the Company upon the occurrence of a Liquidity Event (an “Initial Public Offering” or “Change of

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

16. Share-based compensation (continued)

Award Right granted to the Chief Executive Officer (continued)

Control” as defined in the agreement). The award right is subject to a four-year graduated vesting period (25% per year) of continued service as from August 3, 2007.

The Company recognizes compensation expense related to this benefit on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. The accrued liability is remeasured at the end of each reporting period until settlement, based on the estimated fair value of the Company. The fair value of the Company was estimated based on a formula determined and approved by the Company’s Board of Directors. Effective December 31, 2010 the Company replaced the formula by the estimated IPO price for purposes of measuring the liability award.

At December 31, 2010, the estimated fair market value of the Company amounts to $3,300 million. Therefore, at December 31, 2010 the Company’s accrued liability totaled $31,786, of which $24,750 relate to the vested portion and $7,036 to the non-vested portion of the award. Compensation expense not yet recognized for the non-vested portion of the award totals $1,214 and will be recognized in 2011.

Compensation expense for fiscal year 2010, 2009 and 2008 amounted to $16,392, $4,334 and $11,060, respectively. Compensation expense is included within “Other operating expenses, net” in the consolidated statement of income.

17. Commitments and contingencies

Commitments

The MFAs require the Company and its MF subsidiaries, among other obligations:

(i)	to pay monthly royalties commencing at a rate of approximately 5% of gross sales of the restaurants, substantially consistent with market;

(ii)	to agree with McDonald’s on a restaurant opening plan and a reinvestment plan for each three-year period and pay an initial franchise fee for each new restaurant opened; for the three-year period commencing on January 1, 2011 the Company must reinvest an aggregate of at least $60 million per year; and open no less than 250 new restaurants;

(iii)	to commit to funding a specified Strategic Marketing Plan; and

(iv)	to own (or lease) directly or indirectly, the fee simple interest in all real property on which any franchised restaurant is located.

In addition, the Company maintains (a) a standby letter of credit with an aggregate drawing amount of $65 million, and (b) a cash deposit of $15 million in favor of McDonald’s Corporation as collateral for the obligations assumed under the MFAs. The letter of credit can be drawn and/or the cash deposit be used if certain events occur, including the failure to pay royalties. No amounts have been drawn or used at the date of issuance of these Consolidated Financial Statements.

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

17. Commitments and contingencies (continued)

Provision for contingencies

The Company has certain contingent liabilities with respect to existing or potential claims, lawsuits and other proceedings, including those involving labor, tax and other matters. At December 31, 2010 the Company maintains a provision for contingencies amounting to $91,720 ($105,661 at December 31, 2009), which is disclosed net of judicial deposits amounting to $27,373 ($18,730 at December 31, 2009) that the Company was required to make in connection with the proceedings. As December 31, 2010, the net amount of $64,347 is disclosed as follows: $407 as a current liability within “Accrued payroll and other liabilities” and $63,940 as a non-current liability.

Breakdown of the provision for contingencies as of December 31, 2010 and 2009 is as follows:

	2010	2009
Tax contingencies in Brazil(i)	50,648	74,091
Labor contingencies in Brazil(ii)	33,456	26,663
Other	7,616	4,907

Subtotal	91,720	105,661
Judicial deposits	(27,373)	(18,730)

Provision for contingencies	$64,347	$86,931

(i)	In 2010, mainly related to VAT special treatment for restaurants in Rio de Janeiro. In 2009, mainly related to taxes on revenues, social security taxes, deduction of royalties and social contribution tax (most of that claims were included in the amnesty program described below).

(ii)	Mainly related to dismissals in the normal course of business.

The provision for contingencies includes $40,378 related to Brazilian claims ($65,112 at December 31, 2009). Pursuant to Section 9.3 of the Stock Purchase Agreement, McDonald’s Corporation has indemnified the Company for these claims as well as for specific and limited claims arising from the Puerto Rican franchisee lawsuit. As a result, the Company has recorded a non-current asset in respect of McDonald’s Corporation’s indemnity in the consolidated balance sheet.

Regarding contingencies in Brazil, at the end of fiscal year 2010 the Company decided to take advantage of law No. 11941 that amended the federal tax legislation to permit the entering into amnesty plans to settle existing contingencies in installments with benefits derived from the waiver of fines and a portion of accrued interests. The law also allows the use of tax loss carryforwards to settle the portion of interest not waived. The Company agreed with McDonald´s Corporation to include in the amnesty plan most of the contingencies indemnified by them using tax loss carryforwards to settle the interests and receive a cash payment equal to the principal plus 50% of the interests. As a result of this agreement, the Company recorded a loss amounting to $22,476 within “Non-operating expenses” in the consolidated statement of income. The Company recorded an additional loss amounting to $3,056 within “Other operating expenses, net” in connection with contingencies not indemnified by McDonald´s Corporation. The accounting for the amnesty program included a reduction of the provision for contingencies for $76,954, an increase in “Accrued payoll and other liabilities” for the portion of cash to be paid to the fiscal authorities for $33,457, a reduction in the receivable with McDonald’s Corporation for $27,389, and a reduction of deferred tax assets related to tax loss carryforwards for $42,162.

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

17. Commitments and contingencies (continued)

Provision for contingencies (continued)

In January 2007, several Puerto Rican franchisees filed a lawsuit against McDonald’s Corporation and certain subsidiaries which the Company purchased during the acquisition of the LatAm business. The lawsuit originally sought declaratory judgment and damages in the amount of $11 million plus plaintiffs’ attorney fees. In January 2008, the plaintiffs filed an amended complaint that increased the amount of damages sought to $66.7 million plus plaintiffs’ attorney fees. The complaint, as amended, requests that the court declare that the plaintiffs’ respective franchise agreements and contractual relationships with McDonald’s Corporation, which agreements and relationships were assigned or otherwise transferred to the Company as part of the Acquisition of the LatAm business, are governed by the Dealers’ Act of Puerto Rico, or “Law 75”, a Puerto Rican law that limits the grounds under which a principal may refuse to renew or terminate a distribution contract. The complaint also seeks preliminary and permanent injunctions to restrict the Company from declining to renew the plaintiffs’ agreements except for just cause, and to prohibit the Company from opening restaurants or kiosks within a three-mile radius of a franchisee’s restaurant. In September 2008, the Company filed a counter-suit requesting the termination of the franchise agreements with these franchisees due to several material breaches. On December 23, 2010, the commissioner assigned by the Court of First Instance to this case issued a resolution holding that Law 75 applies to the parties’ commercial relationship. The Court of First Instance, however, has not determined whether it will adopt this resolution. The Company is currently in the discovery phase of the litigation. No provision has been recorded regarding this lawsuit since a negative resolution has a low probability of occurrence. In October and November of 2010, two bills were introduced in Puerto Rico Legislature that seek to regulate franchise agreements. Among other goals, these bills (like Law 75 in the case of distribution agreements) limit the grounds under which a franchisor may terminate or refuse to renew a franchise agreement. The bills are in the early stages of consideration by the Legislature and no hearings or votes have been scheduled.

18. Disclosures about fair value of financial instruments

As defined in ASC Topic 820 Fair Value Measurement and Disclosures, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The transaction is based on a hypothetical transaction in the principal or most advantageous market considered from the perspective of the market participant that holds the asset or owes the liability. The valuation techniques that can be used under this guidance are the market approach, income approach or cost approach. The market approach uses prices and other information for market transactions involving identical or comparable assets or liabilities, such as matrix pricing. The income approach uses valuation techniques to convert future amounts to a single discounted present amount based on current market conditions about those future amounts, such as present value techniques, option pricing models (e.g. Black-Scholes model) and binomial models (e.g. Monte-Carlo model). The cost approach is based on current replacement cost to replace an asset.

The Company utilizes market data or assumptions that market participants who are independent, knowledgeable and willing and able to transact would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable. The Company attempts to utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Company is able to classify fair value balances based on the observance of those inputs. The guidance establishes a formal fair value

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

18. Disclosures about fair value of financial instruments (continued)

hierarchy based on the inputs used to measure fair value. The hierarchy gives the highest priority to level 1 measurements and the lowest priority to level 3 measurements, and accordingly, level 1 measurement should be used whenever possible.

The three levels of the fair value hierarchy as defined by the guidance are as follows:

Level 1: Valuations utilizing quoted, unadjusted prices for identical assets or liabilities in active markets that the Company has the ability to access. This is the most reliable evidence of fair value and does not require a significant degree of judgment. Examples include exchange-traded derivatives and listed equities that are actively traded.

Level 2: Valuations utilizing quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable, either directly or indirectly for substantially the full term of the asset or liability. Financial instruments that are valued using models or other valuation methodologies are included. Models used should primarily be industry-standard models that consider various assumptions and economic measures, such as interest rates, yield curves, time value, volatilities, contract terms, current market prices, credit risk or other market-corroborated inputs. Examples include most over-the-counter derivatives (non-exchange traded), physical commodities, most structured notes and municipal and corporate bonds.

Level 3: Valuations utilizing significant unobservable inputs provides the least objective evidence of fair value and requires a significant degree of judgment. Inputs may be used with internally developed methodologies and should reflect an entity’s assumptions using the best information available about the assumptions that market participants would use in pricing an asset or liability. Examples include certain corporate loans, real-estate and private equity investments and long-dated or complex over-the-counter derivatives.

Depending on the particular asset or liability, input availability can vary depending on factors such as product type, longevity of a product in the market and other particular transaction conditions. In some cases, certain inputs used to measure fair value may be categorized into different levels of the fair value hierarchy. For disclosure purposes under this guidance, the lowest level that contains significant inputs used in valuation should be chosen. Pursuant to ASC 820-10-50, the Company has classified its assets and liabilities into these levels depending upon the data relied on to determine the fair values. The fair values of the Company’s derivatives are valued based upon quotes obtained from counterparties to the agreements and are designated as Level 2.

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

18. Disclosures about fair value of financial instruments (continued)

The following fair value hierarchy table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2010:

	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2010
Assets
Cash equivalents	133,293	—	—	$133,293

Total Assets	133,293	—	—	$133,293

Liabilities
Cross-currency interest rate	—	(90,513)	—	$(90,513)
Mirror swaps	—	3,974	—	3,974
Bond swaps	—	(7,807)	—	(7,807)
Forward contracts	—	(953)	—	(953)
Long-term incentive plan	—	(23,914)	—	(23,914)
Award granted to the CEO	—	(31,786)	—	(31,786)

Total Liability	—	(150,999)	—	$(150,999)

The derivative contracts were measured based on quotes from the Company’s counterparties. Such quotes have been derived using models pricing or discounted cash analysis that incorporate observable market parameters for all significant inputs such as interest yield curves, options volatilities and currency rates and that were observable for substantially the full term of the derivative contracts.

Certain financial assets and liabilities not measured at fair value

At December 31, 2010, the fair value of the Company’s short-term and long-term debt was estimated at $518,193, compared to a carrying amount of $469,370. This fair value was estimated using various pricing models or discounted cash flow analysis that incorporated quoted market prices, and is similar to Level 2 within the valuation hierarchy. The carrying amount for both cash and equivalents and notes receivable approximates fair value.

Non-financial assets and liabilities measured at fair value on a nonrecurring basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (e.g., when there is evidence of impairment). At December 31, 2010, no material fair value adjustments or fair value measurements were required for non-financial assets or liabilities, except for those required in connection with the impairment of long-lived assets recognized in México. Refer to Note 3 for more details, including inputs and valuation techniques used to measure fair value of these non-financial assets.

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

19. Certain risks and concentrations

The Company’s financial instruments that are exposed to concentration of credit risk primarily consist of cash and cash equivalents and accounts and notes receivables. Cash and cash equivalents are deposited with various creditworthy financial institutions, and therefore the Company believes it is not exposed to any significant credit risk related to cash and cash equivalents. Concentrations of credit risk with respect to accounts and notes receivables are generally limited due to the large number of franchisees comprising the Company’s franchise base.

All the Company’s operations are concentrated in Latin America and the Caribbean. As a result, the Company’s financial condition and results of operations depend, to a significant extent, on macroeconomic and political conditions prevailing in the region. See Note 21 for additional information pertaining to the Company’s Venezuelan operations.

20. Segment and geographic information

The Company is required to report information about operating segments in annual financial statements and interim financial reports issued to shareholders in accordance with ASC Topic 280. Operating segments are components of a company about which separate financial information is available that is regularly evaluated by the chief operating decision maker(s) in deciding how to allocate resources and assess performance. ASC Topic 280 also requires disclosures about the Company’s products and services, geographical areas and major customers.

As discussed in Note 1, the Company through its wholly-owned and majority-owned subsidiaries operates and franchises McDonald’s restaurants in the food service industry. The Company has determined that its reportable segments are those that are based on the Company’s method of internal reporting. The Company manages its business as distinct geographic segments and its operations are divided into four geographical divisions as follows: Brazil; the Caribbean division, consisting of Aruba, Curacao, French Guyana, Guadeloupe, Martinique, Puerto Rico, and the U.S. Virgin Islands of St. Croix and St. Thomas; the North Latin America division (“NOLAD”), consisting of Costa Rica, Mexico and Panama; and the South Latin America division (“SLAD”), consisting of Argentina, Chile, Colombia, Ecuador, Peru, Uruguay and Venezuela. The accounting policies of the segments are the same as those described in Note 3.

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

20. Segment and geographic information (continued)

The following table presents information about profit or loss and assets for each reportable segment:

	For the fiscal year ended December 31,
	2010	2009	2008
Revenues:
Brazil	$1,595,571	$1,200,742	$1,237,208
Caribbean division	260,617	244,774	231,734
NOLAD	305,017	240,333	232,083
SLAD	856,913	979,627	905,817

Total revenues	$3,018,118	$2,665,476	$2,606,842

Adjusted EBITDA:
Brazil	$250,606	$160,037	$144,965
Caribbean division	23,556	21,167	22,013
NOLAD	15,400	3,918	15,961
SLAD	83,998	129,889	138,683

Total reportable segments	373,560	315,011	321,622
Corporate and others (i)	(74,446)	(48,628)	(33,648)

Total adjusted EBITDA	$299,114	$266,383	$287,974

Adjusted EBITDA reconciliation:

Total Adjusted EBITDA	$299,114	$266,383	$287,974

(Less) Plus items excluded from computation that affect operating income:
Depreciation and amortization	(60,585)	(54,169)	(49,496)
Compensation expense related to the award rights granted to our CEO	(16,392)	(4,334)	(11,060)
Gains from sale of property and equipment	5,299	8,465	4,592
Write-offs of property and equipment	(2,635)	(9,434)	(5,144)
Impairment of long-lived assets	(4,668)	—	—
Contract termination losses	—	—	(3,606)
Impairment of goodwill	—	(102)	(1,066)
Incremental compensation expense related to the long-term incentive plan	(15,576)	—	—
Operating income	204,557	206,809	222,194

Less:
Net interest expense	(41,613)	(52,473)	(26,272)
Loss from derivative instruments	(32,809)	(39,935)	(2,620)
Foreign currency exchange results	3,237	(14,098)	(74,884)
Other non-operating expenses, net	(23,630)	(1,240)	(1,934)
Income tax expense	(3,450)	(18,709)	(12,067)
Net income attributable to non-controlling interests	(271)	(332)	(1,375)

Net income attributable to Arcos Dorados Holdings Inc.	$106,021	$80,022	$103,042

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

20. Segment and geographic information (continued)

	For the fiscal year ended December 31,
	2010	2009	2008
Depreciation and amortization:
Brazil	$43,927	$30,944	$35,503
Caribbean division	11,733	10,658	9,889
NOLAD	23,197	20,471	20,921
SLAD	20,343	23,433	21,026

Total reportable segments	99,200	85,506	87,339
Corporate and others(i)	6,048	5,132	2,061
Purchase price allocation(ii)	(44,663)	(36,469)	(39,904)

Total depreciation and amortization	$60,585	$54,169	$49,496

Property and equipment expenditures:
Brazil	$70,017	$29,065	$45,603
Caribbean division	10,951	7,827	13,288
NOLAD	36,832	18,589	27,010
SLAD	53,602	31,342	57,061
Others	4,267	3,282	5,932

Total property and equipment expenditures	$175,669	$90,105	$148,894

	As of December 31,
	2010	2009
Total assets:
Brazil	$1,003,970	$908,555
Caribbean division	229,863	232,130
NOLAD	390,812	362,933
SLAD	405,641	335,617

Total reportable segments	2,030,286	1,839,235
Corporate and others(i)	222,412	206,205
Purchase price allocation(ii)	(468,432)	(562,492)

Total assets	$1,784,266	$1,482,948

(i)	Primarily relates to corporate general and administrative expenses and assets as well as the results and assets of the Company’s operating distribution centers. Corporate general and administrative expenses consist of home office support costs in areas such as facilities, finance, human resources, information technology, legal, marketing, restaurant operations, supply chain and training. Corporate assets primarily include corporate cash and cash equivalents and collateral deposits.

(ii)	Relates to the purchase price allocation adjustment made at corporate level, which reduces the total assets and the corresponding depreciation and amortization.

The Company’s revenues are derived from two sources: sales by Company-operated restaurants and revenues from restaurants operated by franchisees. See Note 3 for more details. All of the Company’s revenues are derived from foreign operations.

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

20. Segment and geographic information (continued)

Long-lived assets consisting of property and equipment totaled $911,730 and $785,862 at December 31, 2010 and 2009, respectively. All of the Company’s long-lived assets are related to foreign operations.

21. Venezuelan operations

The Company conducts business in Venezuela where currency restrictions exist, limiting the Company’s ability to immediately access cash through repatriations at the government’s official exchange rate. The Company’s access to these funds remains available for use within this jurisdiction and is not restricted. The official exchange rate is established by the Central Bank of Venezuela and the Venezuelan Ministry of Finance and the acquisition of foreign currency at the official exchange rate by Venezuelan companies to pay foreign debt or dividends is subject to a registration and approval process by the relevant Venezuelan authorities. Such approvals had become less forthcoming over the time, resulting in a parallel market where entities could exchange Venezuelan bolívares fuertes into U.S. dollars using a bond-based exchange process under which bonds traded in Venezuela were purchased in Venezuelan bolívares fuertes and then immediately exchanged outside Venezuela for bonds denominated in U.S. dollars at a specified, and less favorable, parallel exchange market rate.

During 2009 the Company’s access to the official exchange rate for purposes of paying imports was more limited than in 2008 as a result of an increase in restrictions and a more rigorous approval process. In addition, the Company was historically unable to access to the official exchange rate for royalty payments, being obliged to access to the parallel exchange market in order to honor its foreign debts and also to pay intercompany loans. In 2009 and 2008, the Company exchanged bonds for $37.1 million and $38.0 million, respectively, and recorded a loss of $52.5 million and $28.5 million for each year, in connection with the settlement of intercompany loans.

As discussed in Note 3, the financial statements of the Company’s foreign subsidiaries are translated in accordance with guidance in ASC Topic 830, Foreign Currency Matters. Such guidance states that the rate applicable for purposes of dividend remittances shall be used to translate foreign currency financial statements, except when unusual circumstances exist. Prior to December 31, 2009, the Company had concluded that the existence of the parallel market in Venezuela did not constitute unusual circumstances which justified the use of an exchange rate other than the official exchange rate for purposes of foreign currency translation. Therefore, the official rate of 2.15 Venezuelan bolívares Fuertes per U.S. dollar was used to translate the operations of the Company’s Venezuelan subsidiaries for fiscal year 2009. As conditions in Venezuela evolved during 2009, the Company reassessed the appropriateness of use of the official exchange rate for translation purposes. As a result, effective December 31, 2009, the Company changed the translation rate from the official exchange rate of 2.15 Venezuelan bolívares fuertes per U.S. dollar at December 31, 2009 to the parallel exchange rate of 5.97 Venezuelan bolívares fuertes per U.S. dollar. This change resulted in a $76.4 million charge recorded in the cumulative translation adjustment component of “Accumulated other comprehensive loss” within shareholders’ equity. Had the Company reported results of its Venezuelan operations for fiscal year 2009 using the weighted average parallel exchange rate of 6.16 Venezuelan bolívares fuertes per U.S. dollar instead of the 2.15 official exchange rate, the Company’s revenues, operating income and net income would have been $298.4 million, $47.5 million and $2.0 million lower, respectively.

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

21. Venezuelan operations (continued)

On May 17, 2010, the Venezuelan Congress modified the Foreign Exchange Crime Act. The amendments, which result in a penalty for any security transactions not carried out through the Central Bank of Venezuela, were primarily designed to increase control of debt security transactions that were used to buy and sell foreign currency that resulted in the parallel rate. As a result of this reform, the parallel exchange market prevailing in Venezuela disappeared, leaving local brokers out of this market and leaving companies without alternatives for foreign currency trade other than those approved and conducted through the Central Bank. In June, 2010, the Central Bank introduced a newly regulated foreign currency exchange system (SITME), pursuant to which companies can acquire, with certain limits, U.S. dollars at an exchange rate to be established by the Central Bank. Most of the exchanges in SITME have been executed at the exchange rate of 5.30 Venezuelan bolívares fuertes per U.S. dollar.

Since the Company had access and used the parallel exchange market to acquire U.S. dollars, the Company used the parallel exchange rate to measure transactions denominated in local currency and convert them to the U.S. dollar functional currency during the period from January 1, 2010 through May 31, 2010. The last available quotation of the parallel exchange rate before the system was cancelled was 8.10 Venezuelan bolívares fuertes per U.S. dollar. Effective June 1, 2010 the Company started to use the new regulated rate of 5.30 Venezuelan bolívares fuertes per U.S. dollar to measure transactions denominated in local currency.

As of and for the year ended December 31, 2010, revenues, operating income and net income of the Venezuelan operations were $184,657, $18,699 and $5,069 respectively.

22. Shareholders’ equity

Authorized capital

At December 31, 2010, the Company was authorized to issue a maximum of 400,000 shares, consisting of 240,000 class A shares and 160,000 class B shares with a par value of $1,000 each.

On February 22, 2011, effective as of March 8, 2011, the Company increased the maximum number of shares it is authorized to issue to an unlimited number of shares of no par value each.

On March 16, 2011, the Company limited the maximum number of shares it is authorized to issue to 500,000,000, consisting of 420,000,000 Class A shares and 80,000,000 Class B shares of no par value each. For both classes of shares, the balance sheet reflects the new capital structure.

Issued and outstanding capital

At December 31, 2006, the Company had issued and outstanding 50,000 shares, with a total par value $50. Prior to the acquisition of the LatAm business, the Company increased the number of shares it is authorized to issue from 50,000 shares to an aggregate of 400,000 shares, par value $1,000 per share, canceling the then outstanding common shares. On August 3, 2007, the Company issued 234,000 class A shares and 156,000 class B shares, with a total par value $390,000, in exchange for $377,546. The proceeds from this issuance were used to finance the acquisition of the LatAm business.

On March 14, 2011, the Company’s Board of Directors approved a 620.21-for-1.00 stock split of the outstanding shares in order to reduce the unit price per share and improve its marketability in connection

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

22. Shareholders’ equity (continued)

with the initial public offering. As a result of the stock split, the Company distributed 241,492,966 additional shares to its existing shareholders on a pro-rata basis. After the stock split, the issued and outstanding shares increased to 241,882,966, consisting of 145,129,780 Class A shares and 96,753,186 Class B shares with no par value. Immediately after the stock split and effective as of March 16, 2011, the Company’s Board of Directors approved the redemption of 41,882,966 shares (25,129,780 Class A shares and 16,753,186 Class B shares) in connection with the split-off of the Axis business described in Note 26. As a result, at the date of reissuance of these financial statements, the Company has 200,000,000 shares issued and outstanding with no par value, consisting of 120,000,000 Class A shares and 80,000,000 Class B shares. For both classes of shares, the balance sheet and statement of shareholders’ equity reflect the stock split retrospectively for all periods presented.

Rights, privileges and obligations

Holders of Class A shares are entitled to one vote per share and holders of Class B shares are entitled to five votes per share. Except with respect to voting, the rights, privileges and obligations of the Class A shares and Class B shares are pari passu in all respects, including with respect to dividends and rights upon liquidation of the Company.

Distribution of dividends

The Company can only make distributions to the extent that immediately following the distribution, its assets exceed its liabilities and the Company is able to pay its debts as they become due. In addition, the senior notes impose certain restrictions on the distribution of dividends as described in Note 11.

On April 16, 2010, the Company declared a dividend distribution to its shareholders amounting to $40,000 payable in cash in four installments throughout the year: $20,000 on April 30, $6,700 on June 30, $6,700 on September 30, and $6,600 on December 31.

23. Earnings per share

The Company is only required to present basic earnings per share information due to its simple capital structure. There was no potential common stock outstanding during the periods presented.

The following table sets forth the computation of basic net income per share attributable to Arcos Dorados Holdings Inc. for all periods presented after giving retrospective effect to the stock split described in Note 22:

	For the fiscal year ended December 31,
	2010	2009	2008
Net income available to common shareholders	$106,021	$80,022	$103,042
Weighted-average number of shares outstanding	241,882,966	241,882,966	241,882,966

Basic net income per common share attributable to Arcos Dorados Holdings Inc.	$0.44	$0.33	$0.43

The Company does not report discontinued operations for any of the periods presented.

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

24. Related party transactions

As discussed in Note 17, as security for the performance of the Company’s obligations under the MFAs, the Company obtained an irrevocable standby letter of credit in favor of McDonald’s Corporation in an amount of $65 million, issued by Credit Suisse acting as issuing bank. Credit Suisse owns 49% of the general partner and is a limited partner of DLJ South American Partners, which is a shareholder of the Company. The Company believes that the terms of the transaction are consistent with those that could have been obtained in a comparable arm’s-length transaction with an unrelated party.

25. Valuation and qualifying accounts

The following table presents the information required by Rule 12-09 of Regulation S-X in regards to valuation and qualifying accounts for each of the periods presented:

Description	Balance at beginning of period	Additions– charged to expenses	Deductions		Translation	Balance at end of period
Year ended December 31, 2010:
Deducted from assets accounts:
Allowance for doubtful accounts	$6,125	$937	$(2,636)		$368	$4,794
Valuation allowance on deferred tax assets	298,776	—	(91,416	)(i)	12,822	220,182
Reported as liabilities:
Provision for contingencies	86,931	67,074	(89,487	)(ii)	(171)	64,347

Total	$391,832	$68,011	$(183,539)		$13,019	$289,323

Year ended December 31, 2009:
Deducted from assets accounts:
Allowance for doubtful accounts	$4,787	$1,487	$(366)		$217	$6,125
Valuation allowance on deferred tax assets	317,842	—	(29,971	)(i)	10,905	298,776
Reported as liabilities:
Provision for contingencies	84,305	1,627	(3,450	)(ii)	4,449	86,931

Total	$406,934	$3,114	$(33,787)		$15,571	$391,832

Year ended December 31, 2008:
Deducted from assets accounts:
Allowance for doubtful accounts	$5,977	$1,077	$(1,126)		$(1,141)	$4,787
Valuation allowance on deferred tax assets	475,317	—	(42,529	)(i)	(114,946)	317,842
Reported as liabilities:
Provision for contingencies	87,350	9,523	(10,777	)(ii)	(1,791)	84,305

Total	$568,644	$10,600	$(54,432)		$(117,878)	$406,934

(i)	Charged to income.

(ii)	Charged to the non-current asset recorded in respect of McDonald’s Corporation’s indemnity.

Arcos Dorados Holdings Inc.

Notes to the Consolidated Financial Statements

For the fiscal years ended December 31, 2010, 2009 and 2008

Amounts in thousands of US dollars, except for share data and as otherwise indicated

26. Subsequent events

On January 1, 2011, the Company paid the fourth installment of the dividend distribution amounting to $6,600 as described in Note 22.

In March 2011, the Company adopted its Equity Incentive Plan, or 2011 Plan, to attract and retain the most highly qualified and capable professionals and to promote the success of its business. This plan replaces the Company’s 2008 long-term incentive plan discussed in Note 16, although the awards that have already been granted will remain outstanding until their respective termination dates. Like the Company’s 2008 long-term incentive plan, the 2011 Plan will be used to reward certain employees for the success of the Company’s business through an annual award program. The 2011 Plan permits grants of awards relating to class A shares, including awards in the form of shares (also referred to as stock), options, restricted shares, restricted share units, share appreciation rights, performance awards and other share-based awards as will be determined by the Company’s Board of Directors. At the date of issuance of these consolidated financial statements, the Company has not granted any awards pursuant to the 2011 Plan. The Company expects to make grants for 2011 to certain of its executive officers and other employees on the first trading day of its class A shares on the New York Stock Exchange. The awards to be granted will be 50% in restricted share units and 50% in stock options that will vest as follows: 40% on the second anniversary of the date of grant and 20% on each of the following three anniversaries. In addition, on the first trading day of its class A shares on the New York Stock Exchange, the Company expects to also grant special awards of restricted share units and stock options to certain of its executive officers and other employees under the 2011 Plan. The total amount of these special awards will be no more than 0.5% of the Company’s market capitalization (calculated by multiplying its total outstanding class A and class B shares by the closing price of its class A shares on the first trading day of its class A shares on the New York Stock Exchange). The special awards will be granted 75% in restricted share units and 25% in stock options and 1/3 will vest on each of the second, third and fourth anniversaries of the grant date. The maximum number of shares that may be issued under the 2011 Plan, including the 2011 awards and the special awards mentioned above, will be 2.5% of the Company’s total outstanding class A and class B shares immediately following its initial public offering.

On March 14, 2011, effective as of March 16, 2011, the Company’s Board of Directors approved the split-off of certain subsidiaries of the Company that operate the distribution centers in Argentina, Chile, Colombia, Mexico and Venezuela (the “Axis business”). The split-off was performed through the redemption of 41,882,966 shares (25,129,780 Class A shares and 16,753,186 Class B shares). As consideration for the redemption, the Company transferred to its shareholders its equity interests in the operating subsidiaries of the Axis business totaling a net book value of $15.4 million and an equity contribution that was made to the Axis holding company amounting to $29.8 million. This transaction did not have a material impact on the Company’s consolidated financial statements.

On March 23, 2011, the Company declared a dividend of $12,500, with respect to its results of operations for fiscal year 2010, which will be paid in full on April 1, 2011.

The Company evaluated subsequent events through the date the financial statements were originally issued, which was February 28, 2011 and the date they were reissued which was March 25, 2011. There were no subsequent events that required recognition or additional disclosures.

Through and including May 8, 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

73,484,164 Class A Shares

Arcos Dorados Holdings Inc.

PROSPECTUS

BofA Merrill Lynch

J.P. Morgan

Morgan Stanley

Itau BBA

Citi

April 13, 2011